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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

SUPERGEN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SUPERGEN, INC.

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2011

To the Stockholders:

        Notice is hereby given that the Annual Meeting of Stockholders of SuperGen, Inc., a Delaware corporation ("SuperGen" or the "Company"), will be held on June 16, 2011 at 2:00 p.m., local time, at the Company's principal executive office, 4140 Dublin Boulevard, Dublin, California 94568. In addition to other matters being put forward for consideration as part of our annual meeting, you are also being asked to approve a proposed stock issuance in connection with a proposed business combination transaction between SuperGen and Astex Therapeutics Limited, a private limited company organized in the United Kingdom ("Astex"). The terms of the transaction are contained in an implementation agreement dated April 6, 2011 (the "Implementation Agreement") that provides, among others things, for the acquisition of all outstanding Astex shares in exchange for (1) 35% of the outstanding stock of SuperGen (after giving effect to the share issuance) payable on the closing of the proposed transaction, (2) $25 million in cash also payable on the closing of the proposed transaction, and (3) an additional $30 million of deferred consideration payable in cash, stock or a combination of cash and stock, over a period of 30 months after the closing of the proposed transaction. If the proposed transaction is completed, SuperGen intends to change its name to Astex Pharmaceuticals, Inc. The proposed business combination described in the Implementation Agreement and all related transactions will be referred to in the accompanying proxy statement as the "Transaction."

        The following are all of the proposals being put forth for your consideration:

  1.
  To approve the issuance of (a) a number of shares of SuperGen common stock to certain former securityholders of Astex in connection with the Transaction equal to 35% of the outstanding stock of SuperGen after giving effect to the share issuance, plus an additional number of shares of SuperGen common stock potentially issuable in payment of some or all of the $30 million in deferred consideration, but in no event more than a total of 52.5 million shares of SuperGen common stock, and (b) a number of additional shares of SuperGen common stock potentially issuable upon exercise of certain options to be assumed by SuperGen in connection with the Transaction;

  2.
  To adjourn the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the issuances of shares in connection with the Transaction;

  3.
  To elect six directors to serve for the ensuing year and until their successors are duly elected and qualified;

  4.
  To approve an amendment to the Company's 2008 Employee Stock Purchase Plan ("ESPP"), increasing the number of shares of common stock authorized for issuance by 250,000 shares for a total of 500,000 shares reserved under the ESPP;

  5.
  To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011;

  6.
  To hold an advisory vote on compensation of our named executive officers; and

  7.
  To hold an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

        The above items of business are more fully described in the proxy statement accompanying this Notice.

        The Notice of Annual Meeting of Stockholders and a proxy statement, which more fully describe the formal business to be conducted at the meeting, follow this letter. Our Annual Report on Form 10-K is also enclosed herewith for your information.

        Only holders of record of the Company's common stock at the close of business on April 29, 2011, the record date, are entitled to notice of and to vote at the annual meeting.

        Your vote is very important.    A condition to the closing of the Transaction includes the receipt of affirmative votes by the holders of a majority of the outstanding shares of our common stock present and voting at the annual meeting in favor of Proposal One regarding the share issuances in connection with the Transaction. As the approval of Proposal One is a condition to the closing of the Transaction, we will be unable to complete the Transaction described in the accompanying proxy statement without receiving the required vote regarding the share issuances in connection with the Transaction. Approval of the other matters at the annual meeting is not a condition to the closing of the Transaction.

        Whether or not you plan to attend the annual meeting, please cast your vote as instructed in the proxy card as promptly as possible via the Internet, by mail or by telephone. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instructions furnished by your broker, bank or nominee. If you sign, date and send us your proxy card but do not indicate how you want to vote, your proxy will be voted "FOR" the issuances of our common stock in connection with the Transaction, "FOR" any proposal by our board of directors to adjourn the meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal One regarding the issuances of common stock in connection with the Transaction or with regard to any other proposal under consideration at the annual meeting, "FOR" the election of each of the nominees of our board of directors, "FOR" the amendment to our Employee Stock Purchase Plan, "FOR" the ratification of the appointment of Ernst & Young as our independent registered public accounting firm, "FOR" the advisory vote regarding compensation of our named executive officers, and in favor of the advisory vote regarding the frequency of the advisory vote regarding the compensation of our named executive officers and directors to take place every three years. If you do not vote, it will have the same effect as a vote against the proposal to approve the stock issuances in connection with the Transaction as well as each of the other proposals.

        The SuperGen board of directors unanimously recommends that our stockholders vote (1) "FOR" Proposal One regarding the issuance of our common stock in connection with the Transaction and (2) "FOR" Proposals Two, Three, Four, Five and Six outlined above and described in the accompanying proxy statement and (3) in favor of the advisory vote on compensation of our named executive officers occurring every three years. After you have reviewed the enclosed materials, please vote by one of the means specified in the proxy statement as soon as you can. Thank you in advance for your continued support.

/s/ JAMES S.J. MANUSO, Ph.D. President, Chief Executive Officer and Director
Dublin, California May 2, 2011

This proxy statement is dated May 2, 2011, and was first mailed to SuperGen stockholders on or about May 5, 2011.

SUPERGEN, INC.

PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

SUPERGEN, INC.

 PROXY STATEMENT
FOR
2011 ANNUAL MEETING OF STOCKHOLDERS

 INFORMATION CONCERNING SOLICITATION AND VOTING

General

        This proxy statement is being furnished in connection with the solicitation of proxies by the board of directors of SuperGen, Inc. ("we," "SuperGen," or the "Company") for use at the annual meeting of stockholders to be held on June 16, 2011 at 2:00 p.m., local time, and at any adjournments thereof as conducted in accordance with our bylaws, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at the Company's principal executive office, 4140 Dublin Boulevard, Dublin, California 94568. The telephone number at that location is (925) 560-0100. This proxy statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

        Beginning on or about May 5, 2011, we made copies of this proxy statement available to persons who were stockholders at the close of business on April 29, 2011, the record date for the annual meeting.

Costs of Solicitation

        We will pay the costs of soliciting proxies from stockholders. We may determine to engage a proxy solicitor to solicit proxies for the annual meeting proposals and if we do so, we would pay the fees and expenses of any such firm incurred in connection with the solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners, including fees associated with:

  •
  forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

  •
  obtaining beneficial owners' voting instructions.

        Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Record Date and Shares Outstanding

        Stockholders of record at the close of business on April 29, 2011, the record date, are entitled to notice of and to vote at the annual meeting. As of the record date, 60,374,473 shares of the Company's common stock were issued and outstanding. No shares of preferred stock were outstanding.

Householding

        In an effort to reduce printing costs and postage fees, we have adopted the practice approved by the Securities and Exchange Commission, or the SEC, called "householding." Under this practice, stockholders who have the same address and last name will receive only one copy of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to have access to and receive separate proxy voting instructions.

        If you share an address with another stockholder and received only one set of proxy materials and would like to request a separate copy of these materials, please send your request to: Corporate Secretary, SuperGen, Inc., 4140 Dublin Boulevard, Suite 200, Dublin, California 94568, or visit our website at www.supergen.com. You may also contact us at the same address if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE ANNUAL MEETING

        The following are some questions that you, as a stockholder of SuperGen, may have regarding the Transaction and the other matters being considered at SuperGen's Annual Meeting of Stockholders, which is referred to herein as "the meeting" or "annual meeting," and the answers to those questions. You are urged to carefully read this proxy statement (including the appendices hereto) and the other documents referred to in this proxy statement in their entirety because the information in this section does not provide all of the information that might be important to you with respect to the Transaction and the other matters being considered at the meeting. In particular the Implementation Agreement and the agreements attached as appendices to the proxy statement are the legally binding documents governing the terms of the Transaction and they supersede any contrary information which may be set forth in the descriptions thereof set forth below. Additional important information is contained in the appendices to, and the documents delivered along with, this proxy statement. In this proxy statement, unless stated to the contrary, the terms "the company," "SuperGen," "we," "our," "ours," and "us," and any deviation thereof, refer to SuperGen, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:
What will happen if the Transaction is approved?

A:
If the proposed Transaction were to be approved and all other closing conditions were satisfied or waived, we would acquire all of the capital stock of Astex and Astex would become a wholly owned subsidiary of SuperGen. Shortly after closing the Transaction, we intend to change our corporate name to Astex Pharmaceuticals, Inc. Additionally, in connection with the closing, our board of directors would be increased from six to nine members, four of which members would be designees of Astex. The remaining five members would include five of SuperGen's current directors, including SuperGen's chief executive officer, Dr. James S.J. Manuso. See "Proposal Three—Approval of Election of Directors" for further information. For additional information about the Transaction, see the section below entitled "The Transaction" beginning on page 48.

Q:
What is the purpose of the Transaction?

A:
After evaluating a number of strategic alternatives, our board of directors determined that acquiring Astex would be in the best interests of SuperGen and our stockholders and believes that the combination would create a unique and important opportunity to expand our drug development partnerships, expand our clinical assets, make our drug discovery process more robust, better leverage our cash, realize economies of scale and develop expanded future revenue streams. See "Reasons for the Transaction" beginning on page 55 for a discussion of some of the reasons and the expected benefits of the Transaction.

Q:
What is the consideration we would pay in the Transaction?

A:
Under the terms of the Implementation Agreement, we would pay a mix of cash and stock at the closing of the Transaction and either cash, stock or a mix of cash and stock as deferred consideration. The initial consideration, payable at closing, would be $25 million in cash plus a number of shares of our common stock equal to 35% of our total outstanding shares of common stock as of the trading day prior to the closing, but after giving effect to the share issuance to Astex.

  By way of illustration only, if we had 65 million shares outstanding on the day prior to closing, we would be required to pay certain Astex securityholders 35 million shares of our common stock, such that following the Transaction closing our pre-closing stockholders would hold 65% or 65 million of the 100 million post-closing shares outstanding and certain former Astex securityholders would hold 35% or 35 million of the 100 million post-closing shares.

  The deferred consideration would be $30 million and may be paid by us in either cash, stock or a mix of cash and stock. The determination of the form of payment would be made by the Audit Committee of our board of directors. In no event would we issue shares (including both shares paid as initial consideration and as deferred consideration) in excess of 52.5 million shares of our common stock.

  Additionally, we would assume all of Astex's outstanding options and two outstanding warrants. If these were all to be exercised, we would not expect the number of shares we would have to issue to exceed 2.5 million shares of our common stock (assuming the trading price of our common stock does not drop below £0.53 or $0.86 per share and assuming a conversion exchange rate from OANDA on April 6, 2011 of $1.6195 per British Pounds Sterling).

Q:
Are there any conditions to the payment of the additional $30 million in deferred consideration?

A:
No. We have guaranteed that if the Transaction closes, we would pay $15 million no later than 18 months after the closing and any remaining unpaid amount of the $30 million in deferred consideration on the 30-month anniversary of the closing. These payments of deferred consideration may be accelerated if certain milestones are met under existing Astex partnering agreements. See "Implementation Agreement—Consideration in the Transaction" on page 71 for further information on the nature of the milestones and the partnering agreements.

Q:
How would SuperGen voting stock be owned after the closing of the Transaction?

A:
On the closing date of the Transaction, our stockholders as of immediately prior to the closing would own approximately 65% of the total outstanding shares of SuperGen common stock and certain former Astex securityholders would own approximately 35% of the total outstanding shares of SuperGen common stock. After the closing, former Astex securityholders may increase their aggregate percentage ownership in SuperGen as a result of the exercise of options being assumed by SuperGen and as a result of payment by us of any of the $30 million in deferred consideration in the form of SuperGen common stock. In no event would SuperGen issue more than 52.5 million shares of common stock to former Astex shareholders, which would equal almost 47% of the total outstanding shares of SuperGen, if calculated as of immediately after the expected closing date.

Q:
What would happen to my SuperGen common stock if the Transaction closes?

A:
If the Transaction were to be completed, your shares of SuperGen common stock would continue to remain outstanding, and no change would occur to your shares. After the closing date, your shares of SuperGen common stock would continue to represent an ownership interest in SuperGen. You would not be required to sell or exchange your shares of SuperGen common stock in the Transaction. Because of the name change that is expected to take place shortly after the Transaction, the shares you currently hold would automatically refer to Astex Pharmaceuticals, Inc. No further action on your part would be required.

Q:
Why is SuperGen intending to change its name to Astex Pharmaceuticals, Inc. after the closing of the Transaction?

A:
After the closing of the Transaction, we intend to change our name to Astex Pharmaceuticals, Inc. because we believe that the combined entity from the Transaction will be a stronger company than either of its predecessors and a new name will reflect that change.

Q:
What symbol would the shares of SuperGen's common stock trade under after the closing of the Transaction?

A:
Immediately after the closing of the Transaction, shares of common stock of SuperGen would continue to be traded on the NASDAQ Global Select Market, which is referred to in this proxy statement as "NASDAQ," under SuperGen's existing ticker symbol "SUPG." However, after the name change is completed, we would expect our stock to trade on NASDAQ under a new ticker symbol "ASTX" to reflect the new corporate name of Astex Pharmaceuticals, Inc.

Q:
Why are you asking for SuperGen stockholders to approve the share issuance in the Transaction?

A:
Rule 5635 of the Marketplace Rules of The NASDAQ Stock Market requires stockholder approval for the issuance of more than 20% of a company's outstanding common stock in connection with (x) a transaction other than a public offering or (y) the acquisition of stock or assets of another company. Because completion of the Transaction would require us to issue at least 35% of our total outstanding shares after giving effect to the Transaction (and possibly up to as many at 52.5 million shares) plus the assumption of certain options, we are asking you to approve the maximum possible share issuance as well as the other proposals described in this proxy statement.

Q:
Who would receive the newly issued SuperGen shares and other consideration payable under the terms of the Implementation Agreement?

A:
The holders of shares of Astex capital stock and holders of certain Astex convertible securities would be eligible to receive the shares of newly issued SuperGen common stock and other consideration issuable in the Transaction. The shares and other consideration would be allocated among the former Astex securityholders in accordance with the terms and conditions of the Implementation Agreement. If the High Court in London, England (referenced in this proxy statement as the High Court) approves the scheme of arrangement, the Sellers' Representative, initially expected to be Abingworth Management Limited ("Abingworth"), will be required to enter into (on behalf of the former Astex officers, directors, and certain affiliated shareholders) Lock-Up Agreements with SuperGen that would restrict those former Astex shareholders from transferring any of the shares of SuperGen common stock that they receive in the Transaction for a period of two months following the closing date. Two months after the closing, 25% of the stock held by those former Astex shareholders would be released and eligible to be sold. Four months after the closing, another 25% of the stock held by those former Astex shareholders would be released and eligible to be sold. Six months after the closing, another 25% of the stock held by those former Astex shareholders would be released and eligible to be sold. Eight months after the closing, all remaining stock held by those officers, directors and affiliated former Astex shareholders would be released and fully available to be sold. Additionally, certain of the Astex shareholders may agree amongst themselves that any shares of SuperGen common stock they intend to sell during the first twelve months following the closing would be sold in an orderly fashion pursuant to a Coordinated Selling Agreement. SuperGen is not a party to the Coordinated Selling Agreement and, as a result, the Coordinated Selling Agreement will only become effective if finalized and agreed upon among certain of the Astex shareholders. See "Certain Additional Agreements Related to the Transaction—Lock-Up Agreement" on page 86 for further information on the restrictions on the shares of SuperGen common stock to be issued to Astex in the Transaction.

Q:
Is there a termination fee potentially payable under the Implementation Agreement?

A:
Yes. Under certain circumstances, either party may be required to pay the other party a fee of $6 million if the Implementation Agreement is terminated. See "Implementation Agreement—Termination Payments" on page 82.

Q:
Would SuperGen stockholders receive any of the deal consideration if the Transaction closes?

A:
No. Our stockholders would not receive any of the proceeds in connection with the Transaction. Following the closing, our stockholders would continue to hold the shares they held immediately prior to the Transaction, although our existing stockholders would experience dilution in their percentage ownership as a result of the share issuances to the former Astex securityholders.

Q:
What is the scheme of arrangement?

A:
The scheme of arrangement is one means of acquiring the share capital of a U.K. company. The scheme of arrangement will involve two hearings before the High Court following which the High Court is expected to approve the scheme, which, subject to filing of the High Court orders with the Registrar of Companies in the U.K., will result in SuperGen becoming the sole shareholder of Astex in exchange for payment of the consideration described in the Implementation Agreement.

Q:
What vote is required to approve Proposal One regarding the issuances of the SuperGen shares in connection with the Transaction?

A.
The affirmative "FOR" vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and entitled to vote is required to approve Proposal One regarding the issuances of our common stock to Astex securityholders. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on this proposal.

Q:
When does SuperGen expect to complete the Transaction?

A:
Assuming that (1) we obtain the required approval of our stockholders, (2) the scheme of arrangement is approved by the High Court, and (3) the other closing conditions described in the Implementation Agreement have been satisfied or waived, we believe that the closing would occur in the third calendar quarter of 2011. Because the Transaction is subject to a number of other conditions, some of which are beyond our control, the exact timing of the closing date cannot be predicted.

Q:
What are the United States federal income tax consequences to the SuperGen stockholders of the Transaction?

A:
SuperGen stockholders will not recognize any gain or loss for United States federal income tax purposes as a result of (1) the consummation of the Transaction or (2) the contemplated name change from SuperGen to Astex Pharmaceuticals, Inc. For more information about the United States federal income tax consequences, see "The Transaction—Material United States Federal Income Tax Consequences" on page 68 of this proxy statement.

Q:
Do I have appraisal or dissenters' rights?

A:
No. You will not be entitled to exercise any appraisal or dissenters' rights in connection with the Transaction.

Q:
Are there any risks related to the Transaction?

A:
Yes. The Transaction may not achieve the expected benefits because of the risks and uncertainties discussed in the section entitled "Risk Factors" of this proxy statement beginning on page 32,

  which we urge you to read and consider carefully. Our board of directors considered a variety of potential risks in its deliberations concerning the Transaction, including, without limitation:

  •
  after the closing date, SuperGen may not successfully integrate the operations of Astex in a timely manner, or at all, and may not realize the anticipated benefits or synergies of the Transaction to the extent, or in the timeframe, anticipated;

  •
  as a result of the Transaction, certain former Astex securityholders, as a group, initially would own approximately 35% of our outstanding common stock and, if acting as a group, would have the ability to exert significant influence on matters submitted to our stockholders;

  •
  as a result of the Transaction terms, deferred payments would also be made totaling $30 million, which payments may be made in stock, cash, or a combination of both. If these payments are made in whole or in part in stock, then the former Astex securityholders would hold as a group in excess of 35% of our outstanding common stock. If the former Astex securityholders continued as a group to hold such a significant percentage of our common stock, it would be difficult for another party to acquire SuperGen or otherwise effect a change of control unless the former Astex securityholders supported such a transaction;

  •
  after the closing date, certain former Astex securityholders and, within eight months after the closing, all of the Astex securityholders who received shares of our common stock in the Transaction would have the ability to sell their shares of our common stock, which could adversely affect our stock price;

  •
  we will be required to pay the deferred consideration of $30 million regardless of whether the drug development milestones included in the Implementation Agreement are met;

  •
  Astex's drug discovery platform may not be compatible with SuperGen's drug development capabilities;

  •
  we may not be able to successfully integrate the research, development, finance and support operations of both companies; and

  •
  we may not be able to successfully integrate the management teams and boards of directors of SuperGen and Astex.

 QUESTIONS AND ANSWERS REGARDING OUR ANNUAL MEETING

        Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you may have about the annual meeting or this proxy statement.

Q:
Why am I receiving this proxy statement?

A:
We are soliciting proxies for our annual meeting. You are receiving a proxy statement because you owned shares of SuperGen common stock on April 29, 2011, the "record date," and that stock ownership entitles you to vote at the annual meeting. Our board of directors is soliciting proxies to vote at our annual meeting on the proposals noted below.

Q:
How does this annual meeting differ from SuperGen's typical annual meeting?

A:
In addition to the annual opportunity to vote on the election of directors and the ratification of the appointment of our independent registered public accounting firm, this year our stockholders will also be asked to vote on Proposal One regarding the share issuances in connection with the Transaction, to consider an amendment to increase the authorized shares for issuance under our 2008 Employee Stock Purchase Plan as well as to submit advisory votes regarding executive compensation and the frequency of the timing of review of executive compensation.

Q:
What proposals will be voted on at the annual meeting?

A:
There are seven proposals scheduled to be voted on at the annual meeting:

•
approval of, among other things, the issuance of at least 35% of the post-Transaction closing outstanding stock of SuperGen, but not more than 52.5 million shares of our common stock to former securityholders of Astex pursuant to the Transaction;

•
approval to authorize the adjournment of the annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of issuing the shares in connection with the Transaction;

•
election of the nominees for director set forth in this proxy statement;

•
approval of an amendment to the Company's 2008 Employee Stock Purchase Plan ("ESPP") increasing the number of shares of common stock authorized for issuance by 250,000 shares for a total of 500,000 shares reserved under the ESPP;

•
ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

•
an advisory vote on compensation of our named executive officers; and

•
an advisory vote on the frequency of the advisory vote on compensation of our named executive officers.

Q:
What is SuperGen's voting recommendation?

A:
The Board recommends that you vote your shares as follows:

•
"FOR" approval of the issuances of shares provided in Proposal One in connection with the Transaction;
•
"FOR" approval to adjourn the annual meeting to solicit additional proxies, if necessary;
•
"FOR" each of the nominees to the SuperGen board of directors;
•
"FOR" approval of the amendment to the ESPP;
•
"FOR" ratification of the appointment of our independent registered public accounting firm;
•
"FOR" approval, on an advisory basis, of the compensation of our named executive officers; and
•
In favor of the advisory vote on the compensation of our named executive officers occurring every three years.

Q:
As a SuperGen stockholder, why am I electing SuperGen directors if the directors will change after the closing of the Transaction if Proposal One is approved?

A:
Delaware law requires us to hold a meeting of our stockholders each year. We have determined that we will observe this requirement and hold the meeting to elect the members of the SuperGen board of directors and ask stockholders to vote on other matters set forth in Proposals Three through Seven as well as in connection with the other required votes related to the Transaction. The share issuances to former Astex securityholders pursuant to the Implementation Agreement is an important corporate event and we are considering these proposals together with the regular annual meeting proposals in part to avoid the expense and diversion of management's attention that would be required if we held two separate stockholder meetings to address the regular annual meeting proposals apart from the significant corporate transaction proposals. The SuperGen directors elected at the annual meeting will serve as directors of SuperGen following the meeting through the closing date of the Transaction, and if that is not approved or otherwise does not close, until our annual meeting of stockholders to be held following our fiscal year ending December 31, 2011, or their earlier removal or resignation. Five of the nominees for election as members of the SuperGen board of directors are expected to continue to serve as members of the SuperGen board of directors following the closing of the Transaction and an additional four nominees selected by Astex are expected to serve as members of the SuperGen board of directors following the closing of the Transaction. More information about the qualifications and background of the Astex board nominees can be found on beginning page 90.

Q:
Who can vote at the annual meeting?

A:
The board of directors has set April 29, 2011 as the record date for the annual meeting. All stockholders who owned SuperGen common stock at the close of business on April 29, 2011 may attend and vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock of SuperGen held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of SuperGen hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  Stockholders of Record

          If your shares are registered directly in your name with SuperGen's transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to SuperGen or to vote in person at the annual meeting.

  Beneficial Owners

          If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and your broker, bank or other nominee is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request a "legal proxy"

  from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the annual meeting.

Q:
How many votes does SuperGen need to hold the Annual Meeting?

A:
A majority of SuperGen's outstanding shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote such shares.

  Shares are counted as present at the meeting if you:

  •
  are present and vote in person at the meeting; or

  •
  have properly submitted a proxy card or voting instruction card or voted by telephone or via the Internet.

Q:
How are votes counted?

A:
You may vote either "FOR" or "WITHHOLD" with respect to each nominee for the board of directors on Proposal Three. You may vote "FOR," "AGAINST" or "ABSTAIN" on Proposals One, Two, Four, Five and Six and may vote for "ONE YEAR," "TWO YEARS," "THREE YEARS," or "ABSTAIN" on Proposal Seven. Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q:
What happens if I do not cast a vote?

A:
Stockholders of record—If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting. However, if you submit a signed proxy card with no further instructions, your shares will be counted as a vote "FOR" each director nominee on Proposal Three; "FOR" Proposals One, Two, Four, Five and Six; and "THREE YEARS" on Proposal Seven.

  Beneficial owners—If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of directors (Proposal Three) and with respect to all other proposals, including Proposal One. The only exception is with regard to Proposal Five. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal Five).

Q:
What is the voting requirement to approve each of the proposals?

A:
With respect to Proposal Three, the election of directors, assuming we have a quorum, the six nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors of the Company. Votes withheld and broker non-votes have no legal effect due to the fact that director elections are by a plurality. Again, assuming we have a quorum,

  Proposals One, Two, Four, Five and Six require the affirmative "FOR" vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and entitled to vote. With respect to Proposal Seven, the option of "1 YEAR," "2 YEARS" or "3 YEARS" that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation recommended by stockholders. Abstentions are deemed to be votes cast and have the same effect as a vote against these proposals. Broker non-votes are not deemed to be votes cast and, therefore, are not included in the tabulation of the voting results on these proposals.

Q:
How can I vote my shares in person at the Annual Meeting?

A:
Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification to the annual meeting. Even if you plan to attend the annual meeting, SuperGen recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. If you hold your shares in street name, you must request a legal proxy from your broker or other holder of record in order to vote at the annual meeting.

Q:
How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.

  Internet—Stockholders of record with Internet access may submit proxies by following the "Vote by Internet" instructions on your proxy card until 11:59 p.m., Eastern Time, on June 15, 2011, or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks or other nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.'s online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge's program.

  Telephone—Stockholders of record may vote by telephone by following the instructions listed on the proxy card. Stockholders who hold shares beneficially in street name may vote by telephone as specified in the voting instructions provided by their brokers, banks or other nominees.

  Mail—Stockholders of record may vote by completing, signing and dating the proxy card and by returning it in the prepaid envelope that will be provided. Stockholders who hold shares beneficially in street name may vote via the voting instruction card provided by their brokers, banks or other nominees.

Q:
How can I change or revoke my vote?

A:
Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the annual meeting.

  Stockholders of record—If you are a stockholder of record, you may change your vote by (1) delivering to the Company, prior to your shares being voted at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by us prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to SuperGen or should be sent so as to be delivered to our principal executive offices, Attention: Chief Financial Officer.

  Beneficial owners—If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee, or (2) if you have obtained, from the broker, bank or other nominee who holds your shares, a legal proxy giving you the right to vote the shares by attending the annual meeting and voting in person.

  In addition, a stockholder of record or a beneficial owner who has voted via telephone may also change their vote by making a timely and valid subsequent telephone vote no later than 11:59 p.m., Eastern Time, on June 15, 2011.

Q:
Where can I find the voting results of the Annual Meeting?

A:
The preliminary voting results will be announced at the annual meeting. The final results will be published in a report on Form 8-K to be filed within four business days after the annual meeting.

Q:
Who are the proxies and what do they do?

A:
The two persons named as proxies on the proxy card, James S.J. Manuso, our President and Chief Executive Officer, and Michael Molkentin, our Chief Financial Officer, were designated by the board of directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions indicated on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted as noted above.

Q:
What should I do if I receive more than one set of proxy materials?

A:
If you received more than one set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each proxy card or voting instruction card that you receive to ensure that all of your shares are voted.

Q:
What happens if additional proposals are presented at the Annual Meeting?

A:
If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of SuperGen's nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

Q:
Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within SuperGen or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by the board of directors. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to SuperGen's management.

SUMMARY OF THE TRANSACTION

        This summary highlights selected information from this proxy statement. It does not contain all of the information that may be important to you. We encourage you to read this proxy statement carefully and in its entirety, including all of the appendices and the other documents delivered with this proxy statement, to fully understand the proposals. See "Where You Can Find Additional Information" on page 191.

The Companies

SuperGen, Inc. (see page 148)
4140 Dublin Avenue, Suite 200
Dublin, CA 95468
(925) 560-0100

        We are a pharmaceutical company dedicated primarily to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation. We develop products through biochemical and clinical proof of concept to partner for further development and commercialization. We have Tyrosine Kinase and DNA methyltransferase inhibitors in pre-clinical and clinical development.

        Our primary developmental efforts revolve around the products progressing out of our small-molecule drug discovery programs. We commenced Phase I clinical trials for amuvatinib (MP-470), our multi-targeted kinase inhibitor and DNA repair suppressor in June 2007, and we are anticipating the commencement of a Phase II trial in small cell lung cancer with this product in the first half of 2011. In early 2009, we initiated clinical trials for a second internally developed product, SGI-1776, a PIM kinase inhibitor. This clinical program was terminated in 2010 due to specific cardiac toxicity. We intend to continue the larger discovery effort targeted at PIM kinases with alternative product candidates. In 2010, SGI-110, our small molecule DNA hypomethylating agent, received clearance from the United States Food and Drug Administration ("FDA") to advance into Phase I trials. We announced the dosing of the first patients in the Phase I trial in January 2011.

        We currently receive royalty revenues relating to sales of Dacogen® (decitabine) for Injection, a product approved by the FDA for treatment of patients with myelodysplastic syndromes ("MDS"), which we licensed to MGI PHARMA Inc. ("MGI") in 2004.

        In October 2009, we entered into a multi-year collaboration agreement with GlaxoSmithKline ("GSK") to discover and develop cancer therapeutics based on epigenetic targets. Pursuant to the agreement, GSK may exercise an option to license from us the compounds that are the result of the research effort. Upon execution of the agreement, we received an upfront payment of $2 million from GSK, as well as a $3 million investment in shares of our common stock, sold at a 10% premium to market price. Total potential development and commercialization milestones payable to us could exceed $375 million, and we may also receive tiered royalties into double digit magnitudes, payable on net sales of any resulting products.

Astex Therapeutics Limited (see page 94)
436 Cambridge Science Park
Milton Road
Cambridge, CB4 0QA, United Kingdom

        Astex Therapeutics Limited is a private limited U.K.-based company that develops targeted therapies for oncology and virology. Astex Therapeutics is using an innovative, fragment-chemistry based drug discovery platform, Pyramid™, to identify and develop new medicines, primarily for the treatment of cancer and infectious diseases. Astex has established a clinical stage pipeline of novel oncology drug candidates, including seven proprietary and partnered products, three of which are in or about to enter Phase II clinical trials, two partnered products in Phase I clinical trials, and a further two products being prepared for the start of clinical trials.

        Pyramid defines a process by which a range of high throughput biophysical and computational techniques are used to experimentally characterize the interactions of very low molecular weight compounds (fragments) with their target proteins. Although there are many advantages of a fragment-based approach to drug discovery, there are significant technical challenges to overcome before the approach can be used effectively. The fundamental challenge is one of detection. Because fragments are so small, they will have fewer interactions with target proteins than larger, more complex compounds. This means they will bind to their targets with very low affinity. Conventional screening systems based on bioassays are designed to detect binding that occurs at higher affinities than is typically observed with fragments. As such, fragments cannot be detected using conventional screening methods. Accordingly, a fundamental challenge in establishing a fragment-based drug discovery capability is the development of efficient screening systems that can detect the binding of fragments. Astex's Pyramid drug discovery platform addresses limitations in conventional high throughput screening and other forms of fragment-based screening by combining high throughput X-ray crystallography, NMR spectroscopy, calorimetry and other biophysical methods with advanced computational techniques and structure-based design to enable Astex's chemists to design, synthesize and test novel fragment-derived drug molecules in a seamlessly integrated process.

        The productivity of Pyramid has allowed Astex to generate a robust pipeline including novel drug compounds and potential "best-in-class" drug candidates which Astex is advancing independently and through strategic partnerships with industry leaders such as AstraZeneca, GlaxoSmithKline, Janssen Pharmaceutica (a Johnson & Johnson company) and Novartis.

Summary of the Transaction (see page 48)

        SuperGen and Astex have entered into an Implementation Agreement that governs the terms and conditions of SuperGen's proposed acquisition of all the shares of Astex through a scheme of arrangement in the United Kingdom. The scheme of arrangement is a court process under the laws of the United Kingdom, which, if successfully completed, would result in the cancellation of all currently outstanding Astex shares of capital stock, with Astex becoming a wholly owned subsidiary of SuperGen. Shortly after the closing of the Transaction, SuperGen intends to change its name to Astex Pharmaceuticals, Inc. In exchange for the existing Astex shares, SuperGen would pay to the shareholders of Astex both initial consideration (consisting of cash and stock) and deferred consideration (consisting of cash, stock or a combination of cash and stock). We believe that through this Transaction, SuperGen would emerge as an industry leader in oncology drug development, which we have identified as our initial top strategic priority.

        The Transaction is governed by the terms of the Implementation Agreement, a copy of which is attached as Appendix A to this proxy statement, and a scheme circular to be posted by Astex to its shareholders containing agreed form terms and conditions appended to the Implementation Agreement. We encourage you to read the Implementation Agreement and its schedules and exhibits carefully and in their entirety. For more information on the Implementation Agreement, see the section entitled "Implementation Agreement" beginning on page 70.

        Transaction Consideration.    The initial consideration, payable at the closing of the Transaction, would consist of $25 million in cash and a number of shares of SuperGen common stock equal to 35% of the issued and outstanding stock of SuperGen as of the closing after giving effect to the issuance of the new shares. By way of illustration only, if SuperGen were to have 65 million shares outstanding on the day prior to the closing of the Transaction, we would be required to issue 35 million shares of our common stock on the closing, such that following the closing of the Transaction, the SuperGen pre-closing stockholders would hold 65% or 65 million of the 100 million post-closing SuperGen shares and certain former Astex securityholders would hold 35% or 35 million of the 100 million post-closing SuperGen shares. The deferred consideration payable by SuperGen is equal to $30 million and may be paid by us in cash, SuperGen common stock, or a combination of cash and SuperGen common stock. The form of deferred consideration payment is at the discretion of the SuperGen Audit Committee. The timing of the deferred consideration payment is variable depending on the achievement of certain milestones, but the full amount would be paid no later than 30 months after the closing of the Transaction, with a minimum of $15 million payable on the 18-month anniversary of the Transaction closing date and any remaining unpaid amount of the $30 million deferred consideration payable on the 30-month anniversary of the Transaction closing date. The exact timing of the deferred consideration payments would be determined according to the terms of the Implementation Agreement, which provides that payments may be accelerated in the event that specific milestones are met.

        As a result of these payments, immediately after the closing, certain former Astex securityholders would hold SuperGen common stock representing approximately 35% of the total outstanding shares of SuperGen. In the event, however, that any of the $30 million of deferred consideration is paid in part or in whole with SuperGen common stock, then the percentage ownership of the former Astex securityholders, as a group, would increase. In no event however would we issue to the Astex securityholders more than 52.5 million shares of SuperGen common stock (including both shares required to be issued as initial consideration and shares potentially issuable as deferred consideration).

        Finally, in addition to the consideration described above, we would assume all of Astex's currently outstanding options and warrants. In the aggregate, if all assumed options and warrants were exercised following the closing, we would not expect the total number of shares of SuperGen common stock issuable upon such exercise to exceed 2.5 million shares of our common stock (provided that the trading price of our common stock does not drop below £0.53 or $0.86 per share and assuming a conversion exchange rate from OANDA on April 6, 2011 of $1.6195 per British Pounds Sterling).

        Support Agreements.    Each of the members of the SuperGen board of directors, in their capacities as stockholders (or future stockholders) of SuperGen, have entered into Support Agreements that require them to vote in favor of the issuances of the shares and otherwise support the Transaction. As a group, these SuperGen stockholders represent approximately 1% of our outstanding stock. Likewise, certain officers, directors and other Astex affiliates have entered into Irrevocable Undertakings that require these shareholders to vote their shares of Astex capital stock in support of the Transaction. As a group, these Astex shareholders represent approximately 54% of the outstanding Astex capital stock. The form of Support Agreement is attached to this proxy statement as Appendix B and the forms of Irrevocable Undertakings are attached as Appendix C.

        Lock-Up Agreements.    Under the terms of the scheme of arrangement, if the High Court approves the scheme, it will authorize the Sellers' Representative (on behalf of certain the former Astex shareholders) to enter into Lock-Up Agreements with SuperGen following the closing of the Transaction that will limit the ability of those former Astex shareholders to sell 25% of their stock until two months after the closing of the Transaction, another 25% until four months after the closing, another 25% until six months after the closing and the remaining 25% until eight months after the closing. Additionally, certain Astex shareholders may enter into a Coordinated Selling Agreement with one another that would allow for a coordinated sale of any SuperGen shares that members of that group intend to sell during the 12 month period following the closing of the Transaction. SuperGen is not a party to the Coordinated Selling Agreement and, as a result, the Coordinated Selling Agreement will only become effective if finalized and agreed upon among certain of the Astex shareholders. The form of Lock-Up Agreement is attached as Appendix D. We encourage you to read the Support Agreement, Irrevocable Undertakings and Lock-Up Agreement, together with the Implementation Agreement, because these agreements describe the rights and limitations governing certain SuperGen and Astex shareholders' voting obligations in connection with the Transaction as well as rights and limitations governing certain Astex shareholders' ownership of the SuperGen common stock to be received by them in the Transaction.

        Board Recommendation.    The SuperGen board of directors has unanimously voted in favor of the Implementation Agreement and the transactions contemplated by the Implementation Agreement, including the Transaction and has determined that the Transaction and the share issuances in connection with the Transaction are advisable and fair to, and in the best interests of SuperGen and its stockholders and recommends that SuperGen stockholders vote "FOR" Proposal One regarding the share issuances.

Board and Management Following the Closing (see page 90)

        Following the closing, the size of the SuperGen board of directors will be increased from six to nine members. Five of the members would be continuing SuperGen directors and four new members would be elected from the designees selected by Astex. The continuing SuperGen directors would be Messrs. Charles J. Casamento, Thomas V. Girardi, Allan R. Goldberg, Walter J. Lack and James S.J. Manuso. The four members designated by Astex initially are expected to be Harren Jhoti, Peter Fellner, Ismail Kola and Timothy Haines.

        Following the closing, Dr. Manuso would remain Chairman and Chief Executive Officer, Mr. Molkentin would remain Chief Financial Officer ("CFO"), and Mohammad Azab would remain Chief Medical Officer ("CMO") of the combined entity. Dr. Jhoti, currently the Chief Executive Officer of Astex, would become President, and Dr. Buckland, currently Chief Business Officer of Astex, would become Chief Business Officer of the combined entity after the closing of the transaction.

Opinion of Houlihan Lokey Financial Advisors, Inc. (see page 57)

        On April 6, 2011 Houlihan Lokey Financial Advisors, Inc., or Houlihan Lokey, rendered an oral opinion to our board of directors (which was confirmed in writing by delivery of Houlihan Lokey's written opinion dated April 6, 2011), as to the fairness, from a financial point of view, of the consideration to be paid by us, taken in the aggregate, for all of the outstanding share capital of Astex in the Transaction pursuant to the draft of the Implementation Agreement dated as of March 30, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

        Houlihan Lokey's opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the consideration to be paid by us, taken in the aggregate, for all of the outstanding share capital of Astex in the Transaction pursuant to the Implementation Agreement and does not address any other aspect or implication of the Transaction. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix E to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our board of directors or any stockholder as to how to act or vote with respect to the Transaction or related matters. See "The Transaction—Opinion of Houlihan Lokey Financial Advisors, Inc." beginning on page 57.

Reasons for the Transaction (see page 55)

        In reaching its decision to approve the share issuances to Astex, approve the Implementation Agreement and otherwise approve the Transaction, our board of directors consulted with our senior management team, as well as our outside advisors, and considered the following factors and potential benefits of the Transaction:

  •
  discussions with our senior management team regarding our business, financial performance and condition, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving these objectives and prospects; the nature of our business and the industry in which we compete; and current industry, international, national and local economic conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the Transaction presented an opportunity for our stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent or pursued other alternatives;

  •
  a review of the possible alternatives to an acquisition of Astex, which included (1) remaining a stand-alone entity, (2) seeking to expand our own drug development capabilities and the timeline in which such expansion might occur and our likelihood of successfully doing so, (3) consummating other strategic acquisitions and an analysis of the strengths and weaknesses of each; the value to our stockholders of such alternatives; the timing and likelihood of actually achieving additional value from these alternatives; the likely universe of third parties who might be interested in entering into a strategic transaction with SuperGen; and the risks of pursuing such alternatives and our board of directors' assessment that none of these alternatives was reasonably likely to result in value for our stockholders greater than the value of the acquisition of Astex. In this regard, our board of directors considered the highly competitive oncology drug development space in which we operate, and the financial constraints on growing our drug development capabilities;

  •
  the risks associated with SuperGen remaining a stand-alone company, including the challenges of continuing to develop our research and drug growth capabilities, our reliance on a limited number of drugs and drug candidates for immediate and long-term revenue generation, our anticipated operating performance and competitive position;

  •
  the current and historical market prices of our common stock, the current and historical market prices of our common stock relative to those of other industry participants and general market indices;

  •
  the financial analysis reviewed by Houlihan Lokey with our board of directors, and the oral opinion to our board of directors (which was confirmed in writing by delivery of Houlihan Lokey's written opinion dated April 6, 2011), with respect to the fairness, from a financial point of view, of the consideration to be paid by us, taken in the aggregate, for all of the share capital of Astex in the Transaction pursuant to the Implementation Agreement, as of April 6, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See "The Transaction—Opinion of Houlihan Lokey Financial Advisors, Inc." beginning on page 57;

  •
  the belief of our board of directors that the Transaction would be more favorable to SuperGen stockholders than the potential value that might result from other alternatives available, including continuing to operate in the ordinary course of business and the alternatives available pursuant to other strategic initiatives;

  •
  the terms of the definitive Implementation Agreement and related agreements, as reviewed by our board of directors with our outside legal advisors, including:

  •
  the structure of the Transaction;

  •
  the representations and warranties; and

    •
    the conditions to closing the Transaction.

  •
  the ability of SuperGen to consider unsolicited acquisition offers and, in accordance with the termination provisions, terminate the Implementation Agreement under certain circumstances after paying a termination fee, as described in more detail in the section entitled "Implementation Agreement—Termination Payments" on page 82.

        In the course of its deliberations, our board of directors also identified and considered a variety of risks and other countervailing factors, including:

  •
  the possibility that the Transaction might not be completed and the effect of the public announcement and pendency of the Transaction on our management's attention, our ability to retain employees, our relationship with partners, and our sales, operating results and stock price and our ability to attract and retain key management and sales, marketing and technical personnel;

  •
  the fact that we may be obligated to pay Astex a $6 million termination fee under specified circumstances;

  •
  the pre-closing operational restrictions on the conduct of our business, requiring us to conduct business only in the ordinary course, subject to specific limitations, which could delay or prevent SuperGen from undertaking business opportunities that may arise pending completion of the Transaction and the length of time between signing and closing during which these restrictions would be in place;

  •
  that, while the Transaction is expected to be completed, there can be no assurance that all conditions to the parties' obligations to complete the Transaction will be satisfied, and as a result, the possibility that the Transaction might not be completed, even if the issuance of the shares were to be approved by our stockholders; and

  •
  the risks that even if the Transaction is completed, the potential benefits sought in the Transaction may not be fully realized, including, without limitation, Astex's drug-discovery platform may not produce viable clinical candidates for SuperGen to monetize, and some or all of the existing partnerships with large pharmaceutical companies might not continue; the risk associated with the substantial charges to be incurred in connection with the Transaction, including costs of integrating the businesses and transaction expenses arising from the Transaction; and the risk that the stock price of SuperGen will be negatively impacted by the dilution caused by the Transaction; the limitations, as a result of the consummation of the Transaction, on SuperGen's use of its net operating losses; and the risk that despite the efforts of the combined company, key employees might not remain employed by the combined company. See the section of this proxy statement entitled "Implementation Agreement—Conditions to Closing of the Transaction" on page 80.

        Our board of directors considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the Implementation Agreement. The foregoing discussion of the information and factors considered by the board of directors is not exhaustive. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the proposed Transaction and the complexity of these matters, the board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The board of directors evaluated the factors described above and reached a consensus that the proposed Transaction was advisable to, fair to, and in the best interests of, SuperGen and its stockholders. In considering the factors described above and any other factors, individual members of the board of directors may have viewed factors differently or given different weights or merits to different factors.

 Transaction Financing (see page 66)

        The consummation of the Transaction is not subject to a financing contingency. We expect to finance this Transaction with SuperGen's cash and cash equivalents as well as Astex's cash and cash equivalents immediately after the closing of the Transaction, including any milestone payments that may be received as a result of the partnered projects.

Market Price

        Our common stock is listed on NASDAQ under the symbol "SUPG." On April 6, 2011, the last full day of trading prior to the public announcement of the proposed Transaction, our common stock closed at a price of $3.23, for an aggregate implied equity value of $195 million. Accordingly, if the Transaction had been consummated on that day, the incremental value attributable to the common stock we would have issued to certain former Astex securityholders at the closing would have equaled $105 million. See the section entitled "Market Price and Dividend Information" on page 147.

Overview of the Implementation Agreement (see page 70)

        The Implementation Agreement is the definitive agreement setting forth all the terms and conditions of the "scheme of arrangement" under the laws of the United Kingdom. The scheme of arrangement is a court process under the laws of the U.K., involving two hearings before the High Court, with the end result that all outstanding Astex shares of capital stock would be cancelled and Astex would become a wholly owned subsidiary of SuperGen. In exchange for the existing Astex shares, SuperGen would pay to the shareholders of Astex both initial consideration (consisting of cash and stock) and deferred consideration (consisting of cash, stock or a combination of cash and stock). Shortly after the closing of the Transaction, SuperGen intends to change its corporate name to Astex Pharmaceuticals, Inc.

  Closing of the Transaction

        The Transaction is subject to a number of closing conditions that must be either satisfied or waived before the Transaction can be completed. These closing conditions include (1) the requirement that we obtain the requisite vote of SuperGen stockholders in favor of Proposal One regarding the share issuances at our annual meeting, (2) the approval of the scheme of arrangement by a majority in number of each class of Astex's shareholders representing seventy-five percent (75%) or more in value of the Astex shares of that class voted by those Astex shareholders and (3) the resolutions required to implement the scheme of arrangement and set out in the notice of the Astex General Meeting being duly passed by the requisite majority at the Astex General Meeting. Additionally, once all closing conditions have been either satisfied or waived, the Transaction is subject to and conditional upon the receipt of orders of the High Court (1) sanctioning the scheme under section 899 of the Companies Act 2006 and (2) confirming the associated reduction of the entire issued share capital of Astex under section 641 of the Companies Act 2006. At that point, the closing would take place on the date that is the later of (1) the date on which Astex delivers the Scheme Court Order to the Registrar of Companies, or (2) the date of registration by the Registrar of Companies of the Reduction Court Order, or (3) such later date as Astex and SuperGen mutually agree and to which the High Court agrees.

  Consideration in the Transaction

        Upon the closing, SuperGen would provide $25 million in cash, as converted into British Pounds Sterling at the applicable exchange rate on the business day immediately prior to the closing date of the Transaction to its paying agent for distribution to certain former Astex securityholders in accordance with the allocations provided by Astex. In addition, upon the closing, SuperGen would also issue to certain former Astex securityholders a number of shares of our common stock equal to 35% of our total outstanding shares of common stock as of the trading day prior to the closing, but after giving effect to the share issuance to Astex. By way of illustration only, if SuperGen were to have 65 million shares outstanding on the day prior to the closing of the Transaction, we would be required to pay to certain former Astex securityholders 35 million shares of our common stock on the closing, such that following the closing of the Transaction, the SuperGen pre-closing stockholders would hold 65%, or 65 million, of the 100 million post-closing SuperGen shares and certain former Astex securityholders would hold 35%, or 35 million, of the 100 million post-closing SuperGen shares.

        Following the closing of the Transaction, SuperGen would pay $30 million in deferred consideration to its paying agent for distribution to the former Astex securityholders in accordance with the payment schedule provided by Astex. The timing and form of deferred consideration payments is variable. Although all $30 million in deferred consideration must be paid by the 30-month anniversary of the closing, the payment of the full amount may be accelerated under the terms and conditions described in greater detail below. Additionally, although the maximum amount of deferred consideration would be equal to $30 million, SuperGen's Audit Committee may elect to pay that amount is cash, shares of SuperGen common stock or a combination of cash and stock.

  Governance Matters

        Prior to closing, SuperGen will increase the size of the SuperGen board of directors from six directors to nine directors. Following the closing of the Transaction, one existing SuperGen board member would resign and the four open directorships will be filled by nominees designated by Astex. The selection of the Astex-nominated directors will be subject to the determination by the Nominating and Governance Committee of SuperGen's board of directors that the addition of such proposed members would not cause fewer than a majority of the resulting SuperGen board to qualify as "independent" under the rules and regulations of the SEC and NASDAQ and that each of the proposed members meets the qualifications for service on SuperGen's board of directors. If the Nominating and Governance Committee determines that one or more of the Astex designees are not qualified to serve on the SuperGen board of directors, then the Committee would notify Astex providing the reasons for its conclusion and Astex would have the right to nominate replacement nominees.

        Astex's current nominees are Harren Jhoti, Peter Fellner, Ismail Kola and Timothy Haines. Following the closing of the Transaction, the terms of the Implementation Agreement authorize the nine-member SuperGen board of directors to establish the corporate governance structure for the combined company, which would include the appointment of Peter Fellner as the Vice Chairman of the board of directors and the appointment of Harren Jhoti as President.

  No Solicitation

        Until the earlier of the closing date or the date of a termination of the Implementation Agreement, as the case may be, neither SuperGen nor Astex will take any of the following actions:

  •
  solicit any acquisition proposal;

  •
  disclose any information not customarily disclosed concerning its business, technologies or properties, or afford to any person access to their respective properties, technologies, books or records, not customarily afforded such access; and

  •
  assist or cooperate with any third party to make any acquisition proposal.

  Purchaser Name Change

        Following the closing of the Transaction, SuperGen has agreed to use its commercially reasonable efforts to effect a name change from "SuperGen, Inc." to "Astex Pharmaceuticals, Inc." through a short-form merger under Delaware law.

  Conditions to Closing of the Transaction

        The Transaction is subject to a variety of typical closing conditions as well as closing conditions relating to the scheme of arrangement under United Kingdom law. The Implementation Agreement sets forth the customary closing conditions, which, if not satisfied, would allow either SuperGen or Astex to elect not to close. These include requirements that:

  •
  both the required Astex shareholder approvals and the required SuperGen stockholder approvals have been obtained;

  •
  none of the parties is subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by the Implementation Agreement;

  •
  no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Transaction by a governmental entity that makes the Transaction or the scheme illegal; and

  •
  other than the filing of the High Court orders with the Registrar of Companies, all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the Transaction, shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have either a material adverse effect on SuperGen or a material adverse effect on Astex.

        There are also additional closing conditions specific to SuperGen and Astex.

  Termination Payments.

        Either Astex or SuperGen may have to pay the other a $6 million termination fee under certain circumstances, including if the terminating party has received an unsolicited acquisition proposal that the board of directors (after complying with various additional obligations and, in the case of Astex, providing SuperGen an opportunity to top the third party offer) of the terminating party believes to be a superior offer.

  Termination

        The Implementation Agreement provides that the agreement may be terminated in the following circumstances:

  •
  as agreed in writing between Astex and SuperGen at any time prior to the closing of the Transaction;

  •
  by either Astex or SuperGen at any time prior to the closing of the Transaction:

  •
  if the closing has not occurred by August 30, 2011, subject to certain exceptions;

  •
  if the Transaction has been enjoined or declared illegal;

  •
  if SuperGen does not obtain the requisite approval of its stockholders; or

  •
  if Astex does not obtain the requisite approvals of its shareholders;

  •
  by SuperGen or Astex at any time prior to the closing:

  •
  upon a non-curable or non-cured breach of any covenant or agreement on the part of the other party;

  •
  in the event of a material adverse effect on the other party;

  •
  if the other party's board of directors changes its recommendation or takes certain other prohibited actions; or

  •
  if the other party receives an unsolicited acquisition proposal, determines that the acquisition proposal is a superior offer, otherwise complies in full with its obligations and pays the applicable termination fee.

Risk Factors (see page 32)

        The Transaction, including the possibility that the Transaction may not be consummated, poses a number of risks to SuperGen and its stockholders. In addition, both SuperGen and Astex are subject to various risks associated with their businesses and their industries. The combined entity will also be subject to these and other risks. We encourage you to read carefully the section of this proxy statement entitled "Risk Factors" and the risk factors set forth in other documents we have filed with the SEC which are accompanying or incorporated by reference into this proxy statement.

 Interests of SuperGen's Directors and Executive Officers in the Transaction (see page 67)

        In considering the recommendation of our board of directors with respect to the proposals to be acted upon by our stockholders at the annual meeting, our stockholders should be aware that members of our board of directors and executive officers of SuperGen may have interests in the Transaction that may be different from, or in addition to, interests they may have as SuperGen stockholders. These differing interests include the continuing service of several of our existing directors and executive officers after the closing date. Our board of directors was aware of these interests and considered them, among other things, in making its recommendation that our stockholders vote for Proposal One regarding the approval of the share issuances to Astex.

Voting by SuperGen Directors and Executive Officers (see page 67)

        On April 29, 2011, the record date set by the SuperGen board of directors for the annual meeting, the directors and executive officers of SuperGen and their affiliates owned and were entitled to vote 630,965 shares of SuperGen common stock, or approximately 1% of the shares of SuperGen common stock outstanding on that date.

SuperGen Intends to List Shares of SuperGen Common Stock Issued to Astex on the NASDAQ Global Select Market (see page 69)

        SuperGen has agreed to use all commercially reasonable efforts to cause the shares to be issued to the former Astex shareholders pursuant to the Implementation Agreement to be authorized for listing on NASDAQ, subject to notice of issuance. The listing of the shares on NASDAQ (subject to notice of issuance) is a condition to Astex's obligation to complete the Transaction.

SuperGen Intends to Change its Name to Astex Pharmaceuticals, Inc. (see page 78)

        Shortly after the closing of the Transaction, SuperGen intends to change its name to Astex Pharmaceuticals, Inc. and change its ticker symbol on NASDAQ to "ASTX."

 Material United States Federal Income Tax Consequences (see page 68)

        SuperGen stockholders would not recognize any gain or loss for United States federal income tax purposes as a result of the consummation of the Transaction.

Accounting Treatment of the Transaction

        The Transaction will be accounted for as an acquisition of Astex by SuperGen using the acquisition method of accounting under U.S. generally accepted accounting principles. Under the acquisition method of accounting, assets and liabilities of Astex will be, as of completion of the Transaction, recorded at their respective fair values and added to those of SuperGen, including an amount for goodwill representing the difference between the acquisition consideration and the fair value of the identifiable net assets. Financial statements of SuperGen issued after the Transaction will include the operations of Astex beginning with the date the Transaction closes, but will not be restated retroactively to include the historical financial position or results of operations of Astex for the periods prior to the closing of the Transaction.

        Following the completion of the Transaction, the earnings of the combined company will reflect acquisition accounting adjustments, for example, amortization of identified intangible assets and additional stock compensation expense. Goodwill and acquired in-process research and development assets resulting from the acquisition will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The final allocation of acquisition consideration will be determined after the Transaction closes and after completion of an analysis to determine the fair values of Astex assets and liabilities. Accordingly, the final allocation of acquisition consideration may be materially different from the amounts reflected in the unaudited pro forma condensed combined financial statements contained in this proxy.

No Appraisal or Dissenters Rights

        Under Section 262 of the General Corporation Law of the State of Delaware, SuperGen stockholders do not have appraisal rights in connection with the Transaction.

Regulatory Matters (see page 68)

        The Transaction is subject to and conditioned upon completion of Astex's procedures in compliance with section 899 of the Companies Act of 2006, as amended, of the High Court and receipt of an order of fairness issuable by the High Court.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Our stockholders may submit proposals that they believe should be voted upon at our next annual meeting or nominate persons for election to the board of directors. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended ("Rule 14a-8"), some stockholder proposals may be eligible for inclusion in the proxy statement for our 2012 annual meeting. Any such stockholder proposals must be submitted in writing to the attention of the Corporate Secretary, SuperGen, Inc., 4140 Dublin Boulevard, Suite 200, Dublin, California 94568, no later than January 6, 2012, which is 120 calendar days prior to the one-year anniversary of the mailing date of the prior year's proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the 2012 proxy statement.

        Alternatively, under our bylaws, a nomination or a proposal for the 2012 annual meeting that the stockholder does not seek to include in our 2012 proxy statement pursuant to Rule 14a-8 may be submitted in writing to the Corporate Secretary, SuperGen, Inc., 4140 Dublin Boulevard, Suite 200, Dublin, California 94568, not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the company first mailed its proxy materials or notice of availability of proxy materials for the preceding year's annual meeting (whichever is earlier). As described in our bylaws, the stockholder submission must include certain specified information concerning the stockholders and the proposal or nominee, as the case may be. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our bylaws, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

        The SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary vote deadline for the 2012 annual meeting is March 21, 2012 (45 calendar days prior to the one-year anniversary of the mailing date of the prior year's proxy materials). If a stockholder gives notice of such a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the annual meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Corporate Governance Guidelines

        Our board of directors adopted Corporate Governance Guidelines that outline, among other matters, the role and functions of the board of directors. A copy of the Corporate Governance Guidelines is available in the corporate governance section of our website at www.supergen.com.

Board Independence

        Our board of directors is the ultimate decision-making body of the Company, except with respect to those matters reserved for the approval of stockholders. Our board of directors has reviewed the independence of each director and determined that all of our directors, other than Dr. Manuso, are independent directors under the marketplace rules of the NASDAQ Stock Market. We have also determined that all directors serving as members of our Audit Committee, Compensation Committee, and Governance and Nominating Committee are independent under the marketplace rules of the NASDAQ Stock Market and the rules of the SEC.

Consideration of Stockholder Recommendations and Nominations

        The Governance and Nominating Committee of our board of directors will consider both recommendations and nominations from stockholders for candidates to our board of directors. A stockholder who desires to recommend a candidate for election to our board of directors should direct the recommendation in writing to the Corporate Secretary, SuperGen, Inc., 4140 Dublin Boulevard, Suite 200, Dublin, California 94568, and must include the candidate's name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and SuperGen within the last three years and evidence of the nominating person's ownership of SuperGen stock and amount of stock holdings. For a stockholder recommendation to be considered by the Governance and Nominating Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals.

        If, instead, a stockholder desires to nominate a person directly for election to our board of directors, the stockholder must follow the rules set forth by the SEC (see "Deadline for Receipt of Stockholder Proposals" above) and meet the deadlines and other requirements set forth in Section 2.5 of our Bylaws, including, among other things: (1) the name and address of the stockholder and any "stockholder associated person" proposing to make such nomination and the name, age, business address and residence address of the nominee; (2) the principal occupation or employment of the nominee; (3) the class and number of shares of SuperGen stock that are held of record or are beneficially owned by the stockholder, any stockholder associated person and the nominee, and any derivative positions held or beneficially held by any such persons; (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder, any stockholder associated person or the nominee with respect to any of our securities, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder, any stockholder associated person or the nominee with respect to any of our securities; (5) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and (6) a written statement executed by the nominee acknowledging that as a director of SuperGen, the nominee will owe a fiduciary duty under Delaware law with respect to SuperGen and stockholders.

Identifying and Evaluating Nominees for Director

        The Governance and Nominating Committee seeks directors with established records of significant accomplishment in business and areas relevant to our strategies. We believe this philosophy helps to create a board of directors that represents a mix of backgrounds, is strong in its collective knowledge and has a diversity of skill and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, and industry knowledge. The Committee also seeks directors who share individual characteristics that we believe are essential to achieve a well-functioning deliberative body, including integrity, independence, commitment to SuperGen and to the interests of our stockholders and the willingness to challenge and stimulate management in an environment of mutual trust. In addition, the Committee believes that candidates should have substantial experience with one or more publicly traded national or multinational companies. While our board of directors and the Committee do not have a specific diversity policy, diversity is considered in the identification and evaluation of nominees for our board of directors because a variety of points of view contribute to a more effective decision making process. The Committee uses the following procedures to identify and evaluate the individuals that it selects, or recommends that our board of directors select, as director nominees:

  •
  The Committee will review the qualifications of any candidates who have been properly recommended or nominated by stockholders, as well as those candidates who have been identified by management, individual members of our board of directors or, if the Committee determines, a search firm. This review may, in the Committee's discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

  •
  The Committee will evaluate the performance and qualifications of individual members of our board of directors eligible for re-election at the annual meeting of stockholders.

  •
  The Committee will consider the suitability of each candidate, including the current members of our board of directors, in light of the current size and composition of the board of directors. In evaluating the suitability of the candidates, the Committee considers many factors, including, among other things, issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of our board of directors as a whole. While the Committee has not established specific minimum qualifications for director candidates, the Committee believes that candidates and nominees must reflect a board of directors that is comprised of directors who (1) are predominately independent, (2) are of high integrity, (3) have qualifications that will increase overall board of directors effectiveness and (4) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

  •
  After such review and consideration, the Committee selects, or recommends that our board of directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

  •
  In evaluating and identifying candidates, the Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

  •
  The Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to our board of directors.

Stockholder Communication with our Board of Directors

        Any stockholder may contact any of our directors by writing to them by mail c/o SuperGen, Inc., 4140 Dublin Boulevard, Suite 200, Dublin, California 94568.

        Any stockholder communications directed to our board of directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee or otherwise in accordance with our Financial Information Integrity Policy) will first go to our Corporate Secretary, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

        The Corporate Secretary will forward all such original stockholder communications to our board of directors for review.

Code of Business Conduct and Ethics

        We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of SuperGen and our subsidiaries. A copy of the Code of Business Conduct and Ethics is available in the corporate governance section of our website at www.supergen.com.

 Board Leadership Structure and Independent Lead Director

        Dr. Manuso serves as both our chairman of the board of directors and Chief Executive Officer ("CEO"). Our board of directors believes that independent oversight of management is an important component of an effective board of directors. The independent board members have determined that the most effective board leadership structure for SuperGen at the present time is for the CEO to also serve as chairman of the board of directors, a structure that has served SuperGen well for many years. The independent board members believe that because the CEO is ultimately responsible for the day-to-day operation of our Company and for executing its strategy, and because the performance of our Company is an integral part of board of directors deliberations, the CEO is the director best qualified to act as chairman of our board of directors. Our board of directors retains the authority to modify this structure to best address our Company's unique circumstances, and so advance the best interests of all stockholders, as and when appropriate.

        Our board of directors also believes, for the reasons set forth below, that its existing corporate governance practices achieve independent oversight or management accountability, which is the goal that many seek to achieve by separating the roles of chairman of the board of directors and CEO. SuperGen's governance practices provide for strong independent leadership, independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These governance practices are reflected in our Corporate Governance Guidelines and the various committee charters, which are available on our website. Some of the relevant processes and other corporate governance practices include:

  •
  Our board of directors has an independent lead director with leadership authority and responsibilities. Walter J. Lack, chairman of the Governance and Nominating Committee, was selected by the independent board members to be the lead independent director. Our chairman of the board of directors and our lead independent director together set the agenda for all board of directors meetings, and our lead independent director sets the agenda for, and leads, all executive meetings of the independent directors, providing consolidated feedback, as appropriate, from those meetings to our chairman and CEO. Our lead independent director also has the authority to call meetings of our board of directors in executive session; facilitates discussions, outside of scheduled board meetings, among the independent directors on key issues as required; and serves as a non-exclusive liaison with the chairman and CEO, in consultation with the other independent directors.

  •
  At each regularly scheduled board meeting, all non-management directors can meet in an executive session independent of any of our management. In these executive sessions, the independent directors can deliberate on such matters as CEO succession planning or the performance of our CEO.

  •
  All of our directors, except the chairman and CEO, are independent directors. Each director is an equal participant in decisions made by the full board of directors. The Audit, Compensation, and Governance and Nominating Committees, and the Pharmaceutical Sub-Committee, are all comprised of independent directors.

  •
  Each of our directors is elected annually by our stockholders. Our Corporate Governance Guidelines also ensure that the other independent members of the board of directors are involved in key aspects of governance. Additionally, the chairman and CEO regularly solicits suggestions from the directors for presentations by management at board of directors and Committee meetings. Furthermore, each board member has full and free access to our management and employees.

 The Board's Role in Risk Management Oversight

        Our management is responsible for the day to day assessment and management of the risks we face, while our board of directors administers its risk oversight function directly and through the Audit Committee. Management reports to our board of directors and/or the Audit Committee regarding identified or potential risks. The areas of material risk to our Company include strategic, operational, financial, legal and regulatory risks. Our board of directors regularly reviews our Company's strategies and attendant risks, and provides advice and guidance with respect to strategies to manage these risks while attaining long- and short-term goals. Financial risks, including investment policies as well as overall economic risks, are the purview of our Audit Committee. The Audit Committee's review is accompanied by reports from management and assessments related to our internal control over financial reporting from our internal and external auditors. In assessing risks, the board of directors and the Audit Committee are advised by management, counsel and experts, as appropriate.

Attendance by Board Members at the Annual Meeting of Stockholders

        It is the policy of our board of directors to encourage board members to attend the annual meeting of stockholders. Four members of the board of directors attended our 2010 Annual Meeting of Stockholders.

Board Meetings and Committees

        During the year ended December 31, 2010, our board of directors held seven meetings. In addition, certain matters were approved by our board of directors or a committee of the board of directors by unanimous written consent. Each director is expected to attend each meeting of the board of directors and those committees on which he serves. During 2010, all of the directors attended 75% or more of the meetings of the board of directors and committees, if any, upon which such directors served.

        Our board of directors currently has four standing committees: the Audit, Compensation, and Governance and Nominating Committees and the Pharmaceutical Sub-Committee. Each committee has a written charter that has been approved by our board of directors, and all of the charters are available in the corporate governance section of our website at www.supergen.com.

        Audit Committee.    The members of the Audit Committee are Mr. Casamento, Mr. Girardi, and Mr. Lack. Our board of directors has determined that each of the members of the Audit Committee is "independent," as defined under and required by the federal securities laws and the rules of the NASDAQ Stock Market, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our board of directors has determined that Mr. Casamento qualifies as an "audit committee financial expert" as that term is defined in Item 407(d) of Regulation S-K of the Securities Act of 1933, as amended (the "Securities Act"), and has the "financial sophistication" required under the rules of the NASDAQ Stock Market. The Audit Committee reviews and monitors the corporate financial reporting, internal controls and the internal and external audits of our Company, including, among other things, the audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors, and our compliance with legal matters that have a significant impact on its financial reports. The Audit Committee meets independently with our independent auditors and our senior management and reviews the general scope of our accounting, financial reporting, annual audit and the results of the annual audit, interim financial statements, auditor independence issues, and the adequacy of the Audit Committee charter. The Audit Committee held five meetings during 2010. For more information regarding the functions performed by the Audit Committee, please see "Report of the Audit Committee of the Board of Directors" on page 190.

        Compensation Committee.    The Compensation Committee is currently composed of two independent directors, as defined in the applicable listing standards of the NASDAQ Stock Market: Mr. Girardi and Mr. Lack. The Compensation Committee reviews our executive compensation policy, including equity compensation for senior executives of the company, and makes recommendations to the board of directors regarding such matters. The role of the Compensation Committee is described in greater detail under the section of this proxy statement entitled "Compensation Discussion and Analysis" beginning on page 164. The Compensation Committee held two meetings during 2010 and approved several matters by unanimous written consent.

        Governance and Nominating Committee.    The Governance and Nominating Committee is composed of Mr. Casamento, Mr. Girardi, Dr. Goldberg, Mr. Lack, and Dr. Young. All Committee members are independent, as defined in the applicable listing standards of the NASDAQ Stock Market. The purpose of this Committee is to assist the board of directors in meeting appropriate governance standards. To carry out this purpose, the Committee's role is to: (1) develop and recommend to our board of directors the governance principles applicable to us; (2) oversee the evaluation of our board of directors and management; (3) recommend to our board of directors director nominees for each committee; (4) assist our board of directors by identifying prospective director nominees and determining the director nominees for the next annual meeting of stockholders; and (5) manage and oversee the recruitment of successor CEO candidates. The Governance and Nominating Committee held one meeting during 2010.

        Pharmaceutical Sub-Committee.    The Pharmaceutical Sub-Committee is composed of Mr. Casamento, Dr. Goldberg, and Dr. Young. The purpose of the Pharmaceutical Sub-Committee is to assist our management and advise our board of directors regarding strategic initiatives, including product development, acquisition, financing or other similar strategic initiatives as may be directed by our board of directors from time to time. In addition, the Sub-Committee will undertake responsibilities and such other duties as our board of directors may from time to time prescribe. The Pharmaceutical Sub-Committee held four meetings during 2010. If the Transaction is completed, we expect to eliminate the Pharmaceutical Sub-Committee.

Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board of directors.

        Cash Compensation.    In 2010, non-employee directors of our Company received cash compensation in accordance with the schedule noted below:

Annual Retainer—Board Member(*)	$22,000
Annual Retainer—Pharmaceutical Sub-Committee Chairman	60,000
Board Meeting attendance (In person)	3,500
Board Meeting attendance (Telephonically, lasting in excess of 30 minutes)	1,750
Audit Committee Meeting—Chairman (In person)	2,250
Audit Committee Meeting—Chairman (Telephonically, lasting in excess of 30 minutes)	1,250
Committee Meeting attendance (In person)	1,750
Committee Meeting attendance (Telephonically, lasting in excess of 30 minutes)	1,000

*
The annual board of directors retainer was increased from $20,000 per year to $24,000 per year, effective July 1, 2010.

        Directors are also reimbursed for all reasonable expenses incurred by them in attending board of directors and committee meetings.

        Stock Options.    We previously granted non-employee directors stock options pursuant to our 1996 Directors' Stock Option Plan (the "Directors' Plan"). Under the Directors' Plan, each new non-employee director who joined our board of directors received an option to purchase 50,000 shares of our common stock. All options granted under the Directors' Plan vested as to 20% of the shares upon grant and as to 20% of the shares each year thereafter, provided that the non-employee director continues to serve as a director on such date. Each option has a term of ten years from the date of grant. The exercise price per share for all options granted under the Directors' Plan is 100% of the fair market value of our common stock on the date of grant. The Directors' Plan expired in 2006.

        In March 2010, our board of directors approved an annual grant, commencing in June 2010 and thereafter on the date of each annual meeting of stockholders, of stock options to each then-serving member of the board of directors, to purchase 15,000 shares of our common stock under our 2003 Stock Plan. Our board of directors previously approved, in 2007, 2008 and 2009, an annual grant on the date of each annual meeting of stockholders, of stock options to each then-serving member of the Audit Committee, Compensation Committee, and Pharmaceutical Sub-Committee, to purchase 10,000 shares of common stock under our 2003 Stock Plan.

        All annual options granted to members of our board of directors and committee members vest as to 25% of the shares on the date of grant and as to 25% of the shares on each three-month anniversary of the date of grant. Each option will have a term of ten years from the date of grant. The exercise price per share for all options granted will be 100% of the fair market value of our common stock on the date of grant.

        The vesting of all options held by members of our board of directors will accelerate in full in the event that, within twelve months following a change of control of our Company, the optionee's status as a director is involuntarily terminated, and, in such event, the optionee will have the right to exercise such options within twelve months following the termination, or such lesser period as is the option term.

Director Summary Compensation Table for Fiscal Year Ended December 31, 2010

        The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Charles J. Casamento	104,250	43,467		—		147,717
Thomas V. Girardi	38,000	43,467		—		81,467
Allan R. Goldberg	42,250	51,048	(2)	77,500	(3)	170,798
Walter J. Lack	40,000	43,467		—		83,467
Michael D. Young	42,250	31,048		5,000	(4)	78,298

(1)
Reflects the aggregate grant date fair value using the Black-Scholes option pricing model for option awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 9, 2011. These amounts do not correspond to the actual value that could be realized by each director.

(2)
Includes grant date fair value of $20,000 for an option award as chairman of our Scientific Advisory Board.

(3)
Represents cash fees paid as chairman of our Scientific Advisory Board.

(4)
Represents cash fees paid as interim Chief Medical Advisor.

        The following table sets forth option grants to non-employee directors/committee members during 2010:

Name	Grant as Member of Board/Committee	Date of Grant	Number of Shares Underlying Options Granted	Exercise Price Per Share $(2)	Expiration Date	Grant Date Fair Value $(5)
Charles J. Casamento	Board	06/10/10(1)	15,000	2.14	06/10/20	18,629
	Audit Committee	06/10/10(1)	10,000	2.14	06/10/20	12,419
	Pharmaceutical Sub-Committee	06/10/10(1)	10,000	2.14	06/10/20	12,419
Thomas V. Girardi	Board	06/10/10(1)	15,000	2.14	06/10/20	18,629
	Audit Committee	06/10/10(1)	10,000	2.14	06/10/20	12,419
	Compensation Committee	06/10/10(1)	10,000	2.14	06/10/20	12,419
Allan R. Goldberg	Board	06/10/10(1)	15,000	2.14	06/10/20	18,629
	Pharmaceutical Sub-Committee(3)	06/10/10(1)	10,000	2.14	06/10/20	12,419
		07/26/10(4)	15,267	1.94	07/26/20	20,000
Walter J. Lack	Board	06/10/10(1)	15,000	2.14	06/10/20	18,629
	Audit Committee	06/10/10(1)	10,000	2.14	06/10/20	12,419
	Compensation Committee	06/10/10(1)	10,000	2.14	06/10/20	12,419
Michael D. Young	Board	06/10/10(1)	15,000	2.14	06/10/20	18,629
	Pharmaceutical Sub-Committee	06/10/10(1)	10,000	2.14	06/10/20	12,419

(1)
Option shares vest as to 25% of the shares on the date of the grant and as to 25% of the shares on each three-month anniversary thereafter.

(2)
The exercise price per share represents the fair market value on the date of grant as determined by the closing price of our common stock on the NASDAQ Stock Market.

(3)
Grant to non-employee director as chairman of the Company's Scientific Advisory Board.

(4)
Option vests as to 1/12th of the shares on August 26, 2010 and at the end of each full month thereafter.

(5)
Reflects the grant date fair value using the Black-Scholes option pricing model of each equity award computed in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 9, 2011. These amounts do not correspond to the actual value that could be realized by each director.

        As of December 31, 2010, each non-employee director had the following outstanding options to purchase shares of our common stock:

Name	Aggregate Number of Shares
Charles J. Casamento	255,000
Thomas V. Girardi	370,000
Allan R. Goldberg	185,639
Walter J. Lack	95,000
Michael D. Young	212,500

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement (including information included in the documents accompanying this proxy statement) includes "forward-looking statements" (as that term is defined under Section 21E of the Exchange Act and/or the United States Private Securities Litigation Reform Act of 1995). There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings "Questions and Answers about the Transaction and the Annual Meeting," "Risk Factors," and in statements containing words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "contemplate," "intend," "plan," "may," "will," "could," "should," "would," "believes," "predicts," "potential," "continue," and similar expressions which are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, SuperGen's expectations with respect to the synergies, costs and charges, and anticipated financial impacts of the Transaction; approval of the share issuances to Astex; the satisfaction of the closing conditions to the Transaction; and the timing of the closing; statements containing projections of revenues, operating expenses, income (or loss), earnings (or loss) per share, capital expenditures, and other financial items; statements concerning the plans and objectives of SuperGen management for future operations, including plans or objectives relating to its products or services; and any report issued by Houlihan Lokey, to the extent that the report assesses a forward-looking statement made by SuperGen.

        These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside our control and difficult to predict. Factors that may cause such differences include, but are not limited to:

  •
  the ability of SuperGen and Astex to satisfy all conditions precedent to the closing and consummate the Transaction;

  •
  the ability of SuperGen to successfully integrate the assets and operations acquired from Astex;

  •
  the ability of SuperGen to achieve the expected cost synergies and realize the benefits of the Transaction;

  •
  the ability of SuperGen to successfully develop and market drugs;

  •
  the ability of SuperGen to retain and continue to attract key employees of SuperGen and Astex;

  •
  unexpected costs or unexpected liabilities related to the Transaction;

  •
  other economic, business and competitive factors;

  •
  the impact of the trading price of SuperGen common stock caused by the share issuances to Astex shareholders or caused by future resales in the public market of the shares received by Astex shareholders in the Transaction;

  •
  the ability of Astex shareholders to exert significant influence over corporate decisions as a result of their ownership of SuperGen common stock following the Transaction and the right to designate four directors in the combined entity; and

  •
  the factors described below under "Risk Factors" and in SuperGen's reports filed with the SEC.

        SuperGen cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is discussed under the heading "Risk Factors" and elsewhere in this proxy statement and in documents accompanying this proxy statement, including, SuperGen's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 which was filed with the SEC on March 9, 2011. All subsequent written and oral forward-looking statements concerning SuperGen, the annual meeting, the Transaction, the related transactions or other matters attributable to SuperGen or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

        These forward-looking statements speak only as of the date on which the statements were made and SuperGen expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere, whether written or oral, relating to the matters discussed in this proxy statement.

RISK FACTORS

        In addition to the other information included in documents delivered with this proxy statement, you should carefully consider the risk factors described below in evaluating whether to approve the share issuance to Astex shareholders, as well as the other proposals under consideration at the annual meeting. Additional risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect the proposed Transaction and SuperGen, following the closing.

Risks Related to the Transaction

We may fail to realize some or all of the anticipated benefits of the proposed Transaction, which may adversely affect the value of our common stock.

        The success of the Transaction will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining SuperGen and Astex. However, to realize these anticipated benefits and cost savings, we must successfully combine the acquired business with our legacy operations and integrate our respective operations, technologies and personnel following the closing. If we are not able to achieve these objectives within the anticipated time frame, or at all, the anticipated benefits and cost savings of the Transaction may not be realized fully or at all or may take longer to realize than expected and the value of SuperGen's common stock may be adversely affected. In addition, the overall integration of the businesses is a complex, time-consuming and expensive process that, without proper planning and effective and timely implementation, could significantly disrupt our operations following closing.

        We have operated and, until the closing, will continue to operate independently of Astex. It is possible that the integration process could result in the loss of key employees and other senior management, result in the disruption of our business or adversely affect our ability to maintain our research and development operations, or to otherwise achieve the anticipated benefits of the Transaction.

        Specifically, risks in integrating Astex into our operations in order to realize the anticipated benefits of the Transaction include, among other things:

  •
  failure to effectively coordinate research and drug candidate development efforts to communicate our product capabilities and expected product roadmap following closing;

  •
  failure to compete effectively against companies already serving the broader market opportunities expected to be available to us and our expanded drug offerings;

  •
  failure to successfully integrate and harmonize financial reporting and information technology systems of SuperGen and Astex;

  •
  retaining Astex's relationships with pharmaceutical company partners;

  •
  integrating a senior management team from SuperGen and Astex, as well as integrating members from both companies on the board of directors of the post-closing company;

  •
  retaining key SuperGen employees and retaining and integrating key employees from Astex;

  •
  coordinating research and development activities to enhance the introduction of new drug development methodologies and drug discovery platforms acquired in the Transaction;

  •
  coordinating operations across time zones, continents and cultures;

  •
  managing effectively the diversion of management's attention from business matters to integration issues;

  •
  combining research and development capabilities effectively and quickly;

  •
  integrating partnership efforts so that new partners acquired with the Transaction can easily do business with us;

  •
  transitioning all facilities to a common information technology environment; and

  •
  combining our business culture with the business culture of Astex.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual cost synergies, if achieved at all, may be lower than we expect and may take longer to achieve than anticipated. If we are not able to adequately address these challenges, we may be unable to successfully integrate the operations of the business acquired from Astex into our own, or to realize the anticipated benefits of the integration following the closing. The anticipated benefits and synergies assume a successful integration and are based on projections, which are inherently uncertain, and other assumptions. Even if integration is successful, anticipated benefits and synergies may not be achieved. An inability to realize the full extent of, or any of, the anticipated benefits of the Transaction, as well as any delays encountered in the integration process, could have an adverse effect on our business and results of operations, which may affect the value of the shares of our common stock after the closing. Some examples of how we may not realize anticipated benefits include the risk of the following:

  •
  cost of development programs may be higher than forecasted;

  •
  forecasted milestones from collaborations may not be achieved as anticipated; and

  •
  exchange risk associated with any existing or anticipated cash denominated in another currency may reduce the expected value actually received when translated into British Pounds Sterling.

Failure to complete the Transaction could negatively impact our stock price and our future business and financial results.

        If the Transaction is not completed, our ongoing business may be adversely affected and, without realizing any of the benefits of having completed the Transaction, we will be subject to a number of risks, including the following:

  •
  we may be required to pay Astex a termination fee of up to $6 million if the Transaction is terminated under certain circumstances;

  •
  we will be required to pay certain costs relating to the Transaction, including substantial legal, accounting and related consulting fees, whether or not the Transaction is completed;

  •
  under the Implementation Agreement, we are subject to certain restrictions on the conduct of our business prior to completing the Transaction that may affect our ability to execute certain of our business strategies; and

  •
  matters relating to the Transaction (including integration planning) may require substantial commitments of time and resources by our management, which could otherwise have been devoted to other opportunities that may have been beneficial to us as an independent company.

        We also could be subject to litigation related to any failure to complete the Transaction or related to any enforcement proceeding commenced against us to perform our obligations under the Implementation Agreement. If the Transaction is not completed, these risks may materialize and may adversely affect our business, financial results and stock price.

We will incur significant Transaction and Transaction-related costs.

        We expect to incur a number of non-recurring costs associated with combining the operations of Astex with our own business. The substantial majority of non-recurring expenses resulting will be comprised of Transaction costs related to the execution of the Transaction, facilities and systems consolidation costs and employment-related costs. We will also incur Transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental Transaction and Transaction-related costs over time, this net benefit may not be achieved in the near term, or at all.

We must continue to retain, motivate and recruit executives and other key employees, which may be difficult in light of uncertainty regarding the Transaction, and failure to do so could negatively affect our operations.

        For the Transaction to be successful, during the period before the Transaction is completed, we must continue to retain, motivate and recruit executives and other key employees. We also must be successful at retaining key employees following the closing. Experienced executives are in high demand and competition for their talents can be intense. Employees may experience uncertainty about their future role with us until, or even after, strategies with regard to our operations and product development following the closing are announced or executed. These potential distractions of the Transaction may adversely affect our ability to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. A failure to retain and motivate executives and other key employees during the period prior to or after the closing could have a material and adverse impact on our business.

Some of our current directors and executive officers have interests in the Transaction that may differ from the interests of our stockholders, and these persons may have conflicts of interest in recommending to our stockholders that they approve of the share issuance to Astex.

        Some of the members of management and the SuperGen board of directors may have interests in the Transaction that differ from, or are in addition to, their interests as stockholders. These interests include:

  •
  the rights of certain officers to receive payments or other benefits, including grants of equity awards, following the closing; and

  •
  the continuing service of several of SuperGen's existing directors and executive officers following the closing.

        These interests could cause management or members of the SuperGen board of directors to have a conflict of interest in recommending approval of the share issuance to Astex to our stockholders.

Sales by former Astex securityholders of shares of our common stock acquired in the Transaction could cause our stock price to decrease.

        The sale of shares of common stock that certain Astex securityholders receive in the Transaction will be restricted by the terms of a lock-up agreement with us and, potentially, a coordinated selling agreement among those holders, but these shareholders may begin to sell 25% of these shares two months after the closing date, with another 25% of the shares to be released every two months until all shares are fully tradable eight months after the closing date. The sale of a substantial number of shares of common stock by former Astex securityholders or by our other stockholders within a short period of time could cause our stock price to decrease, and make it more difficult for us to raise funds through future offerings of common stock.

Our obligation to pay a termination fee under certain circumstances and the restrictions on our ability to solicit or engage in negotiations with respect to other acquisition proposals may discourage other transactions which may be favorable to our stockholders.

        Until the Transaction is completed or the Implementation Agreement is terminated, with limited exceptions, the Implementation Agreement prohibits us from entering into, soliciting or engaging in negotiations with respect to acquisition proposals or other business combinations with a party other than Astex. We have agreed to pay Astex a termination fee of $6 million under specified circumstances. These provisions could discourage other companies from proposing alternative transactions which may be more favorable to our stockholders than the Transaction.

SuperGen's existing stockholders will experience dilution of their percentage ownership of SuperGen common stock.

        Pursuant to the Implementation Agreement, SuperGen initially would be issuing new shares of common stock to certain Astex securityholders, which would represent approximately 35% of the total outstanding voting power of all SuperGen stockholders following the closing. The issuance of these shares would cause SuperGen's current stockholders to experience immediate and significant dilution in their percentage ownership of SuperGen's outstanding common stock. Moreover, our current stockholders would experience additional dilution in the event that our Audit Committee determines to pay some or all of the $30 million in deferred consideration in the form of shares of our common stock. We are also assuming certain outstanding options of Astex in the Transaction, if these options (as converted) were to be exercised, our existing stockholders would suffer additional dilution.

Following the closing, certain former Astex securityholders will hold over a third of the outstanding SuperGen common stock, which could limit the influence of SuperGen's other stockholders over the election of directors and other significant corporate actions or discourage third parties from proposing a change in our control.

        Immediately after the closing of the Transaction, certain former Astex securityholders, as a group comprised of approximately 13 entities (counting any affiliated shareholders as one entity) who previously held preferred shares in Astex, would own approximately 35% of the total outstanding shares of SuperGen common stock, and would have designated four of the members serving on the nine-member board of directors of the combined entity. Accordingly, as a group, if the former Astex shareholders do not sell their SuperGen shares received in the Transaction, they would be able to exert significant influence over the outcome of a range of corporate matters, including significant corporate transactions requiring a stockholder vote, such as a merger or a sale of the combined company or its assets. This potential concentration of ownership and influence in management and board decision-making could also harm the price of SuperGen common stock following the closing by, among other things, discouraging a potential acquirer from seeking to acquire shares of SuperGen common stock (whether by making a tender offer or otherwise) or otherwise attempting to obtain control of the combined company. If any of the deferred consideration were to be paid in shares of SuperGen common stock, although the size of the group of former Astex securityholders holding SuperGen shares would increase (due to the distribution of deferred consideration shares to ordinary shareholders as well as preferred shareholders), the expanded group would hold an even greater percentage of the outstanding post-closing stock of SuperGen, thereby exacerbating the risk of concentrated ownership.

        Furthermore, the ownership position of the former Astex securityholders could discourage a third party from proposing a change of control or other strategic transaction concerning SuperGen. As a result, our common stock could trade at prices that do not reflect a "control premium" to the same extent as do the stocks of similarly situated companies that do not have a group of stockholders with an ownership interest as large as the former Astex shareholders' collective ownership interest.

 Risks Related to SuperGen

Risks Related to Our Financial Condition and Common Stock

If Dacogen is not commercially successful, our future revenues would be limited and our business would be harmed.

        The Company and Eisai Corporation of North America ("Eisai"), a holder of 6.6% of our outstanding shares, are parties to a license agreement entered into in 2004 relating to Dacogen. Dacogen is approved in the United States and has been granted Orphan Drug exclusivity by the FDA through May 2013, with potential extension to November 2013 with additional regulatory filings by Eisai, but there is no guarantee that new patients and physicians will continue to use it for the treatment of patients. Once the Orphan Drug exclusivity period ends, Dacogen may be susceptible to generic entry by other pharmaceutical companies. This type of generic market entry typically causes sales of the trade name drug to decline. If Eisai's sales of Dacogen decrease, our royalty revenue will decrease commensurately, and we cannot be assured that Eisai will commit the resources to expand sales of Dacogen. Currently, the royalty revenue we receive from Eisai is our primary source of revenue, and we are dependent on Dacogen royalty revenue to fund our operations.

        Dacogen is approved for the treatment of MDS in the United States and over 29 smaller countries globally, but is not yet approved in Europe or Japan. In July 2006, Eisai sublicensed Dacogen to Cilag, giving Cilag responsibility for conducting regulatory activities related to Dacogen and granting it exclusive development and commercialization rights in Europe and all territories outside North America. We received 50% of the $10 million upfront payment and, as a result of both the original agreement with Eisai and the sublicense with Cilag, may receive up to $17.5 million in future milestone payments upon achievement of global regulatory and sales targets. During 2010, Eisai completed a randomized Phase III clinical trial of Dacogen in elderly patients with AML and although the primary endpoint of the study was not met, a supplemental marketing application in the U.S. is planned for the second quarter of 2011. Cilag is also planning to submit a corresponding marketing application for Dacogen in Europe in 2011. However, if Dacogen is not approved for additional indications in the U.S. or is never approved in Europe or Japan, we will receive decreasing, and ultimately no, royalty payments from commercial sales by Cilag or Eisai for these territories and our future revenues and business will be harmed.

Our license agreement with Eisai may not produce the full financial benefits that we are anticipating, which could cause our business to suffer.

        We expect to record development and license revenue from payments made to us by Eisai upon the achievement of regulatory and commercialization milestones. However, we may never receive such payments because the milestones may never be achieved, either because of failure to secure regulatory approval of Dacogen in Europe or Japan, or due to Eisai's or Cilag's inability to expend the resources to grow or commence sales of Dacogen as prescribed by the license agreement. In addition, the license agreement provides that Eisai will pay us (1) a certain portion of revenues payable to Eisai as a result of Eisai sublicensing the rights to market, sell and/or distribute Dacogen, to the extent such revenues are in excess of the milestone payments already due to us under our agreement with Eisai, and (2) a 20% royalty increasing to a maximum of 30% on annual worldwide net sales of Dacogen. We cannot guarantee that we will receive these payments, and we cannot be assured that Eisai will commit the resources to expand sales of Dacogen in North America, or that Cilag will commit the resources to sell it in Europe, Japan, and elsewhere, or that either company will be successful in doing so. Because we are heavily reliant on royalties and milestone payments relating to Dacogen to fund our operations, the failure to achieve the milestones and/or receive royalty revenue from sales of Dacogen would cause our business to suffer.

Our collaborative relationship with GSK may not produce the financial benefits that we are anticipating, which could cause our business to suffer.

        Part of our strategy is to partner with, or out-license selective products to, other pharmaceutical companies in order to mitigate the cost of developing a drug through clinical trials to commercialization. The agreement with GSK is an example of this strategy, providing for the joint development of compounds that we will discover using our CLIMB technology, followed by the option for GSK to take one or more of the jointly developed compounds and further develop, commercialize, and sell the resulting product worldwide. The agreement provides for milestone payments to be paid to us during the development process, but the majority of the payments will not occur unless and until GSK exercises its option to license one or more compounds from us. We will spend our own cash and other resources during the joint development process, and we cannot guarantee that any successful compounds will result from our joint development efforts. Further, even if we discover and develop one or more viable compounds, we cannot guarantee that GSK will exercise its option to license any such compounds from us. If GSK chooses not to exercise its license option, we may continue to develop the compounds on our own, but the post-option exercise developmental and sales milestones described in the agreement, which we have estimated to be approximately $300 million, plus additional royalty revenues, will never be realized. If our joint development program with GSK is not successful, and if we cannot earn revenue from collaborative arrangements such as this agreement, our future revenues and business will be harmed.

We have a history of operating losses and we may incur losses for the foreseeable future.

        Since inception, we have funded our research and development activities primarily from private placements and public offerings of our securities, milestone and other payments from collaborators, sales of our products, royalty revenue, and product revenues primarily from sales of Nipent. The North American rights to Nipent were sold in August 2006 and we sold the remaining worldwide rights in April 2007. Our substantial research and development expenditures and limited revenues have resulted in significant net losses. We have incurred cumulative losses of $340.3 million from inception through December 31, 2010, and we have not generated sufficient revenues to support our business during that time. We expect to be close to break-even or have modest operating income over the next few years and, although we were profitable in the years ended December 31, 2009 and 2010, we may never achieve sustained profitability.

        Whether we achieve sustained profitability depends primarily on the following factors:

  •
  successful sales of Dacogen in North America by Eisai;

  •
  obtaining regulatory approval in Europe and Asia and the successful commercialization of Dacogen outside of North America by Cilag;

  •
  limiting or preventing delays in production of Dacogen;

  •
  the success of our joint development program with GSK and whether GSK exercises its option to further develop and commercialize any of the compounds resulting from the joint development effort;

  •
  our ability to discover and develop additional novel therapeutics that might advance through our internal clinical development infrastructure;

  •
  our research and development efforts, including the timing and costs of clinical trials;

  •
  our competition's ability to develop and bring to market competing products;

  •
  our ability to control costs and expenses associated with the discovery, development, and manufacturing of our novel compounds, as well as general and administrative costs related to conducting our business; and

  •
  costs and expenses associated with entering into and performing under licensing, joint development, and other collaborative agreements.

        Our products and product candidates, even if successfully developed and approved, may not generate sufficient or sustainable revenues to enable us to achieve or sustain profitability.

We will require additional funding to expand our product pipeline and commercialize new drugs, and if we are unable to raise the necessary capital or to do so on acceptable terms, our planned expansion and continued chances of survival could be harmed.

        We will continue to spend substantial resources on expanding our product pipeline, developing future products, and conducting research and development, including clinical trials for our product candidates. Based on our currently forecasted product development activities without consideration of the contemplated transaction with Astex, we anticipate that our capital resources will be adequate to fund operations and capital expenditures at least through 2012. However, if we experience unanticipated cash requirements during this period, we could require additional funds much sooner. In February 2009 we filed a $100 million shelf registration statement on Form S-3 with the SEC, which gives us the flexibility to raise funds through the sale of a variety of securities. We may raise money by the sale of our equity securities or debt, or the exercise of outstanding stock options by the holders of such options. However, given uncertain market conditions and the volatility of our stock price, we may not be able to sell our securities in public offerings or private placements at prices and/or on terms that are favorable to us, if at all. Also, the dilutive effect of additional financings could adversely affect our per share results. We may also choose to obtain funding through licensing and other contractual agreements. For example, we licensed the worldwide rights to the development, commercialization and distribution of Dacogen to Eisai. Such arrangements may require us to relinquish our rights to our technologies, products or marketing territories, or to grant licenses on terms that are not favorable to us. If we fail to obtain adequate funding in a timely manner, or at all, we will be forced to scale back our product development activities, or be forced to cease our operations.

Our equity investment in AVI BioPharma Inc. ("AVI") exposes us to equity price risk and any impairment charge would affect our results of operations.

        Our investments in marketable securities are carried at fair value with unrealized gains and losses included in accumulated other comprehensive gain or loss in stockholders' equity. However, we are exposed to equity price risk on our equity investment in AVI. The public trading prices of the AVI shares have fluctuated significantly since we purchased them and could continue to do so. If the public trading prices of these shares trade below their adjusted cost basis in future periods, we may incur additional impairment charges relating to this investment, which in turn will affect our results of operations.

        Currently we own 2.4 million shares of AVI and recorded an other-than-temporary decline in value of $3.1 million related to this investment during the year ended December 31, 2008. We evaluate investments with unrealized losses to determine if the losses are other than temporary. In making these determinations, we consider the financial condition and near-term prospects of the issuers, the magnitude of the losses compared to the investments' cost, the length of time the investments have been in an unrealized loss position, and our ability and intent to hold the investments for a reasonable period of time sufficient for a recovery of fair value. It is possible that we may record another other-than-temporary decline in value related to AVI in the future.

Product Development and Regulatory Risks

Our product candidates will require significant additional development.

        Many of our product candidates are in the development, rather than the clinical trial, stage. However, we must significantly develop all of our product candidates before we can market them, or before they will become desirable for partnering or licensing. Although we believe that our preclinical and pilot clinical studies support further development of these product candidates, the results we have obtained to date do not necessarily indicate what the results of further testing would be, including controlled human clinical testing. All of the product candidates that we are currently developing will require extensive clinical testing before we can submit any regulatory application for their commercial use.

Our product development efforts may ultimately fail.

        Our product candidates are subject to the risks of failure inherent in the development of pharmaceutical products. These risks include the following:

  •
  some of our product candidates may be found to be unsafe or ineffective, or may fail to receive the necessary regulatory clearances in a timely manner, if at all;

  •
  even if safe and effective, our product candidates may be difficult to manufacture on a large scale or may be uneconomical to market;

  •
  the proprietary rights of third parties may preclude us from marketing such products; and

  •
  third parties may market more effective or less costly products for treatment of the same diseases.

        As a result, we cannot be certain that any of our products will be successfully developed, receive required governmental approvals on a timely basis, become commercially viable or achieve market acceptance.

Before we can seek regulatory approval of any of our product candidates, we must complete clinical trials, which are expensive and have uncertain outcomes.

        All of our product candidates will require the commitment of substantial resources and regulatory approval. Before obtaining regulatory approvals for the commercial sale of any of our product candidates, we must demonstrate through non-clinical testing and clinical trials that our product candidates are safe and effective for use in humans.

        We have a portfolio of cancer drugs in various stages of development. We are currently conducting clinical trials on our products amuvatinib and SGI-110. We also expect to commence other new clinical trials from time to time in the course of our business as our product development work continues. Conducting clinical trials is a lengthy, time consuming and expensive process and the results are inherently uncertain. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, non-clinical testing and clinical trials. However, regulatory authorities may not permit us to undertake any additional clinical trials for our product candidates. If we are unable to complete our clinical trials, our business will be severely harmed and the price of our stock will likely decline.

        We also have ongoing research and non-clinical projects that may lead to product candidates, but we have not begun clinical trials for these projects. If we do not successfully complete our non-clinical trials, we might not be able to commence clinical trials as planned.

Our clinical trials may be delayed or terminated, which would prevent us from seeking necessary regulatory approvals.

        Completion of clinical trials may take several years or more. The length of a clinical trial varies substantially according to the type, complexity, novelty and intended use of the product candidate. The length of time and complexity of these studies make statistical analysis difficult and regulatory approval unpredictable. The commencement and rate of completion of our clinical trials may be delayed by many factors, including:

  •
  ineffectiveness of the study compound, or perceptions by physicians that the compound is not effective for a particular indication;

  •
  inability to manufacture sufficient quantities of compounds for use in clinical trials;

  •
  inability to obtain FDA approval of our clinical trial protocols;

  •
  slower than expected rate of patient recruitment;

  •
  inability to adequately follow patients after treatment;

  •
  difficulty in managing multiple clinical sites;

  •
  unforeseen safety issues;

  •
  lack of efficacy demonstrated during the clinical trials; or

  •
  governmental or regulatory delays.

        If we are unable to achieve a satisfactory rate of completion of our clinical trials, our business will be significantly harmed.

We may be required to suspend, repeat or terminate our clinical trials if they are not conducted in compliance with regulatory requirements.

        Our clinical trials must be conducted in accordance with the requirements of the FDA and other regulatory authorities, and are subject to continuous oversight by these authorities, and institutional review boards and ethical committees. We outsource certain aspects of our research and development activities to contract research organizations ("CROs"). We have agreements with these CROs for certain of our clinical programs. We and our CROs are required to comply with GCP regulations and guidelines for all of our products in clinical development. GCPs are enforced through periodic inspections of study sponsors, principal investigators, and study sites. If our CROs or we fail to comply with applicable GCPs, the clinical data generated in our studies may be deemed unreliable and regulatory authorities may require us to perform additional studies before approving our applications. Our non-clinical safety studies must be conducted according to the principles of GLP regulations. In addition, our clinical trials must be conducted with product candidates produced under current good manufacturing practice regulations ("GMPs"), and may require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical studies, which would delay the regulatory approval process.

We may be required to suspend, repeat or terminate our clinical trials if later trial results fail to demonstrate safety and efficacy, or if the results are negative or inconclusive.

        Our clinical trials may be suspended at any time if we or the FDA believe the patients participating in our studies are exposed to unacceptable health risks or if we or the FDA find deficiencies in the conduct of these trials. Adverse medical events during a clinical trial could cause us to terminate or repeat a clinical trial. In 2010, we terminated clinical trials for SGI-1776 due to safety concerns.

        We may encounter other problems and failures in our studies that would cause us or the FDA to delay or suspend the studies. Even if we achieve positive interim results in clinical trials, these results do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. A number of companies in the pharmaceutical industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials.

        Negative or inconclusive results during a clinical trial could cause us to terminate or repeat a clinical trial. The potential failures would delay development of our product candidates, hinder our ability to conduct related non-clinical testing and clinical trials and further delay the commencement of the regulatory approval process. Further, the failures or perceived failures in our clinical trials would delay our product development and the regulatory approval process, damage our business prospects, make it difficult for us to establish collaboration and partnership relationships and negatively affect our reputation and competitive position in the pharmaceutical industry. Finally, if we are required to conduct other clinical trials for the product candidates, the additional trials would require substantial funding and time, and we may be unable to obtain funding to conduct such clinical trials.

Our failure to obtain regulatory approvals to market our product candidates in foreign countries and delays caused by government regulation would adversely affect our anticipated revenues.

        Sales of our products in foreign jurisdictions will be subject to separate regulatory requirements and marketing approvals. Approval in the United States, or in any one foreign jurisdiction, does not ensure approval in any other jurisdiction. The process of obtaining foreign approvals may result in significant delays, difficulties and expenses for us, and may require additional clinical trials. Although many of the regulations applicable to our products in these foreign countries are similar to those promulgated by the FDA, many of these requirements also vary widely from country to country, which could delay the introduction of our products in those countries. Failure to comply with these regulatory requirements or to obtain required approvals would impair our ability to commercialize our products in foreign markets.

        Even if regulatory approval of our products is obtained, later discovery of previously unknown problems may result in restrictions of a product, including withdrawal of that product from the market. Further, governmental approval may subject us to ongoing requirements for post-marketing studies. For example, despite receipt of governmental approval, the facilities of our third-party manufacturers are still subject to unannounced inspections by the FDA and must continue to comply with GMPs and other regulations. These regulations govern all areas of production, record keeping, personnel and quality control. If we or our third-party manufacturers fail to comply with any of the manufacturing regulations, we may be subject to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution.

If we are unable to comply with environmental laws and regulations, our business may be harmed.

        We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. We currently maintain a supply of biohazardous materials at some of our facilities. We believe our safety procedures for these materials comply with all applicable environmental laws and regulations, and we carry insurance coverage we believe is adequate for the size of our business. However, we cannot entirely eliminate the risk of accidental contamination or injury from these materials. If an accident or environmental discharge occurs, we could be held liable for any resulting damages, which could exceed our insurance coverage and financial resources.

        We currently outsource certain of our research and development programs involving the controlled use of biohazardous materials. We believe our collaborators have in place safety procedures for these materials that comply with governmental standards. Nevertheless, if an accident does occur, our research and product development will be negatively affected.

Additional Risks Associated with Our Business

If the third-party manufacturers upon whom we rely fail to produce our products in the volumes that we require on a timely basis, or fail to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the delivery of, or be unable to meet demand for, our products.

        Because we have no manufacturing facilities, we rely on third parties for manufacturing activities related to all of our product candidates. As we develop new products, we must establish and maintain relationships with manufacturers to produce and package sufficient supplies of our finished pharmaceutical products. Reliance on third-party manufacturing presents the following risks:

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  delays in scale-up to quantities needed for multiple clinical trials, or failure to (a) manufacture such quantities to our specifications or (b) deliver such quantities on the dates we require, which could cause delay or suspension of clinical trials, regulatory submissions and commercialization of our products;

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  potential relinquishment or sharing of intellectual property rights to any improvements in the manufacturing processes or new manufacturing processes for our products; and

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  unannounced ongoing inspections by the FDA and corresponding state agencies for compliance with GMPs, regulations and foreign standards, and failure to comply with any of these regulations and standards may subject us to, among other things, product seizures, recalls, fines, injunctions, suspensions or revocations of marketing licenses, operating restrictions and criminal prosecution.

        Any of these factors could delay clinical trials or commercialization of our product candidates under development, and entail higher costs.

Our business may be harmed if the manufacture of our products is interrupted or discontinued.

        We may be unable to maintain our relationships with our third-party manufacturers. If we need to replace or seek new manufacturing arrangements, we may have difficulty locating and entering into arrangements with qualified contract manufacturers on acceptable terms, if at all. We are aware of only a limited number of companies on a worldwide basis who operate manufacturing facilities in which our products can be manufactured to our specifications and in compliance with GMPs. It could take several months, or significantly longer, for a new contract manufacturing facility to obtain FDA approval and to develop substantially equivalent processes for the production of our product candidates. We may not be able to contract with any of these companies on acceptable terms, if at all.

If our suppliers cannot provide the components we require, our future product sales and revenue could be harmed.

        We rely on third-party suppliers to provide us with numerous components used in our products under development. Relying on third-party suppliers makes us vulnerable to component failures and interruptions in supply, either of which could impair our ability to conduct clinical trials on a timely basis. Using third-party suppliers makes it difficult and sometimes impossible for us to maintain quality control, manage inventory and production schedules and control production costs. Vendor lead times to supply us with ordered components vary significantly and can exceed six months or more. Both now and as we expand our need for manufacturing capacity, we cannot be sure that our suppliers will furnish us with required components when we need them. These factors could make it difficult for us to effectively and efficiently manufacture our products, and could adversely impact our clinical trials, product development and future sales of our products.

        Some suppliers may be our only source for a particular component, which would make us vulnerable to cost increases and supply interruptions. We generally rely on one manufacturer for each product.

        Vendors may decide to limit or eliminate sales of certain products to the medical industry due to product liability or other concerns. In the event one of our sole source suppliers decides not to manufacture the component, goes out of business, or decides to cut off our supply, we may be unable to locate replacement supply sources, or the sources that we may locate may not provide us with similar reliability or pricing and our business could suffer. If we cannot obtain a necessary component, we may need to find, test and obtain regulatory approval for a replacement component, produce the component or redesign the related product, which would cause significant delay and could increase our manufacturing costs. Any of these events could adversely impact our future sales and results of operations.

If we are not able to maintain and successfully establish new collaborative and licensing arrangements with third parties, our product development and business will be harmed.

        Our business model is based on establishing collaborative relationships with other parties both to license compounds upon which our products and technologies are based and to manufacture our products or our collaborators' products. It is critical that we gain access to compounds and technologies to license for further development. Due to the expense of the drug approval process we must have relationships with established pharmaceutical companies to offset some of our development costs in exchange for a combination of development, marketing and distribution rights. For example, in our collaborative relationship with GSK, we expect to offset the costs of further development of the drugs we jointly develop with GSK, if and when GSK exercises its option to license such jointly developed drugs.

        From time to time we enter into discussions with various companies regarding the establishment of new collaborations. If we are not successful in establishing new partners for our product candidates, we may not be able to pursue further development of such product candidates and/or may have to reduce or cease our current development programs, which would materially harm our business. Even if we are successful in establishing new collaborations, they are subject to numerous risks and uncertainties including:

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  our ability to negotiate acceptable collaborative arrangements;

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  the collaboration making us less attractive to potential acquirers;

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  freedom of our collaborative partners to pursue alternative technologies either on their own or with others, including our competitors, for the diseases targeted by our programs and products;

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  the potential failure of our partners to fulfill their contractual obligations or their decision to terminate our relationships, in which event we may be required to seek other partners, or expend substantial resources to pursue these activities independently; and

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  our ability to manage, interact and coordinate our timelines and objectives with our collaborative partners may not be successful.

        In addition, our collaborators may undergo business combinations, which could have the effect of making the collaboration with us less attractive to them for a number of reasons. For example, if an existing collaborator purchases a company that is one of our competitors, that company may be less willing to continue its collaboration with us. A company that has a strategy of purchasing companies with attractive technologies might have less incentive to enter into a collaboration agreement with us. Moreover, disputes may arise with respect to the ownership of rights to any technology or products developed with any current or future collaborator. Lengthy negotiations with potential collaborators or disagreements between us and our collaborators may lead to delays in or termination of the research, development or commercialization of product candidates or result in time consuming and expensive litigation or arbitration.

Our collaborative relationships with third parties could cause us to expend significant funds on development costs with no assurance of financial return.

        From time to time we enter into collaborative relationships with third parties to co-develop and market products, such as our relationship with GSK. These relationships require substantial financial commitments from us, and at the same time the product developments are subject to the same regulatory requirements, risks and uncertainties associated with the development of our other product candidates. The compounds that are the subject of these collaborative agreements may prove to be ineffective, may fail to receive regulatory approvals, may be unprotectable by patents or other intellectual property rights, or may not be otherwise commercially viable. If these collaborative relationships are not successful, our product developments will be adversely affected, and our investments and efforts devoted to the product developments will be wasted.

Our ability to protect our intellectual property rights will be critically important to the success of our business, and we may not be able to protect these rights in the United States or abroad.

        The success of our operations depends in part on our ability to obtain patents, protect trade secrets, operate without infringing the proprietary rights of others and enforce our proprietary rights against accused infringers.

        We actively pursue a policy of seeking patent protection when applicable for our proprietary products and technologies, whether they are developed in-house or acquired from third parties. We attempt to protect our intellectual property position by filing United States and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. To date, we have ownership of or acquired licenses to numerous patents covering various aspects of our proprietary drugs and technologies. In addition, we are prosecuting a number of patent applications for new drug candidates that we are actively developing at this time.

        We also have patents, licenses to patents, and pending patent applications in Europe, Australia, Japan, Canada, China and Israel among other countries. Limitations on patent protection, and the differences in what constitutes patentable subject matter, may limit the protection we have on patents issued or licensed to us in these countries. In addition, laws of foreign countries may not protect our intellectual property to the same extent as would laws in the United States. In determining whether or not to seek patent protection or to license any patent in a foreign country, we weigh the relevant costs and benefits, and consider, among other things, the market potential and profitability, the scope of patent protection afforded by the law of the jurisdiction and its enforceability, and the nature of terms with any potential licensees. Failure to obtain adequate patent protection for our proprietary drugs and technology would impair our ability to be commercially competitive in these markets.

        The pharmaceutical industry is characterized by a large number of patent filings involving complex legal and factual questions, and therefore we cannot predict with certainty whether our patents will be enforced effectively. Competitors may have filed applications for, or been issued patents on, products or processes that compete with or are similar to ours. We may not be aware of all of the patents potentially adverse to our interests which may have been issued to others. In addition, third parties may challenge, invalidate or circumvent any of our patents. Thus, any patents that we own or license from third parties may not provide adequate protection against competitors, if at all. Our pending patent applications and those we may file in the future, or those we may license from third parties, may not result in patents being issued with adequate claim scope, if at all.

        In addition to pursuing patent protection in appropriate instances, we also rely on trade secret protection or regulatory marketing exclusivity for unpatented proprietary technology. However, trade secrets are difficult to protect. Our trade secrets or those of our collaborators may become known or may be independently discovered by others. Furthermore, regulatory marketing exclusivity is for a limited time period, which may not be an adequate period for our business interests.

        In the pharmaceutical industry there has been, and we believe that there will continue to be, significant litigation regarding patent and other intellectual property rights. Claims may be brought against us in the future based on patents held by others. These persons could bring legal actions against us claiming damages and seeking to enjoin clinical testing, manufacturing and marketing of the affected product. If we become involved in litigation, it could consume a substantial portion of our resources, regardless of the outcome of the litigation. If a lawsuit against us is successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product. We cannot assure you that we would prevail in a lawsuit filed against us or that we could obtain any licenses required under any patents on acceptable terms, if at all.

        Our proprietary products are dependent upon compliance with other licenses and agreements. These licenses and agreements require us to make royalty and other payments, reasonably exploit the underlying technology of the applicable patents, and comply with regulatory filings. If we fail to comply with these licenses and agreements, we could lose the underlying rights to one or more of these potential products, which would adversely affect our product development and harm our business.

If we fail to compete effectively against other pharmaceutical companies, our business will suffer.

        The pharmaceutical industry in general and the oncology sector in particular is highly competitive and subject to significant and rapid technological change. There are many companies, both public and private, including well-known pharmaceutical companies that are engaged in the discovery and development of products for some of the applications that we are pursuing. Some of our competitors and probable competitors include ArQule, Array BioPharma, Astex Tx, Crystal Genomics, Exelixis, Infinity, Plexxikon, Vertex, Sanofi-Aventis, Bristol-Myers Squibb Company, Celgene, Eli Lilly & Co., GSK, Novartis AG, Pfizer, and others.

        Many of our competitors have substantially greater financial, research and development, and manufacturing resources than we do and may represent substantial long-term competition for us. Some of our competitors have received regulatory approval for products or are developing or testing product candidates that compete directly with our product candidates. For example, amuvatinib faces competition from a multitude of other investigational drugs which are multi-targeted tyrosine kinase inhibitors and inhibitors of the DNA repair pathway. We also expect that there will be other inhibitors of PIM kinases that will emerge as competition for investigational drugs progressing through our discovery pipeline. In addition, Dacogen faces competition from 5-aza-cytidine and other drugs in development to treat MDS.

        Many of these competitors, either alone or together with their customers and partners, have significantly greater experience than we do in discovering products, undertaking non-clinical testing and clinical trials, obtaining FDA and other regulatory approvals, and manufacturing and marketing products. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA or foreign marketing approval or commercializing products before we do. If we elect to commence commercial product sales of our product candidates, we could be at a disadvantage relative to many companies with greater marketing and manufacturing capabilities, in areas that we may have limited or no experience.

        Factors affecting competition in the pharmaceutical industry vary depending on the extent to which competitors are able to achieve an advantage based on superior differentiation of their products, greater institutional knowledge, or depth of resources. If we are able to establish and maintain a competitive advantage based on the ability of CLIMB to discover new drug candidates more quickly and against targets not accessible by many competitors, our advantage will likely depend primarily on the ability of our CLIMB technology to make accurate predictions about the effectiveness and safety of our drug candidates as well as our ability to effectively and rapidly develop investigational drugs.

        Extensive research and development efforts and rapid technological progress characterize the industry in which we compete. Although we believe that our proprietary drug discovery capabilities afford us a competitive advantage relative to other discovery and development companies competing in oncology, we expect competitive intensity in this pharmaceutical segment to continue and will increase over time. Discoveries by others may render CLIMB and our current and potential products noncompetitive. Our competitive position also depends on our ability to attract and retain qualified scientific and other personnel at all our geographic locations, develop effective proprietary products, implement development plans, obtain patent protection and secure adequate capital resources.

The pharmaceutical industry in general and the oncology sector in particular is subject to significant and rapid technological change. Developments by competitors may render our product candidates or technologies obsolete or non-competitive.

        Our competitors may succeed in developing technologies or products that are more effective than ours. Additionally, our products that are under patent protection face intense competition from competitors' proprietary products. This competition may increase as new products enter the market.

        A number of our competitors have substantially more capital, research and development, regulatory, manufacturing, marketing, human and other resources and experience than we have. As a result, our competitors may:

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  develop products that are more effective or less costly than any of our current or future products or that render our products obsolete;

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  produce and market their products more successfully than we do;

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  establish superior proprietary positions; or

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  obtain FDA or foreign regulatory approval for labeling claims that are more favorable than those for our products.

        We will also face increasing competition from lower-cost generic products after patents on our proprietary products expire. Loss of patent protection typically leads to a rapid decline in sales for that product and could affect our future results. As new products enter the market, our products may become obsolete or our competitors' products may be more effective or more effectively marketed and sold than our products. Technological advances, competitive forces and loss of intellectual property protection rights for our products may render our products obsolete.

We may be subject to product liability lawsuits and our insurance may be inadequate to cover damages.

        Clinical trials and commercial use of our current and potential products may expose us to liability claims from the use or sale of these products. Consumers, healthcare providers, pharmaceutical companies and others selling such products might make claims of this kind. We may experience financial losses in the future due to product liability claims. We have obtained limited product liability insurance coverage for our products and clinical trials, under which the coverage limits are $10 million per occurrence and $10 million in the aggregate. We do not know whether this coverage will be adequate to protect us in the event of a claim. We may not be able to obtain or maintain insurance coverage in the future at a reasonable cost or in sufficient amounts to protect us against losses. If third parties bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liabilities, we may not have sufficient financial resources to complete development or commercialization of any of our product candidates and our business and results of operations will be adversely affected.

If we are unable to attract and retain additional, highly skilled personnel required for the expansion of our activities, our business will suffer.

        Our success is dependent on key personnel, including members of our senior management and scientific staff at all our geographic locations. If any of our executive officers decides to leave and we cannot locate a qualified replacement in time to allow a smooth transition, our business may be adversely affected. To successfully expand our operations, we will need to attract and retain additional highly skilled individuals, particularly in the areas of clinical administration, non-clinical and development research, manufacturing and finance. We compete with other companies for the services of existing and potential employees; however, to the extent these employees favor larger, more established employers, we may be at a disadvantage.

Earthquake or other natural or man-made disasters and business interruptions could adversely affect our business.

        Our operations are vulnerable to interruption by fire, power loss, floods, telecommunications failure and other events beyond our control. In addition, our operations are susceptible to disruption as a result of natural disasters such as earthquakes. So far we have never experienced any significant disruption of our operations as a result of earthquakes, other natural disasters, or any man-made disasters. Although we have a contingency recovery plan, any significant business interruption could cause delays in our drug development and future sales and harm our business.

Provisions in our certificate of incorporation, bylaws and applicable Delaware law may prevent or discourage third parties or stockholders from attempting to replace our management.

        Anti-takeover provisions of our certificate of incorporation and bylaws make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

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  authorization of the issuance of up to 2,000,000 shares of our preferred stock;

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  elimination of cumulative voting; and

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  elimination of stockholder action by written consent.

        Our bylaws establish procedures, including notice procedures, with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors or for stockholder proposals to be submitted at stockholder meetings.

        We are also subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, Section 203 of the Delaware General Corporation Law prevents a stockholder owning 15% or more of a corporation's outstanding voting stock from engaging in business combinations with a Delaware corporation for three years following the date the stockholder acquired 15% or more of a corporation's outstanding voting stock. This restriction is subject to exceptions, including the approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder.

        We believe that the benefits of increased protection of our potential ability to negotiate with the proponents of unfriendly or unsolicited proposals to acquire or restructure us outweigh the disadvantages of discouraging those proposals because, among other things, negotiation of those proposals could result in an improvement of their terms. Nevertheless, these provisions are expected to discourage different types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our Company to first negotiate with us, and may have the effect of preventing or discouraging third parties or stockholders from attempting to replace our management.

THE TRANSACTION

        The following discussion summarizes the material terms of the Transaction. Stockholders should read the Implementation Agreement and the schedules and exhibits attached to it, which are collectively attached as Appendix A to this proxy statement, carefully and in their entirety.

 General Description of the Transaction

        SuperGen and Astex have entered into an Implementation Agreement pursuant to which SuperGen intends to acquire Astex through a scheme of arrangement in the United Kingdom. The scheme of arrangement is a court process under the laws of the United Kingdom, which, if successfully completed, would result in the cancellation of all currently outstanding Astex shares of capital stock and with Astex becoming a wholly owned subsidiary of SuperGen. Shortly after the closing of the Transaction, SuperGen intends to change its name to Astex Pharmaceuticals, Inc. In exchange for the existing Astex shares, SuperGen would pay to the shareholders of Astex both initial consideration (consisting of cash and stock) and deferred consideration (consisting of cash, stock or a combination of cash and stock). We believe that through this Transaction, SuperGen will emerge as an industry leader in oncology drug development, which we have identified as our top strategic priority.

        The initial consideration, payable at the closing of the Transaction, would consist of $25 million in cash and a number of shares of SuperGen common stock equal to 35% of the issued and outstanding stock of SuperGen as of the closing after giving effect to the issuance of the new shares. The deferred consideration payable by SuperGen is equal to a total of $30 million and would be payable in cash, SuperGen common stock, or a combination of cash and SuperGen common stock. The form of deferred consideration payment is left to the discretion of the SuperGen Audit Committee. The timing of the deferred consideration payment is variable depending on the achievement of certain milestones, but the full amount would be paid no later than 30 months after the closing of the Transaction, with a minimum of $15 million payable on the 18-month anniversary of the Transaction closing date and any remaining unpaid amount of the $30 million of deferred consideration payable on the 30-month anniversary of the closing date of the Transaction. The exact timing of the deferred consideration payments would be determined according to the terms of the Implementation Agreement, which provides that payments may be accelerated in the event that specific milestones are met. In no event however would we issue to former Astex securityholders more than 52.5 million shares of SuperGen common stock (including both shares required to be issued as initial consideration and shares potentially issuable as deferred consideration).

        Finally, we will assume all of Astex's currently outstanding options and warrants. In the aggregate, if all assumed options and warrants were exercised following the closing, we would not expect that total number of shares of SuperGen common stock issuable upon such exercise to exceed 2.5 million shares of our common stock.

Background to the Transaction

        On an ongoing basis, SuperGen has monitored the marketplace concerning strategic opportunities to strengthen our business, and specifically ramped up this review since 2005. We periodically have considered possible mergers with and acquisitions of complementary businesses, technologies and/or products that would expand our offerings and generate additional revenue. We originally became interested in Astex in early 2009 as part of this process, specifically because we believed that their high throughput crystallography and fragment-chemistry based drug discovery process represented a best-in-class technology that was complementary to our established drug development capabilities. In addition, we sought more clinical-stage assets that would not deplete unduly our cash reserves, while also offering a possible vehicle for generating future revenue stream to offset the lapsing of Dacogen's Orphan Drug designation in the U.S. in November 2013. Finally, the number and nature of Astex's corporate partnerships and potential resulting revenue streams were compelling to us. Astex initially appeared to fulfill these criteria, and a strategic combination was expected to allow us to enhance our product development and productivity from our current capacity. As part of the process of considering this strategic business combination, beginning in January 2009, Dr. James S.J. Manuso, President, CEO and Chairman of the board of directors of SuperGen, had several exploratory telephone conversations and meetings with Dr. Harren Jhoti, Chief Executive Officer of Astex regarding SuperGen's potential interest in a strategic business combination with Astex after which Dr. Manuso provided an overview of these conversations to the SuperGen board members.

        In February 2009, Dr. Manuso and Dr. Jhoti spoke about the potential of a transaction and scheduled a meeting on March 19, 2009 between senior management from SuperGen and Astex in London. On February 23, 2009, Dr. Manuso and Dr. Jhoti spoke about general terms of the potential strategic transaction and had continuing communications about the exchange of information that would be useful in advance of the March 19 meeting. On February 24, 2009, John Aston, Chief Financial Officer of Astex, and Michael Molkentin, Chief Financial Officer of SuperGen, exchanged financial information in anticipation of the March 19 meeting.

        On February 25, 2009, Dr. Manuso communicated to all members of our board of directors regarding an analysis by the board of directors' Pharmaceutical Sub-Committee that reviewed the landscape of potential companies and identified Astex as the most promising target for an acquisition. Dr. Manuso provided an overview of Astex and its founders, discussed the potential synergies of technologies and pipelines and outlined Astex's cash position. Dr. Manuso gave a more detailed overview of his conversations with Dr. Jhoti, Dr. Martin Buckland, Chief Business Officer of Astex, and Mr. Aston and indicated their agreement that senior management from both companies believed that there were compelling reasons to explore a potential combination between the two companies. Our board of directors reviewed the materials provided by management and agreed to discuss the matter again at its next meeting scheduled for Thursday, March 12, 2009, while at the same time allowing management to continue preparations for the March 19 meeting.

        On March 2, 2009, SuperGen and Astex entered into a mutual confidentiality agreement to facilitate the exchange of more detailed information between the companies in order to further explore the possibility of a business combination.

        On March 3, 2009, Dr. Buckland forwarded documents to Mr. Molkentin in preparation for the meeting scheduled for March 19, 2009, including financial documents and presentations on Astex's process and products. Other members of senior management were also exchanging information at this time in preparation for the March 19 meeting.

        On March 10, 2009, Dr. Manuso shared materials about a potential business combination with Dr. Jhoti and other senior members of Astex's management and discussed how the combination could result in a significant, research-driven company with multiple products in development and a significant roster of corporate partnerships.

        On March 12, 2009, at a regularly scheduled meeting also attended by Mr. Molkentin and representatives of Wilson Sonsini Goodrich & Rosati, SuperGen's outside legal counsel, our board of directors reviewed the competitive strategic landscape and potential strategic transactions, including the proposed strategic transaction with Astex. Dr. Michael McCullar, SuperGen's Senior Vice President of Strategy and Discovery Operations, joined the meeting, at which time our board of directors discussed a proposed strategic transaction with Astex in greater detail. Following the discussion, the board of directors agreed that Dr. Manuso should continue to engage in his discussions with Astex management, and inform the board of directors about the status and progress of these discussions.

        On March 19, 2009, Dr. Manuso, Mr. Molkentin and Dr. McCullar met with Dr. Jhoti and representatives of senior management of Astex in London, to discuss a proposed strategic transaction,

including a financial overview, development programs and synergistic potential. On March 20, 2009, Dr. Manuso informed the board of directors of his views of the meeting and the potential benefits of a possible business combination. Later on March 20, 2009, Dr. Manuso and Dr. Jhoti met in Cambridge, England to discuss, among other things, the relative strengths of each company, valuations of each company and what a combined organization might look like.

        In the Spring of 2009, Dr. Manuso and the Pharmaceutical Sub-Committee continued to review the landscape of prospective biotechnology companies and assets that might provide good synergistic opportunities with SuperGen and conducted follow-up discussions with several such companies.

        On May 18, 2009, Mr. Molkentin sent a financial modeling spreadsheet to Mr. Aston and they discussed Astex's projected milestone payments from partners.

        At this time, senior management, after discussions with the SuperGen board of directors, ceased discussions with Astex regarding the proposed business transaction due to differing perspectives on relative market valuations, market conditions, alternatives believed available to each company, and specific deal terms.

        In late 2009 and early 2010, we continued reviewing other opportunities to complement and expand our existing business, as well as the possibility of successfully operating as a stand-alone business and the possibility of trying to sell SuperGen. We determined that the acquisition of Astex could offer us the best opportunity to achieve our long-term strategic plan compared to the other alternatives that we examined and decided to reinitiate discussions to see if we could come to an agreement with Astex about terms for the proposed strategic Transaction.

        On April 6, 2010, Dr. Manuso contacted Dr. Stephen Bunting, member of the board of directors of Astex and Managing Director of Abingworth, Astex's lead investor, to re-initiate exploratory discussions regarding a proposed business combination and inform Dr. Bunting that SuperGen would like to recommence due diligence in order to outline a range of values for Astex in the context of a strategic transaction and to determine the appropriate components of compensation, including cash, equity, and details regarding the possible structure of deferred compensation. Dr. Manuso indicated that SuperGen management would meet with Dr. Jhoti and Dr. Buckland in subsequent weeks in California and in the U.K.

        On April 22, 2010, Dr. Manuso notified our board of directors of upcoming meetings with Astex, and provided an overview of the information he intended to share with Astex, including preliminary financial data regarding a proposed strategic transaction. Dr. Manuso also shared with our board of directors information from Astex about Astex's drug development pipeline. The board of directors again expressed its view that the discussions with Astex provided the best opportunity for SuperGen to advance its long-term strategic plan.

        On April 22, 2010, SuperGen board member Dr. Michael Young had a meeting with Dr. Jhoti and other members of Astex's management team in Cambridge, England, after which an update of the meeting was provided to the full board of directors.

        On April 29, 2010, SuperGen board members Dr. Allan Goldberg, Dr. Manuso and Dr. Young toured Astex's facilities in Cambridge, England and met Dr. Jhoti and other members of the Astex management team. On April 30, 2010, Dr. Goldberg, Dr. Manuso and Dr. Young met in London with Dr. Jhoti, Dr. Bunting, and Abingworth's director in charge of mergers and acquisitions to discuss a potential strategic transaction and a preliminary valuation of Astex.

        On May 5, 2010, Dr. Manuso discussed with our board of directors a proposed draft letter of intent that would be sent to Astex. Dr. Goldberg and Dr. Manuso communicated throughout the day regarding the terms of a proposed strategic transaction, including the potential composition of the board of directors of a combined entity.

        On May 8, 2010, we sent a draft letter of intent to Astex. On May 12, 2010, Dr. Jhoti and Dr. Buckland raised specific issues with Dr. Manuso regarding financial projections, board of directors composition and valuation that they felt needed to be addressed in the letter of intent, which Dr. Manuso communicated to the SuperGen board of directors.

        Dr. Jhoti informed Dr. Manuso that at its May 11, 2010 meeting, the Astex board of directors appointed a formal committee of its board comprised of Dr. Jhoti, Dr. Bunting and Dr. Buckland as designated representatives of Astex in connection with discussions regarding the proposed strategic transaction.

        On May 13 and 14, 2010, senior management and several board members visited Astex's facilities in Cambridge, England and met with Dr. Jhoti and Astex's senior management as part of SuperGen's due diligence efforts.

        On May 15, 2010, Dr. Manuso traveled to London to present at several healthcare and biotechnology conferences and to meet with pharmaceutical companies and European investment funds. During this week, Dr. Manuso met with Dr. Jhoti, Astex's Chief Executive Officer and Dr. Bunting in London to discuss various organizational, strategic and due diligence matters.

        On May 19, 2010, Dr. Manuso discussed with our board of directors the meetings of the past week, including reports from SuperGen senior management about the May 13 and 14, 2010 meetings. As part of these discussions, Dr. Manuso indicated that the senior management and board members of Astex supported moving forward with the proposed business combination, and the board of directors discussed the various possible deal terms under consideration, including the amount of stock that might be paid to Astex securityholders and how the combined entity's board of directors might be structured.

        On June 3 and 4, 2010, Astex's senior management visited SuperGen's Dublin, California and Salt Lake City, Utah facilities and met with SuperGen's senior management and other key personnel.

        On June 4, 2010, our board of directors discussed various issues related to potential timing issues related to the proposed business combination, including if stockholder approval was required.

        On June 6, 2010, Dr. Jhoti forwarded comments to the latest draft of the letter of intent, which document was renamed as term sheet, and side letter to the confidentiality agreement that set forth terms of confidential treatment of proprietary information. The board of directors reviewed the revised agreements in preparation for discussing at the June 10 board of directors meeting.

        On June 10, 2010, our board of directors held a regularly scheduled meeting, which was also attended by Mr. Molkentin and representatives of Wilson Sonsini Goodrich & Rosati, at which the board of directors discussed the status of discussions with Astex regarding the proposed strategic transaction. The board of directors discussion included updates on the status of research and development issues and governance matters. The board of directors had a full discussion regarding issues relating to the proposed strategic transaction and specifically discussed the revised term sheet and side letter.

        On June 14, 2010, senior management from SuperGen and Astex held a telephonic conference call during which Astex's management presented an overview of Astex's: (1) internal discovery programs; (2) partnered discovery programs; (3) internally funded development pipeline; and (4) trials being externally funded on Astex compounds.

        On June 15, 2010, SuperGen delivered a revised draft term sheet and side letter to Astex, and our board of directors discussed various matters relating to these draft agreements, including the prospective status of Astex's existing business relationships after the proposed strategic transaction and the composition of the board of directors of the combined entity.

        During the week of June 21, 2010, Dr. Manuso and Mr. Molkentin met with Dr. Jhoti and other members of Astex's senior management in London to discuss various issues related to the proposed business transaction. Mr. Molkentin met with Astex's Vice President of Finance and Administration to prepare a multi-year financial forecast. On June 24, 2010, Dr. Manuso updated our board of directors about these meetings.

        On June 29, 2010, Dr. Manuso communicated with Dr. Jhoti and Dr. Bunting, as representatives of Astex, outlining the background and rationale for the terms of consideration that SuperGen had proposed in the preliminary term sheet, and Dr. Manuso and Dr. Jhoti continued communicating about various issues regarding the proposed strategic transaction, including the use of issued and outstanding equity or fully diluted equity, corporate governance and potential cost savings.

        On July 2, 2010, Dr. Jhoti sent Dr. Manuso a revised term sheet and side letter to the confidentiality agreement, which Dr. Manuso circulated to the board of directors. Discussions between senior management of both companies continued through July regarding specific issues set forth in the draft term sheet.

        On July 23, 2010, our board of directors received copies of the most recent draft of the revised term sheet and side letter to the confidentiality agreement. The board of directors discussed the proposed terms and reviewed the results of diligence, financial models and input from senior management.

        On July 26, 2010, our board of directors participated in a special telephonic meeting, during which our board of directors discussed the advantages and disadvantages of the current terms of the proposed strategic transaction and determined that the terms were not in the best interests of the Company. The board of directors rejected the terms of the proposed strategic transaction as then presented and authorized Dr. Manuso to communicate this to Astex and also to communicate that our board of directors was open to considering a revised proposal from Astex.

        On July 30, 2010, Dr. Manuso communicated to Dr. Jhoti and Dr. Bunting that there were challenges regarding the current terms of the proposed business combination but expressed that the SuperGen board of directors remained interested in pursuing the proposed business combination under revised terms and that he and SuperGen's senior management team were still planning to present the case for the proposed business combination with revised terms to Astex's board of directors on August 17, 2010.

        At the Astex meeting of its board of directors on August 17, 2010, Dr. Manuso, Mr. Molkentin and Dr. Mohammad Azab, our Chief Medical Officer, made a presentation as to the expected synergies of a combined SuperGen and Astex company. Members of SuperGen and Astex's senior management agreed to re-initiate discussions understanding that the terms previously considered would need to be revised. Dr. Manuso kept the board of directors apprised of the developments through regular communications to the board of directors.

        On August 24, 2010, Dr. Manuso sent Dr. Jhoti a revised term sheet and side letter, which reflected recent negotiations pertaining to consideration structure and timing, handling of options and the composition of the board of directors of the combined entity. Dr. Jhoti and Dr. Manuso signed the term sheet and side letter dated August 26, 2010.

        On August 31 and September 1, 2010, members of SuperGen's and Astex's management teams coordinated each company's working groups and commenced with the legal due diligence process.

        Between September 7 and 15, 2010, Dr. Manuso and Dr. Jhoti exchanged several communications to share the current hiring activities at SuperGen and Astex and to express ongoing progress regarding the proposed business combination.

        On September 16, 2010, our board of directors held a regularly scheduled meeting, which was also attended by Mr. Molkentin, Dr. Azab, and representatives of Wilson Sonsini Goodrich & Rosati. Our board of directors discussed various aspects of the proposed business combination, including the status of due diligence, Astex management, the proposed valuation of Astex and Astex's operations and drug pipeline. Our board of directors directed management to continue the due diligence investigation of Astex, including undertaking a detailed valuation analysis.

        On September 20, 2010, Dr. Manuso notified our board of directors that in connection with SuperGen's review of the proposed business combination, he had met with Houlihan Lokey. Dr. Manuso discussed with our board of directors Houlihan Lokey's costs and experience as well as the process of obtaining a preliminary valuation analysis.

        On September 27, 2010, Dr. Manuso and a representative of Houlihan Lokey had a meeting and follow up discussions later that day to discuss Houlihan Lokey's role and processes for providing a preliminary valuation analysis. Dr. Manuso described the history of the negotiations and described several key characteristics of SuperGen's business and Astex's business.

        In early October 2010, SuperGen's in-house legal counsel, several members of senior management and Mr. Molkentin spent a week at Astex's facilities in Cambridge, England conducting additional due diligence. Throughout the fall, key members of management from SuperGen and Astex had regular discussions regarding diligence and integration issues.

        On December 9, 2010, our board of directors held a regularly scheduled meeting, which was also attended by Mr. Molkentin and representatives of Wilson Sonsini Goodrich & Rosati. Our board of directors discussed the status of discussions with Astex and various aspects of the proposed business combination. Dr. Manuso noted that he would have additional discussions with Astex in London during the following week. On December 12, 2010, Dr. Manuso met with Dr. Jhoti and several Astex board members to discuss revising the term sheet that would be acceptable to our board of directors and fair for SuperGen stockholders.

        On December 14, 2010, Houlihan Lokey delivered a preliminary valuation analysis.

        On December 17, 2010, Dr. Manuso followed up with Dr. Jhoti regarding Dr. Manuso's meeting with Astex the week prior to communicate that pursuant to discussions at those meetings, SuperGen was proposing the following terms: (1) Astex shareholders initially would own 35% of the issued and outstanding equity of the combined entity, (2) SuperGen would pay $25 million in cash to Astex shareholders on the closing, and (3) the combined entity would pay $30 million of milestone payments in cash or stock, at the combined entity's discretion, to former Astex shareholders. Dr. Manuso would remain Chairman and CEO, Dr. Jhoti would be appointed President, and seats on the board of directors were expected to be offered to Dr. Jhoti and three other persons to represent Astex. On December 18, 2010, Dr. Jhoti provided an outline of Astex's proposal for milestone payments of deferred consideration.

        On December 22, 2010 our board of directors held a special meeting via telephonic conference call to review the revised terms of the proposed business combination and undertook a thorough discussion of the terms. Our board of directors decided to generate a term sheet to reflect the revised terms. Subsequently, various drafts of the term sheet reflecting revised terms were circulated for review and comment by our board of directors.

        Throughout January 2011, Dr. Manuso and senior management of SuperGen continued discussion of specific terms of the proposed business combination, which were memorialized in a nonbinding term sheet, and continued conducting detailed due diligence of Astex.

        On February 2, 2011, Dr. Manuso updated our board of directors on the progress of the Transaction. Dr. Manuso attached the latest term sheet, and he indicated that the working groups were moving ahead with final due diligence on Astex and planning for the Transaction.

        On February 2, 2011, Dr. Manuso also forwarded to our board of directors biographic information of the four proposed Astex nominees to the board of directors of the combined entity as well as of several members of management of Astex who were being considered as senior managerial appointments to the combined entity.

        On February 14 and 15, 2011, Dr. Manuso met with Dr. Jhoti and several Astex board members in London, and then Dr. Manuso, Dr. McCullar and Tim Enns, SuperGen's Senior Vice President of Corporate Communications and Business Development, met with Dr. Jhoti and other members of Astex's senior management at Astex's facilities in Cambridge, England to discuss issues relating to the Transaction, including, among other things, integration, operations, communications and marketing. On February 16, 2011, Dr. McCullar provided a summary of the meeting to SuperGen's senior management, including an update on the status of the Transaction, Astex's clinical and discovery updates and Astex's responses to compliance issues raised by SuperGen.

        During the remainder of February 2011, members of senior management from both companies continued to dialogue about integration and diligence issues on a regular basis. Dr. Manuso provided periodic updates to our board of directors on the status of these discussions as well as the Implementation Agreement and related documents being drafted to document the Transaction.

        During the week of February 28, 2011, Mr. Molkentin and Dr. Buckland met with our respective legal teams in New York, New York to negotiate definitive terms of the legal agreements, which negotiations continued through April 6, 2011. Also during this week, a member of SuperGen's in-house legal team visited Astex's facilities in Cambridge, England to update legal diligence review.

        On March 7, 2011, Dr. Jhoti provided updated and corrected financial information to Dr. Manuso, including information relating to Astex's product developments, milestones, and certain financial assumptions.

        On March 10, 2011, our board of directors held a special meeting by telephonic conference call, which was also attended by Mr. Molkentin, representatives of Wilson Sonsini Goodrich & Rosati and by representatives of Houlihan Lokey. Representatives of Houlihan Lokey discussed further financial analyses to be undertaken as requested by our board of directors, after which the representatives of Houlihan Lokey left the meeting. Our board of directors discussed various matters related to the Transaction including a detailed discussion with its counsel of the legal and financial terms of the Transaction. SuperGen's counsel discussed with our board of directors its legal and fiduciary duties with respect to the Transaction.

        On March 17, 2011, our board of directors held a regularly scheduled meeting, which was also attended by Mr. Molkentin and representatives of Wilson Sonsini Goodrich & Rosati. Our board of directors discussed the status of the Transaction and reviewed the term sheet in detail. Mr. Enns and Dr. Jhoti also participated for a portion of the meeting to discuss the status of certain aspects of the Transaction.

        On March 30, 2011, our board of directors held a special meeting by telephonic conference call, which was also attended by Mr. Molkentin and representatives of Wilson Sonsini Goodrich & Rosati. Representatives of Houlihan Lokey were present for a portion of the meeting to discuss their preliminary financial analysis with our board of directors.

        During the period of March 30, 2011 through April 6, 2011, members of Astex's and SuperGen's management and legal teams continued the negotiation of the Implementation Agreement and the exhibits and schedules to the Implementation Agreement.

        On April 6, 2011, our board of directors held a special meeting by telephonic conference call to review the final documents memorializing the terms of the Transaction. Representatives of Houlihan Lokey delivered an oral opinion (subsequently confirmed in writing) as of April 6, 2010, and based upon and subject to the factors, limitations, qualifications and assumptions set forth in its written opinion, as to the fairness, from a financial point of view, of the consideration of 35% of the post transaction shares of SuperGen common stock and $25 million in cash to be paid at closing and $30 million in cash or common stock to be paid within 30 months after closing, taken in the aggregate, for all of the outstanding shares of Astex. Discussion followed regarding the details of the Transaction as set forth in the final documents including the Implementation Agreement and all schedules and exhibits, and after careful consideration, our board of directors determined that it was advisable, fair and in the best interests of SuperGen and its stockholders for our board of directors to approve the issuance of shares to Astex shareholders, approve the Transaction with Astex and enter into the Implementation Agreement, as subsequently finalized by certain authorized officers of SuperGen. Our board of directors then, among other things, unanimously approved the issuance of shares to Astex shareholders, the Implementation Agreement and the Transaction pursuant to the terms of the Implementation Agreement, and the related actions, including the name change of SuperGen to Astex Pharmaceuticals, Inc. following the closing of the Transaction, and unanimously resolved to recommend that our stockholders vote in favor of the issuance of SuperGen common stock pursuant to the Transaction, in each case, subject to the receipt of the written opinion from Houlihan Lokey and resolution of all final issues on the Implementation Agreement and related documentation.

        On the afternoon of April 6, 2011, SuperGen and Astex and their representatives finalized the Implementation Agreement and the exhibits and schedules to the Implementation Agreement, and the parties executed the Implementation Agreement dated as of April 6, 2011. Also, each of our directors as well as those of Astex, and certain large shareholders of Astex executed their respective voting agreements and lock-up agreements dated as of April 6, 2011.

        On April 6, 2011, SuperGen and Astex finalized their press announcements, filings and communications materials and the proposed Transaction was announced by press release on the evening of April 6, 2011 after the close of market trading.

Recommendation of our Board of Directors

        Reasons for the Transaction.    In the course of reaching its decision to approve the share issuance to Astex shareholders, approve the Implementation Agreement and otherwise approve and enter into the Transaction, our board of directors consulted with our senior management, outside legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including, among others, the following:

  •
  the possible alternatives to the Transaction, including the possibility of continuing to operate as an independent entity and the perceived risks thereof, and that we conducted an extensive market check by contacting potential strategic partners over a period of several years, as described in the section entitled "The Transaction—Background to the Transaction" beginning on page 48;

  •
  the current and prospective environment in which we operate, including our drug discovery and development capabilities, the cost and time commitment required to independently undertake drug discovery and development, our reliance on Dacogen for future revenue streams, national and local economic conditions, the competitive environment, and the likely effect of these factors on our potential growth, development, productivity, profitability and strategic options;

  •
  historical financial information concerning our business, management, financial performance and conditions, technology, operations, prospects and competitive position;

  •
  the size of Astex and related economies of scale, and that the diversification of our drug development capabilities beyond the level that may be reasonably achievable on an independent basis was becoming increasingly important to continued success in our industry;

  •
  the likelihood that the Transaction will be completed, including the likelihood that the regulatory and stockholder approvals needed to complete the Transaction will be obtained;

  •
  current financial market conditions and historical market prices, volatility and trading information with respect to our common stock; and

  •
  the consideration to be paid by SuperGen to former Astex shareholders in the Transaction, including the form of such consideration.

        Our board of directors also specifically identified and considered a number of other positive factors supporting its decision to approve the Transaction, including, but not limited to:

  •
  discussions with our management team regarding our business, financial performance and condition, technology, operations, competitive position, business strategy, strategic objectives and options and prospects, as well as risks involved in achieving these prospects; the nature of our business and the industry in which we compete; and current industry, economic and global market conditions, both on a historical and on a prospective basis, all of which led our board of directors to conclude that the Transaction presented an opportunity for our stockholders to realize greater value than the value likely to be realized by stockholders in the event we remained independent;

  •
  a review of the possible alternatives to the acquisition of Astex, including remaining independent and growing the business organically, pursuing a strategy of growth through acquisitions or pursuing corporate alliances; the value to our stockholders of such alternatives; the timing and likelihood of actually achieving additional value from these alternatives; and the assessment of the board of directors that none of these alternatives was reasonably likely to result in value for our stockholders greater than the value we believed would result to our stockholders as a result of the acquisition of Astex;

  •
  the belief by management that the Transaction would allow for enhanced products and opportunities for our partners and to expand our partnership relationships;

  •
  the value of the consideration to be paid in connection with the Transaction as analyzed through various valuation methodologies, including the value of comparable publicly traded companies, prices paid in comparable transactions involving similar companies, premiums paid in selected transactions and future projected share price analysis; and

  •
  the belief that the terms of the Implementation Agreement, including the parties' mutual representations, warranties and covenants, and closing conditions, as described in the section entitled "The Implementation Agreement" beginning on page 70, are reasonable and that the prospects for successful consummation of the transaction are high.

        Our board of directors has identified and considered a variety of risks and other countervailing factors in its deliberations concerning whether to approve the Transaction and enter into the Implementation Agreement, including, but not limited to:

  •
  the possibility that the Transaction might not be completed and the potential effects of the public announcement and pendency of the Transaction on management attention, our ability to retain employees, our relationship with customers and suppliers, and our sales, operating results and stock price and our ability to attract and retain key research and development, management and sales, marketing and technical personnel;

  •
  the restrictions the Implementation Agreement imposes on our ability to be acquired before closing and the fact that we may be obligated to pay to Astex a $6 million termination fee under specified circumstances, as described in the sections entitled "Implementation Agreement—Termination Fees";

  •
  the restrictions the Implementation Agreement imposes on our operations during the period between the signing of the Implementation Agreement and the completion of the Transaction and the fact that, should the Transaction not occur, such restrictions could have had an adverse effect on our operations during such time;

  •
  the fact that certain of our directors and executive officers may have conflicts of interest in connection with the Transaction, as they may receive certain benefits that are different from, and in addition to, those of our stockholders, as described in the section entitled "The Transaction—Interests of our Directors and Executive Officers in the Transaction" beginning on page 67;

  •
  that, while the Transaction is expected to be completed, there can be no assurance that all conditions to the parties' obligations to complete the Transaction will be satisfied, and as a result, it is possible that the Transaction may not be completed, even if the Implementation Agreement is adopted by our stockholders, as described in the section entitled "Implementation Agreement—Conditions to Closing of the Transaction" beginning on page 80; and

  •
  the risks that even if the Transaction is completed, the potential benefits sought in the Transaction may not be fully realized, including, without limitation, Astex's drug-discovery platform may not produce viable clinical candidates for SuperGen to monetize, and some or all of the existing partnerships with large pharmaceutical companies might not continue; the risk associated with the substantial charges to be incurred in connection with the Transaction, including costs of integrating the businesses and transaction expenses arising from the Transaction; the risk that the stock price of SuperGen will be negatively impacted by the dilution caused by the Acquisition; the limitations, as a result of the consummation of the Transaction, on SuperGen's use of its net operating losses; and the risk that despite the efforts of the combined company, key employees might not remain employed by the combined company.

        The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors, but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the Transaction and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of the board of directors may have given different weight to different factors.

        Board of Directors Recommendation. After careful consideration, and taking into account all of the factors outlined above, our board of directors unanimously recommends that are stockholders vote "FOR" Proposal One regarding the issuance of shares in connection with the Transaction. Our board of directors also recommends that our stockholders vote "FOR" any proposal by our board of directors to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of issuing the shares in connection with the Transaction.

Opinion of Houlihan Lokey Financial Advisors, Inc.

        On April 6, 2011, Houlihan Lokey rendered an oral opinion to our board of directors (which was confirmed in writing by delivery of Houlihan Lokey's written opinion dated April 6, 2011), to the effect that, as of April 6, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the consideration to be paid by us, taken in the aggregate, for all of the outstanding share capital of Astex in the Transaction pursuant to the Implementation Agreement was fair, from a financial point of view, to us.

        Houlihan Lokey's opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the consideration to be paid by SuperGen, taken in the aggregate, for all of the share capital of Astex in the Transaction pursuant to the Implementation Agreement and does not address any other aspect or implication of the Transaction. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix E to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to our board of directors or any stockholder as to how to act or vote with respect to the Transaction or related matters.

        In arriving at its opinion, Houlihan Lokey, among other things:

  1.
  reviewed the draft dated March 30, 2011 of the Implementation Agreement;

  2.
  reviewed certain publicly available business and financial information relating to Astex, us, and certain of our drugs, in each case that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates with respect to our future financial performance;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of Astex and us made available to Houlihan Lokey by Astex and us, including (a) financial projections prepared by or discussed with our management relating to our operations for the fiscal years ending 2011 through 2015, and (b) financial projections prepared by or discussed with our management relating to Astex for the fiscal years ending 2011 through 2018;

  4.
  spoke with certain members of the managements of Astex and us and certain of our representatives and advisors regarding the respective businesses, operations, financial condition and prospects of Astex and us, the Transaction and related matters;

  5.
  compared the financial and operating performance of Astex and SuperGen with that of other public companies that Houlihan Lokey deemed to be relevant;

  6.
  considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

  7.
  reviewed the current and historical market prices and trading volume for certain of our publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

  8.
  compared the relative contributions of Astex and us to certain financial statistics of the combined company on a pro forma basis;

  9.
  reviewed a certificate addressed to Houlihan Lokey from our senior management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of Astex and SuperGen; and

  10.
  conducted certain other financial studies, analyses and inquiries and considered certain other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to that data, material and other information. In addition, our management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey had been reasonably prepared in good faith, reflecting the best then currently available estimates and judgments of our management as to the future financial results and condition of Astex and us, and Houlihan Lokey expressed no opinion with respect to those projections or the assumptions on which they were based. With respect to the publicly available research analyst estimates for SuperGen referred to above, Houlihan Lokey reviewed and discussed those estimates with our management and our management advised Houlihan Lokey, and Houlihan Lokey assumed, that those estimates represented reasonable estimates and judgments of the future financial results and condition of us, and Houlihan Lokey expressed no opinion with respect to those estimates or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Astex or us since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to Houlihan Lokey's analyses or Houlihan Lokey's opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading. Houlihan Lokey also relied upon, without independent verification, the assessment of our management of: (i) the existing technology platform and products of Astex and us; and (ii) the validity of, and risks associated with, the existing and future technology platforms, products and intellectual property of Astex and us. Houlihan Lokey relied, at our direction, on the assessments of our management as to the products and product candidates of each of Astex and us, respectively, including, without limitation, the probability of successful testing and development, and approval by appropriate governmental authorities, of those products and product candidates.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Implementation Agreement and all other related documents and instruments that are referred to therein were true and correct, (b) each party to the Implementation Agreement and other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by the relevant party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Implementation Agreement and other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey also relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Astex or us, or otherwise have an effect on Astex or us or any expected benefits of the Transaction that would be material to Houlihan Lokey's analyses or Houlihan Lokey's opinion. Houlihan Lokey also assumed, at our direction, that the deferred consideration would be paid in cash and not in shares of our common stock. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Implementation Agreement would not differ in any respect from the March 30, 2011 draft of the Implementation Agreement identified above.

        Furthermore, in connection with Houlihan Lokey's opinion, Houlihan Lokey had not been requested to make, and had not made, any independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Astex, us or any other party, nor was Houlihan Lokey provided with any appraisal or evaluation. Houlihan Lokey had undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Astex or us was or may be a party or was or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Astex or SuperGen was or may be a party or was or may be subject.

        Houlihan Lokey had not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of Astex or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise our board of directors or any other party with respect to alternatives to the Transaction. Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey had not undertaken, and was under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Houlihan Lokey's attention after the date of its opinion. Houlihan Lokey did not express any opinion as to what the value of the combined entity's common stock actually would be when issued pursuant to the Transaction or the price or range of prices at which our common stock may be purchased or sold at any time. Houlihan Lokey assumed that the new shares of our common stock to be issued in the Transaction to the shareholders of Astex would be listed on the NASDAQ Global Select Market.

        Houlihan Lokey's opinion was furnished for the use of our board of directors (solely in its capacity as our board of directors) in connection with its evaluation of the Transaction and may not be used for any other purpose without Houlihan Lokey's prior written consent. Houlihan Lokey's opinion should not be construed as having created any fiduciary duty on Houlihan Lokey's part to any party. Houlihan Lokey's opinion was not intended to be, and did not constitute, a recommendation to our board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

        Houlihan Lokey had not been requested to opine as to, and Houlihan Lokey's opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of our Company, our security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the consideration to the extent expressly specified therein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of our Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey's opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for Astex, our Company or any other party or the effect of any other transaction in which Astex, our Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of our Company's or any other party's security holders vis-à-vis any other class or group of our Company's or any other party's security holders (including, without limitation, the allocation of any consideration amongst or within those classes or groups of security holders), (vi) whether or not Astex, our Company, their respective security holders or any other party was receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of Astex, our Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of those persons or any other party, relative to the consideration or otherwise, or (ix) the combined entity's determination that the deferred consideration would be paid in cash and not in the combined entity's common stock. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that those opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with our consent, on the assessments by Astex, our Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to Astex, our Company and the Transaction.

        In preparing its opinion to our board of directors, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither a fairness opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey's analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of SuperGen, such as the impact of competition on our business and on the industry generally, industry growth and the absence of any material change in our financial condition and prospects or those of the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to us or to the proposed Transaction and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in our analyses and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty. Houlihan Lokey's opinion was provided to our board of directors in connection with its evaluation of the proposed Transaction and was only one of many factors considered by our board of directors in evaluating the proposed Transaction. Neither Houlihan Lokey's opinion nor its analyses were determinative of the consideration or of the views of our board of directors or management with respect to the Transaction or the consideration. The type and amount of consideration payable in the Transaction were determined through negotiation between our management and Astex, and the decision to enter into the Transaction was solely that of our board of directors.

        The following is a summary of the material analyses reviewed by Houlihan Lokey with our board of directors in connection with Houlihan Lokey's opinion rendered on April 6, 2011. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed enterprise value calculated as the value of the relevant company's outstanding equity securities (taking into account its outstanding warrants and other convertible securities) based on the relevant company's closing stock price, or equity value, plus net debt (calculated as outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet), as of a specified date.

Analysis of Astex

        Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of the common stock of the selected clinical stage pharmaceutical companies listed below as of April 5, 2011, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date (with the exception of transactions involving Cequent Pharmaceuticals, Inc., Millennium Pharmaceuticals, Inc., MGI PHARMA, Inc., Pharmion Corp. and Bioenvision, Inc. as the targets, which were calculated as of a date subsequent to the announcement due to lack of information available at the announcement or significant changes to the transaction terms between the announcement and close) of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates for Astex were based on estimates provided by our management. Estimates for the selected clinical stage pharmaceutical companies listed below were based on certain publicly available consensus research analyst estimates for those clinical stage pharmaceutical companies.

        Selected Companies Analysis.    Houlihan Lokey calculated multiples of enterprise value based on certain financial data for us and the following selected Phase II clinical stage pharmaceutical companies currently involved in partnerships with large pharmaceutical companies:

  •
  Micromet, Inc.
  •
  Array BioPharma, Inc.
  •
  Idera Pharmaceuticals,  Inc.
  •
  Cyclacel Pharmaceuticals, Inc.
  •
  Curis Inc.
  •
  Oxford BioMedica PLC
  •
  Transgene SA
  •
  Geron Corporation
  •
  Marina Biotech Inc.
  •
  Lpath Inc.

        This selected companies' analysis resulted in a mean and a median enterprise value of approximately $176 million and $136 million, respectively, and indicated an implied reference range for Astex of approximately $145 million to $175 million.

        Selected Transactions Analysis.    Houlihan Lokey calculated multiples of enterprise value based on the estimated purchase prices paid in the following selected publicly-announced pharmaceutical transactions in which the target was a Phase II clinical stage-company involved in partnerships with large pharmaceutical companies:

Acquiror	Target
Abbott Laboratories	Facet Biotech Corporation
Eisai, Inc.	AkaRx, Inc.
YM BioSciences Inc.	Cytopia Limited
Celldex Therapeutics, Inc.	CuraGen Corporation
Ligand Pharmaceuticals Inc.	Pharmacopeia, Inc.
Eisai, Inc.	Morphotek, Inc.

        This selected transactions analysis resulted in a mean and a median for upfront payments of approximately $238 million and $290 million, respectively, a mean and a median for contingent payments of approximately $54 million and $0, respectively, and indicated an implied reference range for Astex of approximately $160 million to $190 million.

Sum-of-Parts Analysis

        Houlihan Lokey performed a sum-of-parts analysis for Astex, consisting of the projected net-cash at closing as provided by our management, a discounted cash flow analysis of its partnered programs, a discounted cash flow analysis of its unencumbered development programs and a valuation of its platform.

        Partnered Programs:    Houlihan Lokey calculated the estimated present value of the standalone, probability weighted after-tax free cash flows that Astex could generate for its partnered programs over the remaining nine-months of fiscal year 2011, and fiscal years 2012 through 2034, based on estimates of the future financial performance of its partnered programs provided by our management. The estimated after-tax free cash flows were then discounted using a mid-year convention to the present value using discount rates ranging from 13.0% to 15.0%, based on a weighted average cost of capital analysis for selected clinical stage pharmaceutical companies.

        Unencumbered Development Programs:    Houlihan Lokey calculated the estimated present value of the standalone, probability weighted after-tax free cash flows that Astex could generate for its unencumbered development programs over the remaining nine months of fiscal year 2011, and fiscal years 2012 through 2028, based on estimates of the future financial performance of its unencumbered development programs provided by our management. The estimated after-tax free cash flows were then discounted using a mid-year convention to the present value using discount rates ranging from 13.0% to 17.0%, based on a weighted average cost of capital analysis for selected clinical stage pharmaceutical companies.

        Platform:    To estimate the collective value of Astex's platform, Houlihan Lokey evaluated the following publicly announced platform transactions:

Acquiror	Target
Marina Biotech, Inc.	Cequent Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	LEAD Therapeutics, Inc.
Silence Therapeutics plc	Intradigm Corporation
Cangene Corp.	Twinstrand Therapeutics, Inc.
Clinical Data, Inc.	Avalon Pharmaceuticals, Inc.

        The sum-of-parts analysis indicated an implied enterprise value reference range for Astex as of March 28, 2011 of approximately $157 million to $238 million.

Analysis of our Company

        Unless the context indicates otherwise, enterprise values and equity values derived from the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected marketed stage pharmaceutical companies listed below as of April 5, 2011, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates for us were based on estimates provided by our management. Estimates for the selected marketed stage pharmaceutical companies listed below were based on certain publicly available consensus research analyst estimates for those marketed stage pharmaceutical companies.

        Selected Companies Analysis.    Houlihan Lokey calculated multiples of enterprise value based on certain financial data for us and the following selected marketed stage pharmaceutical companies:

  •
  Allos Therapeutics, Inc.
  •
  Dyax Corp.
  •
  Spectrum Pharmaceuticals
  •
  GTX Inc.
  •
  Access Pharmaceuticals Inc.
  •
  EpiCept Corporation
  •
  Vernalis plc
  •
  Sucampo Pharmaceuticals, Inc.
  •
  Dendreon Corp.

The calculated multiples included:

  •
  Enterprise value as a multiple of revenue for the latest twelve month, referred to as LTM;

  •
  Enterprise value as a multiple of estimated next fiscal year revenue, referred to NFY; and

  •
  Enterprise value as a multiple of estimated revenue for the fiscal year after the next fiscal year, referred to as NFY+1.

The selected companies analysis resulted in the following:

	LTM Revenue	NFY Revenue	NFY+1 Revenue
Mean	3.83x	6.20x	3.16x
Median	3.42x	3.40x	2.34x

The selected companies analysis indicated an implied reference range for SuperGen of approximately $211 million to $237 million.

        Selected Transactions Analysis.    Houlihan Lokey calculated multiples of enterprise value and per share equity value based on the estimated purchase prices paid in the following selected publicly-announced marketed stage pharmaceutical transactions:

Acquiror	Target
Kyowa Hakko Kirin Co., Ltd.	Prostrakan Group plc
Cephalon International Holdings, Inc.	Arana Therapeutics Pty. Ltd.
Astellas US Holding, Inc.	OSI Pharmaceuticals Inc.
Celgene Corporation	Gloucester Pharmaceuticals, Inc.
Eli Lilly & Co.	ImClone Systems Inc.
Takeda Pharmaceutical Co. Ltd.	Millennium Pharmaceuticals, Inc.
Eisai Corporation of North America	MGI PHARMA, Inc.
Celgene Corporation	Pharmion Corporation
Genzyme Corporation	Bioenvision, Inc.
Eli Lilly & Co.	ICOS Corporation
Actavis Group Hf.	Sindan SA

        The calculated multiples included:

  •
  Equity value as a multiple of LTM revenue;

  •
  Equity value as a multiple of NFY revenue; and

  •
  Equity value as a multiple of NFY+1 revenue.

The selected transactions analysis resulted in the following:

	LTM Revenue	NFY Revenue	NFY+1 Revenue
Mean	10.74x	9.92x	7.29x
Median	10.07x	9.29x	6.89x

The selected transactions analysis indicated an implied reference range for SuperGen of approximately $237 million to $263 million.

  Sum-of-Parts Analysis

        Houlihan Lokey performed a sum-of-parts analysis for us, consisting of the projected net-cash at closing as provided by our management, a discounted cash flow analysis of Dacogen, a discounted cash flow analysis of our unencumbered programs and a valuation of our platform.

        Dacogen:    Houlihan Lokey calculated the estimated present value of the standalone, probability weighted after-tax free cash flows that we could generate for Dacogen through 2024, based on estimates of the future financial performance of Dacogen provided by our management. The estimated after-tax free cash flows were then discounted using a mid-year convention to the present value using discount rates ranging from 9.5% to 11.5%, based on a weighted average cost of capital analysis for selected pharmaceutical companies with marketed products and royalty streams.

        Unencumbered Programs:    Houlihan Lokey calculated the estimated present value of the standalone, probability weighted after-tax free cash flows that we could generate for our unencumbered programs over the remaining nine-months of fiscal year 2011, and fiscal years 2012 through 2028, based on estimates of the future financial performance of our unencumbered programs provided by our management. The estimated after-tax free cash flows were then discounted using a mid-year convention to the present value using discount rates ranging from 14.0% to 18.0%, based on a weighted average cost of capital analysis for selected clinical stage pharmaceutical companies.

        Platform:    To estimate the collective value of our platform, Houlihan Lokey evaluated the following publicly announced platform transactions:

Acquiror	Target
Marina Biotech, Inc.	Cequent Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	LEAD Therapeutics, Inc.
Silence Therapeutics plc	Intradigm Corporation
Cangene Corp.	Twinstrand Therapeutics, Inc.
Clinical Data, Inc.	Avalon Pharmaceuticals, Inc.

        The sum-of-parts analysis indicated an implied enterprise value reference range for SuperGen of approximately $231 million to $259 million.

  Other Matters

        Houlihan Lokey was engaged by us to provide an opinion to our board of directors regarding the fairness from a financial point of view of the consideration to be paid by us, taken in the aggregate, for all of the outstanding share capital of Astex in the Transaction pursuant to the Implementation Agreement. We engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to the engagement letter, we paid Houlihan Lokey a customary fee for its services, a portion of which became payable upon the execution of Houlihan Lokey's engagement letter and the balance of which became payable upon the delivery of Houlihan Lokey's opinion, regardless of the conclusion reached therein. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the Transaction. We have also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey's engagement.

        In the ordinary course of Houlihan Lokey's business, certain of Houlihan Lokey's affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Astex, us, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

        Houlihan Lokey has in the past provided us with certain financial advisory services regarding Astex, for which Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to us, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and those affiliates may receive compensation.

Transaction Financing

        The consummation of the Transaction is not subject to financing contingency. SuperGen expects to finance the Transaction with (1) SuperGen's cash and cash equivalents and (2) Astex's cash and cash equivalents immediately after the closing, including any milestone payments received as a result of the partnered projects.

Support Agreement

        In connection with the Implementation Agreement, each of the members of our board of directors, in their capacities as stockholders (or future stockholders) of SuperGen, have entered into Support Agreements, which require them to vote in favor of the issuance of the shares and otherwise support the Transaction. As a group, these SuperGen stockholders represent approximately 1.0% of our outstanding stock. See the section entitled "Certain Additional Agreements Related to the Transaction—Support Agreement" beginning on page 86, as well as the form of Support Agreement attached as Appendix B.

Irrevocable Undertakings and Lock-Up Agreements

        In connection with the Implementation Agreement, certain officers, directors and other Astex affiliates have entered into Irrevocable Undertakings that require these shareholders to vote their shares of Astex capital stock in support of the Transaction. As a group, these Astex shareholders represent approximately 54% of the outstanding Astex capital stock. These shareholders also entered into Lock-Up Agreements, pursuant to which they agreed to certain restrictions regarding a lock up of their ability to trade shares of SuperGen received in connection with the Transaction. See the section entitled "Certain Additional Agreements Related to the Transaction—Irrevocable Undertakings" beginning on page 87, as well as the forms of Irrevocable Undertakings attached as Appendix C and the form of Lock-Up Agreement attached as Appendix D.

Interests of our Directors and Executive Officers in the Transaction

        When you consider the recommendation of our board of directors to vote in favor of the proposals presented in this proxy statement, you should be aware that some of our executive officers and directors have interests in the Transaction that may be different from, or in addition to, the interests of other SuperGen stockholders. These interests could create a potential conflict of interest and may be perceived to have affected their decision to support or approve the Transaction. Our board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Transaction and in making its decisions in approving the Implementation Agreement and the Transaction.

        Our board of directors currently consists of six members. Of these six, Messrs. Casamento, Girardi, Goldberg, Lack and Manuso would continue as directors of the combined entity after the closing.

        We also expect that several members of our existing management team would continue to serve in executive positions with SuperGen following the closing, including Dr. Manuso as Chairman and CEO, Mr. Molkentin as CFO and Dr. Azab as CMO.

No Appraisal or Dissenters' Rights

        Under applicable Delaware law, SuperGen stockholders are not entitled to dissenters' or appraisal rights with respect to the approval of the share issuance to Astex or the other proposals described in this proxy statement

Impact of the Transaction on Existing SuperGen Stockholders

        Before voting, each SuperGen stockholder should consider that, if the share issuance to Astex shareholders were to be approved by SuperGen stockholders, SuperGen would issue at the closing to certain former Astex securityholders shares representing 35% of the total outstanding shares of SuperGen common stock on the closing date after giving effect to the share issuance, or approximately 32,505,536 shares of SuperGen common stock (assuming an aggregate of 60,367,424 shares of SuperGen common stock issued and outstanding on the last trading day before the closing date. As a result, the closing of the Transaction would cause the percentage ownership of current SuperGen stockholders to decline materially. The SuperGen shares issued to the former Astex securityholders would increase materially the number of outstanding shares of SuperGen common stock. This means that the existing pre-closing SuperGen stockholders would own a smaller interest in SuperGen as a result of the share issuance to the former Astex securityholders. For purposes of example only, a hypothetical SuperGen stockholder who before this Transaction owned approximately 5% of our voting stock would own approximately 3.25% of our voting stock outstanding immediately after the closing. The ownership percentage of existing SuperGen stockholders would decrease further if any of the $30 million of deferred consideration were to be paid in shares of SuperGen common stock. Additionally, because we are assuming certain outstanding options of Astex in the Transaction, if these options (as converted) were to be exercised, our existing stockholders would suffer additional dilution.

Material United States Federal Income Tax Consequences

        The following is a summary of the anticipated material United States federal income tax consequences to SuperGen stockholders of the consummation of the Transaction. This summary is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular SuperGen stockholders in light of their individual investment circumstances, such as stockholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, partnerships and their partners, tax-exempt organizations (including private foundations), and non-United States stockholders) or to persons that will hold SuperGen stock as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any tax considerations related to state, local or non-United States tax laws. Each SuperGen stockholder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income tax considerations of the proposed Transaction.

        SuperGen stockholders will not recognize any gain or loss for United States Federal income tax purposes as a result of the consummation of the Transaction.

U.S. Federal or State and Foreign Regulatory Matters

        The Transaction is not subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act (pursuant to which a filing was not required). The Transaction is subject to and conditional upon completion of Astex's procedures in compliance with Part 26 of the Companies Act 2006 and receipt of orders of the High Court (1) sanctioning the scheme under section 899 of the Companies Act 2006 and (2) confirming the associated reduction of the entire issued share capital of Astex under section 641 of the Companies Act 2006.

Accounting Treatment

        The Transaction will be accounted for as an acquisition of Astex by SuperGen using the acquisition method of accounting under U.S. generally accepted accounting principles. Under the acquisition method of accounting, assets and liabilities of Astex will be, as of completion of the Transaction, recorded at their respective fair values and added to those of SuperGen, including an amount for goodwill representing the difference between the acquisition consideration and the fair value of the identifiable net assets. Financial statements of SuperGen issued after the Transaction will include the operations of Astex beginning with the date the Transaction closes, but will not be restated retroactively to include the historical financial position or results of operations of Astex for the periods prior to the closing of the Transaction.

        Following the completion of the Transaction, the earnings of the combined company will reflect acquisition accounting adjustments, for example, amortization of identified intangible assets and additional stock compensation expense. Goodwill and acquired in-process research and development assets resulting from the acquisition will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). The final allocation of acquisition consideration will be determined after the Transaction closes and after completion of an analysis to determine the fair values of Astex assets and liabilities. Accordingly, the final allocation of acquisition consideration may be materially different from the amounts reflected in the unaudited pro forma condensed combined financial statements contained in this proxy.

NASDAQ Shareholder Approval Requirements

        SuperGen is submitting the proposal to approve the share issuances to the former Astex securityholders to its stockholders for approval pursuant to Rule 5635 of the NASDAQ Marketplace Rules, or NASDAQ Rule 5635, which contains the qualitative listing requirements applicable to NASDAQ listed companies, such as SuperGen. Among other items, NASDAQ Rule 5635 requires stockholder approval prior to the issuance of securities in the following circumstances:

  •
  in connection with the acquisition of the stock or assets of another company if 20% or more of the common stock of the issuer outstanding before such issuance would be issued in connection with such acquisition; and

  •
  in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

        In addition, Rule 5635(b) requires stockholder approval prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the Company.

        The holdings of the former Astex securityholders are expected to represent approximately 35% of the issued and outstanding shares of SuperGen's common stock as of immediately after the closing Additionally, because some or all of the deferred consideration may be payable by us in shares of our common stock, it is possible that the former Astex securityholders could hold significantly more than 35% of our outstanding capital stock post-closing of the Transaction. Also, because we are assuming the outstanding Astex options in connection with the Transaction, exercise of those options following the closing of the Transaction would result in the issuance of additional shares of our common stock. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 5635, SuperGen must obtain the approval of the SuperGen stockholders for the issuances of the SuperGen common stock to the former Astex securityholders in the Transaction.

Listing on the NASDAQ Global Select Market of SuperGen Shares Issued Pursuant to the Transaction

        SuperGen has agreed to cause the shares to be issued to the former Astex shareholders pursuant to the Implementation Agreement to be approved for listing on the NASDAQ Global Select Market before the closing date, subject to notice of issuance.

IMPLEMENTATION AGREEMENT

        The following discussion summarizes material provisions of the Implementation Agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Implementation Agreement and not by this summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Implementation Agreement. We urge you to read the Implementation Agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the Transaction.

        The representations and warranties described below and included in the Implementation Agreement were made by SuperGen, on the one hand, and Astex on the other hand, to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Implementation Agreement and may be subject to important qualifications and limitations agreed to by SuperGen and Astex in connection with negotiating the terms of the Implementation Agreement. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between SuperGen and Astex rather than establishing matters as facts. The Implementation Agreement is described in this proxy statement and included as Appendix A only to provide you with information regarding the terms and conditions of the Transaction, and not to provide any other factual information regarding SuperGen, Astex or their respective businesses. Accordingly, you should not rely on the representations and warranties in the Implementation Agreement as characterizations of the actual state of facts about SuperGen or Astex, and you should read the information provided elsewhere in this proxy statement and in the documents that we incorporate by reference into this proxy statement for information regarding SuperGen and Astex and their respective businesses. See "Where You Can Find Additional Information" beginning on page 191 of this proxy statement.

Structure of the Transaction

        Subject to the terms and conditions of the Implementation Agreement and in accordance with a "scheme of arrangement" under the laws of the United Kingdom, the entire share capital of Astex, would be transferred to SuperGen, with the end result that all outstanding Astex shares of capital stock would be cancelled and Astex would become a wholly owned subsidiary of SuperGen. Shortly after the closing of the Transaction, SuperGen intends to change its corporate name to Astex Pharmaceuticals, Inc. The scheme of arrangement is a court process under the laws of the U.K., involving a series of hearings before the High Court. In exchange for the existing Astex shares, SuperGen would pay to the shareholders of Astex both initial consideration (consisting of cash and stock) and deferred consideration (consisting of cash, stock or a combination of cash and stock).

Closing of the Transaction

        The Transaction is subject to a number of closing conditions that must be either satisfied or waived before the Transaction can be completed. These closing conditions include (1) the requirement that we obtain the requisite vote of SuperGen stockholders in favor of the share issuance at our annual meeting, (2) the approval of the scheme of arrangement by a majority in number of each class of Astex's shareholders representing seventy-five percent (75%) or more in value of the Astex shares of that class voted by those Astex shareholders and (3) the resolutions required to implement the scheme of arrangement and set out in the notice of the Astex General Meeting being duly passed by the requisite majority at the Astex General Meeting. Additionally, once all closing conditions have been either satisfied or waived, the Transaction is subject to and conditional upon the receipt of orders of the High Court (1) sanctioning the scheme under section 899 of the Companies Act 2006 and (2) confirming the associated reduction of the entire issued share capital of Astex under section 641 of the Companies Act 2006. At that point, the closing will take place on the date that is the later of

(1) the date on which Astex delivers the Scheme Court Order to the Registrar of Companies, or (2) the date of registration by the Registrar of Companies of the Reduction Court Order, or (3) such later date as Astex and SuperGen mutually agree and to which the High Court agrees.

Consideration in the Transaction

        Upon the closing, we will provide the following forms of initial consideration to our paying agent for distribution to the former Astex shareholders in accordance with the allocations provided by Astex:

        Initial Cash Amount.    $25 million in cash, as converted into British Pounds Sterling at the applicable exchange rate on the business day immediately prior to the closing date of the Transaction. The applicable "exchange rate" to be used in converting the cash from U.S. Dollars to British Pounds Sterling is the spot rate of exchange for the purchase of British Pounds Sterling in exchange for U.S. Dollars shown in the London edition of the Financial Times on the relevant business day (absent manifest error) or if no such rate is published on any day, the last such published rate, or if foreign exchange rates cease to be published by the Financial Times, the spot rate of exchange for British Pounds Sterling on the relevant business day as determined from such publicly available source as we may reasonably select.

  •
  Initial Share Amount.  A number of new shares of SuperGen common stock calculated in accordance with the following formula:

    X = (Y/Z) - Y,

    Where X is the aggregate number of shares of SuperGen Common Stock to be issued at the closing to the former Astex shareholders,

    Y = the number of existing shares of SuperGen common stock issued and outstanding as of the last trading day immediately prior to the closing of the Transaction, and

    Z = 0.65.

        By way of illustration only, if SuperGen were to have 65 million shares outstanding on the day prior to the closing of the Transaction, we would be required to pay certain former Astex securityholders 35 million shares of our common stock on the closing, such that following the closing of the Transaction, the SuperGen pre-closing stockholders would hold 65% or 65 million of the 100 million post-closing SuperGen shares and the former Astex securityholders would hold 35% or 35 million of the 100 million post-closing SuperGen shares.

        Deferred Consideration.    Following the closing of the Transaction, we would pay $30 million in deferred consideration to our paying agent for distribution to the former Astex securityholders in accordance with the payment schedule provided by Astex. The timing and form of deferred consideration payments is variable. Although all $30 million in deferred consideration must be paid by the 30-month anniversary of the closing, the payment of the full amount may be accelerated under the terms and conditions described in greater detail below. Additionally, although the maximum amount of deferred consideration would be equal to $30 million, our Audit Committee may elect to pay that amount in cash, shares of SuperGen common stock or a combination of cash and stock.

  •
  Deferred Consideration Terms.  The following concepts are critical to an understanding of how and when the deferred consideration would be payable:

  •
  the deferred consideration period is the period of time commencing on January 1, 2011 and ending on (and including) the day immediately preceding the 30-month anniversary of the closing date of the Transaction;

    •
    milestone payments are the gross payments actually received by Astex or SuperGen in connection with the achievement of performance milestones under partnered projects during the deferred consideration period;

    •
    partnered projects are certain specified contractual arrangements of Astex in effect as of January 1, 2011;

    •
    a payment period is a period of six months, with the first payment period commencing on the closing date and each successive payment period commencing on the day after the end of the previous payment period until the last payment period which will end on the last day of the deferred consideration period;

    •
    Sellers' Representative will be Abingworth or such other representative appointed by the former shareholders of Astex from time to time; and

    •
    the share cap is the maximum number of new shares of SuperGen common stock issuable in the Transaction, which is equal to 52.5 million shares (subject to adjustment).

  •
  Timing of Payment of Deferred Consideration.  The former Astex securityholders will be entitled to receive the full $30 million in deferred consideration by no later than the 30-month anniversary of the closing. However, payment of the deferred consideration may be accelerated if either SuperGen or Astex receives milestone payments during the deferred consideration period. As milestone payments are received, one hundred percent (100%) of the first £5 million of milestone payments (if any) actually received by Astex or SuperGen will be allocated to payment of the deferred consideration. After we have paid out the first £5 million of milestone payments, then the amount we are required to pay with respect to each British Pounds Sterling or U.S. Dollar of subsequent milestone payments will be reduced to 50% of the next milestone payments received. Accordingly, if Astex or SuperGen were to receive £50 million in milestone payments during the first payment period, then on the six-month anniversary of the closing, we would pay out all $30 million in deferred consideration. If, however, only £1 million in milestone payments were received during the first payment period, then on the six-month anniversary of the closing, we would pay out only £1 million in deferred consideration and the balance of deferred consideration would be paid in subsequent payment periods depending on the amount of milestones received. Even if no milestone payments are received, however, we would nevertheless pay $15 million of the deferred consideration at the end of the third payment period (that is, on the 18-month anniversary of the closing) and the balance of any remaining unpaid portion of the $30 million of deferred consideration at the end of the fifth payment period (that is, on the 30-month anniversary of the closing).

  •
  Limits on Payments of Deferred Consideration.  Because the first payment period includes a period of time before the Implementation Agreement was signed, any milestone payments received by Astex during that time would be eligible to be paid out at the end of the first payment period. However, in order to avoid paying those funds out more than once, the $30 million in aggregate deferred consideration will be reduced by the amount of any funds that have been, prior to the closing, (1) actually paid out as dividends or otherwise distributed to shareholders of Astex, (2) actually expended by Astex between the execution date of the Implementation Agreement and the closing in violation of the negative covenants of the Implementation Agreement or (3) actually expended by Astex between January 1, 2011 and the date of the execution of the Implementation Agreement if such payments would have been in violation of the negative covenants of the Implementation Agreement had such expenditures occurred between the execution date of the Implementation Agreement and the closing.

  •
  Form of Payment of Deferred Consideration.  Prior to each payment date, the Audit Committee of the board of directors of the combined company will elect to make any deferred consideration payments for the applicable payment period in the form of either cash, shares of SuperGen common stock or a mix of cash and stock. SuperGen will provide instructions for the payment of the applicable amount in the elected form to its paying agent based on allocations set forth in payment schedule provided by Astex. Subject to receipt by the paying agent of all required documentation and no objections from the Sellers' Representative to the calculation of the milestone payments, the paying agent will then pay out the applicable portion of the deferred consideration to the former Astex securityholders. If some or all of the deferred consideration is to be paid in shares of SuperGen common stock, the number of shares will be determined by dividing the dollar value of the deferred consideration to be paid in shares on any given payment date by the closing price of one share of SuperGen common stock on the last trading day of the applicable payment period. If some or all of the deferred consideration is to be paid in cash, the amount of milestone payments received will be converted from British Pounds Sterling into U.S. Dollars at the exchange rate on the last business day before the date of the Implementation Agreement.

  •
  Payment.  On each payment date following the end of each payment period, we will cause our paying agent to distribute cash and, if applicable, a gross number of shares of our common stock equal to the portion of the deferred consideration payable in that period to the appropriate former Astex securityholders in accordance with the payment schedule provided by Astex. Our paying agent will not pay any portion of the deferred consideration until it has received a properly completed and executed original Form W-9 for U.S. residents or Form W-8 BEN for non-U.S. residents.

  •
  Sellers' Representative Expense Reimbursement Amount.  The paying agent will pay out of the first amounts of deferred consideration otherwise payable an amount in cash equal to $100,000 to the Sellers' Representative to be held by the Sellers' Representative in trust for the benefit of the former Astex shareholders. This amount will be deducted on a pro rata basis from each applicable former Astex shareholder's portion of the deferred consideration otherwise payable. This amount will be solely for the payment of out-of-pocket expenses incurred by the Sellers' Representative in connection with the performance of the Sellers' Representative's duties and obligations.

  •
  Warrant Consideration.  Any portion of either the initial consideration payable at closing or the deferred consideration that would have been paid to holders of Astex warrants had they exercised those warrants for Astex's preferred C shares prior to the closing would be withheld and retained for distribution to those warrant holders in the event that they exercise their warrants after the closing of the Transaction. If those warrant holders do not exercise their warrants prior to the expiration of the warrants, the withheld consideration will be forfeited to SuperGen.

Post-Signing Permitted Bonuses

        Following the Transaction closing but not later than two business days prior to the time the Share Incentive Plan (the "SIP") Participants are obligated to remit tax payments arising from the cancellation of the ordinary Astex shares held under the SIP, SuperGen is obligated to pay the participants in the SIP certain cash bonuses, in an amount of approximately £196,000 or $317,000 using the conversion exchange rate from OANDA on April 6, 2011 of $1.6195 per British Pounds Sterling, in order to cover the tax liability resulting from the cancellation of the ordinary Astex shares, grossed up for any tax liabilities incurred as a result of the bonus payment.

 Implementation of the Scheme

        Pursuant to the Implementation Agreement, the parties have agreed, subject to certain terms and conditions, to implement the scheme in accordance with, so far as reasonably practicable, the timetable established by the parties, with the overall intention that the scheme becomes effective on or before the August 31, 2011, but in any event, as reasonably practicable. Accordingly, the parties have agreed to each work diligently with a view to finalizing the scheme document and the options communications, as soon as reasonably practicable following the execution of the Implementation Agreement. Astex has agreed that it will not post the scheme document to its shareholders without the prior written consent of SuperGen.

        Astex has also agreed that it will take, or cause to be taken, all steps necessary to implement the scheme in accordance with, so far as reasonably practicable, the timetable established by the parties, and SuperGen will take, or cause to be taken, all steps requested by Astex and necessary to assist Astex in implementing the scheme in accordance with, so far as is reasonably practicable, the timetable established by the parties.

  Timeline.

  •
  Astex will make all necessary applications to the High Court in connection with the implementation of the scheme in order to seek the High Court's permission to convene the required High Court meetings;

  •
  Astex will, as promptly as practicable following the order being made, publish the requisite documents, including the scheme document and the options communications, and thereafter, publish and/or post such other documents and information as the High Court may approve or require in connection with the implementation of the scheme;

  •
  Astex will convene the required High Court meetings and the general meeting of its shareholders to consider and, if thought fit, approve the scheme and other general meeting resolutions;

  •
  Astex will keep SuperGen informed on a regular basis of the number of proxy votes received in respect of the general meeting resolutions to be proposed at the Astex general meeting and the identity of the relevant shareholders;

  •
  following the High Court meetings and the general meeting, and assuming the Astex resolutions have been approved by the requisite votes of the Astex shareholders, Astex will, following receipt of the requisite SuperGen stockholder approval of the share issuance, seek the sanction of the High Court to the scheme and take all other action necessary to make the scheme effective;

  •
  as soon as practicable after the sanction by the High Court of the scheme, and in any event within one business day following the High Court's sanctioning of the scheme, Astex will file a copy of the High Court orders with the Registrar of Companies in the U.K.; and

  •
  subject only to Astex's right to terminate the Implementation Agreement and pay the $6 million termination fee to SuperGen in the event of a superior offer, Astex's obligation to call, give notice of, convene and hold the High Court meetings and to seek the requisite Astex shareholder approvals will not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to Astex of any acquisition proposal or by any change in the recommendation of the Astex board of directors.

        Additional Obligations related to the Scheme.    According to the provisions of the Implementation Agreement, Astex will also:

  •
  procure the publication of the advertisements required by the High Court;

  •
  prior to the High Court meetings and the general meeting, keep SuperGen informed in writing of the number of proxy votes received in respect of the Astex's proposed resolutions;

  •
  promptly provide SuperGen with a copy of the High Court orders once obtained; and

  •
  take all reasonable steps to preserve the availability of the exemption from registration provided by Section 3(a)(10) of the Securities Act, including:

  •
  conducting a hearing on the fairness of the scheme to the Astex shareholders;

  •
  advising the High Court before the hearing on the fairness of the scheme that, if the terms and conditions of the scheme are approved, its sanctioning of the scheme will constitute the basis for the shares of SuperGen common stock offered pursuant to the scheme to be issued without registration under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(10); and

  •
  providing adequate notice of the hearing and an opportunity to attend the hearing and be heard to all persons to whom shares of SuperGen common stock are proposed to be issued pursuant to the scheme.

Representations and Warranties; Indemnification

        The Implementation Agreement contains customary representations and warranties made by Astex to SuperGen relating to, among other things:

  •
  organization; standing; charter documents; subsidiaries;
  •
  books and register;
  •
  capital structure;
  •
  subsidiaries;
  •
  authority; non-contravention; necessary consents;
  •
  financial statements;
  •
  internal controls;
  •
  no undisclosed liabilities;
  •
  bank accounts;
  •
  absence of certain changes or events;
  •
  taxes;
  •
  restrictions on business activities;
  •
  title to properties; absence of liens
  •
  compliance;
  •
  agreements; material contracts; commitments
  •
  transactions with affiliates;
  •
  environmental matters;
  •
  brokers' and finders' fees;
  •
  employee benefit plans and labor matters;
  •
  intellectual property; and
  •
  litigation.

        The Implementation Agreement also contains customary representations and warranties made by SuperGen to Astex, relating to, among other things:

  •
  organization; standing; power;

  •
  capital structure;
  •
  subsidiaries;
  •
  authority; non-contravention; necessary consents;
  •
  SEC filings;
  •
  internal controls;
  •
  absence of certain changes or events;
  •
  tax matters;
  •
  restrictions on business activities;
  •
  compliance;
  •
  material contracts;
  •
  environmental matters;
  •
  brokers' and finders' fees;
  •
  insurance;
  •
  intellectual property;
  •
  issuance of SuperGen common stock;
  •
  employee benefit plans and labor matters;
  •
  requisite vote;
  •
  opinion of financial advisor; and
  •
  litigation.

        There is no indemnification obligation in the Implementation Agreement in the event of a breach of the representations or warranties.

Recommendation and Responsibilities of the Parties

  •
  Under the Implementation Agreement, Astex has agreed to ensure that (1) the scheme document it is required to distribute to its shareholders will incorporate an unqualified recommendation of the Astex board of directors to its shareholders to vote in favor of the proposed resolutions and (2) this recommendation shall not be withdrawn or qualified save (in the case of both (1) and (2)) to the extent that the Astex board of directors has determined to change its recommendation in accordance with the terms and conditions of the Implementation Agreement; and

  •
  Under the Implementation Agreement, SuperGen has agreed to ensure that (1) this proxy statement incorporates the recommendation of our board of directors to stockholders of SuperGen to vote in favor of SuperGen's proposed resolutions; and (2) this recommendation will not be withdrawn or qualified save (in the case of both (1) and (2)) to the extent that the SuperGen board of directors has determined to change its recommendation in accordance with the terms and conditions of the Implementation Agreement. We may, however, disclose to our stockholders a position, or any information, with respect to an acquisition proposal by a third party to the extent required under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) or stock exchange regulation.

Financial Statements

        Astex's audited balance sheets as of December 31, 2010 and 2009 and the related income statements, statements of comprehensive income, statements of changes in equity and cash flow statements, prepared in accordance with International Financial Reporting Standards (IFRS), for each of the three years in the period ended December 31, 2010 are included in this proxy under "Information about Astex".

        In addition, Astex will deliver to SuperGen its unaudited balance sheet dated as of not less than three business days prior to the closing date, and the related unaudited income statement, statement of changes in equity and cash flow statement for the period from January 1, 2011 to the date of the closing balance sheet, in each case prepared in accordance with IFRS (except that unaudited financial statements may not have notes thereto and other presentation items that may be required by IFRS and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis throughout the relevant periods

Governance Matters

        Prior to the closing of the Transaction, SuperGen will increase the size of the board of directors from six directors to nine directors effective as of immediately following the closing. The four newly created directorships will be filled by four nominees designated by Astex. The selection of the Astex-nominated directors is subject to the determination by the Governance and Nominating Committee of SuperGen's board of directors that (1) each of the nominated representatives meets the qualifications of SuperGen for service on SuperGen's board of directors and (2) that the addition of the Astex designees to the SuperGen board of directors would not cause fewer than a majority of the resulting SuperGen board members to qualify as "independent" under the rules and regulations of the SEC and NASDAQ. If the Governance and Nominating Committee determines that one or more of the Astex nominated representatives is not qualified to serve on the SuperGen board of directors, then the Governance and Nominating Committee must notify Astex of the reasons for its conclusion prior to the closing and Astex will have the right to nominate replacement representatives to serve on the SuperGen board of directors.

        As of the date of this proxy statement, the Astex nominees are Harren Jhoti, Peter Fellner, Ismail Kola and Timothy Haines. Following the closing of the Transaction, the nine-member SuperGen board of directors would establish the corporate governance structure for the combined company, which would include the appointment of Peter Fellner as the Vice Chairman of the board of directors and the appointment of Harren Jhoti as President. In addition, the SuperGen board of directors would initially reconstitute its standing committees as follows: (1) the Audit Committee would be made up of Charles Casamento (as Chairman), Thomas Girardi and Walter Lack; (2) the Compensation Committee would be made up of Walter Lack (as Chairman), Thomas Girardi and Timothy Haines; and (3) the Governance and Nominating Committee would be made up of Charles Casamento, Peter Fellner, Thomas Girardi, Allan Goldberg, Timothy Haines, Ismail Kola and Walter Lack (as Chairman). The current Pharmaceutical Sub-Committee of the board of directors would be disbanded.

No Solicitation

        Both SuperGen and Astex (as well as their respective representatives) are not permitted to take any of the following actions until either the Transaction closes or the Implementation Agreement is properly terminated:

  •
  solicit, seek, knowingly encourage or initiate any inquiry, negotiations or discussions, or enter into any agreement, with respect to any acquisition proposal;

  •
  disclose any information not customarily disclosed concerning its (or any of its subsidiary's) business, technologies or properties, or afford to any person access to their respective properties, technologies, books or records, not customarily afforded such access; and

  •
  assist or cooperate with any third party to make any acquisition proposal.

        If either party receives any offer, proposal, or request concerning an acquisition proposal, or any request for disclosure or access, that party must promptly notify the other party and provide the other party with the identity of the third party making the offer or proposal and the specific terms of the offer or proposal. In order to enforce the "no shop" provision of the Implementation Agreement, each party is entitled to an immediate injunction, without proving the inadequacy of money damages as a remedy and without posting any bond or other security, in the event of a breach by the other party.

Directors' and Officers' Indemnification and Insurance

        For a period of six years following the closing of the Transaction, SuperGen will honor the obligations of Astex under (1) each indemnification agreement between Astex and certain of its officers and directors, and (2) any indemnification, expense advancement and exculpation provision contained in Astex's organizational documents.

        In addition, the Implementation Agreement allows Astex to obtain a prepaid "tail" that would provide the indemnified persons with directors' and officers' liability insurance for a period ending no earlier than the sixth anniversary of the Transaction closing.

Purchaser Name Change

        Following the Transaction closing, SuperGen will use its commercially reasonable efforts to change its corporate name from "SuperGen, Inc." to "Astex Pharmaceuticals, Inc." through a short-form merger under Delaware law. Prior to the Transaction closing, Astex has agreed to take all actions necessary to facilitate the proposed name change, including, without limitation, reserving the name "Astex Pharmaceuticals, Inc." in the states of Delaware and California, reserving the ticker symbol "ASTX" with NASDAQ and preparing for the transfer, as necessary, of the name and ticker symbol.

Interim Conduct of Business

        Both SuperGen and Astex have agreed that, during the period between the signing of the Implementation Agreement and the earlier of the termination of the Implementation Agreement or the closing of the Transaction, each company will: (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Implementation Agreement and (b) use its commercially reasonable efforts to stay current on payment of its debts and taxes and to otherwise preserve intact its present business, with the goal of preserving unimpaired the good will of its businesses.

        Additionally, both SuperGen and Astex agreed not to engage in certain types of conduct without the express written consent of the other party (consent not to be unreasonably withheld), including the following:

  •
  purchase or redeem shares of its capital stock or that of a subsidiary or otherwise reduce its authorized or issued share capital, except in the event of repurchasing shares upon the termination of an employee;

  •
  declare dividends or make any other distributions of capital stock or split, combine or reclassify any capital stock;

  •
  transfer or license any intellectual property except in the ordinary course of business;

  •
  enter into any contract except in the ordinary course of business that materially limits its ability to conduct or compete in its business, or that provides unlimited indemnification;

  •
  sell, lease, encumber or otherwise dispose of any tangible assets except sales of inventory in the ordinary course of business;

  •
  make a loan, advance on investment in a third party or forgive or discharge any loans, except in the ordinary course of business;

  •
  grant, pay or enter into any agreement or amendment to grant or pay severance or termination pay or the acceleration of vesting or other benefits except pursuant to written agreements already in place;

  •
  hire any officers or employees (except for consultants or contractors retained for no more than six months and for no more than $25,000 of obligations during that time) or terminate any employee except for cause or take any action that would allow an employee to claim a constructive termination for good reason;

  •
  acquire any other business or participate in a joint venture;

  •
  amend the party's certificate of incorporation or other charter documents, except as contemplated by the Implementation Agreement; and

  •
  permit any insurance policies to expire without renewing or replacing them on comparable terms.

Restrictions on Newly Issued or Issuable SuperGen Shares.

        U.S. Securities Law.    All of the shares of SuperGen common stock to be issued in the Transaction will be issued without registration under the Securities Act in reliance on an exemption from registration provided by Section 3(a)(10) of the Securities Act. Accordingly, if the scheme of arrangement is approved by the High Court, all of the newly issued or issuable shares of SuperGen common stock would be freely tradable under the Securities Act, subject only to any lock-up agreements and any restrictions under Rule 144 or Rule 145 under the Securities Act that are applicable to the former Astex shareholders who become affiliates of SuperGen following the Transaction.

        Execution of Lock-Up Agreements.    The Sellers' Representative will be authorized and directed to enter into the Lock-Up Agreements on behalf of certain former Astex shareholders (including officers, directors and certain large shareholders of Astex) under power of attorney conferred by operation of the scheme. In the event that the Sellers' Representative is unable to or for any reason does not execute a Lock-Up Agreement, then an authorized officer of SuperGen will be authorized to enter into the Lock-Up Agreement on behalf of the same group of former Astex shareholders.

        Coordinated Selling Agreement.    Several significant shareholders in Astex may enter into a Coordinated Selling Agreement whereby they would agree to coordinate the sale of their shares of SuperGen common stock, in addition to the sale restrictions imposed by the Lock-Up Agreement more fully described in this proxy statement on page 86. The Coordinated Selling Agreement does not go into effect until the closing of the Transaction and, prior to that time, any one of the subject shareholders may elect to eliminate the requirement for the Coordinated Selling Agreement. Even if the Coordinated Selling Agreement does not go into effect, the Lock-Up Agreements between certain former Astex shareholders and SuperGen would remain in effect for a period of eight months following the closing of the Transaction.

Rights Attaching to SuperGen Shares

        The shares of SuperGen common stock issuable in the Transaction would be issued on identical terms to the existing shares of SuperGen common stock, including the right to vote and to receive and retain all dividends and other distributions declared, paid or made on SuperGen shares after the closing date.

Sellers' Representative

        Abingworth will be the first Sellers' Representative. The former Astex shareholders will indemnify and hold Abingworth and its directors, officers, agents and employees harmless against any losses, claims, damages or liabilities to any person arising out of or in connection with Abingworth's role as Sellers' Representative. Following the closing, the former Astex shareholders who hold 75% or more of the shares of SuperGen common stock issuable at the closing will have the ability to replace

Abingworth or any other Sellers' Representative from time to time and appoint another person in their place upon at least ten days' written notice to the Sellers' Representative and to SuperGen.

Conditions to Closing of the Transaction

        The Transaction will not close until the scheme has become unconditional and become effective not later than August 31, 2011, or a later date if Astex and SuperGen jointly agree and, if required, as the High Court may allow.

        The scheme is conditional upon:

  •
  receiving the approval of the scheme by a majority in number of each class of the Astex shareholders, who are on the register of members of Astex at 6:00 p.m. on the day two days before the High Court meetings and who are present and voting either in person or by proxy, at the High Court meetings and who represent seventy-five percent (75%) or more in value of the shares of that class voted by those shareholders;

  •
  receiving the resolution(s) required to implement the scheme and set out in the notice of the Astex general meeting being passed by the requisite majority at the Astex general meeting;

  •
  the High Court's sanction of the scheme and copies of the High Court orders being delivered to the Registrar of Companies;

  •
  receipt of the requisite vote of the SuperGen stockholders requested in this proxy statement;

  •
  the Implementation Agreement not having been terminated or having been terminated in accordance with its terms prior to the scheme High Court hearing; and

  •
  the conditions to closing enumerated in the Implementation Agreement having been satisfied or waived.

Conditions to Closing Included in the Implementation Agreement:

        Neither SuperGen nor Astex is required to close the Transaction unless the following conditions have been satisfied as of immediately prior to the commencement of the High Court hearing to approve the scheme:

  •
  both the required Astex shareholder approvals and the required SuperGen stockholder approvals have been obtained;

  •
  none of the parties is subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by the Implementation Agreement;

  •
  no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Transaction by a governmental entity that makes the Transaction or the scheme illegal; and

  •
  other than the filing of the High Court orders with the Registrar of Companies, all other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the Transaction, shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have either a material adverse effect on SuperGen or a material adverse effect on Astex.

        Astex is not required to close the Transaction unless the following conditions have been satisfied or waived by Astex immediately prior to the commencement of the High Court hearing to approve the scheme:

  •
  Representations and Warranties.  Certain of SuperGen's representations and warranties must be accurate both as of the date of the Implementation Agreement and as of the date immediately prior to the commencement of the High Court hearing to approve the scheme. The remainder of SuperGen's representations and warranties must be (1) accurate as of the date of the Implementation Agreement unless the inaccuracies would not be material to SuperGen's business, operations or financial condition and (2) accurate as of the date immediately prior to the commencement of the High Court hearing to approve the scheme unless the inaccuracies would not have a material adverse effect upon SuperGen.

  •
  Agreements and Consents.  SuperGen must have performed or complied in all material respects with all agreements and covenants required to be performed by it at or prior to the date immediately prior to the commencement of the High Court hearing to approve the scheme.

  •
  No Astex Material Adverse Effect.  No material adverse effect on SuperGen shall have occurred since the date of the Implementation Agreement and be continuing.

  •
  NASDAQ Listing.  SuperGen must have approved for listing on NASDAQ, subject to official notice of issuance, the shares of SuperGen common stock to be issued in the Transaction.

        SuperGen is not required to close the Transaction unless the following conditions have been satisfied or waived by SuperGen:

  •
  Representations and Warranties.  Certain of Astex's representations and warranties must be accurate both as of the date of the Implementation Agreement and as of the date immediately prior to the commencement of the High Court hearing to approve the scheme. The remainder of Astex's representations and warranties must be (1) accurate as of the date of the Implementation Agreement unless the inaccuracies would not be material to Astex's business, operations or financial condition and (2) accurate as of the date immediately prior to the commencement of the High Court hearing to approve the scheme unless the inaccuracies would not have a material adverse effect upon Astex.

  •
  Agreements and Consents.  Astex must have performed or complied in all material respects with all agreements and covenants required to be performed by it at or prior to the date immediately prior to the commencement of the High Court hearing to approve the scheme.

  •
  No Purchaser Material Adverse Effect.  No material adverse effect on Astex shall have occurred since the date of the Implementation Agreement and be continuing.

  •
  Employees.  Each of the Astex employees designated on a schedule by SuperGen and at least four of the Astex employees designated by SuperGen on a separate schedule must continue to be employees of Astex as of the date immediately prior to the commencement of the High Court hearing to approve the scheme.

  •
  Payment Schedule.  Astex must have delivered to SuperGen the consideration allocation schedule.

        A "material adverse effect" generally means any event, circumstance, change or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible) and liabilities taken together, operations or financial condition of the relevant party and its subsidiaries taken as a whole(including any adverse effect resulting from the loss of employees), but does not include a variety of specifically negotiated potential adverse effects, including, without limitation, (1) adverse effects primarily attributable to changes or conditions generally affecting the industry in which the relevant party operates so long as the adverse effect does not have a disproportionately adverse effect on the relevant party as compared to companies operating in the same industry, (2) adverse effects primarily resulting from compliance with the terms and condition of the Implementation Agreement, including the public announcement of the Transaction, (3) adverse effects arising directly or indirectly from or relating to general economic, business, financial, market or political conditions so long as the adverse effect does not have a disproportionately adverse effect on the relevant party as compared to companies operating in the same industry, (4) any adverse effects arising directly or indirectly from or relating to fluctuations in the value of the U.S. Dollar or the British Pounds Sterling, (5) any adverse effects arising directly or indirectly from or otherwise relating to any act of terrorism, war, calamity or other similar event and (6) any legal proceedings made or brought by any current or former stockholders of the relevant party against that party or the members of the board of directors of that party relating to, arising out of, or in any way in connection with the Implementation Agreement, the scheme of arrangement or the Transaction.

Termination Payments.    Astex will pay SuperGen the $6 million termination fee if the agreement is terminated:

  •
  by Astex if (1) it has received an unsolicited acquisition proposal to acquire Astex, (2) its board of directors determines that the third party acquisition proposal is a "superior offer" to SuperGen's offer and (3) Astex has provided SuperGen with adequate notice of the third party offer and provided SuperGen with an opportunity to top the third party offer, or

  •
  by either SuperGen or Astex if (1) (a) for any reason the Transaction has not closed by August 31, 2011 or (b) Astex has not obtained its required stockholder approval, and (2) within six months following the termination of the Implementation Agreement, Astex enters into a definitive agreement or executes a letter of intent, memorandum of understanding, heads of terms or equivalent document with respect to an acquisition proposal and (3) Astex subsequently consummates a transaction contemplated by the acquisition proposal; or

  •
  by SuperGen if the Astex board of directors (1) changes its recommendation, (2) approves, endorses, recommends or authorizes Astex to enter into a definitive agreement with respect to any superior offer, or (3) passes a resolution to do any of these actions.

SuperGen will pay Astex the $6 million termination fee if the agreement is terminated:

  •
  by SuperGen if (1) it has received an unsolicited acquisition proposal and (2) the SuperGen board of directors determines that the third party acquisition proposal is a superior offer, or

  •
  by either SuperGen or Astex if (1) (a) for any reason the Transaction has not closed by August 31, 2011 or (b) SuperGen has not obtained its required stockholder approval, and (2) within six months following the termination of the Implementation Agreement, SuperGen enters into a definitive agreement or executes a letter of intent, memorandum of understanding, heads of terms or equivalent document with respect to an acquisition proposal and (3) SuperGen subsequently consummates a transaction contemplated by the acquisition proposal; or

  •
  by Astex if the SuperGen board of directors (1) changes its recommendation, (2) approves, endorses, recommends or authorizes SuperGen to enter into a definitive agreement with respect to any superior offer, or (3) passes a resolution to do any of these actions.

        A "superior offer" is an acquisition proposal made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of, or more than 50% of the total outstanding voting securities of Astex or SuperGen, as the case may be, which board of directors of Astex or SuperGen, as applicable, has in good faith concluded (following consultation with its outside legal counsel), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the third party making the offer, would, if timely consummated in accordance with its terms, be more favorable to the stockholders of Astex or SuperGen, as applicable, from a financial point of view than the Transaction.

Acquisition Proposals

        If either Astex or SuperGen receives any acquisition proposal, or any material modification of or material amendment to any acquisition proposal or any request for non-public information or inquiry which could reasonably be expected to lead to an acquisition proposal, the receiving party must provide the other party with written notice of the material terms and conditions of the acquisition proposal, request or inquiry, and the identity of the third party making the acquisition proposal, request or inquiry and a copy of all written and electronic materials provided in connection with the acquisition proposal, request or inquiry.

        The recipient party must keep the other party informed in all material respects of the status and details (including all amendments or proposed amendments) of any acquisition proposal, request or inquiry and shall promptly provide the other party with a copy of all written and electronic materials subsequently provided in connection with the acquisition proposal, request or inquiry.

        If the board of directors of the recipient party in good faith concludes (following consultation with its outside legal counsel) that the unsolicited acquisition proposal is, or is reasonably likely to lead to, a superior offer, it may then take any or all of the following actions if it is otherwise in compliance with its obligations and it has not already received its shareholder approval:

  •
  furnish non-public information to the third party making the acquisition proposal (after giving proper notice to the other party and requiring the third party to execute a confidentiality agreement at least as restrictive as the one with the other party);

  •
  engage in negotiations with the third party with respect to the acquisition proposal after providing notice to the other party; and

  •
  in the case of SuperGen, provided that our board of directors has in good faith concluded (following consultation with its outside legal counsel) that taking such action is required in order for our board of directors to comply with its fiduciary duties to our stockholders, we may enter into a binding written agreement concerning a transaction that constitutes a superior offer and terminate the Implementation Agreement.

        An "acquisition proposal" means any bona fide written offer or proposal to acquire, directly or indirectly, fifteen percent (15%) or more of (1) the consolidated assets of either (a) Astex and its subsidiaries (taken as a whole) or (b) SuperGen and its subsidiaries (taken as a whole), or (2) the equity or other voting power of either Astex or SuperGen, in each case, whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction (it being understood and agreed that, in the case of SuperGen, open market acquisition of SuperGen common stock by any third party are not to be deemed to be acquisition proposals).

Changes in Board Recommendations

        Before the Astex board of directors may change its recommendation, it must comply with the following procedures. First, if, prior to Astex obtaining the requisite shareholder approval, its board of directors determines that an acquisition proposal received without violating any no solicitation provisions constitutes a superior offer, it must promptly deliver notice in writing to SuperGen of the superior offer which notice must include the material terms and conditions of the superior offer. Second, at SuperGen's written request, Astex must negotiate in good faith with SuperGen for a period of five business days following SuperGen's receipt of Astex notice of the superior offer. Third, if, prior to the end of this period, SuperGen delivers a written revised offer to Astex that amends the terms of the Transaction, then the Astex board of directors must hold a meeting to consider the revised offer from SuperGen and invite representatives of SuperGen to present the revised offer. Fourth, following the meeting, if the Astex board of directors has in good faith concluded (following consultation with its outside legal counsel) that (1) the acquisition proposal from the third party remains a superior offer when compared to the revised offer from SuperGen, and (2) taking such action is required in order for the Astex board of directors to comply with its fiduciary duties to the shareholders of Astex, Astex may then take any or all of the following actions following delivery of written notice to SuperGen that Astex intends to take such action:

  •
  enter into a binding written agreement concerning a transaction that constitutes a superior offer and terminate the Implementation Agreement with SuperGen; and

  •
  withdraw the scheme of arrangement or change the Astex board recommendation.

        The Astex board may withdraw, modify or amend its recommendation only if the change is in response to an unsolicited acquisition proposal made to Astex which is a superior offer that has not been withdrawn, and the change in recommendation may not be made until either (1) the five-day period lapses without SuperGen making any revised offer or (2) the Astex board of directors has complied with all the procedures outlined above and delivered written notice to SuperGen advising it of its determination.

        The SuperGen board of directors is permitted to withdraw, modify or amend or qualify its recommendation only if the change is in response to an unsolicited acquisition proposal made to SuperGen which it determines to be a superior offer, and the SuperGen board of directors has in good faith concluded (following consultation with its outside legal counsel) that taking such action is required in order for it to comply with its fiduciary duties to the stockholders of SuperGen. Such a change in the recommendation by the SuperGen board of directors may not be made until the fifth business day following Astex's receipt of written notice from SuperGen advising Astex that the SuperGen's board of directors intends to take such action and specifying the reasons therefor, including the terms and conditions of any superior offer that is the basis for the proposed action by SuperGen's board of directors.

Termination

        The Implementation Agreement provides that the agreement may be terminated in the following circumstances:

  •
  as agreed in writing between Astex and SuperGen at any time prior to the closing of the Transaction;

  •
  by either Astex or SuperGen at any time prior to the closing of the Transaction:

  •
  if the closing has not occurred by August 30, 2011, subject to certain exceptions;

  •
  if the Transaction has been enjoined or declared illegal;

  •
  if SuperGen does not obtain the requisite approval of its stockholders;

  •
  if Astex does not obtain the requisite approvals of its shareholders;

  •
  upon a non-curable or non-cured breach of any covenant or agreement on the part of the other party;

  •
  in the event of a material adverse effect on the other party;

  •
  if the other party's board of directors changes its recommendation or takes certain other prohibited actions; or

    •
    if the other party receives an unsolicited acquisition proposal, determines that the acquisition proposal is a superior offer, otherwise complies in full with its obligations and pays the applicable termination fee.

Costs

        In general, each party is obligated to pay its own costs and expenses.

Miscellaneous

        Specific Performance.    Astex and SuperGen agree that damages may not be an adequate remedy for any breach or threatened breach by it or its representatives of the Implementation Agreement and that the party who is not in breach will be entitled without proof of special damage to injunctive relief and other equitable remedy (including specific performance).

        Governing Law.    The approval of the scheme by the shareholders is subject to the laws of England and Wales. The Implementation Agreement will be governed by, and will be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, i.e., without regard to choice of law principles.

        Survival of Representations and Warranties.    The Implementation Agreement provides that none of the representations and warranties of Astex or SuperGen as set forth in the Implementation Agreement will survive the closing of the Transaction.

CERTAIN ADDITIONAL AGREEMENTS RELATED TO THE TRANSACTION

        Pursuant to the Implementation Agreement, certain SuperGen and Astex officers, directors and shareholders will execute and deliver the Support Agreement or the Irrevocable Undertakings, as the case may be. The following discussion summarizes some of the material provisions of the Support Agreement, included with this proxy statement as Appendix B, and the material provisions of the Irrevocable Undertakings, included with this proxy statement as Appendix C and the Lock-Up Agreement, included with this proxy statement as Appendix D. The rights and obligations of the parties to these agreements are governed by the express terms and conditions of the agreements and not by this summary. This summary may not contain all of the information about the agreements that is of importance to you and is qualified in its entirety by reference to the complete text of the agreements. We encourage you to read the Support Agreement, Irrevocable Undertakings and Lock-Up Agreement in their entirety for a more complete understanding of the Agreements.

Lock-Up Agreement

        Under the terms of the scheme of arrangement, if the High Court approves the scheme, it will authorize the Sellers' Representative (on behalf of certain former Astex shareholders) to enter into Lock-Up Agreements with SuperGen following the closing of the Transaction that will limit the ability of those former Astex shareholders to sell 25% of their stock until two months after the closing of the Transaction, another 25% until four months after the closing, another 25% until six months after the closing and the remaining 25% until eight months after the closing. Shareholders subject to the Lock-Up Agreement may transfer subject shares to a family member or trust as long as the transferee agrees to be bound by the terms of the Lock-Up Agreement. Nothing in the Lock-Up Agreement prohibits shareholders from selling or disposing of shares in connection with an acquisition, merger or reorganization approved by our board of directors, or a tender or exchange offer for SuperGen stock.

        Additionally, certain Astex shareholders may enter into a Coordinated Selling Agreement with one another that would allow for a coordinated sale of any SuperGen shares that members of that group intend to sell during the 12 month period following the closing of the Transaction. SuperGen is not a party to the Coordinated Selling Agreement and, as a result, the Coordinated Selling Agreement will only become effective if finalized and agreed upon among certain of the Astex shareholders.

Support Agreement

        Each of the directors of SuperGen (including directors who are stockholders and directors who hold only options for SuperGen stock) entered into Support Agreements with Astex solely in their capacities as stockholders or potential stockholders of SuperGen. These Support Agreements require each director to agree to vote in favor of all proposals to approve the Transaction, and any related matters. The Support Agreements provide that any proxy submitted in connection with the Support Agreement cannot be revoked by the director. Additionally, if the director should exercise any stock options of SuperGen, prior to the closing date of the Transaction, the Support Agreements require that all of the shares that the director receives upon exercise of the stock option must be voted in favor of all proposals to approve the Transaction and any related matters.

        Non-Dealing Provisions and Covenants.    The Support Agreements contain the following non-dealing provisions and covenants.

        Each director has agreed that he will not, and will make sure (so far as he is able) that any registered holder of shares subject to the Support Agreement will not, directly or indirectly:

  •
  sell, transfer, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, charging, encumbering or granting of any option over or other disposal of, all or any of the shares to the Support Agreement or of any interest therein provided, except pursuant to the Transaction. However, the director may complete a sale or transfer of subject shares to any member of the director's immediate family, or to a trust for the benefit of the director or any member of the director's immediate family, or upon the death of the director provided that the transferee agrees in writing to be bound by all of the terms of the Support Agreement; or

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  accept, encourage or agree to accept any other offer for all or any of the shares subject to the Support Agreement or any other shares in the capital stock of SuperGen whether conditional or unconditional; or

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  without the written consent of Astex, purchase or otherwise acquire (other than by exercise of existing stock options), directly or indirectly, any other securities in SuperGen; or

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  convene any meeting of the stockholders of SuperGen in any capacity as a stockholder, nor exercise or permit the exercise of the voting rights attaching to the shares subject to the Support Agreement in any manner which the director knows would be likely to frustrate the Transaction or prevent the Implementation Agreement becoming effective; or

  •
  enter into any agreement, arrangement or obligation or permit any agreement, arrangement or obligation to be entered into in relation to the shares subject to the Support Agreement with any person whether conditional or unconditional to do all or any of the acts enumerated above.

        Termination.    The terms of each Support Agreement will terminate on the earliest of (1) the closing date of the Transaction, (2) the date (if any) on which the scheme of arrangement lapses or is withdrawn, and (3) the date (if any) on which the Implementation Agreement terminates or is terminated. Upon the earliest of (1), (2), or (3) the Support Agreement will be deemed void and have no further force or effect, except in relation to any rights which may have accrued following any breaches of the terms of the Support Agreement which occurred prior to the termination.

        Failure to Comply.    Pursuant to the terms of the Support Agreements, each director has agreed that if the director fails to comply with his obligations under the Support Agreement, money damages may not be an adequate remedy and therefore the director will agree that, in the event of any breach or threatened breach by the director of any covenant or obligation contained in the Support Agreement, Astex will be entitled (in addition to any other remedy that may be available to it) to seek to obtain: (1) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (2) an injunction restraining such breach or threatened breach.

        Power of attorney.    Under the terms of each Support Agreement, each director has irrevocably appointed, Astex and any director of Astex as his attorney to execute and deliver all such documents and do all such acts and things as may be necessary for, or incidental to, the voting of the shares subject to the Support Agreements and/or the performance of his obligations under the Support Agreements.

Irrevocable Undertakings

        Similar to the Support Agreements signed by directors of SuperGen with Astex, certain officers, directors and shareholders of Astex (each of whom holds shares in Astex) entered into one of two forms of "Irrevocable Undertakings" with SuperGen. The terms of the Irrevocable Undertakings require these Astex shareholders to agree to do the following:

  •
  exercise, or procure the exercise of, all voting rights attaching to the shares subject to the Irrevocable Undertaking to vote in favor of all resolutions to approve the scheme of arrangement, and any related matters proposed at any general or class meeting (and the High Court convened meetings of Astex to be convened and held in connection with the scheme of arrangement, or at any adjournment of any such meeting);

  •
  execute, or procure the execution of, any forms of proxy in respect of the shares subject to the Irrevocable Undertaking required by SuperGen appointing any person nominated by SuperGen to attend and vote at any General Meeting or High Court meeting in favor of the resolutions to approve the scheme of arrangement, and any related matters, and will ensure that any such executed forms of proxy are received by Astex not later than 3.00 p.m., U.K. time;

  •
  not revoke, or cause the revocation of, the terms of any proxy submitted in accordance the Irrevocable Undertaking other than by attendance at any General Meeting or High Court meeting where they vote in favor of the scheme of arrangement in accordance with the Irrevocable Undertaking;

  •
  if the director or shareholder holds share options he, she or it agrees that if the share options become exercisable in accordance with the rules of the share schemes as a result of the Transaction, he, she or it will either:

  •
  accept the option proposals; or

  •
  exercise in full the relevant option and vote in favor of all resolutions to approve the scheme of arrangement.

        Non-dealing and Covenants.    Unless and until the scheme of arrangement lapses or is withdrawn, or the Implementation Agreement is terminated, each Astex shareholder subject to an Irrevocable Undertaking will not, directly or indirectly:

  •
  sell, transfer, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, charging, encumbering or granting of any option over or other disposal of, all or any of the shares subject to the Irrevocable Undertaking, subject to certain limited exceptions; or

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  accept, encourage or agree to accept any other offer for all or any of the shares subject to the Irrevocable Undertaking or any other shares in the capital stock of Astex whether conditional or unconditional; or

  •
  vote in favor of any of the following to the extent that Astex is prohibited from taking any such action by the Implementation Agreement:

  •
  any resolution to approve any scheme of arrangement in relation to Astex which is proposed in competition with the Transaction;

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  any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of Astex;

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  any reorganization, recapitalization, dissolution or liquidation of Astex;

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  except as may be required in connection with the scheme of arrangement, any amendment to the Astex articles of association;

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  except as may be required in connection with the scheme of arrangement, any material change in the capitalization of Astex or in Astex's corporate structure; or

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  any other action which is intended, or would reasonably be expected to impede, interfere with, materially delay or adversely affect the Transaction or any of the other transactions contemplated by the Implementation Agreement; or

  •
  without the written consent of SuperGen, purchase or otherwise acquire (other than by exercise of existing share options) directly or indirectly any other securities in Astex; or

  •
  convene any meeting of the members of Astex in any capacity as a shareholder, nor exercise or permit the exercise of the voting rights attaching to the shares subject to the Irrevocable

    Undertaking in any manner likely to frustrate the Transaction or prevent the scheme of arrangement from becoming effective; or

  •
  enter into any agreement, arrangement or obligation or permit any agreement, arrangement or obligation to be entered into in relation to the shares subject to the Irrevocable Undertaking with any person whether conditional or unconditional to do all or any of the acts enumerated above; or

  •
  during the pre-closing period, take any action that Astex is prohibited from taking under the "no shop" provision of the Implementation Agreement.

        Termination.    The terms of the Irrevocable Undertakings will terminate on the earliest of (1) the closing of the Transaction, (2) the date (if any) on which the scheme of arrangement lapses or is withdrawn and (3) the date (if any) on which the Implementation Agreement terminates or is terminated, and upon and following any such termination, the Irrevocable Undertakings will be deemed void and have no further force or effect, except with respect to those rights which accrued following any breaches of the Irrevocable Undertaking which occurred prior to such date.

        Failure to Comply.    Each Astex shareholder subject to an Irrevocable Undertaking agrees that in the event of their failure to comply with the obligations under the Irrevocable Undertaking, money damages may not be an adequate remedy and that, in the event of any breach or threatened breach by them of any covenant or obligation contained in the Irrevocable Undertaking, SuperGen will be entitled (in addition to any other remedy that may be available to it) to seek to obtain: (1) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (2) an injunction restraining such breach or threatened breach.

        Power of attorney.    Each Astex shareholder subject to an Irrevocable Undertaking irrevocably appoints SuperGen and any director of SuperGen as his/her/its attorney to execute and deliver all documents and do all such other acts and things as may be necessary for, or incidental to, the voting of the shares subject to the Irrevocable Undertaking.

BOARD AND MANAGEMENT FOLLOWING THE CLOSING

        This section describes the material board and management arrangements that will apply if the Transaction successfully closes.

Board of Directors

        After the closing of the Transaction, the SuperGen board of directors will consist of nine directors. The SuperGen board will initially include four Astex designees and five existing SuperGen directors, including our CEO. The Astex designees will be designated pursuant to the terms of the Implementation Agreement, and are currently expected to be Harren Jhoti, Peter Fellner, Ismail Kola and Timothy Haines. Appointment of each of the Astex designees to our board of directors and their respective committee assignments is subject to review and approval by SuperGen's Governance and Nominating Committee.

        We currently anticipate that the composition of the board of directors following the closing of the Transaction will be as set forth below:

Name	Age	Principal Occupation
James S.J. Manuso	62	Chief Executive Officer and Director of the Company
Harren Jhoti	48	President and Director of the Company
Charles J. Casamento(1)(3)	65	Executive Director and Principal, The Sage Group
Peter Fellner(3)	67	Executive Chairman, Vernalis, Director of UCB SA, Evotec AG, QinetiQ Holdings plc, and Bespak.
Thomas V. Girardi(1)(2)(3)	71	Senior Partner, Girardi & Keese
Allan R. Goldberg(3)	69	Managing Partner, The Channel Group, LLC
Timothy Haines(2)(3)	53	Partner, Abingworth Management Limited
Ismail Kola(3)	54	Executive Vice President and President, New Medicines at UCB S.A.
Walter J. Lack(1)(2)(3)	63	Managing Partner, Engstrom, Lipscomb & Lack

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Governance and Nominating Committee

        James S.J. Manuso, Ph.D., has served as SuperGen's President and CEO since January 1, 2004, as our chief executive officer-elect from September 2003 to December 2003 and as a director since February 2001. Dr. Manuso is co-founder and immediate past president and chief executive officer of Galenica Pharmaceuticals, Inc. Dr. Manuso co-founded and was general partner of PrimeTech Partners, a biotechnology venture management partnership, from 1998 to 2002, and co-founder and managing general partner of The Channel Group LLC, an international life sciences corporate advisory firm. He was also president of Manuso, Alexander & Associates, Inc., management consultants and financial advisors to pharmaceutical and biotechnology companies. Dr. Manuso was a vice president and director of Health Care Planning and Development for The Equitable Companies (now Group Axa), where he also served as acting medical director. He currently serves on the boards of Novelos Therapeutics, Inc. (NVLT:OB) and privately-held KineMed, Inc. Previously, he served on the boards of Merrion Pharmaceuticals Ltd. (MERR:IEX; Dublin, Ireland), Inflazyme Pharmaceuticals, Inc., Symbiontics, Inc., Quark Biotech, Inc., Galenica Pharmaceuticals, Inc., and Supratek Pharma, Inc. Dr. Manuso earned a B.A. with Honors in Economics and Chemistry from New York University, a Ph.D. in Experimental Psychophysiology from the Graduate Faculty of The New School University, a Certificate in Health Systems Management from Harvard Business School, and an Executive M.B.A. from Columbia Business School. Dr. Manuso is the author of over 30 chapters, articles and books on topics including health care cost containment and biotechnology company management. He has taught and lectured at Columbia, New York University, Georgetown, Polytechnic University, and Waseda University (Japan). He has delivered invited addresses at meetings of the American Management Association, the American Medical Association, the Securities Industry Association, the Biotechnology Industry Organization, and many other professional associations. Dr. Manuso previously served as vice president and a member of the Board of Trustees of the Greater San Francisco Bay Area Leukemia & Lymphoma Society.

        Harren Jhoti co-founded Astex in 1999 and was Chief Scientific Officer until November 2007 when he was appointed Chief Executive. Dr. Jhoti was recently named by the Royal Society of Chemistry as 'Chemistry World Entrepreneur of the Year' for 2007. He has published widely including in leading journals such as Nature and Science and has also featured in TIME magazine after being named by the World Economic Forum a Technology Pioneer in 2005. Dr. Jhoti was also a non-executive director of Iconix Inc. Before setting up Astex in 1999, he was Head of Structural Biology and Bioinformatics at GlaxoWellcome in the U.K. (1991-1999). Prior to Glaxo, Dr. Jhoti was a post-doctoral scientist at Oxford University and received his BSc (Hons) in Biochemistry in 1985, and Ph.D. in Protein Crystallography from the University of London in 1989.

        Charles J. Casamento has served as a director of SuperGen since September 2002. Mr. Casamento is currently Executive Director and Principal of The Sage Group, a healthcare advisory group specializing in Transactions, acquisitions, and partnerships between biotechnology companies and pharmaceutical companies. Mr. Casamento was the president and CEO of Osteologix, Inc., a public biopharmaceutical company developing products for treating osteoporosis, from 2004 through 2007. From 1999 through 2004, he served as chairman of the board, president and CEO of Questcor Pharmaceuticals, Inc. Mr. Casamento formerly served as RiboGene, Inc.'s president, CEO and chairman of the board from 1993 through 1999 until it merged with Cypros to form Questcor. He was co-founder, president and CEO of Interneuron Pharmaceuticals, Inc., a biopharmaceutical company, from 1989 until 1993. Mr. Casamento has also held senior management positions at Genzyme Corporation, where he was senior vice president, pharmaceuticals and biochemicals; American Hospital Supply, where he was vice president of business development and strategic planning for the Critical Care Division; Johnson & Johnson, Hoffmann-LaRoche, Inc. and Sandoz Inc. Mr. Casamento also serves on the boards of directors of CORTEX Pharmaceuticals, International Stem Cell Corporation, and VIVUS, Inc. He holds a bachelor's degree in Pharmacy from Fordham University and an M.B.A. from Iona College and was originally licensed to practice pharmacy in the states of New York and New Jersey.

        Peter Fellner was appointed as Chairman of Astex in 2002. He is also Executive Chairman of Vernalis, a non-executive director of two European biotechnology companies, UCB SA and Evotec AG, and a non-executive director of QinetiQ Holdings plc, one of Europe's largest technology-based companies, and of Bespak. He is also a member of the Medical Research Council. Mr. Fellner was previously Chairman of Celltech Group plc, one of Europe's largest biotechnology companies until its acquisition in 2004, having served as its CEO from 1990 to 2003. Before joining Celltech, Dr. Fellner served as CEO of Roche U.K., from 1986 to 1990. From 1984 to 1986 he was Director of the Roche U.K. Research Centre.

        Thomas V. Girardi has served as a director since May 2000. Mr. Girardi is senior partner of Girardi & Keese, a law firm specializing in major business litigation, where he has worked since 1964. Mr. Girardi has served as national president and Los Angeles chapter president of the American Board of Trial Advocates, has also served as president of the International Academy of Trial Lawyers, an organization limited to 500 trial lawyers in America, from 2005 to 2006 and is a member of the Inner Circle of Advocates, American Board of Professional Liability Lawyers, International Society of Barristers, and American Trial Lawyers Association. Mr. Girardi is also a member of the board of directors of Boyd Gaming, Inc. He received his B.S. from Loyola Marymount University, his J.D. from Loyola Law School and an L.L.M. from New York University.

        Allan R. Goldberg, Ph.D. has served as a director of SuperGen since March 2005. Dr. Goldberg is a co-founder and currently serves as a managing partner of The Channel Group LLC (TCG), a global life sciences venture management and strategic advisory organization with expertise in business, financial, scientific and commercial development. In that capacity, he also served as president of Phage Pharmaceuticals, Inc. from April 2010 to the present time. Prior to his affiliation with TCG, Dr. Goldberg co-founded PrimeTech Partners, a venture management partnership whose purpose was to create, finance and develop biomedical companies. From 1989 to 1997, Dr. Goldberg held various senior management positions including chief scientific officer, chairman and chief executive officer at Innovir Laboratories, Inc., a NASDAQ-listed biotechnology company he co-founded. He was a director and co-founder of ZyStor Therapeutics, Inc., a Milwaukee-based biotechnology company that was purchased in August 2010 by BioMarin Pharmaceutical Inc. In addition, he was on the board of directors of LCT BioPharma Inc., the U.S. subsidiary of Living Cell Technologies Limited (ASX:LCT). He is a co-founder of and a board member of Lesanne Life Sciences, LLC. Prior to founding Innovir, Dr. Goldberg was a professor of virology and a member of the faculty of The Rockefeller University from 1971 to 1989. Dr. Goldberg has served as a consultant to several large pharmaceutical companies as well as numerous private and public academic institutions. He earned a B.A. in English and Mathematics from Cornell University and a Ph.D. in Biochemistry/Biology from Princeton University, and was a postdoctoral fellow at Albert Einstein College of Medicine.

        Timothy Haines has been a partner at Abingworth Management Limited, a life science and healthcare private investment firm, since 2005. Prior to this, Mr. Haines was Chief Executive of Astex. Mr. Haines was with Astex for more than five years. Previously, he was Chief Executive of two divisions of the publicly-listed medical technology company, Datascope Corp. Prior to Datascope, he held a number of other senior management positions in the U.S. and Europe. Current and past board positions include Astex Therapeutics, Fovea, IMI, KSpine, PowderMed, Stanmore Implants and XCounter. Mr. Haines has a BSc from Exeter University and an MBA from INSEAD. He is a former Director of the Biotechnology Industry Association and currently sits on the Venture Committee of the BVCA.

        Ismail Kola is Executive Vice President and President, New Medicines at UCB S.A. Dr. Kola joined UCB from Schering Plough Corporation where he was Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute and Chief Scientific Officer, Schering Plough Corporation. Prior to Schering-Plough, Dr. Kola held senior positions at Merck, as Senior Vice President and Site Head, Basic Research and at Pharmacia Corporation where he was Vice President, Research and Global Head, Genomics Science and Biotechnology with Pharmacia Corporation, and served as a consultant to SmithKline Beecham Pharmaceuticals and as a member of their Genomics Advisory Board. Dr. Kola holds Adjunct Professorships of Medicine at Washington University and at Monash University Medical School; a Foreign Adjunct Professorship at The Karolinska Institute; and is a William Pitt Fellow at Pembroke College, Cambridge University, U.K. Dr. Kola has a Ph.D. in Medicine from the University of Cape Town, South Africa.

        Walter J. Lack has served as a director of SuperGen since February 2000. Mr. Lack is managing partner of Engstrom, Lipscomb & Lack, a Los Angeles, California law firm that he founded in 1974. Mr. Lack has acted as a special arbitrator for the Superior Court of the State of California since 1976 and for the American Arbitration Association since 1979. He is a member of the International Academy of Trial Lawyers and an Advocate of the American Board of Trial Advocates. He received his B.A. from Loyola Marymount University where he is a long standing member of the Board of Regents. He received his J.D. from Loyola Law School in Los Angeles.

 Executive Management

        SuperGen and Astex have agreed that, upon the closing of the Transaction, Dr. Manuso would remain CEO, Mr. Molkentin would remain CFO, and Dr. Azab would remain CMO. Dr. Jhoti, currently the Chief Executive Officer of Astex, would become President and Martin Buckland, currently the Chief Business Officer of Astex, would become Chief Business Officer of the combined entity after closing of the Transaction. Other members of the SuperGen management team are expected to remain with SuperGen following the closing of the Transaction. The biographical information about each member of the SuperGen management team is set forth in Item 1 of our Form 10-K filed on March 9, 2011. Information about their employment agreements and any agreements pursuant to which compensation may be payable to any of them upon a change in control of SuperGen is set forth in "Executive Compensation" beginning on page 164. The other members of the SuperGen management team from Astex would be named following the closing.

INFORMATION ABOUT ASTEX

Description of Astex

        Astex is using an innovative, fragment-chemistry based drug discovery platform, Pyramid, to identify and develop new medicines, primarily for the treatment of cancer and infectious diseases. Astex has established a clinical stage pipeline of novel oncology drug candidates, including seven proprietary and partnered products, three of which are in or about to enter Phase II clinical trials, two partnered products in Phase I clinical trials, and a further two products being prepared for the start of clinical trials.

        Pyramid defines a process by which a range of high throughput biophysical and computational techniques are used to experimentally characterize the interactions of very low molecular weight compounds (fragments) with their target proteins. Although there are many advantages of a fragment-based approach to drug discovery, there are significant technical challenges to overcome before the approach can be used effectively. The fundamental challenge is one of detection. Because fragments are so small, they will have fewer interactions with target proteins than larger, more complex compounds. This means they will bind to their targets with very low affinity. Conventional screening systems based on bioassays are designed to detect binding that occurs at higher affinities than is typically observed with fragments. As such, fragments cannot be detected using conventional screening methods. Accordingly, a fundamental challenge in establishing a fragment-based drug discovery capability is the development of efficient screening systems that can detect the binding of fragments. Astex's Pyramid drug discovery platform addresses limitations in conventional high throughput screening and other forms of fragment-based screening by combining high throughput X-ray crystallography, NMR spectroscopy, calorimetry and other biophysical methods with advanced computational techniques and structure-based design to enable Astex's chemists to design, synthesize and test novel fragment-derived drug molecules in a seamlessly integrated process.

        The productivity of Pyramid has allowed Astex to generate a robust pipeline including novel drug compounds and potential "best-in-class" drug candidates which the company is advancing independently and through strategic partnerships with industry leaders such as AstraZeneca, GlaxoSmithKline, Janssen Pharmaceutica (a Johnson & Johnson company) and Novartis.

Management's Discussion and Analysis of Financial Condition and Results of Operations of Astex

Overview

        Astex is a biotechnology company that has established its integrated, fragment chemistry-based drug discovery approach called Pyramid, an industry-leading platform that delivers tailored, high-quality small molecule drug leads with enhanced therapeutic potential.

        The productivity of Pyramid has allowed Astex to generate a robust pipeline including novel drug compounds and potential "best-in-class" drug candidates which Astex is advancing independently and through strategic partnerships with industry leaders such as GlaxoSmithKline (GSK), Janssen Pharmaceutica (a Johnson & Johnson company), Novartis and AstraZeneca.

Proprietary Pipeline

        AT7519 is a small molecule targeted inhibitor of several cyclin-dependent kinases that regulate two important disease processes: the cell replication cycle and gene expression. A Phase II study of AT7519 in combination with bortezomib in patients with multiple myeloma has commenced at multiple centers in the U.S. with funding support from the Multiple Myeloma Research Foundation. In addition, two Phase II trials of AT7519 to treat patients with chronic lymphocytic leukaemia and mantle cell lymphoma are planned and will be sponsored by the National Cancer Institute of Canada (NCIC)

Clinical Trials Group in Canada. Novartis has an option to license worldwide development and commercialization rights to AT7519 under Astex's December 2005 collaboration and license agreement.

        AT9283 is a small molecule inhibitor of kinases including aurora A and B, and JAK2. Initial clinical trials have demonstrated early signals of efficacy in patients with haematological malignancies. AT9283 is being investigated in a Phase II clinical trial in a chemotherapy refractory, multiple myeloma patient population in a trial being sponsored by the NCIC Clinical Trials Group in Canada and in a Phase I trial in paediatric patients with advanced solid tumours under the sponsorship of Cancer Research U.K. An additional paediatric leukaemia trial being sponsored by Cancer Research U.K. is due to begin during 2011. Astex retains all commercial rights in this compound.

        AT13387 is a small molecule inhibitor of Hsp90, a so called "heat shock" protein believed to be responsible for supporting many tumour cells becoming cancerous. Hsp90 acts as a "molecular chaperone" stabilising and preventing the breakdown of key cancer forming (oncogenic) proteins. AT13387 is currently completing a Phase I study designed to assess the safety and tolerability of the drug in patients with advanced refractory tumours. This study, which is investigating two different dosing schedules, is being conducted at multiple clinical sites in the U.S. The study is also intended to provide early evidence of clinical efficacy. Based upon the initial results of this Phase I study, Astex has initiated a Phase II study in patients with refractory gastro-intestinal stromal tumours.

        In November 2009, Astex entered into a Cooperative Research and Development Award with the U.S. National Cancer Institute (NCI) to support the further clinical development of AT13387 over the next five years with a number of single agent and combination Phase I/II and Phase II studies planned. Astex retains all commercial rights in this compound.

        AT13148 is an orally active multi-targeted small molecule inhibitor of Protein Kinase B, or PKB, PKB/Akt, a key enzyme in an important tumour cell survival pathway. More than fifty percent (50%) of all tumours have an abnormality in this pathway.

        In September 2008 Astex announced a partnership with Cancer Research U.K. and Cancer Research Technology Limited to take AT13148 into development under the organization's Clinical Development Partnerships program. Under the terms of this agreement, Cancer Research U.K.'s Drug Development Office will carry out further development work on the agent, some of which will be undertaken by The Institute of Cancer Research (ICR) and, if successful, AT13148 will be taken into Phase I clinical trials. Astex retains all commercial rights in the compound.

Internal Discovery Programs

        HCV NS3 Inhibitors—Astex has a project focused on the discovery of small molecule inhibitors of hepatitis C virus (HCV) NS3—a key protein involved in viral replication. The compounds act as allosteric modulators of the NS3 protein resulting in inhibition of the enzyme activities of both protease and helicase in wild type and in drug resistant variants of HCV that have arisen in the clinic during treatment with active site inhibitors. As such, the compounds offer the potential to be differentiated from existing HCV protease inhibitors. Astex retains all commercial rights to the resulting drug candidates from this program. The project is currently in the lead optimization stage.

        IAP Inhibitors—Astex has a project focused on identifying and developing novel, small molecule, non-peptidomimetic modulators of inhibitors of apoptosis proteins (IAP) for development as anti-cancer agents. Astex has identified two chemically distinct lead series, with a range of selectivity profiles. Current optimization has now identified examples of selective and pan-selective agents that are active in vivo and which Astex believes have potential both in a combination setting and for use as a single agent. Astex retains all commercial rights to the resulting drug candidates from this program. The project is currently in the lead optimization phase.

Partnered Pipeline

        LEE011 is a selective inhibitor of the key cell cycle enzymes cyclin-dependent kinase 4 and cyclin-dependent kinase 6, and derives from the collaboration and licence agreement with Novartis announced in December 2005, aimed at developing novel cancer therapies targeting the cell cycle. LEE011 entered Phase I human clinical trials in January 2011. Novartis has worldwide development and commercialization rights to this compound.

        AZD5363 is an orally bioavailable PKB/Akt inhibitor, and derives from the collaboration and licence agreement with AstraZeneca announced in July 2005, aimed at developing novel cancer therapies targeting a key tumour cell survival pathway. AZD5363 entered Phase I human clinical trials in April 2011. AstraZeneca has worldwide development and commercialization rights to this compound.

        AZDyyyy.    In October 2010 Astex announced that AstraZeneca had selected a candidate drug from the collaboration and licence agreement announced in March 2003 aimed at identifying novel, small molecule inhibitors of beta-secretase—a key enzyme implicated in the progression of Alzheimer's disease. Inhibitors to block the action of this enzyme could prevent the build-up of beta-amyloid which may help slow the progression of, or stop, the disease. AstraZeneca has worldwide development and commercialization rights to this compound.

        FGFR Inhibitors—In June 2008, Astex entered into a collaboration and licence agreement with Janssen which granted them a worldwide exclusive license to develop and commercialize compounds arising from Astex's novel FGFR inhibitor program, and the parties also established a new drug discovery alliance focused on the identification of novel inhibitors against two additional cancer drug targets. Astex continues to conduct research work under the collaboration.

Collaboration and License Agreements

        In November 2009 Astex entered into a multi-target collaboration and licence agreement with GSK. Pursuant to the terms of the agreement, Astex will apply its fragment-based drug discovery platform, Pyramid, to multiple targets identified by GSK, with the objective of identifying and developing new candidate drugs. The targets have been selected from multiple therapeutic areas within GSK. In connection with the agreement, Astex received a £12.5 million upfront payment and in addition, GSK purchased £7.5 million of Astex's Preferred C shares at a price of £4.82 per share. GSK is obligated to make certain payments to Astex if and when the projects reach defined research, development and regulatory milestones. The agreement further provides that, if the compounds derived from the joint research program become commercial products, GSK will pay Astex tiered royalties on annual net sales of such products. The royalties will be paid on a country-by-country and product-by-product basis. Total potential research, development and regulatory milestones payable to Astex could exceed £300 million.

        In June 2008 Astex entered into a collaboration and licence agreement focused on the research, development and commercialization of novel drugs for the treatment of cancer with Janssen. The agreement grants Janssen a worldwide exclusive license to develop and commercialize compounds arising from Astex's novel FGFR inhibitor program, and Astex also established a new drug discovery alliance focused on the identification of novel inhibitors against two additional cancer drug targets. The collaborative program with Janssen on FGFR inhibitors is currently in preclinical development. In connection with the transaction, Astex received a £5 million upfront payment and in addition, Johnson and Johnson Development Corporation, or JJDC, purchased £7.5 million of Astex's Preferred C shares at a price of £4.82 per share. Janssen has paid for a defined number of Astex's employees working on the projects on the basis of full time equivalents (FTEs). Reimbursements for FTEs to be provided are included in deferred revenue and recognized as the services are rendered. The agreement provides for Janssen to select compounds for further development and commercialization at the end of the research phase. Janssen is obligated to make certain payments to Astex if and when the projects reach defined discovery, development and regulatory milestones. The agreement further provides that, if the compounds derived from the joint research program become commercial products, Janssen will pay Astex tiered royalties on sales of FGFR inhibitors and additional royalties on new products developed under the other research programs. The royalties will be paid on a country-by-country and product-by-product basis. Total potential research payments, development and regulatory milestones payable to Astex could exceed £270 million.

        Astex has completed the research phase of a collaboration and licence agreement with Novartis signed in December 2005 which is focused on the research, development and commercialization of novel cell cycle control drugs for the treatment of cancer and other human diseases. Further activities continue at Novartis under this agreement with the clinical candidate LEE011 entering human clinical trials in January 2011. In addition, Novartis has an option to purchase a worldwide license to develop and commercialize Astex's compound AT7519, currently in Phase II clinical development. In connection with the agreement Astex received a $10 million upfront payment and in addition Novartis purchased £8.7 million of Astex's Preferred C shares at a price of £4.82 per share in April 2007. Novartis is obligated to make certain payments to Astex if and when the projects reach defined development and regulatory milestones. The agreement further provides that, if the compounds derived from the joint research program become products, Novartis will pay Astex royalties on annual net sales of such products. The royalties will be paid on a country-by-country and product-by-product basis. Total potential research payments, development and regulatory milestones payable to Astex could exceed £180 million.

        Astex has completed the research phase of a collaboration and license agreement signed in July 2005 with AstraZeneca relating to the discovery of novel drugs against PKB. Further activities continue at AstraZeneca under this agreement with the clinical candidate AZ5363 entering human clinical trials in early 2011. In connection with the AstraZeneca agreement Astex received a £2.75 million upfront payment. AstraZeneca is obliged to make certain payments to Astex if and when the projects reach defined development and regulatory milestones. The agreement further provides that, if the compounds derived from the joint research program become commercial products, AstraZeneca will pay Astex sales milestone payments as well as royalties on annual net sales of such products. The royalties will be paid on a country-by-country and product-by-product basis. In addition, Astex may receive tiered royalties payable on net sales of resulting products. Total potential research, development and sales milestones payable to Astex could exceed £150 million.

        Astex has completed the research phase of a collaboration and licence agreement signed in February 2003 with AstraZeneca relating to the discovery of novel drugs against a key protein target, beta-secretase implicated in the onset of Alzheimer's disease. Further activities continue at AstraZeneca under this agreement with the selection of a clinical candidate by AstraZeneca announced in October 2010. In connection with the 2003 agreement, AstraZeneca is obligated to make certain payments to Astex if and when the projects reach defined development and regulatory milestones. The agreement further provides that, if the compounds derived from the joint research program become products, AstraZeneca will pay Astex sales milestone payments as well as royalties on annual net sales of such products. The royalties will be paid on a country-by-country and product-by-product basis. Total potential research, development and sales milestones payable to Astex could exceed $40 million.

        All of Astex's current products are in the discovery, pre-clinical or clinical trial stage, and will require substantial additional investments in research and development, clinical trials, regulatory and sales and marketing activities to commercialize these product candidates. Conducting clinical trials is a lengthy, time-consuming and expensive process involving inherent uncertainties and risks, and Astex's studies may be insufficient to demonstrate safety and efficacy to support Food and Drug Administration (FDA), or other regulatory body approval of any of Astex's product candidates. Products being developed as part of the partnered pipeline do not require Astex's funding; all such development, regulatory and commercialization expenses are borne by the partner. However, Astex has no control over the progress of such activities conducted by Astex's partners, and consequently, over their outcome.

Historical Losses from Operations

        As a result of Astex's substantial research and development expenditures and lower collaboration revenues, Astex has incurred cumulative losses of £71.0 million through December 31, 2010 and has not consistently generated sufficient funds through operations to support its business. Astex expects to continue to incur losses over the next several years and may never achieve sustained profitability.

        Ultimately, Astex's ability to sustain profitability will depend upon a variety of factors, including regulatory approvals of its products, the timing of the introduction and market acceptance of its products and competing products, the success of joint development programs with GSK, Janssen, Novartis and AstraZeneca, the launch of new products, and Astex's ability to control Astex's ongoing costs and operating expenses. If Astex's drug discovery and research efforts are not successful, or if the results from Astex's clinical trials are not positive, Astex may not be able to get sufficient funding to continue trials or conduct new trials, and Astex would be forced to scale down or cease business operations. Moreover, if Astex's products are not approved or commercially accepted, Astex will remain unprofitable for longer than currently anticipated. Additionally, Astex may be forced to substantially scale down operations or sell certain assets.

Critical Accounting Policies

        Astex's management discussion and analysis of its financial condition and results of operations is based upon Astex's financial statements, which have been prepared in accordance with IFRS, as issued by the International Accounting Standards Board (IASB). The preparation of these financial statements requires Astex to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and reported disclosures. On an on-going basis, Astex evaluates its estimates, including those related to revenue recognition and stock-based compensation. Astex bases its estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        Astex's significant accounting policies are more fully disclosed in Note 4 to its financial statements. However, some of Astex's accounting policies are particularly important to the portrayal of its financial position and results of operations and require the application of significant judgment by management. Astex believes the following critical accounting policies, among others, affect its more significant judgments and estimates used in the preparation of its financial statements.

Revenue recognition

        Revenue principally consists of income received in the normal course of business from license fees, technical milestones, clinical and developmental milestones, upfront payments, and fees for research and development services. These are stated net of trade discounts, value added tax and other sales related taxes. A description of the various elements of revenue and their accounting policies are as follows:

        License fees:    License fees are deferred and recognized over the period of the license term or the period of the associated research and development agreement (where relevant). In circumstances where no such defined period exists, the license fee is recognized immediately.

        Technical milestones:    During certain research and development programs, Astex receives non-refundable milestone payments when it achieves certain defined technical criteria. Such milestone payments are only recognized on completion of the relevant technical milestone and formal agreement of completion by the corporate collaboration partner.

        Clinical and developmental milestones:    Astex receives non-refundable clinical and development milestone payments when a licensee or the corporate partner achieves key stages in development. Such payments are only recognized as revenue on completion of the relevant milestone and formal agreement of completion by the licensee or corporate partner.

        Upfront payments:    Upfront payments are recognized over the contract term as services are being performed.

        Research and development services:    Astex provides research and development services to certain corporate collaborators, usually in the form of a defined number of its employees working with the collaborator to further the collaborator's research and development effort. Payments under such contracts are made on the basis of FTE's that are charged at a specified rate per FTE. Revenues from FTE services are recognized as the services are rendered. Revenue also includes reimbursement of third party costs incurred in the provision of research and development services.

Share-Based Compensation

        Astex uses the fair value method of accounting for share-based payment transactions in which it receives employee services in exchange for Astex's equity instruments (Options). Astex estimates share-based compensation for Options at the grant date based on each Option's fair value as calculated by the Black-Scholes-Merton option-pricing model, or the BSM model.

        Option valuation.    The fair value of each Option is estimated on the date of grant using the BSM model. The BSM model requires the use of highly subjective and complex assumptions to determine the fair value of share-based awards, including the expected term of the grant, the expected volatility, the risk-free interest rate and the expected dividends. The BSM model also requires the fair value of the underlying ordinary shares. These inputs are subjective and generally require significant judgment. The expected life of Astex's share options is based on management's judgment as to the period of time the share options are expected to be outstanding. Astex's expected volatility is determined using a range of comparable public companies volatility. Astex's risk-free interest rate is the Bank of England Base Rate in effect at the time of the grant with remaining term equivalent to the expected term of the grants. Astex's expected dividends are estimated to be zero since Astex has not historically paid any cash dividends on outstanding share capital and does not presently plan to pay cash dividends in the foreseeable future.

        Astex is using the accelerated attribution method to recognise stock-based compensation expense. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. Ultimately, the actual expense recognized over the vesting period will only be for those shares that vest.

Results of Operations

Revenues (in thousands)	2010	2009	2008
Research and development services	£9,031	£9,992	£7,932

        Revenues include ratable recognition of upfront payments and performance milestone payments received in connection with Astex's collaboration and license agreements and reimbursed research and development expenses. The amount of revenue depends, in part, upon the estimated recognition period of the upfront payments, the achievement of future milestones, the continuation of existing collaborations, the amount of reimbursed research and development work, and the signing of new collaborations. Astex's development and license revenue relates to collaboration and licence agreements entered into with various collaborators as follows (in thousands):

	2010	2009	2008
GlaxoSmithKline	£5,461	£278	£—
Janssen	2,862	6,116	4,327
AstraZeneca	641	3,000	—
Novartis	—	465	3,605
Other	67	133	—

	£9,031	£9,992	£7,932

        Astex entered into a collaboration and license agreement with GSK in November 2009. Under this agreement, Astex received an upfront payment of £12.5 million that is being recognized over the expected performance period of 48 months as Astex's services are being performed. Astex also receives non-refundable milestone payments when Astex achieves certain defined technical criteria. Such milestone payments are only recognized on completion of the relevant technical milestone and formal agreement of completion by GSK. Revenues under this agreement included milestone payments of £3.1 million during the year ended December 31, 2010.

        Astex entered into a collaboration and license agreement with Janssen in June 2008. In connection with this agreement, Astex received an upfront payment of £5 million that was recognized straight-line over the initial expected performance period of 24 months. In the agreement with Janssen, Astex provides research and development services in the form of a defined number of employees working with Janssen to further the collaborator's research and development effort. Payments under the contract are made on the basis of FTE employees which are charged at a specified rate per FTE. Payments in advance for FTE services to be performed are included in deferred revenue and recognized as the services are rendered. Under the agreement with Janssen, Astex receives non-refundable milestone payments when Astex achieves certain defined technical criteria. Such milestone payments are only recognized on completion of the relevant technical milestone and formal agreement of completion by Janssen. Revenues under this agreement included milestone payments of £1.1 million, nil and £0.8 million during the years ended December 31, 2010, 2009 and 2008, respectively.

        Astex entered into two collaboration and license agreements with AstraZeneca in which the research phase of the agreements had been completed by the end of 2006. Astex receives non-refundable clinical and development milestone payments when AstraZeneca achieves key stages in their development. Such payments are only recognized as revenue on completion of the relevant milestone and formal agreement of completion by AstraZeneca.

        Astex entered into a collaboration and license agreement with Novartis and received an upfront payment of $10 million in 2005. The upfront payment was fully recognized by 2008 upon completion of the research phase of the agreement. Astex receives non-refundable clinical and development milestone payments when Novartis achieves key stages in development. Such payments are only recognized as revenue on completion of the relevant milestone and formal agreement of completion by Novartis.

Operating expenses (in thousands)	2010	2009	2008
Research & development costs	£13,270	£10,908	£13,745
Administrative expenses	3,052	2,886	3,304

Total operating expenses	£16,322	£13,794	£17,049

Research & Development Costs

        The increase in research & development costs from 2009 to 2010 (£2.4 million, or 22%) was primarily due to an increase in clinical and laboratory supply costs and outside consultancy expenses relating to the clinical compounds, AT7519, AT13387, and IAP inhibitors.

        The decrease in research & development costs from 2008 to 2009 (£2.8 million, or 21%) was due to a decrease in clinical and laboratory supply costs and outside consultancy expenses relating to the clinical compounds, AT7519, AT13387 and AT9283, together with reduced internal staffing costs in relation to the discovery programs.

        Astex conducts research internally and through collaborations with third parties. Astex's research and development activities consist primarily of drug discovery, pre-clinical and clinical development, as Astex advances its existing product candidates through clinical trials. Astex's research and development expenses consist primarily of salaries, employee benefits and other personnel related costs, stock-based compensation expense, laboratory equipment and supplies, third-party consultant fees and contract labor, costs for pre-clinical and clinical trials, including clinical research organizations, other outsourced research, depreciation expense, corporate overhead and allocated facility costs.

        Astex allocates specified identifiable external costs to specific projects which tend to be certain major development programs that are generally in pre-clinical or clinical development. Astex then allocates all additional costs, excluding finance costs, over all of the projects, including internal technology projects. This is done based on the time spent on the projects by the respective scientific employees to ensure all respective overhead is allocated over all of the projects. Below is a summary of costs attributable to major research and development programs (in thousands):

Research and development programs	2010	2009	2008
AT7519	£1,020	£383	£766
AT13387	2,747	1,577	1,937
AT9283	904	825	2,836
AT13148	27	—	—
HCV NS3 Inhibitors	2,494	2,313	783
IAP Inhibitors	2,495	799	334

        Conducting clinical trials is a lengthy, expensive and uncertain process. Completion of clinical trials may take several years or more. The length of time generally varies substantially according to type, complexity, novelty and intended use of the product candidate. Astex's clinical trials may be suspended at any time if the FDA, or other foreign regulatory agency, believes the patients participating in Astex's studies are exposed to unacceptable health risks. Astex may encounter problems in Astex's studies which will cause Astex, the FDA, or other foreign regulatory agency, to delay or suspend the studies. Because of these uncertainties, Astex cannot predict when or whether it will successfully complete the development of Astex's product candidates or the ultimate product development cost for any of its product candidates.

Administrative Expenses

        The increase in administrative expenses from 2009 to 2010 (£0.2 million, or 6%) relates primarily to an increase in legal fees during 2010 for business development activities.

        The decrease in administrative expenses from 2008 to 2009 (£0.4 million, or 13%) relates primarily to a reduction in headcount in administrative functions during 2008 partially offset by a severance payment to an executive director in 2008.

Other income (expense) and tax credit (in thousands)	2010	2009	2008
Finance income	£191	£43	£687
Finance costs	(122)	(574)	(911)
Tax credit	2,491	1,317	1,632

        The increase in finance income from 2009 to 2010 relates to the gains realized on the sale of available-for-sale liquid investments during the year.

        The decrease in finance income from 2008 to 2009 was primarily due to significant declines in interest rates.

        The decline in the finance costs from 2009 to 2010 and from 2008 to 2009 was due to the lower average balance of the venture loan with Oxford Finance Corporation and GE Leveraged Loans Limited as Astex paid the monthly obligations. Astex repaid the loans in full in June 2010.

        Under the U.K. tax law, Astex is eligible for HM Revenue and Customs (HMRC) research and development tax credits whereby a cash tax credit is available for certain expenditure (mainly staff costs and external subcontractors) on research and development activities in return for surrendering tax losses.

        The increase in the tax credit from 2009 to 2010 was due to an overall increase in research and development expenditures in 2010, as well as HMRC accepting that qualifying indirect research and development activities could qualify for the research and development tax relief scheme. The change in tax regulations was extended retroactively to financial years 2007 and 2008. During 2010, Astex filed amended tax returns for 2007 and 2008 utilizing the new tax regulations, which resulted in an additional tax credit of £0.6 million related to those years.

        The decrease in tax credit from 2008 to 2009 was due to a decrease in the qualifying expenditures.

Liquidity and Capital Resources

        Astex's cash, cash equivalents and available-for-sale liquid investments totalled £17.2 million as of December 31, 2010, compared to £28.4 million at December 31, 2009.

        Net cash flow used in operating activities was £9.0 million in 2010 and consisted primarily of a total operating loss of £7.3 million, a decrease in deferred revenue of £3.1 million and an increase in trade and other receivables of £1.8 million, offset in part by net income tax received of £1.8 million, an increase in trade and other payables of £0.7 million and depreciation and amortization of £0.5 million.

        Net cash flow provided by operating activities was £3.1 million in 2009 and consisted of an increase in deferred revenue of £9.7 million, primarily from an upfront payment of £12.5 million received upon entering into the GSK agreement, income tax received of £1.7 million and depreciation and amortization of £0.7 million, offset in part by total operating loss of £3.8 million, and a decrease in trade and other payables of £5.2 million.

        Net cash flow used in operating activities was £3.3 million in 2008 and consisted primarily of a total operating loss of £9.1 million, offset in part by net income tax received of £2.1 million, an increase in deferred revenue of £2.3 million, a decrease in trade and other receivables of £0.3 million, and depreciation and amortization of £0.8 million.

        Net cash flow provided by investing activities was £7.6 million in 2010 and consisted primarily of net receipts from available-for-sale liquid investments of £7.9 million and interest received of £0.2 million, offset in part by purchases of property, plant and equipment of £0.4 million.

        Net cash flow used in investing activities was £10.1 million in 2009 and consisted primarily of purchases of available-for-sale liquid investments of £10.0 million.

        Net cash flow used in investing activities was £4.4 million in 2008 and consisted primarily of purchases of available-for-sale liquid investments of £4.9 million offset in part by interest received of £0.7 million.

        Net cash flow used in financing activities was £1.8 million in 2010 and consisted primarily of net reduction in Astex's secured loan of £2.8 million, offset in part by proceeds from the issuance of shares of £1.1 million.

        Net cash flow provided by financing activities was £7.9 million in 2009 and consisted of proceeds from the issuance of shares of £13.0 million, offset in part by net repayments of Astex's secured loan of £3.0 million, reduction of monies held on behalf of third parties of £1.5 million and interest paid of £0.6 million

        Net cash flow provided by financing activities was £4.8 million in 2008 and consisted of proceeds from the issuance of Preferred C shares of £7.5 million, offset in part by repayments of Astex's secured loan of £1.8 million and interest paid of £0.9 million

        Astex's contractual obligations as of 31 December 2010 are as follows (in thousands):

	Payments Due by Period
	Total	<1 year	1-3 years	3-5 years	After 5 years
Operating leases	£12,008	£1,001	£2,001	£2,001	£7,005

Total contractual cash obligations	£12,008	£1,001	£2,001	£2,001	£7,005

        Astex's principal facility is a leased laboratory and administrative building of 36,389 square feet in Cambridge, U.K. On March 20, 2003 Astex entered into a property lease with Trinity College (CSP) Limited and Trinity College Cambridge which has a length of 20 years. The rent is reviewed every 5 years and becomes the greater of:

  a)
  the basic rate payable immediately prior to the rent reviews

  b)
  the full open market yearly rent for the premises at the time of the rent review, such rent to be determined (in the absence of agreement between the landlord and the tenant) by arbitration.

        The next rent review is on December 25, 2012.

        Astex has financed operations primarily through the issuance of equity, venture debt and the receipt of milestones and other payments in connection with Astex's collaborative agreements. Based on current forecasted product development activities and anticipated milestone receipts, Astex believes that its current cash, cash equivalents and available-for-sale liquid investments will satisfy its cash requirements through at least December 31, 2011.

Off-Balance Sheet Arrangements

        Astex does not have any off-balance sheet arrangements that are currently material or reasonably likely to be material to its financial position or results of operations.

Income Taxes

        As of December 31, 2010 Astex has unrecognized tax losses of £26.5 million. These tax losses are available to offset taxable income in future years and do not expire. However, the realization of these future tax benefits is dependent upon Astex's ability to generate sufficient taxable income. Because of Astex's history of operating losses, Astex believes these benefits are not currently likely to be realized.

Quantitative and Qualitative Disclosures about Market Risk

        Astex's exposure to market risk for changes in interest rates relates primarily to available-for-sale liquid investments, cash and short-term deposits. Due to the short-term nature of interest bearing assets, Astex believes that its exposure to interest rate risk would not significantly affect its operations. Astex's investment policy is to manage its available-for-sale liquid investments, cash and short-term deposits to preserve principal and liquidity while maximizing the return on the investment portfolio. The available-for-sale liquid investments comprise shares in a cash fund which is an open-ended unit trust. The fund is invested in cash and short-term debt instruments and is Aaa rated by Moody's. Because of the short term nature of the underlying investments in the trust, changes in market interest rates have a minimal effect upon the fair value of the cash fund.

        In 2010, Astex paid off the venture loan with Oxford Finance Corporation and GE Leveraged Loans Limited and Astex has no other interest bearing liabilities. Accordingly, Astex believes any changes in market interest rates would not significantly affect operations.

Selected Historical Financial Data of Astex

        The following selected historical financial data should be read in conjunction with the financial statements and related notes of Astex and "Management's Discussion and Analysis of Financial Condition and Results of Operations" of Astex, included elsewhere in this proxy. The following selected historical financial data for the years ended December 31, 2010, 2009 and 2008 and as of December 31, 2010 and 2009 have been derived from Astex's financial statements included elsewhere in this proxy, which have been audited by Ernst & Young LLP and were prepared in accordance with IFRS as issued by the IASB. The following selected historical financial data for the years ended December 31, 2007 and 2006 and as of December 31, 2008, 2007 and 2006 have been derived from Astex's audited financial statements prepared in accordance with IFRS as issued by the IASB and not included or incorporated by reference into this proxy. Historical results of operations and financial position are not necessarily indications of the results that may be expected in future periods.

	Years Ended December 31,
Statement of Operations Data:	2010	2009	2008	2007	2006
	(in thousands)
Total revenue	£9,031	£9,992	£7,932	£5,696	£10,798
Research and development costs	(13,270)	(10,908)	(13,745)	(17,007)	(14,684)
Administrative expenses	(3,053)	(2,886)	(3,304)	(3,927)	(3,390)

Operating loss	(7,292)	(3,802)	(9,117)	(15,238)	(7,276)
Other income (expense) and income tax credit	2,561	786	1,408	2,585	2,217

Net loss	£(4,731)	£(3,016)	£(7,709)	£(12,653)	£(5,059)

	December 31,
Balance Sheet Data:	2010	2009	2008	2007	2006
	(in thousands)
Cash, cash equivalents and available-for-sale liquid investments	£17,205	£28,430	£17,365	£15,189	£10,526
Other current assets	4,944	2,479	2,847	3,666	4,262
Property, plant and equipment	2,281	2,358	2,962	3,722	4,064

Total assets	£24,430	£33,267	£23,174	£22,577	£18,852

Current liabilities	£7,269	£8,334	£14,381	£11,869	£12,104
Deferred revenue, non-current	5,695	9,861	1,079	—	1,763
Secured loan, non-current	—	—	2,774	5,731	—

Total stockholders' equity	11,466	15,072	4,940	4,977	4,985

Total liabilities and stockholders' equity	£24,430	£33,267	£23,174	£22,577	£18,852

        The following table shows, for the periods indicated, information concerning the exchange rate between the U.S. Dollar and the British Pounds Sterling. This information is provided solely for your information, and we do not represent that British Pounds Sterling could be converted into U.S. Dollars at these rates or at any other rate. The average rate represents the average of the daily exchange rates during the fiscal year.

	End of Period	Average	High	Low
Latest practical date:
April 2011 (through April 21)	$1.636	$1.626	$1.638	$1.605
Previous six months:
March 2011	$1.603	$1.616	$1.634	$1.599
February 2011	1.611	1.612	1.625	1.590
January 2011	1.585	1.576	1.600	1.548
December 2010	1.561	1.561	1.584	1.541
November 2010	1.558	1.598	1.623	1.558
October 2010	1.603	1.586	1.603	1.568
Five most recent fiscal years:
2010	$1.561	$1.546	$1.638	$1.433
2009	1.593	1.565	1.697	1.373
2008	1.447	1.855	2.031	1.447
2007	1.996	2.001	2.105	1.925
2006	1.958	1.842	1.981	1.722

 SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The following selected unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2010 reflect the Transaction as if it had occurred on January 1, 2010. The following unaudited pro forma condensed combined balance sheet data as of December 31, 2010 reflect the Transaction as if it had occurred on December 31, 2010.

        Such unaudited pro forma condensed combined financial data is based on the historical financial statements of SuperGen and Astex and on publicly available information and certain assumptions and adjustments as discussed in the section entitled "Unaudited Pro Forma Condensed Combined Financial Statements," including assumptions relating to the allocation of the consideration paid for the assets and liabilities of Astex based on preliminary estimates of their fair value. This unaudited pro forma condensed combined financial data is provided for illustrative purposes only and is not necessarily indicative of what the operating results or financial position of the combined company would have been had the Transaction been completed on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. SuperGen and Astex may have performed differently had they been combined during the periods presented. The following should be read in connection with the section of this proxy entitled "Unaudited Pro Forma Condensed Combined Financial Statements" and other information included in or incorporated by reference into this proxy.

Year Ended December 31, 2010
Statement of Operations Data (in thousands, except per share data):
Total revenues	$61,615
Loss from operations	(7,917)
Net loss	(1,470)
Net loss per share:
Basic	(0.02)
Diluted	(0.02)
Weighted average common shares used in computing net loss per share:
Basic	92,635
Diluted	92,635

As of December 31, 2010
Balance Sheet Data (in thousands):
Cash, cash equivalents and available-for-sale investments	$117,225
Other current assets	9,017
Property, plant and equipment	7,324
Goodwill and other intangible assets	127,393
Other non-current assets	7,812
Total assets	268,771
Current liabilities	31,741
Total liabilities	62,867
Total stockholders' equity	205,904
Total liabilities and stockholders' equity	268,771

ASTEX THERAPEUTICS LIMITED REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of Astex Therapeutics Limited,

        We have audited the accompanying balance sheets of Astex Therapeutics Limited as of 31 December 2010 and 2009, and the related income statements, statements of comprehensive income, statements of changes in equity and cash flow statements for each of the three years in the period ended 31 December 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Astex Therapeutics Limited at 31 December 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended 31 December 2010, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ ERNST & YOUNG LLP
Cambridge, England April 21, 2011

ASTEX THERAPEUTICS LIMITED

INCOME STATEMENT

for the years ended 31 December 2010, 2009 and 2008

	Notes	2010 £	2009 £	2008 £
Revenues	5	9,030,742	9,992,398	7,932,062
Research & development costs		(13,270,130)	(10,907,819)	(13,744,958)
Administrative expenses		(3,052,315)	(2,886,095)	(3,304,085)

Operating loss	7	(7,291,703)	(3,801,516)	(9,116,981)
Finance income	10	190,984	42,771	687,247
Finance costs	10	(121,627)	(574,320)	(911,118)

Loss before taxation		(7,222,346)	(4,333,065)	(9,340,852)

Tax credit	11	2,491,194	1,316,900	1,631,571

Loss for the year		(4,731,152)	(3,016,165)	(7,709,281)

STATEMENT OF COMPREHENSIVE INCOME

for the years ended 31 December 2010, 2009 and 2008

	2010 £	2009 £	2008 £
Loss for the year	(4,731,152)	(3,016,165)	(7,709,281)
Realisation of gain on available-for-sale asset	(141,706)	—	(42,418)
Unrealised gain on available-for-sale asset	47,813	60,358	109,089

Other comprehensive income/(loss)	(93,893)	60,358	66,671

Total comprehensive loss for the year	(4,825,045)	(2,955,807)	(7,642,610)

ASTEX THERAPEUTICS LIMITED

BALANCE SHEET

At 31 December 2010 and 2009

	Notes	2010 £	2009 £
Non-current assets
Property, plant and equipment	12	2,267,055	2,347,160
Intangible assets	13	13,963	10,944

		2,281,018	2,358,104

Current assets
Trade and other receivables	14	3,048,767	1,231,540
Research and development tax credit		1,850,000	1,200,000
Inventories	15	45,558	47,282
Available-for-sale liquid investments	16	7,124,065	15,074,005
Cash and cash equivalents	17	10,080,657	13,356,342

		22,149,047	30,909,169

Total assets		24,430,065	33,267,273

Current liabilities
Trade and other payables	18	1,903,943	1,227,851
Secured loan	19	—	2,774,317
Deferred revenue	18	5,365,437	4,331,463

		7,269,380	8,333,631

Non-current liabilities
Deferred revenue	20	5,694,448	9,861,112

Total liabilities		12,963,828	18,194,743

Net assets		11,466,237	15,072,530

Capital and reserves
Share capital	23	24,843	24,550
Share premium		81,769,462	80,712,783
Profit and loss account		(70,361,204)	(65,791,832)
Unrealised gains and losses reserve		33,136	127,029

Total equity		11,466,237	15,072,530

ASTEX THERAPEUTICS LIMITED

STATEMENT OF CHANGES IN EQUITY

for the years ended 31 December 2010, 2009 and 2008

	Share Capital	Share Premium Account	Profit and Loss Account	Unrealised Gains and Losses Reserve	Total
	£	£	£	£	£
At 1 January 2008	19,697	60,189,264	(55,232,012)	—	4,976,949
Other comprehensive income	—	—	—	66,671	66,671
Loss for the year	—	—	(7,709,281)	—	(7,709,281)
Issue of ordinary share capital	27	19,720	—	—	19,747
Issue of preferred C share capital	1,556	7,498,445	—	—	7,500,001
Share based payments	—	—	85,550	—	85,550

At 1 January 2009	21,280	67,707,429	(62,855,743)	66,671	4,939,637
Other comprehensive income	—	—	—	60,358	60,358
Loss for the year	—	—	(3,016,165)	—	(3,016,165)
Issue of ordinary share capital	12	8,383	—	—	8,395
Issue of preferred A share capital	227	—	—	—	227
Issue of preferred B share capital	1,268	4,498,733	—	—	4,500,001
Issue of preferred C share capital	1,763	8,498,238	—	—	8,500,001
Share based payments	—	—	80,076	—	80,076

At 1 January 2010	24,550	80,712,783	(65,791,832)	127,029	15,072,530
Other comprehensive income	—	—	—	(93,893)	(93,893)
Loss for the year	—	—	(4,731,152)	—	(4,731,152)
Issue of ordinary share capital	85	56,887	—	—	56,972
Issue of preferred C share capital	208	999,792	—	—	1,000,000
Share based payments	—	—	161,780	—	161,780

At 31 December 2010	24,843	81,769,462	(70,361,204)	33,136	11,466,237

ASTEX THERAPEUTICS LIMITED

CASH FLOW STATEMENT

for the years ended 31 December 2010, 2009 and 2008

	2010	2009	2008
	£	£	£
Operating activities
Loss before taxation	(7,222,346)	(4,333,065)	(9,340,852)
Finance income	(190,984)	(42,771)	(687,247)
Finance cost	121,627	574,320	911,118

Total operating loss	(7,291,703)	(3,801,516)	(9,116,981)
Non-cash adjustments to reconcile loss before tax to net cash flows:
Depreciation and impairment of property plant and equipment	511,276	690,735	843,221
Loss/(Profit) on sale of property, plant and equipment	—	1,281	(671)
Amortisation and impairment of intangible assets	6,879	6,759	14,009
Share-based payments expense	161,780	80,076	85,550
Working capital adjustments:
(Increase)/Decrease in trade and other receivables	(1,817,227)	(30,209)	318,746
Decrease/(Increase) in inventories	1,724	(2,041)	958
Increase/(Decrease) in trade and other payables	676,092	(5,204,284)	164,886
(Decrease)/Increase in deferred revenue	(3,132,690)	9,655,680	2,259,283

Net cash flows from operations	(10,883,869)	1,396,481	(5,430,999)
Net income tax received	1,841,194	1,716,900	2,131,571

Net cash flow from operating activities	(9,042,675)	3,113,381	(3,299,428)

Investing activities
Purchase of property plant and equipment	(431,171)	(83,836)	(97,250)
Purchase of intangible assets	(9,898)	(11,205)	(700)
Proceeds from sale of property, plant and equipment	—	—	1,290
Proceeds from sale/redemption and investment in available-for-sale liquid investments	7,856,047	(10,000,000)	(4,946,976)
Interest received	190,984	42,771	687,247

Net cash flow used in investing activities	7,605,962	(10,052,270)	(4,356,389)

Financing activities
Proceeds from issue of shares	1,056,972	13,008,624	7,519,748
Net movements in secured loan	(2,774,317)	(2,956,902)	(1,768,781)
Monies held on behalf of third parties	—	(1,533,691)	(21,107)
Interest paid	(121,627)	(574,320)	(911,118)

Net cash flow used in financing activities	(1,838,972)	7,943,711	4,818,742

Increase/(Decrease) in cash and cash equivalents	(3,275,685)	1,004,822	(2,837,075)
Cash and cash equivalents at the beginning of the year	13,356,342	12,351,520	15,188,595

Cash and cash equivalents at the year end	10,080,657	13,356,342	12,351,520

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS

at 31 December 2010, 2009 and 2008

1. Corporate information

        Astex Therapeutics Limited is a company incorporated and domiciled in the United Kingdom under the Companies Act 2006. The financial information is presented in sterling and is prepared on a historical cost basis. The principal accounting policies adopted are set out below.

2. Basis of preparation and statement of compliance

        The accounting policies which follow set out those policies which apply in preparing the financial statements for the years ended 31 December 2010, 2009 and 2008.

        The company's financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB).

        The preparation of financial statements requires management to make judgements, estimates and assumptions that affect the amounts reported for assets and liabilities as at the balance sheet date and the amounts reported for revenues and expenses during the year. The nature of estimation means that actual outcomes could differ from those estimates.

Going concern

        During the year ended 31 December 2010 the company incurred a loss after tax of £4,731,152 (2009: £3,016,165, 2008: £7,709,281). As at 31 December 2010 the cash and liquid resource balance available to the company was £17,204,722 (2009: £28,430,347).

        The company's products remain in the development phase (which is forecast to continue for more than the next 12 months) and therefore the company expects to incur further losses. Its ability to carry through its development programme and ultimately to become cash generative through commercial operations is and will remain dependent on its success in attracting further external funding and/or milestone and other development payments. The Board believes that there is a reasonable expectation that it will be successful in so doing thus enabling it to continue to pursue its discovery and product development activities.

        On that basis, the Directors have adopted the going concern basis for the financial statements.

Changes in accounting policy and disclosures

        The accounting policies adopted are consistent with those of the previous financial year except as follows:

        The company has adopted the following new and amended IFRS and IFRIC interpretations as of 1 January 2010:

  IFRS 2 Group Cash-settled Share-based Payment Arrangements
  IFRS 3 Business Combinations (Revised)
  IAS 27 Consolidated and Separate Financial Statements (Amendment)
  IAS 39 Financial Instruments: Recognition and Measurement—Eligible hedged items (Amendments)
  IFRIC 17 Distributions of Non-cash Assets to Owners

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

2. Basis of preparation and statement of compliance (Continued)

  Improvements to International Financial Reporting Standards (issued 2008)
  Improvements to International Financial Reporting Standards (issued 2009)

        The company has adopted the following new and amended IFRS and IFRIC interpretations as of 1 January 2009:

  IFRS 2 Share-Based Payment: Vesting conditions and cancellations effective 1 January 2009.
  IFRS 7 Financial Instruments: Disclosures effective 1 January 2009.
  IAS 1 Presentation of Financial Statements effective 1 January 2009.
  Improvements to IFRSs (May 2008)

        The adoption of these standards or interpretations is deemed to have no impact on the financial statements or performance of the company.

3. Significant accounting estimates

        The two key sources of estimation uncertainty that have a significant risk of causing material adjustment to the carrying amounts of assets and liabilities within the next financial year are the estimation of share-based payment costs and revenue recognition.

Share-based payments

        The estimation of share-based payment costs requires the selection of an appropriate valuation model, consideration as to the inputs necessary for the valuation model chosen and the estimation of the number of awards that will ultimately vest and the continuing participation of employees. The key assumptions selected by management in accounting for share-based payments are disclosed in note 24.

Revenue recognition

        In the course of providing research and development services, the company can receive upfront payments. The upfront payments are recognised over the contract term in line with the estimated stage of completion on the basis of effort.

4. Summary of significant accounting policies

Property, plant and equipment

        All property, plant and equipment are initially recorded at cost.

Depreciation

        Depreciation is provided on all property, plant and machinery, at rates calculated to write off the cost to the estimated residual value of each asset over its expected useful life, as follows:

Leasehold improvements	— over the useful economic life or the remaining life of lease, whichever is the shorter
Computers and office equipment	— 3 to 5 years
Plant and machinery	— 5 to 9 years

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

4. Summary of significant accounting policies (Continued)

        The carrying values of property, plant and equipment are reviewed for impairment in periods if events or changes in circumstances indicate the carrying value may not be recoverable.

Intangible assets

        All intangible assets are initially recorded at cost.

Amortisation

        Amortisation is provided on all intangible assets, at rates calculated to write off the cost of each asset over its expected useful life, as follows:

Computer software	— 3 years

        The carrying values of intangible assets are reviewed for impairment in periods if events or changes in circumstances indicate the carrying value may not be recoverable.

Leases

        Leases where the lessor retains a significant portion of the risks and benefits of ownership of the asset are classified as operating leases and rentals payable are charged in the income statement on a straight line basis over the lease term.

Inventories

        Inventories are stated at the lower of cost and net realisable value. Cost includes all costs incurred in bringing each product to its present location and condition.

Trade and other receivables

        Trade receivables which generally have 30-90 day terms are recognised and carried at the lower of their original invoiced value and recoverable amount. Provision is made when there is objective evidence that the company will not be able to recover balances in full. Balances are written off when the probability of recovery is assessed as being remote.

Cash and cash equivalents

        Cash and cash equivalents in the balance sheet comprise cash at bank and in hand and short-term deposits with an original maturity of three months or less.

        For the purpose of the cash flow statement, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Interest bearing loans and borrowings

        Obligations for loans and borrowings are recognised when the company becomes party to the related contracts and are measured wholly at par value less directly attributable transaction costs. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

4. Summary of significant accounting policies (Continued)

using the effective interest method. Gains and losses arising on the repurchase, settlement or otherwise cancellation of liabilities are recognised respectively in finance income and finance cost.

Research and development

        Research and development expenditure is charged to the income statement as incurred. The conditions required for capitalisation of research and development expenditure have not been deemed to have been met.

Operating leases

        Rentals payable under operating leases are charged to the income statement on a straight line basis over the lease term.

Pensions

        Defined contributions are made by the company to certain individual employees' personal pension plans. The pension cost charge represents contributions payable in the year.

Revenue recognition

        Revenue principally consists of income received in the normal course of business from licence fees, technical milestones, fees for research and development services and payments for purchased intellectual property rights. These are stated net of trade discounts, VAT and other sales related taxes.

        A description of the various elements of revenues and their accounting policies are given below:

Licence fees

        Licence fees are deferred and recognised over the period of the licence term or the period of the associated research and development agreement (where relevant). In circumstances where no such defined period exists, the licence fee is recognised immediately.

Technical milestones

        During certain research and development programs, the company receives non-refundable milestone payments when it achieves certain defined technical criteria. Such milestone payments are only recognised on completion of the relevant technical milestone and formal agreement of completion by the corporate collaboration partner.

Clinical and developmental milestones

        The company receives non-refundable clinical and development milestone payments when a licensee or the corporate partner achieves key stages in development. Such payments are only recognised as revenue on completion of the relevant milestone and formal agreement of completion by the licensee or corporate partner.

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

4. Summary of significant accounting policies (Continued)

Upfront payments

        Upfront payments are recognised over the contract term in line with the estimated stage of completion on the basis of effort.

Research and development services

        The company provides research and development services to certain corporate collaborators, usually in the form of a defined number of the company's employees working with the collaborator to further the collaborator's research and development effort. Such contracts are made on the basis of Full Time Equivalent ('FTE') employees and are charged at a specified rate per FTE. Revenues from FTE services are recognised as the services are rendered. Revenue also includes reimbursement of third party costs incurred in the provision of research and development services.

Income taxes

        Current tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, based on tax rates and laws that are enacted or substantively enacted by the balance sheet date.

        Deferred tax is recognised in respect of all temporary timing differences arising between tax bases of assets and liabilities and their carrying amounts in the financial statements, with the following exceptions:

  •
  Where the temporary difference arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss;

  •
  In respect of taxable temporary differences associated with investments in subsidiaries, associates and joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future; and

  •
  Deferred income tax assets are recognised only to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, carried forward tax credits or tax losses can be utilised.

        Deferred income tax assets and liabilities are measured on an undiscounted basis at the tax rates that are expected to apply when the related asset is realised or liability is settled, based on tax rates and laws enacted or substantively enacted at the balance sheet date.

        Income tax is charged or credited directly to equity if it relates to items that are credited or charged to equity. Otherwise income tax is recognised in the income statement.

Foreign currencies

        The functional and presentational currency of the company is sterling.

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

4. Summary of significant accounting policies (Continued)

        Transactions in foreign currencies are recorded at the rate ruling at the date of transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange ruling at the balance sheet date. All differences are taken to the income statement.

Classification of shares as debt or equity

        An equity instrument is a contract that evidences a residual interest in the assets of an entity after deducting all its liabilities. Accordingly, a financial instrument is treated as equity if:

i)
There is no contractual obligation to deliver cash or other financial assets or to exchange financial assets or liabilities on terms that may be unfavourable; and

ii)
the instrument is a non-derivative that contains no contractual obligations to deliver a variable number of shares or is a derivative that will be settled only by the company exchanging a fixed amount of cash or other assets for a fixed number of the company's own equity instruments.

        When shares are issued, any component that creates a financial liability of the company is presented as a liability in the balance sheet; measured initially at fair value net of transaction costs and thereafter at amortised cost until extinguished on conversion or redemption. The corresponding dividends relating to the liability component are charged as interest expense in the income statement. The initial fair value of the liability component is determined using a market rate for an equivalent liability without a conversion feature.

        The remainder of the proceeds on issue is allocated to the equity component and included in shareholders' equity, net of transaction costs. The carrying amount of the equity component is not re-measured in subsequent years.

        Transaction costs are apportioned between the liability and equity components of the shares based on the allocation of proceeds to the liability and equity components when the instruments are first recognised.

        The company's ordinary and preferred A, B and C shares have been accounted for as equity instruments.

Share based payments

        The cost of equity-settled transactions with employees is measured by reference to the fair value at the date at which they are granted and is recognised as an expense over the vesting period, which ends on the date on which the relevant employees become fully entitled to the award. Fair value is determined by an appropriate pricing model. In valuing equity-settled transactions, no account is taken of any vesting conditions, other than conditions linked to the price of the shares of the company (market conditions).

        No expense is recognised for awards that do not ultimately vest.

        At each balance sheet date before vesting, the cumulative expense is calculated, representing the extent to which the vesting period has expired and management's best estimate of the achievement or otherwise of the number of equity instruments that will ultimately vest. The movement in cumulative

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

4. Summary of significant accounting policies (Continued)

expense since the previous balance sheet date is recognised in the income statement, with a corresponding entry in equity.

        Where the terms of an equity-settled award are modified or a new award is designated as replacing a cancelled or settled award, the cost based on the original award terms continues to be recognised over the original vesting period. In addition, an expense is recognised over the remainder of the new vesting period for the incremental fair value of any modification, based on the difference between the fair value of the original award and the fair value of the modified award, both as measured on the date of the modification. No reduction is recognised if this difference is negative.

        Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation and any cost not yet recognised in the income statement for the award is expensed immediately. Any compensation paid up to the fair value of the award at the cancellation or settlement date is deducted from equity, with any excess over fair value being treated as an expense in the income statement.

Finance income and costs

        Finance income is recognised as interest accrues using a straight-line basis over the length of the contract.

        Finance cost is recognised on the same basis as is highlighted in the appropriate contracts which equates to the effective interest method.

        Unrealised gains and losses in relation to the available-for-sale liquid investments are recognised in other comprehensive income until the asset is derecognised, at which point the cumulative gain or loss previously recognised in other comprehensive income is taken into the income statement.

New standards and interpretations not applied

        The IASB and IFRIC have issued standards and interpretations with an effective date for periods starting after the date on which these financial statements commence. The following standards and interpretations have been issued, none of which are anticipated to significantly impact the company's results or assets and liabilities and are not expected to require significant disclosure.

Effective Date
International Financial Reporting Standards ('IFRS')
IFRS 1 First-time Adoption of International Financial Reporting Standards—Limited Exemption from Comparative IFRS 7 Disclosures for First-time Adopters	1st January 2011
IAS 24 Related Party Disclosures (Revised)	1st January 2011
IAS 32 Financial Instruments: Presentation—Classification of Rights Issues (Amendment)	1st January 2011
International Financial Reporting Interpretations Committee ('IFRIC')
IFRIC 14 Prepayments of a Minimum Funding Requirement (Amendment)	1st January 2011
IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments	1st January 2011

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

5. Revenues

        Revenues recognised in the income statement are analysed as follows:

	2010 £	2009 £	2008 £
Research and development services (including reimbursement of external expenditure)	9,030,742	9,992,398	7,932,062

6. Geographical analysis of revenues

        An analysis of revenues by geographical market are provided below.

	2010 £	2009 £	2008 £
Revenues by destination
Europe	6,779,944	9,282,864	4,327,251
USA	2,250,798	709,534	3,604,811

	9,030,742	9,992,398	7,932,062

7. Operating loss

        This is stated after charging/(crediting):

	2010 £	2009 £	2008 £
Depreciation of property, plant and machinery (note 12)	511,276	690,735	843,221
Amortisation of intangible assets (note 13)	6,879	6,759	14,009

Total depreciation and amortisation expenses	518,155	697,494	857,230

Net foreign currency losses	17,779	16,240	(231,309)

Operating lease payments—Land and buildings	1,000,697	1,000,697	1,000,697

8. Auditors' remuneration

        The company paid the following amounts to its auditors in respect of the audit of the financial statements and for other services provided to the company

	2010 £	2009 £	2008 £
Audit of the financial statements	25,041	25,000	25,000
Other fees to auditors:
—taxation services	30,235	17,535	17,680
—non audit services	49,345	—	—

	104,621	42,535	42,680

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

9. Staff costs and directors' emoluments

(a)
Staff costs

	2010 £	2009 £	2008 £
Wages and salaries	5,117,922	5,065,738	6,160,746
Social security costs	565,286	572,057	677,738
Other pension costs	434,539	423,223	509,749

Total wages and salaries	6,117,747	6,061,018	7,348,233

        Included in wages and salaries is a total expense of share based payments of £161,780 (2009: £80,076, 2008: £85,550).

        The average monthly number of employees during the year was made up as follows:

	2010 No.	2009 No.	2008 No.
Research and development	61	59	75
Administration	13	13	16

	74	72	91

(b)
Directors' emoluments

	2010 £	2009 £	2008 £
Directors' emoluments	877,097	914,186	1,188,690

Aggregate contributions to defined contributions pension schemes	58,033	60,879	65,951

Number of directors accruing benefits under defined contribution schemes	2	3	3

        During 2010, £50,000 (2009: £nil, 2008: £138,500) was paid to one director as compensation for loss of office.

        The amounts in respect of the highest paid director are as follows:

	2010 £	2009 £	2008 £
Emoluments	337,627	329,932	335,035
Company contributions paid to money purchase pension schemes	26,585	24,333	23,358

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

10. Finance income and finance costs

	2010 £	2009 £	2008 £
Finance income:
Bank interest receivable	22,111	18,721	416,199
Interest on short term investments and short term deposits	24,422	24,050	228,629
Realised gain on available-for-sale liquid investments	143,952	—	42,419
Other interest	499	—	—

Total finance income	190,984	42,771	687,247

Finance costs:
Interest on venture loan	(121,627)	(574,320)	(911,118)

11. Taxation

(a)
Tax on loss

        Tax credited in the income statement

	2010 £	2009 £	2008 £
Current tax:
Research and development tax credits	1,850,000	1,200,000	1,600,000
Tax credit underprovided in previous years	641,194	116,900	31,571

Tax credited in the income statement	2,491,194	1,316,900	1,631,571

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

11. Taxation (Continued)

(b)
Reconciliation of the total tax charge

        The tax credit in the income statement for the year is lower than the standard rate of corporate tax in the U.K. of 28% (2009: 28%, 2008: 28.5%). The differences are reconciled below:

	2010 £	2009 £	2008 £
Loss before taxation	7,222,346	4,333,065	9,340,852

Loss before tax multiplied by the U.K. rate of corporate tax of 28% (2009: 28%, 2008: 28.5%)	(2,022,256)	(1,213,258)	(2,662,143)
Tax credit per accounts	(2,491,194)	(1,316,900)	(1,631,571)

(Under)/overcharge	(468,938)	(103,642)	1,030,572

The (under)/overcharge is explained as:
Permanent differences	97,797	73,210	(7,438)
Movement in unprovided deferred tax	(40,903)	117,416	935,100
Adjustments in respect of previous periods	(641,194)	(116,900)	(31,571)
R&D tax credit repayment claim	(1,850,000)	(1,200,000)	(1,600,000)
Losses surrendered for R&D tax credit	3,700,000	2,400,000	2,850,000
Enhanced R&D deductions	(1,734,638)	(1,377,368)	(1,115,519)

	(468,938)	(103,642)	1,030,572

        The company has taken advantage of the HMRC Research and Development (R&D) tax credit scheme that encourages small and medium sized companies to increase their R&D spending. 175% of qualifying expenditure on R&D activities can be deducted when calculating the loss for tax purposes. A cash tax credit, at 14% of calculated tax losses, is available in return for surrendering tax losses. The majority of the qualifying expenditure for the company is made up of staff costs and external subcontractors.

        In late 2009 HMRC made public that they now accepted that qualifying indirect R&D activities could qualify for the R&D tax relief scheme. HMRC guidance on how they would implement this change in policy and the conditions required to claim QIAs was not issued until 2010.As a result of this change in policy it was possible to submit amended R&D claims for years which were within the time-limit for such amendments. The company, therefore, made additional R&D claims for 2007 and 2008, resulting in tax credits totalling £596,220 being received in 2010. This amount is included within Tax credit underprovided in previous years of £641,194 above.

(c)
Unrecognised tax losses

        There are tax losses of approximately £26,461,000 (2009: £29,086,000, 2008: £29,042,000) available to carry forward against future trading profits. Deferred tax assets have not been recognised in respect of these losses on the basis that the company is still investing heavily in research and development and as a result the company is uncertain as to when the losses will be utilised.

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

11. Taxation (Continued)

(d)
Deferred tax

        The deferred tax provided or unprovided at 27% (2009: 28%) is as follows:

	Provided			Unprovided
	2010 £	2009 £	2008 £	2010 £	2009 £	2008 £
Deferred tax liability
Accelerated capital allowances	—	—	—	—	—	—

Deferred tax liability	—	—	—	—	—	—

Deferred tax asset
Decelerated capital allowances	—	—	—	(3,042)	(59,378)	(43,601)
Tax losses carried forward	—	—	—	(7,144,434)	(8,144,359)	(8,127,990)
Other temporary differences	—	—	—	(9,849)	(9,594)	(10,810)

Deferred tax asset	—	—	—	(7,157,325)	(8,213,331)	(8,182,401)

Total deferred tax	—	—	—	(7,157,325)	(8,213,331)	(8,182,401)

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

12. Property, plant and equipment

	Leasehold improvements £	Computer & office equipment £	Plant and machinery £	Total £
Cost:
At 1 January 2009	1,903,418	1,661,565	5,767,009	9,331,992
Additions	—	6,518	77,318	83,836
Disposals	—	(2,745)	(8,708)	(11,453)

At 31 December 2009	1,903,418	1,665,338	5,835,619	9,404,375
Additions	—	31,472	399,699	431,171

At 31 December 2010	1,903,418	1,696,810	6,235,318	9,835,546

Depreciation and impairment:
At 1 January 2009	540,915	1,535,352	4,300,385	6,376,652
Provided during the year	95,172	78,429	517,134	690,735
Disposals	—	(1,464)	(8,708)	(10,172)

At 31 December 2009	636,087	1,612,317	4,808,811	7,057,215
Provided during the year	95,170	31,284	384,822	511,276

At 31 December 2010	731,257	1,643,601	5,193,633	7,568,491

Net book value at 31 December 2010	1,172,161	53,209	1,041,685	2,267,055

Net book value at 31 December 2009	1,267,331	53,021	1,026,808	2,347,160

Net book value at 1 January 2009	1,362,503	126,213	1,466,624	2,955,340

        As at 31 December 2010, amounts contracted for but not provided in the financial statements for the acquisition of property, plant and equipment amounted to £nil (2009: £nil).

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

13. Intangible assets

Software £
Cost:
At 1 January 2009	216,021
Additions	11,205
Disposals	—

At 31 December 2009	227,226
Additions	9,898
Disposals	—

At 31 December 2010	237,124

Amortisation and impairment:
At 1 January 2009	209,523
Provided during the year	6,759
Disposals	—

At 31 December 2009	216,282
Provided during the year	6,879
Disposals	—

At 31 December 2010	223,161

Net book value at 31 December 2010	13,963

Net book value at 31 December 2009	10,944

Net book value at 1 January 2009	6,498

        As at 31 December 2010, amounts contracted for but not provided in the financial statements for the acquisition of software amounted to £nil (2009: £nil).

14. Trade and other receivables

	2010 £	2009 £
Trade receivables	1,936,500	100,000
Prepayments and accrued income	966,591	993,114
VAT recoverable	121,242	79,047
Other debtors	24,434	59,379

	3,048,767	1,231,540

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

14. Trade and other receivables (Continued)

        As at 31 December, the ageing analysis of trade receivables is as follows:

			Of which: not impaired on the reporting date and past due in the following periods
		Of which neither impaired nor past due on the reporting date £
	Carrying amount		less than 30 days £	between 30 and 60 days £	between 61 and 90 days £
Trade receivables	As at 31 Dec 2010	—	1,384,000	552,500	—
Trade receivables	As at 31 Dec 2009	—	100,000	—	—

        As at 31 December 2010 there was £nil (2009: £nil) amount of the trade receivables which were denominated in a foreign currency.

15. Inventories

	2010 £	2009 £
Consumables	45,558	47,282

16. Available-for-sale liquid investments

	2010 £	2009 £
Available-for-sale liquid investments	7,124,065	15,074,005

        These comprise shares in a cash fund which is an open-ended unit trust. The fair value of available-for-sale liquid investments is derived from published prices which determine the price at which units in the fund can be issued or redeemed. They are considered not to properly belong in one of the three other categories of financial assets—at fair value through profit or loss, held-to-maturity and loans and receivables. The fund in which the shares are held is invested in cash and short-term debt instruments and is Aaa rated by Moody's; income from the underlying investments is rolled up and reflected in the market price, hence no income or dividends have been received from this holding.

        Unrealised gains and losses in relation to the fair value of the available-for-sale liquid investments are recognised in other comprehensive income. Gains are realised on withdrawal of cash from the investment with the gains allocated to the cash investment on a FIFO basis.

17. Cash and short-term deposits

	2010 £	2009 £
Cash at bank and in hand	6,066,508	5,353,041
Short-term deposits	4,014,149	8,003,301

	10,080,657	13,356,342

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

17. Cash and short-term deposits (Continued)

        Cash at bank earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months depending on the immediate cash requirements of the company and the desire for maintaining liquidity and earn interest at the respective short-term deposit rates. There were no differences between the book value and fair value of cash and cash equivalents at each balance sheet date.

18. Current liabilities

	2010 £	2009 £
Trade payables	1,260,355	741,524
Other payables	144,141	128,325
Taxation and social security costs	154,229	151,098
Accruals	345,218	206,904

Trade and other payables	1,903,943	1,227,851
Secured loan (note 19)	—	2,774,317
Deferred revenue	5,365,437	4,331,463

	7,269,380	8,333,631

        Outstanding amounts in respect to the defined contribution pension scheme payable at the balance sheet date were £58,605 (2009: £55,997).

        As at 31 December 2010 there were £272,846 (2009: £109,526) of creditors which were denominated in foreign currency, being a mixture of U.S. Dollars and Euros.

19. Secured loans

	2010 £	2009 £
Secured loan	—	2,774,317

Of which due within one year:	—	2,774,317

        The loan was a venture loan agreement with Oxford Finance Corporation (50%) and GE Leveraged Loans Limited (50%) (referred to here after as the lenders) and was drawn down on 29 October 2007. It had a principal amount of £7,500,000 for a 3 year term whereby there were scheduled to be 6 equal monthly payments of interest only commencing from 1 December 2007 followed by 30 equal payments of capital and interest commencing 1 June 2008 with an agreed fixed interest rate of 13.03%.

        The company repaid the outstanding balance of the venture loan, including a 3% penalty of the value of the outstanding loan principal, in full on 1 June 2010.

        The debenture in place with a fixed and floating charge over the assets of the company was cancelled upon the repayment of the venture loan.

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

19. Secured loans (Continued)

        There continues to be a warrant instrument and an equity option deed which are detailed in Note 23.

20. Non current liabilities

	2010 £	2009 £
Deferred revenue	5,694,448	9,861,112

21. Financial Instruments

        The company's principal financial instruments are restricted to cash and cash equivalents, available-for-sale liquid investments and other financial assets. The main purpose of these financial instruments is to fund the company's operations. The company has various other financial instruments such as trade receivables and trade payables that arise directly from its operations. The company does not enter into derivative transactions in its trading arrangements.

        The main risks arising from the company's financial instruments are credit risk, liquidity risk and foreign currency risks. The Board reviews and agrees policies for managing each of these risks.

Credit risk

        The company manages credit risk in relation to its cash and liquid resources by diversification and active management. Thus, at the year end, out of a total of available cash and liquid resources of £17.2m, £7.1m was held in a Aaa rated cash fund (see note 16). The balance of £10.1m was predominantly spread across a limited number of major U.K. financial institutions who meet the company's credit criteria.

        At the year-end all deposits were on maturities of 50 days or less.

        The only other area of material credit risk is attributable to trade receivables. The company's customers are made up of substantial blue chip organisations or their subsidiaries. The trade receivables due at the year end were from two companies. Exposure to credit risk is mitigated, where possible, by payments in advance and the total allowance for bad debts that was charged to the Income Statement in the year was £nil (2009: £nil).

Liquidity risk

        The company's objective is to maintain a positive cash balance at a level adequate for daily operations. The positive cash balance is maintained through external funding and/or milestone and other development payments.

Foreign currency risk

        The company makes sales and purchases in a number of overseas territories and therefore has transactional currency exposures. Such exposures arise from sales and purchases made in currencies other than the company's functional currency of sterling. The company tries to reduce this risk by

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

21. Financial Instruments (Continued)

maximising the amount of contracts with sterling denomination and this is demonstrated by the fact that although 63.7% (2009: 97.5%) of its sales are outside the U.K., 7.8% (2009: 1.3%) of the revenue was in non-sterling denomination.

        The table below shows the company's currency exposures which comprise the monetary assets and monetary liabilities at the company that are not denominated in sterling, being the operating (or 'functional') currency of the company.

        As at 31 December, these currency exposures were as follows:

	Net Foreign Currency monetary assets
	U.S. Dollar £	Euro £	Total £
2010	60,034	(46,799)	13,235

2009	168,117	30,059	198,176

        The following table demonstrates the sensitivity to a reasonable possible change in Sterling against Euro and U.S. Dollar exchange rates with all other variables held constant, of the company's equity.

	Movement in exchange rate (%)	(Increase)/Decrease loss before tax £
2010
Dollar strengthening	10%	6,670
Dollar weakening	(10)%	(5,458)
Euro strengthening	10%	(5,200)
Euro weakening	(10)%	4,254
2009
Dollar strengthening	10%	18,680
Dollar weakening	(10)%	(15,283)
Euro strengthening	10%	3,340
Euro weakening	(10)%	(2,733)
2008
Dollar strengthening	10%	40,262
Dollar weakening	(10)%	(32,942)
Euro strengthening	10%	4,340
Euro weakening	(10)%	(3,551)

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

21. Financial Instruments (Continued)

Fair values of financial assets and financial liabilities

        Short-term investments and short-term deposits are made on fixed rate terms and are receivable within one year of each balance sheet date. Cash is available on demand at each balance sheet date and is subject to floating interest rates.

        The book values of the company's financial assets and financial liabilities are set out below.

        There is no material difference between the book value and fair value of the company's financial instruments at each balance sheet date.

	2010 £	2009 £
Financial assets
Cash	6,066,508	5,353,041
Short-term deposits	4,014,149	8,003,301
Available-for-sale liquid investments	7,124,065	15,074,005

	17,204,722	28,430,347

Financial liabilities
Venture loan	—	(2,774,317)

	17,204,722	25,656,030

22. Obligations under leases

Operating lease agreements where the company is lessee

        On 20 March 2003 the company entered into a property lease with Trinity College (CSP) Limited and Trinity College Cambridge which had the following key terms:

  •
  The length of the lease is for 20 years

  •
  The rent is currently £27.50 per square foot of the 36,389 net internal floor area (which totals £1,000,697 per annum)

  •
  The rent is reviewed every 5 years and becomes the greater of:

  (a)
  the basic rate payable immediately prior to the rent reviews

  (b)
  the full open market yearly rent for the premises at the time of the rent review, such rent to be determined (in default of agreement between the landlord and the tenant) by arbitration.

  •
  The next rent review is on 25 December 2012

Future minimum rentals payable under non-cancellable operating leases are as follows:

	2010 £	2009 £
Not later than one year	1,000,697	1,000,697
After one year but not more than five years	4,002,788	4,002,798
After five years	7,004,879	8,005,576

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

23. Issued share capital

	2010 No.	2009 No.
Ordinary shares of 0.1p each:
— allotted, called up and fully paid	5,124,914	5,039,948
Preferred A shares of 0.1p each:
— allotted, called up and fully paid	7,122,841	7,122,841
Preferred B shares of 0.1p each:
— allotted called up and fully paid	6,478,873	6,478,873
Preferred C shares of 0.1p each:
— allotted called up and fully paid	6,116,233	5,908,764

	24,842,861	24,550,426

        On 21 December 2010, 207,469 Preferred C Shares with aggregate nominal value of £207 were issued at £4.82 per share to The Wellcome Trust.

        On 20 November 2009, 1,556,017 Preferred C Shares with aggregate nominal value of £1,556 were issued at £4.82 per share.

        On 8 June 2009, 1,267,606 Preferred B Shares with aggregate nominal value of £1,268 were issued at £3.55 per share and 226,647 Preferred A shares were issued at £0.001 per share on the conclusion of the liquidation of metaGen Pharmaceuticals GmbH and further to the agreement entered into on 28 October 2003.

        On 23 February 2009, 207,469 Preferred C Shares with aggregate nominal value of £207 were issued at £4.82 per share.

        The preferred shares may at any time at the option of the holder be converted into ordinary shares at the rate of one ordinary share for every preferred share so converted.

        The preferred shares rank pari passu with the ordinary shares on a return of capital on a sale, liquidation or otherwise except if the preferred A shares would not receive in excess of an amount equal to a multiple of two times their aggregate subscription price, if such shares were to rank pari passu with any A ordinary shares, ordinary shares, the B preferred shares and the C preferred shares, then the total consideration received in respect to the sale or surplus assets from a liquidation shall be allocated as follows:

(a)
firstly, the subscription price for the preferred B shares and preferred C shares (treated as a single class) in preference to any amount paid to the holders of the preferred A shares, A ordinary shares and the ordinary shares (in proportion to the aggregate subscription price paid for such shares)

(b)
secondly, the subscription price for the preferred A shares in preference to any amount paid to the holders of the A ordinary shares and the ordinary shares (in proportion to the aggregate subscription price paid for such shares)

(c)
thirdly, for the preferred C shares to receive an amount equal to the excess (if any) of the amount which each preferred C share would have received had all preferred shares been converted into ordinary shares before the application of this allocation process compared to the amount received by each preferred C share under this allocation process

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

23. Issued share capital (Continued)

(d)
thereafter, for the preferred A shares, A ordinary shares and ordinary shares to share pari passu in the remaining balance on an as if converted basis (pro rata based on each holders respective holding but on the assumption that two preferred A shares convert into one ordinary share).

In priority to the payment of a dividend to holders of ordinary shares, in the event of a distribution being made, holders of preferred shares will receive a fixed non-cumulative dividend at a rate of 8% per annum. The dividend accrues on a daily basis on the subscription price of the preferred share. After such payment, preferred shares rank pari passu with ordinary shares in respect to further dividends payable.

        Preferred shares and ordinary shares rank pari passu as regards voting rights.

Warrants

        As part of the Secured Loan with Oxford Finance Corporation (50%) and GE Leveraged Loans Limited (50%) (referred to here after as the lenders) (see Note 19), there is a warrant instrument whereby each of the lenders are eligible to subscribe for 42,790 (85,580 in total) preferred C shares at a price of £4.82 which are exercisable prior to 29 October 2017. Any value attributable to the warrant component is immaterial.

        There is an equity option deed whereby each of the lenders are eligible to invest £150,000 (£300,000 in total) in the next fundraising with the same participation rights as offered to third party investors. The next fundraising is defined as:

        The first bona fide fundraising by the Company following the date of the deed pursuant to which the company issues or agrees to issue new shares and shall not include any round that

  •
  generates less than £6,000,000 in equity capital for the company

  •
  is a corporate round (as the option holder shall determine acting reasonably) or

  •
  otherwise does not include a substantial participation by recognised venture capital or other professional and financially motivated investors

24. Share based payments

        The Astex Therapeutics Limited 2010 Share Option Scheme (2010 Scheme) was formally approved on 26 April 2010 and has taken the place, on substantially the same terms, of the previous Share Option Scheme (EMI Scheme) and the Astex Therapeutics Company Share Option Plan for Consultants. The 2010 Scheme has three specific types of allocations:

(a)
Approved (for tax purposes) share options to employees under the EMI Scheme within the approved limits (currently aggregate market value up to £120,000)

(b)
Unapproved (for tax purposes) share options to employees under the EMI Scheme but outside the approved limits (currently aggregate market value up to £120,000)

(c)
Unapproved (for tax purposes) share options to Consultants.

Under the terms of the 2010 Scheme, the Board of Directors may grant share options over ordinary shares to employees or consultants of the company.

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

24. Share based payments (Continued)

        Options granted under the 2010 Scheme generally vest over a four year period; 25% vest one year from date of grant and thereafter vest at a rate of one thirty-sixth per month during the period from the first to the fourth anniversary. Options become exercisable as soon as they have vested and expire ten years from the date of grant.

        Under the 2010 Scheme share option grants are generally made at an exercise price equal to the fair value of the ordinary shares on the date of grant, as determined by the company's Board of Directors. Vesting generally ceases in the event of termination of employment or when the provision of consultancy services to the company stops.

        The following table illustrates the number and weighted average exercise prices (WAEP) of, and movements in, share options during the year.

	Consultants No.	EMI Share Options No.	Total No.	WAEP £
At 1 January 2008	112,000	864,350	976,350	0.696
Granted in year	20,000	275,750	295,750	0.583
Forfeited	—	(94,076)	(94,076)	0.698
Exercised	—	(27,274)	(27,274)	0.710

At 1 January 2009	132,000	1,018,750	1,150,750	0.666
Granted in year	—	218,500	218,500	0.640
Forfeited	—	(49,883)	(49,883)	0.668
Exercised	(3,854)	(8,417)	(12,271)	0.684

At 1 January 2010	128,146	1,178,950	1,307,096	0.662
Granted in year	30,000	548,200	578,200	0.750
Forfeited	(12,000)	(48,551)	(60,551)	0.685
Exercised	—	(84,966)	(84,966)	0.671

At 31 December 2010	146,146	1,593,633	1,739,779	0.690

        During the year, the fair value of the shares was estimated to be £0.75 (2009: £0.64), which approximates to the fair value of the shares at the date of exercise.

        The fair value of options granted during the year was £0.34 (2009: £0.29).

        The range of exercise prices for options outstanding at the end of the year was £0.001-£0.80 (2009: £0.001-£0.80) with 12,000 (2009: 12,000) having an exercise price of £0.001 and the reminder having an exercise price between £0.55 and £0.80.

        For the share options outstanding as at 31 December 2010, the weighted average remaining contractual life is 5.01 years (2009: 5.18 years).

        All share-based payment arrangements are settled through the issue of equity shares in the company.

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

24. Share based payments (Continued)

Share Incentive Plan

        On 31 January 2007 the company began a Share Incentive Plan ("SIP"). Under the terms of the SIP, the Board of Directors may allow the scheme to operate whereby all employees may contribute over the length of an accumulation period and at the end the monies (which are being held by Yorkshire Building Society acting as Trustees) will be used to purchase shares known as partnership shares in the company. The Board can also allocate matching shares or free shares.

        On 15 June 2010 49,000 (2009: 33,500) free Shares with a fair value of £31,518 were allocated, with vesting being 12 months from the allocation date.

        On 25 January 2008, 287,630 shares (143,815 partnership and 143,815 matching shares) were allocated as a result of contributions made by employees during the accumulation period at a price of £0.67 per share.

Fair value of equity-settled options

        The fair value of equity-settled options is estimated at the date of grant using a Black-Scholes model, taking into account the terms and conditions on which the options were granted. The following table lists the inputs to the model used for the years ended 31 December 2010, 2009 and 2008.

	2010	2009	2008
Dividend yield (%)	0	0	0
Expected share price volatility (%)	70	70	70
Risk-free interest rate (%)	0.5	0.5	5.1
Expected life of options (years)	5.0	5.0	5.0
Weighted average share price (pence)	75.0	64.0	58.3

        The expected life of the options is an estimate and is not necessarily indicative of exercise patterns which may occur. The expected volatility reflects the assumption that historical volatility, based on that of comparative quoted companies, is indicative of future trends, which may not necessarily be the actual outcome. The risk free interest rate represents the Bank of England base interest rate at the date of the grant of the option. The weighted average share price is determined by performing a share valuation at the date of the grant of the option. The fair value calculation does not include any allowance for dividends as the Company has no available profits for distribution.

        The charge to the income statement relating to share based payments during the year is detailed in Note 9.

25. Employee benefits—post employment benefits

        The Company has a defined contribution plan covering substantially all of its employees, which requires contributions to be made into a separately administered fund. Details of contributions made by the company in each accounting period are described in note 9. As at 31 December 2010 there was an outstanding contribution of £58,605 (2009: £55,997).

26. Other commitments

        The Company's total other commitments as at 31 December 2010 is £nil (2009—£nil).

ASTEX THERAPEUTICS LIMITED

NOTES TO THE FINANCIAL STATEMENTS (Continued)

at 31 December 2010, 2009 and 2008

27. Additional cash flow information

	At 1 January 2010 £	Cash Flow £	Other Movements £	At 31 December 2010 £
Cash and cash equivalents	13,356,342	(3,275,685)	—	10,080,657
Available-for-sale liquid investments	15,074,005	(7,856,047)	(93,893)	7,124,065

	28,430,347	(11,131,732)	(93,893)	17,204,722

	At 1 January 2009 £	Cash Flow £	Other Movements £	At 31 December 2009 £
Cash and cash equivalents	12,351,520	1,004,822	—	13,356,342
Available-for-sale liquid investments	5,013,647	10,000,000	60,358	15,074,005

	17,365,167	11,004,822	60,358	28,430,347

	At 1 January 2008 £	Cash Flow £	Other Movements £	At 31 December 2008 £
Cash and cash equivalents	15,188,595	(2,837,075)	—	12,351,520
Available-for-sale liquid investments	—	4,946,976	66,671	5,013,647

	15,188,595	2,109,901	66,671	17,365,167

28. Related party transactions

        During the period there have been no transactions with related parties that require disclosure in these financial statements.

29. Post balance sheet events

        On 7 April 2011 SuperGen, Inc. (NASDAQ: SUPG), a US-based pharmaceutical company dedicated to the discovery and development of novel cancer therapies, and Astex Therapeutics Limited announced that they have entered into a definitive agreement to combine the two companies, subject to regulatory and shareholder approvals.

        Under the terms of the agreement, SuperGen will purchase Astex Therapeutics Limited, paying Astex shareholders $25 million in cash at deal close, $30 million in stock or cash over the following 30 months, and newly issued equity in SuperGen equal to 35% of the total SuperGen shares outstanding at the close of the transaction. As part of the acquisition, SuperGen would change its name to Astex Pharmaceuticals, Inc. and be listed on NASDAQ under the symbol ASTX.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The unaudited pro forma condensed combined balance sheet at December 31, 2010 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 presented herein are based on the historical financial statements of SuperGen and Astex after giving effect to the proposed acquisition of Astex by SuperGen and the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.

        The unaudited pro forma condensed combined balance sheet as of December 31, 2010 gives effect to the proposed acquisition as if it occurred on December 31, 2010 and combines the historical balance sheets of SuperGen and Astex as of December 31, 2010. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 is presented as if the acquisition was consummated on January 1, 2010, and combines the historical results of SuperGen and Astex for the year ended December 31, 2010.

        The SuperGen balance sheet and statement of operations information was derived from its audited consolidated financial statements as of December 31, 2010 and for the year then ended, included in its Form 10-K for the year ended December 31, 2010, incorporated by reference herein.

        The Astex balance sheet and statement of operations information was derived from its audited financial statements as of December 31, 2010 and for the year then ended, included herein, and was converted from being prepared in accordance with International Financial Reporting Standards (IFRS) to being prepared in accordance with U.S. generally accepted accounting principles, and was converted from British Pounds Sterling into U.S. Dollars, only for purposes of these unaudited pro forma condensed combined financial statements.

        SuperGen has not completed a full, detailed valuation analysis necessary to determine the fair values of Astex's assets to be acquired and liabilities to be assumed. However, a preliminary valuation of certain intangible assets was performed related to in process research and development, developed technology and collaboration and license agreements, as well as deferred revenue, deferred acquisition consideration, and assumed and replaced stock awards. This preliminary valuation was performed as of December 31, 2010, the date on which the proposed acquisition occurred for purposes of the pro forma balance sheet. Similarly, the estimated acquisition consideration of the Astex acquisition in these unaudited pro forma condensed combined financial statements was based on the number of shares of SuperGen common stock outstanding and the market value of these shares as of December 31, 2010. Accordingly, the unaudited pro forma condensed combined financial statements include only a preliminary estimate and allocation of the acquisition consideration. The final allocation of acquisition consideration may differ significantly from these preliminary estimates. The actual acquisition accounting upon closing of the acquisition will be based on the fair value of the consideration paid and fair values of Astex's assets and liabilities as determined at the time of closing.

        The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed combined financial data also do not include any integration costs. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had SuperGen and Astex been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of SuperGen included in its Annual Report on Form 10-K for the year ended December 31, 2010 incorporated by reference herein, and the historical financial statements of Astex for the year ended December 31, 2010, included herein.

SuperGen, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2010

(in thousands)

	Historical		Pro Forma
	SuperGen	Astex(1)	Adjustments		Combined
ASSETS
Current assets:
Cash and cash equivalents	$25,554	$15,735	$(24,883)	C	$16,406
Marketable securities	89,699	11,120	—		100,819
Accounts receivable	—	4,759	(1,509)	L	3,250
Income tax receivable	40	2,888	—		2,928
Inventories	—	71	(71)	G	—
Prepaid expenses and other current assets	1,330	—	1,509	L	2,839

Total current assets	116,623	34,573	(24,954)		126,242
Marketable securities, non-current	5,124	—	—		5,124
Property and equipment, net	3,932	3,560	(168)	G	7,324
Goodwill	731	—	31,836	K	32,567
Other intangible assets	—	—	94,826	J	94,826
Restricted cash	2,134	—	—		2,134
Other assets	554	—	—		554

Total assets	$129,098	$38,133	$101,540		$268,771

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,198	$2,972	$(980)	L	$3,190
Accrued compensation	3,556	—	441	L	3,997
Deferred acquisition consideration	—	—	12,741	D	12,741
Other accrued liabilities	785	—	4,505 307 539	F I L	6,136
Deferred revenue	509	8,375	(6,834)	H	2,050
Deferred tax liability	—	—	3,627	M	3,627

Total current liabilities	6,048	11,347	14,346		31,741
Deferred rent, non-current	9	—	—		9
Deferred acquisition consideration, non-current	—	—	14,654	D	14,654
Deferred tax liability, non-current	—	—	14,165	M	14,165
Deferred revenue, non-current	1,429	8,888	(8,019)	H	2,298

Total liabilities	7,486	20,235	35,146		62,867

Commitments and contingencies
Stockholders' equity:
Preferred stock	—	31	(31)	A	—
Common stock	60	8	(8 33)	A B	93
Additional paid in capital	459,482	127,634	(127,634 84,720 2,639)	A B E	546,841
Accumulated other comprehensive income	2,382	52	(52)	A	2,382
Accumulated deficit	(340,312)	(109,827)	109,827 (3,100)	A F	(343,412)

Total stockholders' equity	121,612	17,898	66,394		205,904

Total liabilities and stockholders' equity	$129,098	$38,133	$101,540		$268,771

(1)
Astex historical financial statements have been prepared using its reporting currency of the British Pounds Sterling. For purposes of these unaudited pro forma financial statements, the Astex balance sheet has been translated into U.S. Dollars using the conversion rate in effect on December 31, 2010 (1.5609).

See accompanying notes to the unaudited pro forma condensed combined financial statements.

SuperGen, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2010

(in thousands, except per share amounts)

	Historical		Pro Forma
	SuperGen	Astex(2)	Adjustments		Combined
Revenues:
Royalty revenue	$52,463	$—	$—		$52,463
Development and license revenue	509	13,960	(5,317)	U	9,152

Total revenues	52,972	13,960	(5,317)		61,615
Operating expenses:
Research and development	28,394	20,513	48	O	51,376
			(187)	Q
			448	R
			2,160	S
General and administrative	9,442	4,718	(4)	O	18,906
			(903)	P
			(63)	Q
			149	R
			5,567	S
Gain on sale of products	(750)	—	—		(750)

Total operating expenses	37,086	25,231	7,215		69,532

Income (loss) from operations	15,886	(11,271)	(12,532)		(7,917)
Interest income	182	295	—		477
Other income (expense)	244	(188)	(1,525)	N	(1,469)

Income (loss) before income tax benefit (provision)	16,312	(11,164)	(14,057)		(8,909)
Income tax benefit (provision)	(39)	3,851	3,627	T	7,439

Net income (loss)	$16,273	$(7,313)	$(10,430)		$(1,470)

Net income (loss) per common share
Basic	$0.27	$(0.30)			$(0.02)

Diluted	$0.27	$(0.30)			$(0.02)

Weighted average shares outstanding:
Basic	60,287	24,612			92,635

Diluted	60,635	24,612			92,635

(2)
Astex historical financial statements have been prepared using its reporting currency of British Pounds Sterling. For purposes of these unaudited pro forma financial statements, the Astex Statement of Operations has been translated into U.S. Dollars using the average conversion rate in effect during 2010 (1.5458).

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

        On April 6, 2011, SuperGen, Inc. entered into an Implementation Agreement (the "Implementation Agreement") with Astex Therapeutics Limited, a U.K. corporation ("Astex"), by which SuperGen will acquire Astex (the "Transaction"). The Implementation Agreement has been unanimously approved by the Boards of Directors of both SuperGen and Astex. After the Transaction, SuperGen intends to change its name to Astex Pharmaceuticals, Inc. and to list its shares under the NASDAQ symbol "ASTX." Subject to the terms and conditions of the Implementation Agreement and a scheme of arrangement under U.K. law, at the effective time of the Transaction, SuperGen is obligated to pay $25 million in cash and issue shares in SuperGen stock representing 35% of the total post closing shares of SuperGen. Subsequently, SuperGen is obligated to pay deferred consideration of $30 million, to be paid at the discretion of the combined company in stock, cash or a combination of stock and cash.

        Because SuperGen security holders will own 65% of the voting stock of the combined company after the transaction and the management of SuperGen will retain a majority of key positions in the management of the combined company, SuperGen is deemed to be the acquiring company, and the transaction will be accounted for under the acquisition method of accounting for business combinations.

        The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, as prescribed by Accounting Standards Codification (ASC) 805, Business Combinations, based on the historical financial statements of SuperGen and Astex, with SuperGen being the legal and accounting acquirer. Certain reclassifications have been made to the historical financial statements to conform to the financial statement presentation to be adopted by the combined company. These adjustments are related to the presentation of accounts receivable, accounts payable, accrued compensation and accrued liabilities. In addition, Astex financial information was converted from being prepared in accordance with IFRS to being prepared in accordance with U.S. generally accepted accounting principles, and was converted from British Pounds Sterling into U.S. Dollars.

        The total estimated acquisition consideration for the purchase of Astex was determined as of December 31, 2010, the date on which the proposed acquisition is deemed to have occurred for purposes of the unaudited pro forma condensed combined balance sheet. The total estimated acquisition consideration is comprised of the market value of the common shares of SuperGen, cash, and the fair values of the deferred consideration and Astex's stock options and warrants assumed in the transaction. Total consideration is as follows (in thousands):

Market value of SuperGen common stock exchanged	$84,753
Cash	24,883
Deferred consideration in the form of cash or SuperGen common stock	27,395
Options and warrants assumed	2,639

Total estimated acquisition consideration	$139,670

        Under the acquisition method of accounting, the total estimated acquisition consideration as shown in the table above is allocated to the Astex tangible net assets and identifiable intangible assets acquired based on their estimated fair values as of the date of the closing of the transaction.

        The estimated acquisition consideration and the preliminary allocation of the estimated acquisition consideration are, in part, based upon a preliminary management valuation, as described below, and

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation (Continued)

SuperGen's and Astex's estimates and assumptions are subject to change until the closing of the transaction.

        Cash and cash equivalents, marketable securities and other tangible assets and liabilities:    The tangible assets and liabilities were valued at their respective carrying amounts, except for adjustments to inventories, certain property and equipment, deferred revenue, and other liabilities, as SuperGen and Astex believe that these amounts approximate their current fair values.

        Identifiable intangible assets:    Identifiable intangible assets acquired include developed technology, trademark, collaboration and license agreements, and in-process research and development. The fair value of intangible assets is based on management's preliminary valuation. Estimated useful lives (where relevant for the purposes of these pro forma statements) are based on the time periods during which the intangibles are expected to result in incremental cash flows to SuperGen.

  •
  Developed technology:  Developed technology represents the value associated with the Pyramid platform, an integrated fragment based drug discovery approach which defines a process by which a range of high-throughput biophysical and computational techniques are used to experimentally characterize the interactions of very low molecular weight compounds, or fragments, with their target proteins. The fair value of developed technology was determined using a cost replacement approach. Under the cost replacement approach, valuation is based on the premise that a prudent investor would pay no more for an asset than the amount for which the asset could be replaced or recreated. The fair value of developed technology will be capitalized as of the acquisition date and subsequently amortized over an estimated useful life of seven years.

  •
  Trademark:  The Company expects to change the name of the combined company to Astex Pharmaceuticals, Inc. upon the closing of the transaction. Management believes the name of Astex is a recognized name in the industry and an established brand name. The Income Approach using the "relief from royalty" method is a commonly used technique to value intangible assets when comparable licensing transactions are available to benchmark the royalty rate that could be expected to be generated by the subject asset. In the relief from royalty method, the value of the subject asset is estimated by determining the royalties the Company is relieved from paying because it owns the asset. The fair value of the trademark will be capitalized as of the acquisition date and subsequently accounted for as an indefinite-lived intangible asset.

  •
  In-process research and development:  In-process research and development represents incomplete Astex research and development projects. Management estimated that $49.4 million of the acquisition consideration represents the fair value of acquired in-process research and development, primarily related to projects associated with Astex's proprietary pipeline and certain partnered programs. The fair value of in-process research and development was determined using a cost replacement or income approaches, including the application of probability factors related to the likelihood of success of the respective products reaching each remaining stage of clinical and regulatory development, including market commercialization. It also took into consideration information from Astex management and certain program-related documents and forecasts prepared by Astex management. We used the income approach for partnered in-process research and development programs, as there are identifiable streams of income that can be attributed to the particular asset being valued. The income approach

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation (Continued)

    explicitly recognizes that the fair value of an asset is premised upon the expected receipt of future economic benefits such as earnings and cash inflows. Indications of value are developed by discounting these benefits to their present worth at a discount rate that reflects the current return requirements of the market adjusted for a probability factor related to the likelihood of receipt of the specific milestone payment. We used the cost replacement approach for proprietary pipeline in-process research and development programs. The fair value of in-process research and development will be capitalized as of the acquisition date and subsequently accounted as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the completion of the acquisition, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made. The asset would then be considered a finite-lived intangible asset and amortization of the asset into earnings would begin over the estimated useful life of the asset.

  •
  Collaboration and license agreements:  The Company is party to several collaboration and license agreements, whereby it has completed its research and development activities and is entitled to receive payments for sale or licensing of intellectual property. Such payments include non-refundable milestone payments due when its licensees achieve certain defined research and development or commercial criteria, and royalties from sales of products, if any, by the licensees after the research and development is complete. The fair value of the collaboration and license agreements was determined using the income approach. The fair value of the collaboration agreements will be capitalized as of the acquisition date and subsequently accounted for as a finite-lived intangible asset. Amortization of the asset into earnings would begin on a straight-line basis over an estimated useful life of five years, which is the period during which most cash flows under the collaboration agreements are expected to occur.

        Goodwill:    Goodwill represents the excess of the preliminary acquisition consideration over the estimated fair values of net assets acquired. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. In the future, if it were determined that goodwill is impaired, an impairment charge would be recorded at that time.

        Net Deferred Tax Liability.    Deferred tax assets and liabilities arise from acquisition accounting adjustments where book values of certain assets and liabilities differ from their tax bases. Deferred tax assets and liabilities are recorded at the currently enacted U.K. statutory tax rate of 27%.

        Pre-acquisition contingencies:    SuperGen and Astex have not currently identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to SuperGen and Astex prior to the end of the measurement period (defined as 12 months after the closing of the transaction), which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the acquisition consideration allocation.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

1. Basis of Presentation (Continued)

        The preliminary allocation of the estimated acquisition consideration assuming the acquisition had closed on December 31, 2010 is as follows (in thousands):

Amount
Cash and cash equivalents	$15,735
Marketable securities	11,120
Accounts receivable	3,250
Income tax receivable	2,888
Other current assets	1,509
Property and equipment	3,392
Accounts payable	(1,992)
Accrued compensation	(441)
Other accrued liabilities	(2,251)
Deferred revenue	(2,410)

Total tangible assets acquired and liabilities assumed	30,800
Intangible assets:
Developed technology	15,117
Trademark	2,459
In-process research and development	49,416
Collaboration and license agreements	27,834

Total intangible assets	94,826
Deferred tax liability	(17,792)
Goodwill	31,836

Total pro forma net assets acquired	$139,670

        The final acquisition consideration allocation may change significantly from preliminary estimates. The actual acquisition accounting upon closing of the transaction will be based on the fair value of the consideration paid and fair values of Astex's assets and liabilities as determined at the time of closing.

2. Pro Forma Adjustments

        Pro forma adjustments are necessary to reflect the estimated acquisition consideration and to adjust amounts related to Astex's tangible and identifiable intangible assets and liabilities to a preliminary estimate of their fair values.

        The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (dollar amounts in thousands):

  A.
  To record the elimination of Astex's equity accounts of preferred stock, common stock, additional paid-in capital, accumulated other comprehensive income, and accumulated deficit.

  B.
  To record the fair value of SuperGen common shares that would have been issued to Astex stockholders upon the closing of the acquisition on December 31, 2010.

  C.
  To record cash that would have been paid to Astex stockholders upon the closing of the acquisition on December 31, 2010.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

2. Pro Forma Adjustments (Continued)

  D.
  To record a liability for the fair value of deferred consideration to be paid to Astex stockholders.

  E.
  To record the fair value based measurement of Astex stock options and the fair value of the warrants assumed upon the closing of the acquisition on December 31, 2010.

  F.
  To record SuperGen and Astex estimated transaction costs payable in cash incurred upon the closing of the acquisition on December 31, 2010. SuperGen transaction costs are included in accumulated deficit.

  G.
  To adjust Astex's property and equipment and inventories to estimated fair values at December 31, 2010.

  H.
  To reduce Astex's deferred revenues to estimated fair value at December 31, 2010. The estimated fair value is based on costs required to fulfill the remaining performance obligations, plus an appropriate profit margin.

  I.
  To record estimated bonuses to be paid to Astex Stock Incentive Plan participants upon closing of the acquisition.

  J.
  To record estimated fair values of identifiable intangible assets acquired as of December 31, 2010.

  K.
  To record goodwill from SuperGen's acquisition of Astex.

  L.
  To reclassify various Astex balances to conform to SuperGen's presentation.

  M.
  To record a deferred tax liability related to fair value adjustments reflected in the allocation of the acquisition consideration, net of the change in valuation allowance triggered by the acquisition related to Astex's deferred tax assets.

  N.
  To record accretion of deferred consideration.

  O.
  To adjust Astex's depreciation and amortization expense for property and equipment.

  P.
  To eliminate acquisition related expenses of SuperGen and Astex. These expenses are non-recurring and directly attributable to the acquisition, and as such are not reflected in the pro forma combined condensed statement of operations.

  Q.
  To eliminate Astex's historical stock-based compensation expense for the year ended December 31, 2010.

  R.
  To record the estimated stock-based compensation expense for the year ended December 31, 2010 related to SuperGen stock options that replace Astex stock awards assumed in the acquisition.

  S.
  To record amortization expense for identifiable intangible assets.

  T.
  To record deferred income tax benefit from reversal of deferred tax liabilities.

  U.
  To reflect reduction of revenue resulting from the reduction in deferred revenues upon closing of the transaction (see also adjustment H. above).

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS (Continued)

3. Non-recurring Transaction Fees

        SuperGen and Astex have incurred and will continue to incur certain non-recurring expenses in connection with the transaction. These expenses are currently estimated as follows (in thousands):

Legal	$2,864
Investor and public relations	1,097
Audit and accounting support	838
Financial consulting and other	609

Total fees	$5,408

        The estimated future expenses totaling $4.5 million that have not been incurred as of December 31, 2010 are reflected in the pro forma combined condensed balance sheet as of December 31, 2010 as an adjustment to accrued expenses (see Note 3, Pro Forma Adjustments above), but are not reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2010 as they are not expected to have a continuing impact on operations. SuperGen's and Astex's non-recurring expenses in connection with this transaction incurred as of December 31, 2010, totaling $0.7 million and $0.2 million, respectively, are reflected as a pro forma adjustment to reduce general and administrative expenses in the pro forma condensed combined statement of operations for the year ended December 31, 2010, as they are non-recurring and directly attributable to the acquisition.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

        The following table sets forth selected historical per share information of SuperGen and Astex and unaudited pro forma combined and Astex per share information as of and for the year ended December 31, 2010 after giving effect to the proposed acquisition of Astex by SuperGen under the acquisition method of accounting, based on the total acquisition consideration of $25 million in cash and shares of SuperGen stock representing 35% of the total post closing shares of SuperGen. The pro forma shares to be issued assumes the issuance of 32,500,242 SuperGen common shares, which is calculated by multiplying the number of SuperGen common stock shares outstanding on December 31, 2010 by a ratio of 0.35 to 0.65, the ratio required to achieve the number of shares issued in the acquisition to represent 35% of the total post closing shares of SuperGen. The ultimate number of shares to be issued will depend on the actual number of SuperGen shares outstanding at the date of closing of the acquisition. The acquisition method of accounting is based on Accounting Standards Codification Topic 805, Business Combinations, or ASC 805, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. The pro forma adjustments reflect the assets and liabilities of Astex at their preliminary estimated fair values. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

        In accordance with the requirements of the SEC, the unaudited pro forma combined and unaudited pro forma Astex equivalent information gives effect to the acquisition as if it had been effective on January 1, 2010 in the case of income (loss) per share data, and December 31, 2010 in the case of book value per share data. You should read this information in conjunction with the selected historical financial information and the historical financial statements of Astex and related notes included elsewhere in this proxy, and the historical financial statements of SuperGen and related notes that have been filed with the SEC, which are incorporated by reference in this proxy. See "Selected Historical Financial Data of Astex," "Astex Therapeutics Limited Financial Statements" and "Where You Can Find More Information". The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included in this proxy. See "Unaudited Pro Forma Condensed Combined Financial Information". The historical per share information of SuperGen and Astex below is derived from audited financial statements as of and for the year ended December 31, 2010. The unaudited pro forma Astex per share equivalents are calculated by multiplying the unaudited SuperGen pro forma combined per share amounts by the exchange ratio of 1.3037, and do not take into account the cash portion of the acquisition consideration.

	SuperGen Historical	Astex Historical	Unaudited Pro Forma Combined(2)	Unaudited Pro Forma Astex Equivalent(3)
Net income (loss) per common share for the year ended December 31, 2010
Basic	$0.27	$(0.30)	$(0.02)	$(0.02)

Diluted	$0.27	$(0.30)	$(0.02)	$(0.02)

Book value per share(1)	$2.01	$0.72	$2.22	$2.90
Cash dividends	$—	$—	$—	$—

(1)
The book value per share is computed by dividing total stockholders' equity by the number of shares of stock issued and outstanding as of December 31, 2010.

(2)
The pro forma combined amounts assume the issuance of 32,500,242 shares of SuperGen common stock in the acquisition of Astex, which is calculated by multiplying 60,357,593, the number of shares of SuperGen common stock outstanding as of December 31, 2010, by the exchange ratio of

  0.35 to 0.65, the ratio required to achieve the number of shares issued in the acquisition to represent 35% of the total post closing shares of SuperGen.

(3)
The Astex equivalent pro forma combined per share amounts are calculated by multiplying the pro forma combined per share amounts by the exchange ratio of 1.3037, the exchange ratio that would apply in calculating the number of shares of SuperGen common stock that would be exchanged for aggregate Astex shares in the acquisition, assuming a total of 32,500,242 shares of common stock of SuperGen issued upon the closing of the acquisition.

MARKET PRICE AND DIVIDEND INFORMATION

Market for Common Stock

        Our common stock trades on the NASDAQ Global Market under the symbol "SUPG." The following table sets forth the high and low trading price information for our common stock for each quarterly period in the two most recent fiscal years as reported on the NASDAQ Global Market:

	High	Low
2011
Quarter ended March 31, 2011	$3.26	$2.53
2010
Quarter ended March 31, 2010	$3.50	$2.57
Quarter ended June 30, 2010	$3.80	$1.86
Quarter ended September 30, 2010	$2.18	$1.70
Quarter ended December 31, 2010	$3.08	$2.07
2009
Quarter ended March 31, 2009	$2.56	$1.54
Quarter ended June 30, 2009	$2.23	$1.69
Quarter ended September 30, 2009	$3.30	$1.98
Quarter ended December 31, 2009	$3.17	$2.31

        On April 6, 2011, the last full day of trading prior to the public announcement of the proposed Transaction, our common stock closed at a price of $3.23, for an aggregate implied equity value of $195 million. Accordingly, if the Transaction had been consummated on that day, the value attributable to the common stock to be issued to Astex would have equaled $105 million. On April 29, 2011, the last full trading day prior to the date of this proxy agreement, our common stock closed at a price of $2.71.

        Because Astex is privately held, the per share historical data of Astex is not presented as a comparison to SuperGen's stock price.

Dividends

        We have never paid cash dividends on our capital stock and do not expect to pay any dividends in the foreseeable future. We intend to retain future earnings, if any, for use in our business.

INFORMATION ABOUT SUPERGEN

SuperGen's Business

        SuperGen is a pharmaceutical company dedicated primarily to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation. We develop products through biochemical and clinical proof of concept to partner for further development and commercialization. We have Tyrosine Kinase and DNA methyltransferase inhibitors in pre-clinical and clinical development.

        Our primary developmental efforts revolve around the products progressing out of our small-molecule drug discovery programs. We commenced Phase I clinical trials for amuvatinib (MP-470), our multi-targeted kinase inhibitor and DNA repair suppressor in June 2007, and we are anticipating the commencement of a Phase II trial in small cell lung cancer with this product in the first half of 2011. In early 2009, we initiated clinical trials for a second internally developed product, SGI-1776, a PIM kinase inhibitor. This clinical program was terminated in 2010 due to specific cardiac toxicity. We intend to continue the larger discovery effort targeted at PIM kinases with alternative product candidates. In 2010, SGI-110, our small molecule DNA hypomethylating agent, received clearance from the United States Food and Drug Administration ("FDA") to advance into Phase I trials. We announced the dosing of the first patients in the Phase I trial in January 2011.

        We currently receive royalty revenues relating to sales of Dacogen® (decitabine) for Injection, a product approved by the FDA for treatment of patients with myelodysplastic syndromes ("MDS"), which we licensed to MGI PHARMA Inc. ("MGI") in 2004.

        In October 2009, we entered into a multi-year collaboration agreement with GlaxoSmithKline ("GSK") to discover and develop cancer therapeutics based on epigenetic targets. Pursuant to the agreement, GSK may exercise an option to license from us the compounds that are the result of the research effort. Upon execution of the agreement, we received an upfront payment of $2 million from GSK, as well as a $3 million investment in shares of our common stock, sold at a 10% premium to market price. Total potential development and commercialization milestones payable to us could exceed $375 million, and we may also receive tiered royalties into double digit magnitudes, payable on net sales of any resulting products.

Strategy

        Our founding strategy was to in-license late-stage clinical products and commercialize these products by executing selective developmental and commercialization strategies that might allow these products to come into the market and be utilized by the widest possible patient populations. However, the competition for late-stage compounds that can be obtained through licensure or acquisition, that have shown initial efficacy in humans, has increased significantly with most major pharmaceutical companies taking positions in this market. Our current strategy mitigates the competitive risk of in-licensure and positions us to out-license selective products to our licensing competitors or other pharmaceutical companies. Our primary objective is to become a leading developer and seller or licensor of therapies for patients suffering from cancer. Key elements of our strategy include the following:

        Discover and advance into clinical trials at least one product about every twelve to eighteen months. Our drug discovery group has been optimizing our proprietary process called CLIMB® that allows a small team of chemists and biologists to model difficult or previously unknown cancer targets for computerized drug creation and development. The flexibility and relative efficiency of CLIMB is a strategic advantage for SuperGen. Our drug discovery capabilities allow us to control access to innovative new chemical entities which we believe are important to the creation of value over the long run.

        Focus on oncology molecular targets that are not readily tractable by traditional drug discovery methods. Most established pharmaceutical companies use some version of high throughput screening for potential drug candidates. This methodology does not work well for many complex molecular targets. CLIMB enables us to create an advantage by designing inhibitors of difficult oncology targets that are not tractable by standard drug discovery methods.

        Focus discovery research on three areas.    Our discovery research is currently focusing on three distinct areas. We believe that innovations in the discovery of epigenetic therapeutics as well as cancer metabolism are important. First, we have a particular strategic interest in the field of epigenetics which started with the development of Dacogen and SGI-110. Our discovery efforts are aimed at leveraging this institutional knowledge in this important area of research. Second, we are engaging in discovery research in the area of cancer metabolism. We believe that the emerging science in this area will lead to significant innovations in cancer treatment. Third, we are focused on the discovery of novel inhibitors of signal transduction.

        Capitalize on our existing drug development expertise to maximize the commercial value of our products.    Computer and animal models are only modestly predictive of how effective a product may be in humans. We have developed significant expertise in planning and managing clinical trials as well as regulatory filings in both the United States and Europe. Proving the concept that a specific drug will translate into an approvable, commercially viable product in humans is a difficult task. Some drug candidates demonstrate this "proof of concept" very early in non-clinical development, while other drug candidates will need to be compared clinically to existing therapies to achieve such a proof of concept. Typically, this proof of concept comes in Phase II trials where it is demonstrated that drug treatment leads to a desired pharmacologic effect and a safe dose. As product candidates move from non-clinical into Phase I and Phase II clinical studies, their potential value increases once proof of concept is established. We believe our clinical and regulatory expertise facilitates efficient use of our resources to achieve appropriate proof of concept.

PROPOSAL ONE

APPROVAL OF THE ISSUANCE OF SHARES

        To approve the issuance of (a) a number of shares of SuperGen common stock to certain former securityholders of Astex in connection with the Transaction equal to 35% of the outstanding stock of SuperGen after giving effect to the share issuance, plus an additional number of shares of SuperGen common stock potentially issuable in payment of some or all of the $30 million in deferred consideration, but in no event more than a total of 52.5 million shares of SuperGen common stock, and (b) a number of additional shares of SuperGen common stock potentially issuable upon exercise of certain options to be assumed by SuperGen in connection with the Transaction.

        Under the terms of the Implementation Agreement, if the Transaction closes, SuperGen initially would issue shares to certain former Astex securityholders at the closing representing 35% of the total outstanding shares of SuperGen common stock after giving effect to the share issuance. Assuming 60,367,424 total shares of SuperGen common stock were to be outstanding as of the trading day immediately prior to the closing, we would be required to issue to the former Astex securityholders approximately 32,505,536 newly issued shares of SuperGen common stock, together with $25 million in cash. Following the closing, we would have an additional $30 million payment of deferred consideration, payable in cash, shares of our common stock or a mix of cash and shares of our common stock.

        Under NASDAQ Marketplace Rule 5635, a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, (a) in connection the acquisition of the stock or assets of another company if 20% of more of the common stock of the issuer outstanding before such issuance would be issued in connection with such acquisition transaction; and (b) in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

        Because the approximately 32,505,536 newly issued shares of SuperGen common stock to be issued at the closing of the Transaction is expected to represent approximately 35% of the issued and outstanding shares of our common stock after giving effect to the transaction, and because some or all of the deferred consideration may be payable by us in shares of our common stock, it is possible that the former Astex securityholders could hold significantly more than 35% of our outstanding capital stock post-closing of the Transaction. As a result, the number of shares we expect to issue in connection with the Transaction will exceed the 20% threshold under the NASDAQ Marketplace Rules. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 5635, we must obtain the approval of the SuperGen stockholders for the share issuance to the former Astex shareholders pursuant to the Implementation Agreement.

Board Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ISSUANCE OF SHARES PURSUANT TO THE TRANSACTION.

        For a more detailed description of the Implementation Agreement and the Transaction, see "The Implementation Agreement" beginning on page 70, together with Appendix A to this proxy statement. See also "Certain Additional Agreements Related to the Transaction" and Appendices B, C and D to this proxy statement.

PROPOSAL TWO

ADJOURNMENT OF THE MEETING TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE SHARE ISSUANCES IN CONNECTION WITH THE TRANSACTION

        Although it is not currently expected, the meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the share issuances in connection with the Transaction. In that event, SuperGen may ask its stockholders to consider the adjournment of the meeting to solicit additional proxies on such proposal.

        In this proposal, we are asking you to authorize the holders of any proxy solicited by the SuperGen board of directors to vote in favor of granting discretionary authority to the proxies or attorneys-in-fact to adjourn the meeting for the purpose of soliciting additional proxies if there are not sufficient votes to approve the share issuances in connection with the Transaction. If SuperGen stockholders approve the adjournment proposal, we could adjourn the meeting and any adjourned session of the meeting and use the additional time to solicit additional proxies to approve the share issuances in connection with the Transaction, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by telephone or via the Internet. Additionally, whether or not this proposal is approved we may seek to adjourn the meeting if a quorum is not present at the meeting or as otherwise allowed pursuant to SuperGen's bylaws.

Board Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ADJOURNMENT OF THE MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE SHARE ISSUANCES IN CONNECTION WITH THE TRANSACTION.

PROPOSAL THREE

APPROVAL OF ELECTION OF DIRECTORS

General

        The board of directors is currently composed of six members. The directors are elected to serve one-year terms and until their respective successors are elected and qualified. The board of directors has nominated the persons set forth below for election as directors. All of the nominees are current directors of the company. There are no family relationships among any of our directors or executive officers, including any of the nominees mentioned below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for such nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the present board of directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The six nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors of the Company. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under Delaware law. In the event that Proposal One is approved, then the composition of the board of directors will change upon the closing, as set forth in the section entitled "Board and Management Following the Closing" beginning on page 90.

Board Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR NAMED BELOW.

 Information Regarding Nominees

        The name, age and principal occupation of each nominee, as of April 30, 2011, are set forth in the table below. Except as described below, each of the nominees has been engaged in his principal occupation during the past five years.

Name	Age	Principal Occupation
James S.J. Manuso	62	President, Chief Executive Officer and Director of the Company
Charles J. Casamento(1)(3)(4)	65	Executive Director and Principal, The Sage Group
Thomas V. Girardi(1)(2)(3)	71	Senior Partner, Girardi & Keese
Allan R. Goldberg(3)(4)	69	Managing Partner, The Channel Group, LLC
Walter J. Lack(1)(2)(3)	63	Managing Partner, Engstrom, Lipscomb & Lack
Michael D. Young(3)(4)	71	Chairman and Chief Scientific Officer, Strategic Healthcare Development LLC

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Governance and Nominating Committee

(4)
Member of the Pharmaceutical Sub-Committee

        James S.J. Manuso, Ph.D., has served as our President and CEO since January 1, 2004, as our chief executive officer-elect from September 2003 to December 2003 and as a director since February 2001. Dr. Manuso is co-founder and immediate past president and chief executive officer of Galenica Pharmaceuticals, Inc. Dr. Manuso co-founded and was general partner of PrimeTech Partners, a biotechnology venture management partnership, from 1998 to 2002, and co-founder and managing general partner of The Channel Group LLC, an international life sciences corporate advisory firm. He was also president of Manuso, Alexander & Associates, Inc., management consultants and financial advisors to pharmaceutical and biotechnology companies. Dr. Manuso was a vice president and director of Health Care Planning and Development for The Equitable Companies (now Group Axa), where he also served as acting medical director. He currently serves on the boards of Novelos Therapeutics, Inc. (NVLT:OB) and privately-held KineMed, Inc. Previously, he served on the boards of Merrion Pharmaceuticals Ltd. (MERR:IEX; Dublin, Ireland), Inflazyme Pharmaceuticals, Inc., Symbiontics, Inc., Quark Biotech, Inc., Galenica Pharmaceuticals, Inc., and Supratek Pharma, Inc. Dr. Manuso earned a B.A. with Honors in Economics and Chemistry from New York University, a Ph.D. in Experimental Psychophysiology from the Graduate Faculty of The New School University, a Certificate in Health Systems Management from Harvard Business School, and an Executive M.B.A. from Columbia Business School. Dr. Manuso is the author of over 30 chapters, articles and books on topics including health care cost containment and biotechnology company management. He has taught and lectured at Columbia, New York University, Georgetown, Polytechnic University, and Waseda University (Japan). He has delivered invited addresses at meetings of the American Management Association, the American Medical Association, the Securities Industry Association, the Biotechnology Industry Organization, and many other professional associations. Dr. Manuso previously served as vice president and a member of the Board of Trustees of the Greater San Francisco Bay Area Leukemia & Lymphoma Society.

        The Governance and Nominating Committee reviewed Dr. Manuso's qualifications and selected Dr. Manuso, a Ph.D. level scientist with an MBA, as a nominee because he is the Company's CEO and has over 35 years of broad operational, financial, and board level experience within private and public biotechnology and pharmaceutical companies in the U.S. and internationally. He has been associated with SuperGen, as a consultant from 1992 until 2001, and as a board member, from 2001 through 2004, immediately prior to his current appointment at the Company. In addition to serving as CEO at several biotechnology and pharmaceutical companies, he has served on the boards of over eight private and public companies. Dr. Manuso has gained valuable experience in business, financial and commercial development, mergers and acquisitions, governance, compensation and audit issues as a result of his past and current experience on various boards. Dr. Manuso has expansive knowledge of the biotechnology and pharmaceutical industry, and has developed relationships with chief executives and other senior managers within the industry and the financial community. Accordingly, the Governance and Nominating Committee has determined that Dr. Manuso is well qualified to serve as a director of our Company.

        Charles J. Casamento has served as a director since September 2002. Mr. Casamento is currently Executive Director and Principal of The Sage Group, a healthcare advisory group specializing in Transactions, acquisitions, and partnerships between biotechnology companies and pharmaceutical companies. Mr. Casamento was the president and CEO of Osteologix, Inc., a public biopharmaceutical company developing products for treating osteoporosis, from 2004 through 2007. From 1999 through 2004, he served as chairman of the board, president and CEO of Questcor Pharmaceuticals, Inc. Mr. Casamento formerly served as RiboGene, Inc.'s president, CEO and chairman of the board from 1993 through 1999 until it merged with Cypros to form Questcor. He was co-founder, president and CEO of Interneuron Pharmaceuticals, Inc., a biopharmaceutical company, from 1989 until 1993. Mr. Casamento has also held senior management positions at Genzyme Corporation, where he was senior vice president, pharmaceuticals and biochemicals; American Hospital Supply, where he was vice president of business development and strategic planning for the Critical Care Division; Johnson & Johnson, Hoffmann-LaRoche, Inc. and Sandoz Inc. Mr. Casamento also serves on the boards of directors of CORTEX Pharmaceuticals, International Stem Cell Corporation, and VIVUS, Inc. He holds a bachelor's degree in Pharmacy from Fordham University and an M.B.A. from Iona College and was originally licensed to practice pharmacy in the states of New York and New Jersey.

        The Governance and Nominating Committee selected Mr. Casamento to serve as a director because it believes that he has very specific experience starting up biotechnology companies including being chairman and CEO of several public biotechnology companies. He has extensive business development experience currently working for a health care business development advisory firm. During his career he has concluded over seventy acquisition, Transaction, divestiture, product licensing and product partnering transactions. Additionally, he is a financial expert and sits on the audit committees of two other public biotechnology companies and has an extensive working knowledge of corporate governance and audit practices. During his career he has sat on the boards of directors of eight public biotechnology/ pharmaceutical companies. Accordingly, the Governance and Nominating Committee has determined that Mr. Casamento is well qualified to serve as a director on the board.

        Thomas V. Girardi has served as a director since May 2000. Mr. Girardi is senior partner of Girardi & Keese, a law firm specializing in major business litigation, where he has worked since 1964. Mr. Girardi has served as national president and Los Angeles chapter president of the American Board of Trial Advocates, has also served as president of the International Academy of Trial Lawyers, an organization limited to 500 trial lawyers in America, from 2005 to 2006 and is a member of the Inner Circle of Advocates, American Board of Professional Liability Lawyers, International Society of Barristers, and American Trial Lawyers Association. Mr. Girardi is also a member of the board of directors of Boyd Gaming, Inc. He received his B.S. from Loyola Marymount University, his J.D. from Loyola Law School and an L.L.M. from New York University.

        The Governance and Nominating Committee selected Mr. Girardi to serve as a director because he has experience serving on boards of several small to large companies. He has extensive business and legal experience involving business and commercial litigation, intellectual property, class action, pharmaceutical and other relevant legal issues encountered by businesses. The Company has benefited from the valuable insight Mr. Girardi has developed in governance, compensation and audit issues. He is familiar with a full range of corporate, operational and board functions, and in light of these qualifications, the Governance and Nominating Committee has determined that Mr. Girardi is well qualified to serve as a director on the board.

        Allan R. Goldberg, Ph.D.    has served as a director since March 2005. Dr. Goldberg is a co-founder and currently serves as a managing partner of The Channel Group LLC (TCG), a global life sciences venture management and strategic advisory organization with expertise in business, financial, scientific and commercial development. In that capacity, he also served as president of Phage Pharmaceuticals, Inc. from April 2010 to the present time. Prior to his affiliation with TCG, Dr. Goldberg co-founded PrimeTech Partners, a venture management partnership whose purpose was to create, finance and develop biomedical companies. From 1989 to 1997, Dr. Goldberg held various senior management positions including chief scientific officer, chairman and chief executive officer at Innovir Laboratories, Inc., a NASDAQ-listed biotechnology company he co-founded. He was a director and co-founder of ZyStor Therapeutics, Inc., a Milwaukee-based biotechnology company that was purchased in August 2010 by BioMarin Pharmaceutical Inc. In addition, he also was on the board of directors of LCT BioPharma Inc., the U.S. subsidiary of Living Cell Technologies Limited (ASX:LCT). He is a co-founder and a board member of Lesanne Life Sciences, LLC. Prior to founding Innovir, Dr. Goldberg was a professor of virology and a member of the faculty of The Rockefeller University from 1971 to 1989. Dr. Goldberg has served as a consultant to several large pharmaceutical companies as well as numerous private and public academic institutions. He earned a B.A. in English and Mathematics from Cornell University and a Ph.D. in Biochemistry/Biology from Princeton University, and was a postdoctoral fellow at Albert Einstein College of Medicine.

        The Governance and Nominating Committee selected Dr. Goldberg to serve as a director because it believes that he has extensive experience in science, including cancer and infectious diseases, the translation of discovery and development activities ultimately into commercial products, and management of small biotechnology companies. His broad experience in these areas has been especially relevant when assessing new strategic initiatives identifying new compounds for drug development consideration, or when assessing other strategic alternatives, as in the evaluation of acquiring new technologies such as CLIMB. As chairman of the Scientific Advisory Board, he also provides oversight for the Board of the Company's drug development efforts. Dr. Goldberg has also been chairman and CEO of a public company and has served on boards of several private and public companies. His business and scientific background is also of considerable benefit as an active member of the Company's Pharmaceutical Sub-Committee. The Governance and Nominating and Committee has reviewed these qualifications and background and has determined that based on Dr. Goldberg's extensive executive and business experience, he is well qualified to serve as a director on the board.

        Walter J. Lack has served as a director since February 2000. Mr. Lack is managing partner of Engstrom, Lipscomb & Lack, a Los Angeles, California law firm that he founded in 1974. Mr. Lack has acted as a special arbitrator for the Superior Court of the State of California since 1976 and for the American Arbitration Association since 1979. He is a member of the International Academy of Trial Lawyers and an Advocate of the American Board of Trial Advocates. He received his B.A. from Loyola Marymount University where he is a long standing member of the Board of Regents. He received his J.D. from Loyola Law School in Los Angeles.

        The Governance and Nominating Committee has reviewed Mr. Lack's extensive experience serving on the boards of several public companies in which he acted as chairman of the board, lead outside director, and chairman of the compensation and corporate governance committees, and has determined that he is well qualified to serve on the board of directors. In addition, Mr. Lack has extensive experience involving complex business, pharmaceutical and securities law issues encountered by business organizations across various industries. Through his past service on the boards of other companies he has gained valuable experience in governance, compensation and audit issues. His ability to communicate and encourage discussion, together with his legal and board experience in multiple industries, makes him an effective lead independent director for the board of directors.

        Michael D. Young, M.D., Ph.D.    has served as a director since September 2002. Dr. Young has more than 25 years of experience in the pharmaceutical industry, with significant management experience in the areas of clinical research and development, pre-clinical development, and worldwide regulatory affairs. Prior to joining the board of directors, he served as development director and chief scientific officer for London-based Celltech PLC, a leading European biotechnology company, where he was responsible for all research and strategic product development. During his tenure, Celltech developed five new products. Previously, Dr. Young was corporate director, worldwide regulatory and clinical development, for The Procter & Gamble Company. He has also held senior positions at SmithKline Beckman Corp., French Laboratories, Astra Pharmaceuticals and Delbay Pharmaceuticals (a joint-venture between Bayer and Schering Plough).

        The Governance and Nominating Committee has reviewed Dr. Young's qualifications and background, and has determined that he is well qualified to serve on the board of directors for various reasons including his broad international experience in product development, regulatory affairs, and clinical trial development for both small and large private and public companies in the pharmaceutical industry. In addition, the Governance and Nominating Committee has determined that Dr. Young's extensive business experience is beneficial when assessing the strategic direction of, or investment in, the Company's current and future product development initiatives and efforts.

PROPOSAL FOUR

AMENDMENT TO 2008 EMPLOYEE STOCK PURCHASE PLAN

General

        The 2008 Employee Stock Purchase Plan (the "ESPP") provides our employees the opportunity to purchase our common stock through accumulated payroll deductions. The ESPP was originally adopted by the board of directors in March 2008 and approved by our stockholders in May 2008. Unless terminated sooner, the ESPP will terminate automatically in March 2018. In March 2011, the board of directors voted to increase the number of shares authorized for issuance under the ESPP by 250,000 shares, bringing the total shares currently reserved for issuance under the ESPP to 500,000 shares. This proposal seeks stockholder approval of the increase in shares authorized under the ESPP. As of March 31, 2011, after giving effect to the proposed 250,000 share increase, there were 328,430 shares available for future issuance under the ESPP.

        We believe that the ESPP plays a key role in our ability to recruit, reward and retain executives and key employees. Companies like SuperGen have historically used stock purchase plans as an important part of recruitment and retention packages. We compete directly with other companies for experienced executives and sales personnel and believe that we must be able to offer comparable packages to attract the caliber of individuals necessary to our business. Our employment growth is partly responsible for the need to increase the number of shares issuable under the ESPP. The total number of employees has increased from 86 full-time employees as of December 31, 2008 to 97 full-time employees as of December 31, 2010.

Board Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 2008 EMPLOYEE STOCK PURCHASE PLAN.

        A copy of the revised ESPP is attached to this proxy statement as Appendix F. The essential provisions of the ESPP are outlined below.

Summary of the 2008 Employee Stock Purchase Plan

  Purpose of the 2008 Employee Stock Purchase Plan

        The purpose of the ESPP is to provide employees with an opportunity to purchase our common stock through accumulated payroll deductions.

  Administration

        The ESPP is administered by the board of directors or a committee appointed by the board. All questions of interpretation or application of the ESPP are determined by the board of directors or its appointed committee, and its decisions are final and binding upon all participants.

  Eligibility

        Any person who is employed by us for at least 20 hours per week and more than five months in any calendar year is eligible to participate in the ESPP. However, no employee will be granted an option under the ESPP (1) to the extent that, immediately after the grant, such employee would own capital stock of our Company and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of our Company or of any of our subsidiaries, or (2) to the extent that his or her rights to purchase stock under all employee stock purchase plans of our Company and our subsidiaries accrues at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

  Offering Periods

        The ESPP is implemented by offering periods lasting approximately six months in duration with a new offering period commencing every six months on the first trading day on or after May 15th and November 15th of each year. To participate in the ESPP, each eligible employee must authorize payroll deductions pursuant to the ESPP. Such payroll deductions may not exceed 20% of a participant's compensation. Once an employee becomes a participant in the ESPP, common stock will automatically be purchased under the ESPP at the end of each offering period, unless the participant withdraws or terminates employment earlier, and the employee will automatically participate in each successive offering period until such time as the employee withdraws from the ESPP or the employee's employment with our Company terminates.

  Purchase Price

        The purchase price per share at which shares will be sold in an offering under the ESPP is the lower of (1) 85% of the fair market value of a share of our common stock on the first day of an offering period or (2) 85% of the fair market value of a share of our common stock on the last day of that offering period. The fair market value of our common stock on a given date is generally the closing sales price as reported on the NASDAQ Stock Market for such date.

  Payment of Purchase Price; Payroll Deductions

        The purchase price of the shares is accumulated by payroll deductions throughout the offering period. The number of shares of common stock a participant may purchase in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during that offering period by the purchase price; however, a participant may not purchase more than 1,500 shares during each offering period. During the offering period, a participant may discontinue his or her participation in the ESPP, or may increase or decrease the rate of payroll deductions in an offering period within limits set by the administrator of the ESPP. All payroll deductions made for a participant are credited to the participant's account under the ESPP. Funds received by us pursuant to payroll deductions under the ESPP may be used for general corporate purposes. A participant may not make any additional payments into his or her account.

  Withdrawal

        A participant may terminate his or her participation in the ESPP at any time by giving us a written notice of withdrawal. In such event, the payroll deductions credited to the participant's account will be returned, without interest, to such participant. Payroll deductions will not resume unless a new subscription agreement is delivered in connection with a subsequent offering period.

  Termination of Employment

        Termination of a participant's employment for any reason cancels his or her participation in the ESPP immediately. In such event the payroll deductions credited to the participant's account will be returned without interest to such participant, or in the case of death, to his or her designated beneficiaries or the executors or administrators of his or her estate.

  Adjustment Upon Changes In Capitalization

        In the event a change, such as a stock split or stock dividend, is made in our capitalization which results in an increase or decrease in the number of shares of common stock without receipt of consideration, appropriate adjustment will be made in the number of shares reserved for issuance under the ESPP and in the number of shares subject to outstanding options under the ESPP, as well as in the price per share of common stock covered by such options.

  Effect of Dissolution or Liquidation of our Company

        In the event of our liquidation or dissolution, the offering period then in progress will terminate immediately prior to the consummation of such event unless otherwise provided by the board of directors.

  Effect of Acquisition of our Company

        In the event of a sale of all or substantially all of our assets, or our merger with or into another corporation, outstanding options under the ESPP may be assumed or equivalent options may be substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

  Amendment and Termination

        The board of directors may at any time and for any reason amend or terminate the ESPP, except no such termination will affect options previously granted and no amendment will make any change in a previously granted option which adversely affects the rights of any participant. Stockholder approval for amendments to the ESPP will be obtained in such a manner and to such a degree as required to comply with all applicable laws or regulations. In any event, the ESPP will terminate in March 2018, unless terminated earlier by the board of directors.

  Certain Federal Income Tax Information

        The following brief summary of the effect of federal income taxation upon the participant and our Company with respect to the shares purchased under the ESPP does not purport to be complete, and does not discuss the tax consequences of the participant's death or the income tax laws of any municipality, state or foreign country in which the participant may reside.

        The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended. Under these provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the applicable offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. We are not generally entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        With authority granted by the board of directors, the Audit Committee has appointed Ernst & Young LLP as independent registered public accounting firm of the Company to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2011, and recommends that the stockholders vote for ratification of such appointment.

        Ernst & Young has audited our financial statements since 1994. A representative of Ernst & Young is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders.

Principal Auditor Fees and Services

        The following table sets forth fees for services Ernst & Young provided during fiscal years 2010 and 2009:

	2010		2009
Audit fees(1)	$759,090		$719,000
Tax fees	82,500	(2)	54,000

      (1)
      Represents fees for professional services provided in connection with the audit of our annual financial statements and internal controls, review of our quarterly financial statements, advice on accounting matters that arose during the audit, and audit services provided in connection with other statutory or regulatory filings.

      (2)
      Includes $30,000 for preparation of Section 382 tax limitation analysis.

        The Audit Committee has considered whether any non-audit services provided by Ernst & Young are compatible with maintaining the independence of Ernst & Young and has concluded that the independence of Ernst & Young is maintained and is not compromised by the services provided.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Ernst & Young. During fiscal years 2010 and 2009, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

        Stockholder ratification of the selection of Ernst & Young as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the board of directors is submitting the selection of Ernst & Young to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Board Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

PROPOSAL SIX

ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

        The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, also known as the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC's rules.

        As discussed in the Compensation Discussion and Analysis, the Company designs its compensation programs to maintain a performance and achievement oriented environment throughout the Company. The goals of the Company's executive compensation program are to:

  •
  create stockholder value by aligning executive compensation to business objectives and performance;

  •
  attract, retain, and motivate highly-qualified executives by offering market-competitive total compensation packages; and

  •
  balance the focus on short- vs. long-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years.

        Consistent with these goals and as discussed in the Compensation Discussion and Analysis, the Compensation Committee has designed guiding principles focused on pay for performance and competitiveness of the Company's compensation programs with the Company's peer group. The Compensation Committee selects performance measures that it believes are the best measures of the Company's success and aligned with drivers of long-term stockholder value. We also grant our executive officers stock options in order to align their incentives with the long-term interests of our stockholders, reward them for potential long-term contributions, and provide a total compensation opportunity commensurate with our performance and competitive norms.

        We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement.

        The say-on-pay vote is advisory, and therefore not binding on the Company, our board of directors, or our Compensation Committee. Our board of directors and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Board Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL SEVEN

ADVISORY VOTE ON THE FREQUENCY WITH WHICH THE
ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS SHOULD
BE HELD

        In addition to providing stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, under the Dodd-Frank Act we are providing stockholders the opportunity to advise the board of directors regarding how frequently to conduct the advisory vote on executive compensation. Stockholders may indicate their preference for an annual, biennial (every two years) or triennial (every three years) advisory vote. We are required to hold at least once every six years an advisory vote to determine the frequency of the advisory stockholder vote on executive compensation.

        There have been diverging views expressed on this question and the board of directors believes there is a reasonable basis for each of the options. Some believe that an annual vote is needed to give stockholders the opportunity to react promptly to emerging trends in compensation and to provide feedback before those trends become pronounced over time. In addition, an annual vote would provide stockholders the opportunity to evaluate, and advise on, individual compensation decisions made each year.

        Others believe that a less frequent vote would be more beneficial because it would allow stockholders to focus on overall design issues rather than details of individual decisions and would better align with the goal of compensation programs to reward performance that promotes long-term stockholder value. In addition, several of our large investors have advised us that a less frequent vote would lessen their burden of evaluating the compensation programs of a large number of companies.

        After careful consideration, our board of directors has determined that an advisory vote on executive compensation that occurs every three years (on a triennial basis) is the most appropriate alternative because such a vote would provide stockholders and advisory firms the opportunity to evaluate our compensation philosophy and program on a more thorough, longer-term basis, consistent with our compensation philosophy. A three-year period would allow stockholders the opportunity to evaluate the effectiveness of our compensation program over the time frames that they are intended to generate performance and would also allow any changes to our compensation program to be in place long enough to evaluate whether the changes were effective. Additionally, a longer period between votes would provide the opportunity for stockholders to engage in more thoughtful analysis, would facilitate more meaningful dialogue between stockholders and the board of directors regarding the Company's executive compensation practices, and would allow the board of directors to more effectively implement changes to our compensation programs.

        As an advisory vote, this proposal is not binding on the Company. However, our board of directors will take into account our stockholders' preferences when considering the frequency of future advisory votes on executive compensation.

Board Recommendation

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR A FREQUENCY OF "EVERY THREE YEARS" FOR FUTURE NON-BINDING STOCKHOLDER VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        To our knowledge, the following table sets forth the beneficial ownership of common stock of the Company as of April 20, 2011 for the following: (1) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's common stock; (2) each of the Company's directors; (3) each of the executive officers named in the 2010 Summary Compensation Table; and (4) all directors and executive officers of the Company as a group.

Name	Shares Beneficially Owned(1)	Percentage Beneficially Owned (%)
Biotechnology Value Fund, L.P. and affiliates(2)	4,816,755	8.0
Eisai Corporation of North America(3)	4,000,000	6.6
BlackRock, Inc.(4)	3,923,536	6.5
Charles J. Casamento(5)	255,000	*
Thomas V. Girardi(6)	603,500	1.0
Allan R. Goldberg(7)	183,095	*
Walter J. Lack(8)	475,000	*
James S.J. Manuso(9)	4,051,470	6.3
Michael D. Young(10)	212,500	*
Mohammad Azab(11)	137,917	*
Michael Molkentin(12)	396,121	*
All directors and executive officers as a group (8 persons)(13)	6,314,603	9.6

*
Less than 1%.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire at June 19, 2011 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. At April 20, 2011, there were 60,367,997 shares of our common stock outstanding.

(2)
The number of shares beneficially owned is as reported in a Schedule 13G/A filed by Biotechnology Value Fund, L.P. with the SEC on February 14, 2011. The following entities share voting and dispositive power with respect to the following shares: Biotechnology Value Fund, L.P.—1,102,755 shares; Biotechnology Value Fund II, L.P.—756,000 shares; BVF Investments, L.L.C.—2,618,000 shares; Investment 10, L.L.C.—340,000 shares; BVF Partners L.P.—4,816,755 shares; BVF Inc.—4,816,755 shares; and Mark N. Lampert—4,816,755 shares. The address of the reporting persons comprising the group is 900 North Michigan Avenue, Suite 1100, Chicago, IL 60611.

(3)
The number of shares beneficially owned is as reported in a Schedule 13G filed by Eisai Corporation of North America with the SEC on February 12, 2009. The address of Eisai Corporation of North America is 100 Tice Boulevard, Woodcliff Lake, NJ 07677.

(4)
The number of shares beneficially owned is as reported in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 8, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(5)
Represents 255,000 shares issuable upon the exercise of stock options to purchase shares of common stock exercisable at June 19, 2011.

(6)
Includes 370,000 shares issuable upon the exercise of stock options to purchase shares of common stock exercisable at June 19, 2011.

(7)
Represents 183,095 shares issuable upon the exercise of stock options to purchase shares of common stock exercisable at June 19, 2011.

(8)
Includes 95,000 shares issuable upon the exercise of stock options to purchase shares of common stock exercisable at June 19, 2011.

(9)
Includes 60 shares held individually by Susan Manuso, James Manuso's wife; 10 shares held by Susan Manuso as custodian for their minor daughter under Uniform Grant to Minors Act; and 4,045,000 shares issuable upon the exercise of stock options to purchase shares of common stock exercisable by James Manuso at June 19, 2011.

(10)
Represents 212,500 shares issuable upon the exercise of stock options to purchase shares of common stock exercisable at June 19, 2011.

(11)
Represents 137,917 shares issuable upon the exercise of stock options to purchase shares of common stock exercisable at June 19, 2011.

(12)
Includes 385,126 shares issuable upon the exercise of stock options to purchase shares of common stock exercisable at June 19, 2011.

(13)
See footnotes (5) through (12). Includes 5,683,638 shares issuable upon the exercise of stock options to purchase shares of common stock held by directors and executive officers which are exercisable at June 19, 2011.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of December 31, 2010:

Plan Category	(A) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights(1)	(B) Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights	(C) Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))(2)
Equity compensation plans approved by security holders	11,131,949	$4.62	3,602,876
Equity compensation plans not approved by security holders	—	—	—

Total	11,131,949	$4.62	3,602,876

(1)
Consists of securities issuable under the 1993 Stock Option Plan, the 1996 Directors' Option Plan, and the 2003 Stock Plan.

(2)
Includes 3,524,446 shares issuable under the 2003 Stock Plan and 78,430 shares issuable under the 2008 Employee Stock Purchase Plan.

CERTAIN TRANSACTIONS

        In accordance with our Code of Business Conduct and Ethics and the charter for the Audit Committee, our Audit Committee reviews and approves any proposed related person transactions and reports any material related person transactions to the board of directors. Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

        The Company and Eisai Corporation of North America, a holder of 6.6% of our outstanding shares, are parties to a license agreement entered into in 2004 relating to Dacogen. During 2010, pursuant to this license agreement, Eisai paid the Company $52.5 million in royalty revenue.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

        Our executive compensation programs are designed to meet the following objectives:

  •
  attract and retain qualified executives with a view to the highly competitive nature of the marketplace in the San Francisco Bay Area biotechnology industry and other industries from which we may seek executive talent;

  •
  provide an executive compensation structure that is not only competitive in our geographic area and industry sector, but is internally equitable and consistent based on the level of responsibilities for each executive position;

  •
  motivate and reward our executives to perform to the best of their abilities;

  •
  align our financial results and compensation paid to executive officers with a goal to achieve our current year and longer-term strategic business goals and objectives; and

  •
  ensure that our executives are not motivated to incur excessive risk that could jeopardize the Company.

        These objectives fit within our overall compensation philosophy by helping to continuously improve the Company's performance, secure the future potential of our business, enhance stockholder value, and provide proper compliance with regulatory and related requirements.

        To meet these objectives, we have implemented an executive compensation program based on the following policies:

  •
  pay executive base salaries that are competitive with the practices of other San Francisco Bay Area biotechnology companies and other relevant industries that are similar in size;

  •
  pay for performance through a management bonus plan that is based upon shorter-term incentives and through merit increases based on Company and personal performance, as well as market data; and

  •
  pay for performance through equity compensation awards that provide a longer-term incentive to retain our executives.

        The Compensation Committee is responsible for ensuring compliance with these objectives and policies and, accordingly, is empowered to review and approve the annual compensation arrangements of the Company's executive officers, including annual base salary, annual incentive bonus, equity compensation, and other benefits or perquisites. The Company's executive team was comprised of the following individuals during 2010:

  •
  James S.J. Manuso, Ph.D.—President and CEO

  •
  Mohammad Azab, M.D.—CMO

  •
  Michael Molkentin, C.P.A.—CFO

        Throughout this proxy statement, our executive team may be referred to by name, title or referred to as the "executive officers" and comprises our "named executive officers."

Role of our Compensation Committee

        Our Compensation Committee approves, administers and interprets our executive compensation program, and with respect to our named executive officers, the 2003 Stock Plan. This Committee is appointed by the board of directors, and consists entirely of directors who are independent for purposes of the listing standards of the NASDAQ Stock Market, "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and "non-employee directors" for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee is comprised of Walter J. Lack (chairman) and Thomas V. Girardi and operates under a written charter that is periodically reviewed and revised by the Compensation Committee and the board of directors. A copy of this charter is available for review in the corporate governance section of our website at www.supergen.com. The Compensation Committee held two meetings in 2010 and approved several other matters by unanimous written consent.

  Role of Executive Officers in Compensation Decisions

        Dr. Manuso, our President and CEO, reviews the performance of each executive officer, and presents his findings to the Compensation Committee, together with recommendations for compensation structures applicable to the fiscal year under consideration. The Compensation Committee considers these findings and recommendations, but makes its own final determinations. The Compensation Committee alone or in consultation with the full board of directors, reviews Dr. Manuso's performance.

  Role of Compensation Consultants and Surveys

        The Compensation Committee has adopted a policy where it has the sole authority to hire and fire outside compensation consultants to assist the Committee in analyzing executive compensation and discharging its related responsibilities. The Compensation Committee did not retain a compensation consultant to assist in determining or recommending the amount or form of executive compensation since it did not anticipate making substantial changes in the amounts and form of executive compensation for our executive officers based on the Company's overall performance during 2010.

        For 2010, the Compensation Committee primarily utilized two compensation surveys in evaluating the various elements of the compensation of our executive officers. The two surveys were the following:

  •
  Radford Global Life Sciences Survey ("Radford Survey")—uses peer group information from over 122 participants in the 50 to 149 employee size category regarding all elements of compensation, including base salary, bonus, and equity for new hires and existing employees of all levels, including executive officers. There are 51 participants in the San Francisco Bay Area in the 50 to 149 employee size category to provide comparative data for our Dublin/Pleasanton locations, and 38 participants in the mountain states to provide comparative data for our Salt Lake City location.

  •
  BioWorld's 2010 Executive Compensation Report—analyzes information from proxy statements and annual reports of approximately 194 publicly traded biotechnology companies that were filed with the SEC for fiscal year 2009. This survey summarizes compensation data for up to six officer level positions.

2010 and 2011 Performance Priorities

        Executive incentive compensation decisions are primarily based upon the achievement or progress towards Company-wide performance objectives, the execution of operational and business specific strategic objectives, and the officer's individual performance with respect to these objectives and extraordinary performance, as in the case of executing a significant transaction. Our performance objectives are both qualitative and quantitative. These performance objectives may be modified by the Compensation Committee based on changes in market conditions or the business environment in which we operate. The Compensation Committee may include or exclude certain items related to the ongoing operations when calculating financial measures including gains or losses not anticipated or properly reflecting the cash flow or economic contribution of a transaction during the annual performance period under review. The Compensation Committee believes that our overall performance as a discovery-based drug development company is a more significant factor in our compensation decisions than our performance against any specific individual predetermined goal.

        The Compensation Committee determines the amount payable, if any, to its named executive officers as an annual performance bonus relating to 2010 based upon its determination as to the Company's achievement of the 2010 performance priorities. However, this determination is not mechanical. As noted above, the Compensation Committee also factors in, as the most significant factor in making its determination, the Company's progress in its transition to a discovery-based drug development company. Thus, while there is no specific weighting accorded to each of the enumerated performance priorities for 2010 or the officer's individual performance, the Compensation Committee considers them of roughly equal weight, with the most weight given to the judgment regarding the Company's progress and overall performance as a discovery-based drug development company. As described below, in 2010 the Company significantly exceeded the performance goals in each of the performance priority areas. Moreover, the Compensation Committee determined that the Company's overall performance as a discovery-based drug development company in 2010 was outstanding.

  2010 Performance Priorities

        At the beginning of 2010, the Compensation Committee established initial performance priorities in four key areas for the Company:

        1.     Financial performance—Properly manage annual cash burn and year-end cash balance by targeting reasonable ranges for loss from operations, net loss, cash used in operations and cash on hand at the end of 2010. The target range for income (loss) from operations and cash provided by (used in) operations is plus or minus 15% from the approved financial targets, while the target range for cash, cash equivalents and marketable securities is plus or minus 10% of a targeted combined balance of $85 million at the end of the performance period.

        The Company achieved the primary financial performance priorities for 2010. We recorded income from operations of $15.9 million, which was 316% better than the anticipated loss from operations of $7.3 million, which was the initial target. Our recorded net income of $16.3 million was 345% better than the targeted net loss of $6.7 million. The cash provided by our operating activities of $18.0 million was 1,084% better than the targeted annual amount of cash used by operating activities of $1.8 million. Finally, current and non-current unrestricted cash, cash equivalents, and marketable securities of $120.4 million exceeded the year-end target of $85 million by 41.6%.

        2.     Business development—Initiate and execute at least one business development transaction with terms, conditions and economic value consistent with other market transactions being executed for similar type products within the pharmaceutical industry sector in which we compete.

        The Company did not achieve this business development priority for 2010. The Company sourced nearly 100 opportunities, assessed many of them, and made offers on two assets, but was out-bid by larger competitors. With respect to out-licensing efforts, partners are now seeking Phase II proof-of-concept stage drugs, and SuperGen had none of these during 2010. Though the Company continues to initiate new and maintain ongoing business development efforts, 2010 was not as successful as initially anticipated. Out-licensing discussions were limited by extended development cycles in certain clinical programs, i.e. the Phase I for SGI-110 was commenced in early 2011, the Phase II for amuvatinib is expected to begin by the end of our 2011 second quarter, and the Phase 1 clinical trial for SGI-1776 was discontinued in late 2010 due to identified toxicity issues. To position optimally our future business development efforts in 2011 and beyond, and in light of the prospect of consummating the acquisition of Astex, the Company is re-assessing its business development activities in consideration of the competitive landscape and the stages of development of the various programs that are expected to characterize our portfolio later this year.

        3.     Product development—Advance to lead product candidacy, IND enabling research and/or IND filing one or more new product development candidates while advancing clinical-stage compounds.

        The Company achieved the product development priority for 2010 with the advancement of multiple unannounced potential candidates in the discovery stage process, and the advancement of several candidates in the pre-clinical stage. In addition, during 2010 the Company received clearance from the FDA to commence Phase I clinical trials for SGI-110.

        4.     Organizational development—Invest in essential infrastructure by recruiting additional talent for key operating positions with a focus on retaining, training and developing current organizational resources required to advance our drug research and business development initiatives. The Company is targeting headcount growth primarily in the research and development area with a focus on discovery, pre-clinical, manufacturing, regulatory and clinical operations.

        The Company made progress with the organizational development priority with the addition of several key new hires in research and development and clinical operations areas.

  2011 Performance Priorities

        At the beginning of 2011, the Compensation Committee established initial performance priorities in the following key areas for the Company:

        1.     Financial performance—Properly manage annual cash usage and year-end cash balance by targeting reasonable ranges for income from operations, net income, cash provided by operations and cash on hand at the end of 2011. The target range for income from operations is $14 million, net income of $13.8 million, and cash provided by operations of $16 million is plus or minus 15% from the approved financial targets, while the target range for cash, cash equivalents and marketable securities is plus or minus 10% of a targeted combined balance of $120 million at the end of the performance period.

        2.     Corporate and business development—Broaden the long-term development and financial strength of the organization through the initiation and execution of a corporate or business development transaction with terms, conditions and economic value consistent with other similar market transactions within the pharmaceutical industry sector in which we compete.

        3.     Product development—Advance to lead product candidacy, IND enabling research and/or IND filing one or more new product development candidates and advance clinical-stage compounds.

        4.     Organizational development—Invest in essential infrastructure by recruiting additional talent for key operating positions with a focus on retaining, training and developing current organizational resources required to advance our drug research and business development initiatives. The Company is targeting headcount growth primarily in the research and development area with a focus on discovery, pre-clinical, manufacturing, regulatory and clinical operations.

        The Compensation Committee believes the 2011 performance priorities identified above are reasonably attainable, but will require significant and sustained effort on the part of all our named executive officers and employees. The Compensation Committee believes that successful execution of our performance priorities will improve our overall performance and ultimately enhance stockholder value over the long term.

  Chief Executive Officer Annual Bonuses

        For 2010, the target bonus for Dr. Manuso, our CEO, was $650,000 under his executive employment agreement effective April 1, 2009. There was no threshold bonus or maximum bonus. The Compensation Committee assessed the 2010 performance of Dr. Manuso and conferred with the independent members of the board of directors. In addition to assessing Dr. Manuso's contribution to the achievement of the 2010 performance priorities, the independent members of the board of directors and the Compensation Committee also considered other qualitative elements furthering the long-term success of the Company. Other elements discussed and considered include organizational leadership qualities, development and execution of business, product and operational development strategies and opportunities, development and execution of investor relations and other programs enhancing organizational visibility in the financial community, expanding the stockholder base, regulatory compliance, and overall financial stewardship of financial resources. After receiving this input, the Compensation Committee determined that the 2010 performance of Dr. Manuso was excellent. Due to the Company's strong performance, with respect to both overall performance as a discovery-based drug development company and performance against the enumerated performance priorities and based upon the Compensation Committee's subjective appraisal of Dr. Manuso's 2010 performance, Dr. Manuso was awarded his full target bonus of $650,000.

        For 2011, Dr. Manuso has a target annual bonus of $650,000. There is no specified threshold bonus or maximum bonus for Dr. Manuso for 2011.

  Named Executive Officer Annual Bonuses

        Our other named executive officers who received annual bonuses on account of the full 2010 fiscal year, Dr. Azab and Mr. Molkentin, had 2010 target payouts equal to 30% of their annual base salary and a maximum payout of 50% of their 2010 annual base salary. The Compensation Committee assessed the 2010 performance of Dr. Azab and Mr. Molkentin in consultation with Dr. Manuso. In evaluating 2010 performance, the Compensation Committee took into account the current size of the organization and demands for greater cross functional expertise and/or understanding with the multiple aspects of a drug discovery operation required of its executives. Therefore, categories or areas in addition to annual performance priorities were considered by the Compensation Committee when assessing the executive's individual performance and organizational contributions. These categories and other areas considered by the Compensation Committee included, but were not limited to, organizational leadership, contribution to the advancement of the organization's strategic and development activities, interactions with the scientific, financial and investor communities, demonstration of financial stewardship within the organization and proper management of its financial assets, constructive interaction with the various regulatory bodies the Company interacts with and compliance with their rules and regulations.

        Chief Medical Officer:    In addition to assessing Dr. Azab's contribution to the achievement of the 2010 performance priorities, the Compensation Committee also considered other qualitative elements furthering the future success of the Company. Other elements discussed and considered included Dr. Azab's organizational leadership qualities, contribution to the development, execution and continuation of product development and clinical trial programs and strategies, development and execution of external relations and programs enhancing the organization's visibility and interactions within the scientific community, and compliance and constructive interaction with the appropriate regulatory bodies.

        Chief Financial Officer:    In addition to assessing Mr. Molkentin's contribution to the achievement of the 2010 performance priorities, the Compensation Committee also considered other qualitative elements furthering the long-term success of the organization. Other elements discussed and considered included organizational leadership qualities, development and execution of business and operational development strategies and opportunities, assistance in the development, review and execution of investor relations and other programs enhancing the organization's visibility in the financial community and among its stockholder base, development and continued demonstration of overall financial stewardship and management of the organization's financial assets, and timely and accurate filing with all regulatory requirements and compliance associated with the management of multiple general and administrative functions.

        After considering the organizational achievements of the various annual performance priorities, the above categories, and Dr. Manuso's input, the Compensation Committee determined that the 2010 performance of Dr. Azab and Mr. Molkentin was excellent. Based upon the Company's 2010 achievement both in the enumerated performance priority areas and upon the Company's overall 2010 performance as a discovery-based drug development company, and based upon the Committee's subjective appraisal of their individual performances, the Compensation Committee approved an annual bonus payout equal to 50% of Dr. Azab's annual base salary and equal to 50% of Mr. Molkentin's annual base salary.

        For 2011, Dr. Azab and Mr. Molkentin have a target annual bonus equal to 30% of their annual base salary and a maximum payout equal to 50% of their annual base salary. The Compensation Committee, however, retains the discretion to pay outside of this range based upon its qualitative determinations.

Elements of Compensation for President and Chief Executive Officer

        Executive Employment and Confidential Information and Invention Assignment Agreement Effective April 1, 2009:

        On April 1, 2009, the Company and Dr. Manuso executed an Executive Employment and Confidential Information and Invention Assignment Agreement (the "2009 Agreement"). The 2009 Agreement, which superseded and replaced the previous employment agreement, covered the period from April 1, 2009 through March 31, 2012.

        The 2009 Agreement provided for a base salary of $574,752 for the remainder of 2009, increasing to $625,000 on January 1, 2010. The base salary would be adjusted annually thereafter at twice the percentage increase in the Consumer Price Index. The 2009 Agreement also provided for a performance-based bonus of up to $350,000 for 2009, and performance bonuses of up to $650,000 per year for the remaining term of the agreement, with each performance bonus to be paid based on achieving criteria established by the Compensation Committee. The 2009 Agreement did not include any guaranteed bonuses. In addition, the 2009 Agreement provided for life insurance coverage of $2 million, an annual automobile allowance of $25,000 for 2009, increasing to $30,000 for each year thereafter, and relocation expenses not to exceed $100,000 in the event of an involuntary termination of employment.

        The 2009 Agreement also provided for grants of the following stock options:

  •
  On April 1, 2009, concurrently with the execution of the agreement, Dr. Manuso was granted an option to purchase 1,200,000 shares of the Company's common stock at a per share price equal to the fair market value on the date of grant, with vesting subject to the achievement of specified performance milestones (the "Performance Option"). Ten performance milestone thresholds are specified in the agreement that, if achieved over the three-year term of the agreement, would trigger the vesting of the related portion of the Performance Option. The Performance Option represents approximately 63% of the total potential options that may be granted throughout the term of the 2009 Agreement.

  •
  On or about April 1, 2010 and on each anniversary thereafter during the term of the agreement, an option to purchase 360,000 shares of the Company's common stock at a per share exercise price equal to the fair market value on the date of grant (the "Annual Options"). Each Annual Option will vest as to 1/12th of the shares at the end of each month from the grant date.

  •
  The 2009 Agreement also provided for the continued vesting of the performance options granted pursuant to Dr. Manuso's previous employment agreements with the Company, provided the performance milestones are met while he remains employed with the Company.

        Pursuant to the 2009 Agreement, in the event of a change of control of the Company prior to: (1) the granting of all of the Annual Options, then all Annual Options yet to be granted will immediately be granted and 100% of the then-unvested shares subject to the Annual Options will vest and become exercisable and (2) the vesting of the Performance Option, then 100% of the then-unvested shares will immediately vest and become exercisable. If Dr. Manuso's employment terminates for specified reasons within one year following a change of control, he will receive the following benefits: (1) a lump sum payment equal to eighteen months of base salary; (2) a lump sum payment equal to any unpaid bonuses (not to exceed $1 million); and (3) full acceleration of the vesting of any then-unvested stock options.

        New Executive Employment and Confidential Information and Invention Assignment Agreement Effective October 1, 2010:

        On October 1, 2010, the Company and Dr. Manuso executed an Executive Employment and Confidential Information and Invention Assignment Agreement (the "2010 Agreement"). The agreement provides for a continuation of his service from October 1, 2010 through December 31, 2014, and supersedes and replaces the 2009 Agreement.

        The 2010 Agreement provided for a base salary of $625,000 for the remainder of 2010. The base salary will be adjusted annually thereafter at twice the percentage increase in the Consumer Price Index. The 2010 Agreement also provides for performance-based bonuses of $650,000 for 2010 and 2011, and $675,000 for the remaining term of the agreement, each bonus to be paid based on achievement of criteria established by the Compensation Committee. In addition, the agreement provides for life insurance coverage of $2 million, an annual automobile allowance of $30,000 for each year, and relocation expenses not to exceed $100,000 in the event of an involuntary termination.

        The agreement also provides for grants of the following stock options:

  •
  On October 1, 2010, concurrently with the execution of the agreement, Dr. Manuso was granted an option to purchase 800,000 shares of the Company's common stock at a per share price equal to the fair market value on the date of grant, with vesting subject to the achievement of specified performance milestones (the "Performance Option").

  •
  On or about April 1, 2011 and on each anniversary thereafter during the term of the agreement, an option to purchase 360,000 shares of the Company's common stock at a per share exercise price equal to the fair market value on the date of grant (the "Annual Options"). Each Annual Option will vest as to 1/12th of the shares at the end of each month from the grant date.

  •
  The agreement also provides for the continued vesting of the performance options granted pursuant to Dr. Manuso's previous employment agreements with the Company, provided the performance milestones are met while Dr. Manuso remains employed with the Company.

        Pursuant to the agreement, in the event of a change of control of the Company prior to: (1) the granting of all of the Annual Options, then all Annual Options yet to be granted will immediately be granted and 100% of the then-unvested shares subject to the Annual Options will vest and become exercisable and (2) the vesting of the Performance Option, then 100% of the then-unvested shares will immediately vest and become exercisable. If Dr. Manuso is involuntarily terminated within one year following a change of control, he will receive the following benefits: (1) a lump sum payment equal to

18 months of base salary; (2) a lump sum payment equal to any unpaid bonuses (not to exceed $1 million); and (3) full acceleration of the vesting of any then-unvested stock options.

        Amended and Restated Executive Employment and Confidential Information and Invention Assignment Agreement Effective March 10, 2011:

        On March 10, 2011, the Compensation Committee approved an amended and restated employment agreement with Dr. Manuso (the "Amended Agreement"). The Amended Agreement supersedes and replaces Dr. Manuso's 2010 Agreement with the following changes:

  •
  In the event of an "Involuntary Termination" within one year following a "Change in Control" of the Company (as such terms are defined in the Amended Agreement), Dr. Manuso will be entitled to receive, in addition to the cash severance and stock option acceleration provided under the prior agreement: (1) accelerated vesting of any other equity compensation awards, with unvested performance awards accelerated at 100% of target levels, (2) extended post-termination exercise period for stock options to one year following termination (or through the original option term, if less) and (3) Company reimbursement of COBRA premiums for a period not to exceed eighteen months following a termination or earlier if Dr. Manuso secures other employer coverage (or an alternative taxable cash benefit if the Company determines the foregoing benefit would potentially violate health plan regulations).

  •
  Addition of a Tax Code Section 280G "best results" provision. Under the provision, if Dr. Manuso is entitled to receive payments that constitute "parachute payments" subject to Section 280G, then such amounts would be (1) paid in full, subject to taxes imposed as a result of Section 280G, or (2) paid in a reduced amount that would be exempt from Section 280G, whichever provides the better net after-tax result to Dr. Manuso. The prior agreement provided only for reduction in payments subject to Section 280G.

        The Amended Agreement makes no other material amendments to the terms and provisions of the 2010 Agreement.

Elements of Compensation for Other Executive Officers

        The compensation for our other executive officers has three primary components:

  •
  base salary;

  •
  participation in the bonus plan; and

  •
  participation in annual equity compensation awards.

        In addition, we provide our other executive officers with certain benefits that are available to all our employees. We do not provide pension arrangements, deferred compensation or other similar benefits to our executive officers, except for certain termination benefits as described in detail under the section of this proxy statement entitled "Potential Payments Upon Involuntary Termination or Change of Control."

        Our other executive officers are eligible to receive severance benefits under one Officer Severance Benefit Plan. The potential benefits under the plan are described under "Potential Payments Upon Involuntary Termination or Change of Control." Any benefit paid under this plan is subject to approval by the Compensation Committee. We also have acceleration provisions relating to the vesting for option grants in the event of involuntary termination of service within twelve months following a change of control transaction, as well as an extension of time to exercise such grants following such involuntary termination, to the sooner of twelve months from such termination or the original expiration date of the option.

        We believe that this combination of compensation elements provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and facilitates executive retention and recruitment.

  Base Salaries

        Base salaries are designed to meet competitive norms and reward exemplary performance on an annual basis. In establishing base salaries for our executive officers, the Compensation Committee relies on data from the Radford Survey, the BioWorld Executive Compensation Survey as well as general market sources, to compare base salaries against those for companies with similar numbers of employees and located in similar geographic areas. Based on the competitive landscape, the Compensation Committee initially targets named executive officers' salaries to be in the 50th to 90th percentile of peer group companies.

        For 2010, the Compensation Committee reviewed the base salaries to determine if annual merit increases were to be awarded to the other executive officers based on the achievement of our shorter-term objectives, progress and/or achievement of the Company's 2009 performance priorities and the individual's annual performance while considering changes in market conditions. The Compensation Committee determined that these goals were achieved and awarded merit increases to Dr. Azab and Mr. Molkentin. As discussed below, the merit increases became effective January 1, 2010.

  Bonus Plan

        We have a performance-based bonus plan that is intended to motivate and reward all employees, including our other executive officers, to perform well and contribute to the achievement of our shorter-term objectives. The amount of bonus is determined based on a target percentage of base salary of an executive officer's position, the progress and/or achievement of the Company's performance priorities, and the results of the officer's individual annual performance review while also reflecting changes in market conditions. The bonus is paid in cash.

        2010 Bonus Awards:    For 2010, the Compensation Committee reviewed the bonus plan to determine if bonuses were to be awarded to the other executive officers based on the achievement of our shorter-term objectives, progress and/or achievement of the Company's 2010 performance priorities and the executive officer's individual performance. The Compensation Committee determined that these goals were achieved and awarded a bonus to our CMO and CFO. The initial bonus awards for 2010 were targeted between the 50th and 90th percentile of peer group companies using primarily Radford Survey data. The actual bonus awards for 2010 were calculated as a percent of the officer's prior year annual base salary and were paid in 2011. The actual bonus awards for 2010 as a percent of base salary for the other executive officers were as follows:

		Bonus Award Target Range (Percentile)
	Actual Bonus Award Percentage(1)
Name and Position		50th	90th
Mohammad Azab	50%	30%	50%
Chief Medical Officer
Michael Molkentin	50%	30%	50%
Chief Financial Officer

(1)
Calculated as a percent of prior year annual base salary

        2011 Bonus Award Targets:    The bonus awards for 2011 were targeted to be within the 50th to 90th percentile of peer group companies. The bonus awards are typically expressed as a percent of the executive officer's base salary. Considering current year Radford Survey data, the modified bonus award as a percent of base salary for the other executive officers is as follows:

	Bonus Award Target Range (Percentile)
Name and Position	50th	90th
Mohammad Azab	30%	50%
Chief Medical Officer
Michael Molkentin	30%	50%
Chief Financial Officer

        After completion of the 2011 fiscal year, the Compensation Committee will determine if bonuses are to be awarded to the other executive officers and at what levels based on the achievement of the Company's shorter-term objectives, progress and/or achievement of the 2011 performance priorities and the executive officer's individual performance.

  Summary of Grant Policies

        Our Compensation Committee regularly monitors the environment in which we operate and makes changes to our equity compensation program to help us meet our goals, including the achievement of long-term stockholder value. We may use various forms of equity compensation to motivate and reward long-term performance and encourage our employees, including the executive officers, to participate in the ownership of the Company. Historically, we have granted equity awards to our executive officers in the form of stock options. In spite of the evolution of the accounting treatment of certain types of awards, which requires a company to recognize as an expense the fair value of stock options and other stock-based compensation granted to employees, the Compensation Committee has determined that it is in the best interests of the Company and our stockholders to continue this practice. The Compensation Committee utilizes a vesting schedule to encourage our executive officers to continue in the employ of SuperGen and to encourage executive officers to maintain a long-term perspective. With respect to the CEO, a substantial portion of his equity awards vest only upon achievement of specific performance milestones. In determining the size of stock option grants, the Compensation Committee considers information provided by the Radford Survey, as well as general market sources, and focuses on the executive officers' current and expected future value to the Company and the competitive influence of peer organizations. The Compensation Committee also considers the number of granted and unvested options held by the executive officer.

        The board of directors and the Compensation Committee have not adopted formal policies regarding the timing of granting equity compensation awards. For example, the Compensation Committee has not established a set date for equity compensation awards, but rather, has acted in a timely manner following the annual performance review process completed for all our employees, including the executive officers, which typically occurs during the first quarter of each fiscal year. Equity compensation grants are approved by the Compensation Committee at scheduled meetings of the Committee or by unanimous written consent. The timing of such actions is driven by the Compensation Committee's need to conduct particular business, such as an equity compensation grant, and not by the Company's stock price. The exercise price or calculation price used in connection with any equity compensation grant is determined as the closing price for the Company's common stock on NASDAQ on the date the grant is approved. The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, our Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. We do not reprice or exchange underwater options without stockholder approval.

  Equity Compensation

        2010 Equity Awards:    For the 2010 annual period, the Compensation Committee reviewed outstanding executive officer equity compensation to determine if equity awards were to be granted to the executive officers other than our CEO to motivate and reward longer-term performance, enhance retention and encourage participation in the ownership of the Company. The equity compensation grants were based on the achievement of our shorter-term objectives, progress and/or achievement of the Company's 2010 performance priorities and considering the executive officer's annual performance review. The Compensation Committee determined that these goals were achieved and awarded additional option grants to our CMO and CFO. The equity awards were originally targeted between the 50th and 90th percentile of peer group companies primarily using the Radford Survey. Equity compensation is made in the sole discretion of the Compensation Committee and is based on market information provided primarily by Radford Survey data, including recommendations by the CEO and other market considerations. The actual equity awards based on the 2010 period under review and considering current market Radford Survey data for the executive officers other than our CEO were as follows:

		Equity Award Target Range (#)
	Actual Equity Award (#)
Name and Position		50th	90th
Mohammad Azab	280,000	77,000	314,000
Chief Medical Officer
Michael Molkentin	150,000	62,000	167,000
Chief Financial Officer

        2011 Equity Award Targets:    The equity awards for 2011 are initially targeted to be within the 50th to 90th percentile of peer group companies. Considering current year Radford Survey data, the modified equity award target for the other executive officers is as follows:

	Equity Award Target Range (#)
Name and Position	50th	90th
Mohammad Azab	80,000	320,000
Chief Medical Officer
Michael Molkentin	70,000	170,000
Chief Financial Officer

        After completion of the 2011 fiscal year, the Compensation Committee will determine if equity awards are to be awarded to the executive officers other than our CEO and at what level based on the achievement of the Company's shorter-term objectives, progress and/or achievement of the 2011 performance priorities and the executive officer's individual performance.

 Summary of Compensation Committee Actions for Other Executive Officers

        On March 12, 2010, the Compensation Committee approved 2010 annual salaries, cash bonus awards, and granted options for the achievement of the Company's 2009 performance priorities and annual performance to the following executive officers:

Name and Position	Annual Salary(1)	Cash Bonus Award	Stock Option Grants(#)(2)
Mohammad Azab	$393,000	$78,000	60,000
Chief Medical Officer
Michael Molkentin	342,000	141,000	110,000
Chief Financial Officer

(1)
Annual salaries retroactive to January 1, 2010.

(2)
Option grants are subject to terms and conditions of the 2003 Stock Plan, as amended, and will vest monthly over a period of 48 months.

        On March 23, 2011, the Compensation Committee approved 2011 annual salaries, including cash bonus awards, and granted options for the achievement of the Company's 2010 performance priorities and annual performance to the following executive officers:

Name and Position	Annual Salary(1)	Cash Bonus Award	Stock Option Grants(#)(2)
Mohammad Azab	$450,000	$197,000	280,000
Chief Medical Officer
Michael Molkentin	375,000	171,000	150,000
Chief Financial Officer

(1)
Annual salaries are retroactive to January 1, 2011.

(2)
Option grants are subject to terms and conditions of the 2003 Stock Plan, as amended, and will vest monthly over a period of 48 months.

Generally Available Benefit Programs

        We also offer a number of other benefits to our employees and all executive officers including medical, prescription, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, paid holidays, floating holidays, vacation, personal time off, and employee assistance programs.

        We believe that these benefit programs generally enhance employee productivity and loyalty to the Company. The main objectives of our benefit programs are to give all our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity. These benefit programs typically do not specifically factor into decisions regarding an individual employee's or executive officer's total compensation or equity award package. The availability of these benefit programs is influenced more by competitive market considerations for biotech and other industries against whom we compete to either retain our current employees or attract new talent.

  401(k) Plan

        We also maintain a 401(k) Plan to provide retirement benefits through tax deferred salary deductions for all employees. We make matching employer contributions, at rates varying from 1% to

3%, up to a maximum of $6,000 annually, based on the rate of the employee's 401(k) payroll contribution. Our matching contributions vest ratably over five years based on the employee's years of service.

Internal Revenue Code Section 162(m) Implications for Executive Compensation

        The Compensation Committee is responsible for addressing issues raised by Section 162(m) of the Internal Revenue Code. Section 162(m) limits the Company's tax deduction for compensation paid to certain executive officers that does not qualify as "performance based" to $1 million per executive officer. The Compensation Committee believes that the stockholders' interests are served by maintaining the discretion and flexibility in our executive compensation programs. Accordingly, the Compensation Committee may approve executive compensation that is not fully deductible.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee was formed in January 1993. The Compensation Committee is composed of Mr. Lack (Chairman) and Mr. Girardi, who are independent directors of the Company. Neither of these persons was an employee of the Company or any of its subsidiaries, nor were there any Compensation Committee interlocks or other relationships during 2010 requiring disclosure under Item 407(e)(4) of Regulation S-K of the Securities Act.

Potential Payments Upon Involuntary Termination or Change of Control

        Dr. Manuso's Amended Agreement requires specific payments and/or benefits to be provided to Dr. Manuso in the event of an involuntary termination of employment without cause following a change of control of the Company. If an involuntary termination for cause occurs, Dr. Manuso will not receive any additional severance-type benefits under the 2010 Agreement. In the event of an involuntary termination or employment prior to or no more than one year following a change of control, Dr. Manuso will be eligible for benefits under the Severance Benefit Plan for officers to the extent determined by the board of directors.

        Dr. Manuso's 2010 Agreement defines "change of control" as the occurrence of any of the following events:

  •
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities;

  •
  the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or

  •
  the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

        "Involuntary Termination," as used in the Amended Agreement, means the following:

  •
  without Dr. Manuso's express written consent, a material diminution of his duties, position or responsibilities relative to his duties, position or responsibilities in effect immediately prior to such reduction;

  •
  without Dr. Manuso's express written consent, a material diminution by the Company of his base salary as in effect immediately prior to such reduction;

  •
  any material breach by the Company of any of the terms of the Amended Agreement;

  •
  without Dr. Manuso's express written consent, his relocation to a facility or a location more than fifty miles from the current location of the Company, which the Company and Dr. Manuso agree would constitute a material change in the geographic location at which he must perform services to the Company, or

  •
  any purported termination of Dr. Manuso other than for cause.

        "Cause," as used in the Amended Agreement, means the following:

  •
  any act of personal dishonesty taken by Dr. Manuso in connection with his employment which is intended to result in his personal enrichment;

  •
  Dr. Manuso's conviction or plea of nolo contendere of a felony;

  •
  any act by Dr. Manuso that constitutes material misconduct and is injurious to the Company; or

  •
  continued violations by Dr. Manuso of his obligations to the Company.

        Under the Amended Agreement, Dr. Manuso may not resign for an Involuntary Termination without first providing the Company with:

  •
  a written notice within ninety days of the event that he believes constitutes an Involuntary Termination, specifically identifying the acts or omissions constituting the grounds for an Involuntary Termination, and

  •
  a reasonable cure period of not less than thirty days following the date of such notice.

        The Amended Agreement provides that if Dr. Manuso's employment with the Company is terminated by the Company as a result of an Involuntary Termination and following a change of control, he would receive:

  •
  a lump sum payment equivalent to eighteen months of his then current base salary;

  •
  a lump sum payment equivalent to any unpaid amount of bonus due to him (up to a maximum of $1 million);

  •
  reimbursement for all reasonable relocation expenses to him or his family's relocation from California to New York, including, but not limited to, short-term hotel costs or apartment rental for a period not to exceed six months, with the total relocation not to exceed $100,000. Additional cash compensation would be paid to fully offset taxes, or tax equalized, attributable to him as a result of payment of such reasonable relocation expenses;

  •
  full acceleration of the vesting of any then-unvested stock options in other equity awards held by Dr. Manuso, with performance awards accelerating at 100% of target levels;

  •
  extended post-termination exercise period for stock options to one year following termination (or through the original option term, if less); and

  •
  Company reimbursement of COBRA premiums for a period not to exceed eighteen months following a termination or earlier if Dr. Manuso secures other employer coverage (or an alternative taxable cash benefit if the Company determines the foregoing benefit would potentially violate health plan regulations).

  Estimated Value of Involuntary Termination or Change of Control Benefits for Other Executive Officers

        Though the Company does not have employment agreements with any executive officer other than Dr. Manuso, the Officer Severance Benefit Plan provides severance in the event of certain involuntary terminations for all the Company's executive officers, where applicable.

        Benefits under the Officer Severance Benefit Plan include the following:

  •
  Cash Severance Benefit.  Each eligible executive officer shall receive a cash severance benefit in an amount equal to the sum of (a) two weeks of such eligible executive officer's base salary, which shall be paid in lieu of notice of termination of employment, (b) an additional thirty-nine weeks of such eligible executive officer's base salary, (c) an additional two weeks of such eligible executive officer's base salary for each full year of service completed, and (d) an additional one week of such eligible executive officer's base salary for any partial year of service completed provided that such partial year of service is greater than six months in length.

  •
  Career Transition Assistance.  Following an eligible executive officer's termination of employment, career transition services shall be provided through an outplacement service provider for a period of nine months. Outplacement services currently cost the Company approximately $12,000 per executive officer.

  •
  COBRA Continuation Coverage.  Each eligible executive officer who is enrolled in a health, dental, or vision plan sponsored by the Company may be eligible under COBRA to continue coverage under such health, dental, or vision plan (or to convert to an individual policy), at the time of his or her termination of employment. If COBRA is elected by an eligible executive officer, the Company shall pay COBRA premiums on behalf of the executive officer during the number of weeks of base salary in respect of which the amount paid to the eligible executive officer under the Cash Severance Benefit section, as described above, was calculated.

        Eligible executive officers are required to sign and not revoke a release of claims in favor of the Company as a condition to receiving benefits. No benefits are payable upon any voluntary termination, upon any involuntary termination for misconduct or poor job performance or upon certain other terminations of employment. The Officer Severance Benefit Plan does not provide any income tax gross-ups for golden parachute excise taxes nor do we otherwise provide golden parachute excise tax gross-ups to our executive officers.

        In addition to the Officer Severance Benefit Plan, our named executive officers have double-trigger 100% vesting acceleration on their Company stock options. Specifically, if our named executive officers are involuntarily terminated other than for cause following a change of control, then 100% of the shares subject to their outstanding stock options accelerate as to vesting. Additionally, in such event, their stock option post-termination exercise period is extended from three months after employment termination to twelve months after employment termination or, if earlier, the original maximum term of the option.

        On March 10, 2011, the Compensation Committee approved an amendment and restatement of the Company Officer Severance Benefit Plan. The material changes to the Officer Severance Plan included the following:

  •
  revising the definition of "Eligible Employee" to make the determination of eligibility automatic under the terms of the plan and eliminate the requirement that participants receive written notice of participation from the Company.

  •
  adding definitions for the terms "Change of Control," "Involuntary Termination, "Cause" and "Disability," relating to eligibility for severance benefits under the plan.

  •
  certain additional benefits are provided for severance-eligible terminations that occur within twelve months following a change of control of the Company. Under the provision, (1) the computation of cash severance will differ from covered terminations not within the change of control period, but will not exceed eighteen months of base salary, (2) all equity awards will receive full vesting acceleration and the post-termination exercise period for stock options will be extended to one year following termination (or through the original option term, if less), consistent with the Company's historical practice of providing officers with double-trigger option vesting and extended post-termination exercise periods outside of the Officer Severance Benefit Plan, and (3) Company reimbursement of COBRA premiums will extend for the period used to determine cash severance, not to exceed eighteen months. Plan benefits are offset by severance provided under any individual employment agreements.

  •
  revision of plan terms relating to the timing of execution of a release of claims following termination of employment to ensure compliance with tax requirements under Tax Code Section 409A.

  •
  addition of a Tax Code Section 280G "best results" provision. Under the provision, if the named executive officer is entitled to receive payments that constitute "parachute payments" subject to Section 280G, then such amounts would be (1) paid in full, subject to taxes imposed as a result of Section 280G, or (2) paid in a reduced amount that would be exempt from Section 280G, whichever provides the better net after-tax result to the executive officer.

  •
  actions to amend or terminate the Officer Severance Benefit Plan will require approval by the Compensation Committee of the board of directors. The prior plan authorized such actions by the Company CEO or CFO.

2010 Potential Payments Upon Termination Table

Name	Termination Scenario	Severance ($)(1)	Bonus ($)(2)	Accelerated Vesting ($)		Other ($)
James S.J. Manuso	Change of control	937,500	1,000,000	959,000	(3)	144,118	(6)
	Involuntary (without cause)	661,058	—	—		45,310	(7)
	For cause	—	—	—		—
Mohammad Azab	Change of control	425,750	—	6,717	(4)	22,075	(7)
	Involuntary (without cause)	324,981	—	—		22,075	(7)
	For cause	—	—	—		—
Michael Molkentin	Change of control	513,000	—	51,750	(5)	26,297	(7)
	Involuntary (without cause)	361,731	—	—		26,297	(7)
	For cause	—	—	—		—

(1)
Assumes "severance" payment made to the named executive officer as of the last business day of the fiscal year or December 31, 2010.

(2)
Represents bonus payout for remaining term of the 2010 Agreement, not to exceed $1 million.

(3)
Represents accelerated vesting of 2,720,000 previously granted unvested performance-based stock options and the granting and vesting of 1,080,000 ungranted annual stock options remaining under the term of the 2010 Agreement. The exercise price related to 1,450,000 of these options was under the fair market value of SuperGen's stock as of December 31, 2010, and therefore, these options had an intrinsic value of $959,000 at December 31, 2010.

(4)
Represents accelerated vesting of 216,667 previously granted unvested stock options. The exercise price related to 167,917 of these options was under the fair market value of SuperGen's stock as of December 31, 2010, and therefore, resulting in an intrinsic value of $6,717 at December 31, 2010.

(5)
Represents accelerated vesting of 167,047 previously granted unvested stock options. The exercise price of 75,000 of those options was under the fair market value of SuperGen's stock as of December 31, 2010, resulting in an intrinsic value of $51,750 at December 31, 2010.

(6)
Represents reimbursement for relocation expenses not to exceed $100,000, subject to tax equalization adjustment.

(7)
Represents employer-paid medical coverage for total estimated severance period and career transition assistance.

        The actual amount of the benefits paid to the named executive officers in the event of an involuntary termination or a change of control can only be determined at the time of the executive's actual termination from the Company.

Compensation Committee Report

        The information contained in this report shall not be deemed to be "soliciting material" or "filed" with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that SuperGen specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2010. Based on the review and discussions, the Compensation Committee recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement.

        This report is submitted by the Compensation Committee of the board of directors of SuperGen, Inc.

Walter J. Lack, Chairman
Thomas V. Girardi

2010 Summary Compensation Table

        The following table presents the total compensation earned by each of the named executive officers during the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
James S.J. Manuso	2010	622,906	650,000	1,645,351	44,218	(2)	2,962,475
President and Chief	2009	574,237	650,000	1,670,653	36,644		2,931,534
Executive Officer	2008	560,406	500,000	727,308	40,748		1,828,462
Mohammad Azab(3)	2010	392,667	197,000	114,780	6,000	(4)	710,447
Chief Medical Officer	2009	141,044	78,000	427,076	—		646,120
	2008	—	—	—	—		—
Michael Molkentin	2010	341,375	171,000	210,430	6,000	(4)	728,805
Chief Financial Officer	2009	326,375	141,000	81,056	6,000		554,431
	2008	310,076	119,000	144,365	6,000		579,441

(1)
Reflects the aggregate grant date fair value using the Black-Scholes option pricing model for option awards granted during the year computed in accordance with ASC 718, Compensation-Stock Compensation. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 9, 2011. These amounts do not correspond to the actual value that could be realized by each named executive officer.

(2)
Includes $32,499 for car allowances, $6,000 for 401(k) Company match, and $5,719 for life insurance premiums.

(3)
Dr. Azab joined the Company in July 2009.

(4)
Represents 401(k) Company match.

Grants of Plan-Based Awards in 2010

        The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2010 under any plan. All awards were granted under our 2003 Stock Plan.

Name	Grant Date	All Other Option Awards: Number of Shares of Stock or Units (#)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(10)
James S.J. Manuso	04/01/10	360,000	(1)	3.12	3.12	585,756
	10/01/10	100,000	(2)(3)	2.12	2.12	130,430
	10/01/10	250,000	(2)(4)	2.12	2.12	355,525
	10/01/10	100,000	(2)(5)	2.12	2.12	118,280
	10/01/10	100,000	(2)(6)	2.12	2.12	124,360
	10/01/10	100,000	(2)(7)	2.12	2.12	123,280
	10/01/10	150,000	(2)(8)	2.12	2.12	207,720
Mohammad Azab	03/11/10	60,000	(9)	3.23	3.23	114,780
Michael Molkentin	03/11/10	110,000	(9)	3.23	3.23	210,430

(1)
Option vests as to 1/12th of the shares on May 1, 2010 and on each one-month anniversary thereafter.

(2)
Performance options granted under the 2010 Agreement, totaling 800,000 shares.

(3)
Option vests upon clearance by the FDA of a third Investigational New Drug Application ("IND") submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND (following the achievement of milestones (B)(1) and (B)(2) in the 2009 Agreement).

(4)
Option vests upon securing of any one of the following: (a) execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company's portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $25 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course; (b) a transaction wherein the Company acquires another company, and the combined entity is valued at a premium of at least ten percent (10%) above the market capitalization of the Company immediately before the transaction is closed for a period of thirty consecutive days based on the closing price of the Company's common stock traded on the NASDAQ stock market; or (c) $25 million in additional financing either through the sale of debt, equity or other securities of the Company. For the sake of clarity, 250,000 shares will vest upon the first of these that is secured—the securing of more than one of these shall not result in additional vesting.

(5)
Option vests upon achievement by the Company of a second cash-flow positive year of operations during the term of the 2010 Agreement (following the achievement of milestone (B)(5) in the 2009 Agreement).

(6)
Option vests upon achievement by the Company of the next cash-flow positive year of operations during the term of the 2010 Agreement that follows the cash-flow positive year of operations for which the milestone (A)(3) in the 2010 Agreement is achieved (footnote 5), above.

(7)
Option vests upon commencement by the Company of an FDA-cleared Phase II clinical trial (following the achievement of milestone (B)(6) in the 2009 Agreement).

(8)
Option vests upon achievement of additional milestone(s) to be determined by the board of directors, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the board of directors (provided that the milestone is different from milestone (B)(7) in the 2009 Agreement).

(9)
Option vests as to 1/48th of the shares on April 11, 2010 and on each one-month anniversary thereafter.

(10)
Reflects the grant date fair value using the Black-Scholes option pricing model of each equity award computed in accordance with ASC 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 9, 2011. These amounts do not correspond to the actual value that could be realized by each named executive officer.

Outstanding Equity Awards at 2010 Fiscal Year-End

        The table below shows all outstanding equity awards held by the named executive officers at the end of our fiscal year ended December 31, 2010. There were no outstanding stock awards held by named executive officers at December 31, 2010.

	Option Awards
		Number of Securities Underlying Unexercised Options (#)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable(1)	Unexercisable
James S.J. Manuso	02/07/01	50,000	—	—		12.88	02/07/11
	09/19/02	25,000	—	—		2.76	09/19/12
	11/05/02	15,000	—	—		3.68	11/05/12
	03/28/03	40,000	—	—		2.46	03/28/13
	05/22/03	7,500	—	—		4.03	05/22/13
	05/22/03	60,000	—	—		4.03	05/22/13
	09/04/03	7,500	—	—		5.69	09/04/13
	01/02/04	250,000	—	—		11.27	01/02/14
	01/02/04	—	—	50,000	(2)	11.27	01/02/14
	01/02/04	—	—	50,000	(3)	11.27	01/02/14
	01/02/04	200,000	—	—		11.27	01/02/14
	01/02/04	—	—	200,000	(4)	11.27	01/02/14
	01/02/04	—	—	50,000	(5)	11.27	01/02/14
	01/02/04	—	—	100,000	(6)	11.27	01/02/14
	01/02/04	—	—	100,000	(7)	11.27	01/02/14
	01/02/04	250,000	—	—		11.27	01/02/14
	01/03/05	250,000	—	—		6.10	01/03/15
	01/03/06	250,000	—	—		5.03	01/03/16
	08/31/06	200,000	—	—		4.87	08/31/16
	01/03/07	360,000	—	—		5.06	01/03/17
	01/03/07	100,000	—	—		5.06	01/03/17
	01/03/07	100,000	—	—		5.06	01/03/17
	01/03/07	—	—	100,000	(8)	5.06	01/03/17
	01/03/07	—	—	100,000	(9)	5.06	01/03/17
	01/03/07	—	—	250,000	(10)	5.06	01/03/17
	01/03/07	100,000	—	—		5.06	01/03/17
	01/03/07	—	—	100,000	(11)	5.06	01/03/17
	01/03/07	100,000	—	50,000	(12)	5.06	01/03/17
	01/02/08	360,000	—	—		3.60	01/02/18
	01/02/09	360,000	—	—		2.00	01/02/19
	04/01/09	100,000	—	—		1.76	04/01/19

	Option Awards
		Number of Securities Underlying Unexercised Options (#)
				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exercisable(1)	Unexercisable
	04/01/09	—	—	100,000	(13)	1.76	04/01/19
	04/01/09	—	—	100,000	(14)	1.76	04/01/19
	04/01/09	—	—	100,000	(15)	1.76	04/01/19
	04/01/09	—	—	100,000	(16)	1.76	04/01/19
	04/01/09	250,000	—	—		1.76	04/01/19
	04/01/09	100,000	—	—		1.76	04/01/19
	04/01/09	—	—	100,000	(17)	1.76	04/01/19
	04/01/09	—	—	100,000	(18)	1.76	04/01/19
	04/01/09	—	—	150,000	(19)	1.76	04/01/19
	04/01/10	240,000	—	120,000	(20)	3.12	04/01/20
	10/01/10	—	—	100,000	(21)	2.12	10/01/20
	10/01/10	—	—	250,000	(22)	2.12	10/01/20
	10/01/10	—	—	100,000	(23)	2.12	10/01/20
	10/01/10	—	—	100,000	(24)	2.12	10/01/20
	10/01/10	—	—	100,000	(25)	2.12	10/01/20
	10/01/10	—	—	150,000	(26)	2.12	10/01/20
Mohammad Azab	07/21/09	92,083	—	167,917	(27)	2.58	07/21/19
	03/11/10	11,250	—	48,750	(28)	3.23	03/11/20
Michael Molkentin	11/04/03	100,000	—	—		10.03	11/04/13
	03/04/05	25,000	—	—		4.89	03/04/15
	03/09/06	60,000	—	—		5.10	03/09/16
	03/15/07	40,078	—	2,672	(29)	5.32	03/15/17
	03/13/08	66,000	—	30,000	(30)	2.35	03/13/18
	03/12/09	35,000	—	45,000	(31)	1.65	03/12/19
	03/11/10	20,625	—	89,375	(28)	3.23	03/11/20

(1)
Options vested as of December 31, 2010.

(2)
Option vests upon European Approval of Orathecin.

(3)
Option vests upon European Approval of Dacogen.

(4)
Option vests upon the Company achieving annual gross sales of $30 million or more.

(5)
Option vests upon the acquisition from a third party of at least one Phase II or more advanced stage compound.

(6)
Option vests upon completion of Phase III of a compound acquired during Dr. Manuso's tenure as the Company's CEO during the term of the 2009 Agreement.

(7)
Option vests upon FDA approval of a compound acquired by the Company during the term of the 2009 Agreement.

(8)
Option vests upon the filing of the third IND of a drug derived from the Montigen acquisition, provided that this option shall vest subsequent to footnotes (13), (14), and (21) below.

(9)
Option vests upon the acquisition of a corporate partner or licensee for one or more of the drugs in the Company's portfolio, providing the value of any such deal is projected to exceed $10 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course, provided that this option shall vest subsequent to footnote 15 below.

(10)
Option vests upon the securing of (i) a significant corporate partner for one or more of the Company's drugs or (ii) $25 million in additional financing, provided that this option shall vest subsequent to footnotes 15, 16, and 22 below.

(11)
Option vests upon the Company achieving a cash-flow positive year of operations during the term of the 2010 Agreement, provided that this option shall vest in a year subsequent to the cash-flow positive year of operations referenced in footnotes 17, 23, and 24 below.

(12)
Option vests upon achievement of additional milestone(s) to be agreed upon with the board of directors, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the board of directors, provided that the milestone is different from the milestones noted in footnotes 19 and 26 below.

(13)
Option vests upon clearance by the FDA of another IND submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND.

(14)
Option vests upon clearance by the FDA of another IND submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND (subsequent to the IND described in footnote 13 above).

(15)
Option vests upon the execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company's portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $10 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course.

(16)
Option vests upon the execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company's portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $15 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course.

(17)
Option vests upon the Company achieving a cash-flow positive year of operations during the term of the 2009 Agreement.

(18)
Option vests upon the Company's commencement of an FDA-cleared Phase II clinical trial.

(19)
Option vests upon achievement of additional milestone(s) to be agreed upon with the board of directors, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the board of directors, provided that the milestone is different from the milestones noted in footnotes 12 and 26.

(20)
Option vests as to 1/12th of the shares on May 1, 2010 and on each one-month anniversary thereafter.

(21)
Option vests upon clearance by the FDA of a third IND submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND (following the achievement of milestones (B)(1) and (B)(2) in the 2009 Agreement (footnotes 13 and 14 above)).

(22)
Option vests upon securing of any one of the following: (a) execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company's portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $25 million in combined up-front payments, R&D payments, milestones and royalties to the

  Company throughout its course; (b) a transaction wherein the Company acquires another company, and the combined entity is valued at a premium of at least ten percent (10%) above the market capitalization of the Company immediately before the transaction is closed for a period of thirty consecutive days based on the closing price of the Company's common stock traded on the NASDAQ stock market; or (c) $25 million in additional financing either through the sale of debt, equity or other securities of the Company. For the sake of clarity, 250,000 shares will vest upon the first of these that is secured—the securing of more than one of these shall not result in additional vesting.

(23)
Option vests upon achievement by the Company of a second cash-flow positive year of operations during the term of the 2010 Agreement (following the achievement of milestone (B)(5) in the 2009 Agreement (footnote 17 above)).

(24)
Option vests upon achievement by the Company of the next cash-flow positive year of operations during the term of the 2010 Agreement that follows the cash-flow positive year of operations for which the milestone (A)(3) in the 2010 Agreement (footnote 23) is achieved, above.

(25)
Option vests upon commencement by the Company of an FDA-cleared Phase II clinical trial (following the achievement of milestone (B)(6) in the 2009 Agreement (footnote 18)).

(26)
Option vests upon achievement of additional milestone(s) to be determined by the board of directors, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the board of directors (provided that the milestone is different from milestones noted in footnotes 12 and 19).

(27)
Option vests as to 1/4th of the shares on July 21, 2010 and as to 1/48th of the shares on each one-month anniversary thereafter.

(28)
Option vests as to 1/48th of the shares on April 11, 2010 and on each one-month anniversary thereafter.

(29)
Option vests as to 1/48th of the shares on April 15, 2007 and on each one-month anniversary thereafter.

(30)
Option vests as to 1/48th of the shares on April 13, 2008 and on each one-month anniversary thereafter.

(31)
Option vests as to 1/48th of the shares on April 12, 2009 and on each one-month anniversary thereafter.

Option Exercises and Stock Vested

        There were no stock options exercised and value realized upon exercise, nor stock awards vested and value realized upon vesting, by the named executive officers during our fiscal year ended December 31, 2010.

 OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities ("10% of Class Stockholders") to file with the SEC reports of ownership on Form 3 and reports on changes in ownership on Form 4 or Form 5. Such executive officers, directors and 10% of Class Stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such forms received by the Company and written representations from our executive officers and directors, the Company believes that, for the fiscal year ended December 31, 2010, its executive officers, directors and 10% of Class Stockholders complied with all applicable Section 16(a) filing requirements, except that Dr. Manuso was late filing one Form 4 to report one transaction.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee of the board of directors serves as the representative of the board of directors for general oversight of SuperGen's financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. SuperGen's management has primary responsibility for preparing SuperGen's financial statements and the financial reporting process. SuperGen's independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of SuperGen's fiscal year 2010 audited financial statements to generally accepted accounting principles. In this context, the Audit Committee hereby reports as follows:

  1.
  The Audit Committee has reviewed and discussed the audited financial statements with SuperGen's management.

  2.
  The Audit Committee has discussed with Ernst & Young the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

  3.
  The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young's communications with the Audit Committee concerning independence, and has discussed with Ernst & Young the independence of Ernst & Young.

  4.
  Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. Such Form 10-K was filed with the SEC on March 9, 2011.

        The board of directors has adopted and restated a written charter for the Audit Committee as of June 11, 2009, which is available on our website at www.supergen.com. Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Charles J. Casamento, Chairman
Thomas V. Girardi
Walter J. Lack

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        SuperGen files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like SuperGen, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by SuperGen with the SEC are also available at SuperGen's website at www.supergen.com. The web addresses of the SEC and SuperGen have been included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement, information on those web sites is not part of this proxy statement.

        The SEC allows SuperGen to incorporate by reference information into this proxy statement. This means that SuperGen can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this proxy statement.

        This proxy statement incorporates by reference to the Form 10-K filed for the year ended December 31, 2010, which was filed with the SEC on March 9, 2011.

 OTHER MATTERS

        If any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote the shares they represent as the board may recommend.

        It is important that your shares be represented at the annual meeting, regardless of the number of shares that you hold. Therefore, you are urged to vote at your earliest convenience.

THE BOARD OF DIRECTORS
Dublin, California May 2, 2011

Appendix A

DATED	April 6, 2011

ASTEX THERAPEUTICS LIMITED

and

SUPERGEN INC

 IMPLEMENTATION AGREEMENT

DATE OF AGREEMENT	April 6, 2011

PARTIES

(1)
ASTEX THERAPEUTICS LIMITED whose registered office is at 436 Cambridge Science Park, Milton Road, Cambridge, CB4 0QA, United Kingdom (the "Company"); and

(2)
SUPERGEN INC whose registered office is at 4140 Dublin Blvd, Suite 200, Dublin, CA 94568, United States of America (the "Purchaser or SuperGen").

INTRODUCTION

A
The Purchaser intends to acquire the entire share capital of the Company, to be implemented by way of, and the Company has agreed to implement, the Scheme on the terms and subject to the conditions to be set out in the Scheme Document.

B
Each of the Company Board and the Purchaser Board has approved this Agreement and the Transactions.

C
The parties are entering into this Agreement to set out certain commitments to implement the Scheme and otherwise in connection with the Acquisition and certain matters relating to the conduct of the business of the Company and its Group.

D
The Company has obtained the Company Irrevocable Voting Undertakings and the Purchaser has obtained the Purchaser Support Agreements.

E
Pursuant to the Scheme Terms and Conditions that form part of the Scheme Document contained in Schedule 2, the Sellers' Representative shall enter into the Lock-Up Agreements on behalf of the Restricted Shareholders under power of attorney conferred by operation of the Scheme.

IT IS AGREED THAT:

1.  DEFINITIONS

        In this Agreement (but not in the Press Announcement or the Scheme Document) unless the context otherwise requires:

          "Act" means the Companies Act 2006 (as amended);

          "Acquisition" means the proposed recommended acquisition by the Purchaser of the entire issued and to be issued share capital of the Company which is to be effected by means of the Scheme subject to the Scheme Terms and Conditions and any subsequent revision, variation, extension or renewal thereof;

          "Acquisition Proposal" means any bona fide written offer or proposal to acquire, directly or indirectly, fifteen percent (15%) or more of (i) the consolidated assets of either (A) the Company and its Subsidiaries (taken as a whole) or (B) the Purchaser and its Subsidiaries (taken as a whole), or (ii) the equity or other voting power of either (X) the Company or (Y) the Purchaser, in each case, whether by merger, consolidation, purchase of assets, tender offer, license or otherwise, or effect any such transaction (it being understood and agreed that, in the case of the Purchaser, open market acquisitions of Purchaser Common Stock by any Third Party shall not be deemed to be an "Acquisition Proposal");

          "A Ordinary Shares" means the A ordinary shares of 0.1 pence each in the capital of the Company;

          "Business Day" means a day (excluding Saturdays and Sundays and public holidays in England and Wales or the United States) on which banks generally are open for business in London and New York for the transaction of normal banking business;

          "Closing" means the date that is the later of (A) the date the Company files the Court Orders with the Registrar or (B) such later date as the parties mutually agree and to which the Court agrees;

          "Closing Date" means the date on which the Closing occurs;

          "Code" means the Internal Revenue Code of 1986, as amended;

          "Company Board" means the board of directors of the Company from time to time;

          "Company Board Recommendation" means the recommendation of the Company Board that the shareholders of the Company vote in favour of the Company Resolutions;

          "Company Employee Plan" means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, commission, bonus, stock or stock related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA and each employment benefit plan applicable to employees in the United Kingdom which is or has been maintained, contributed to, or required to be contributed to, by the Company or to any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, or any ERISA Affiliate has or may have any liability or obligation;

          "Company Intellectual Property" means all Intellectual Property owned, controlled or exploited by the Company or its Subsidiaries;

          "Company Irrevocable Voting Undertakings" means undertakings in the form attached at Part 1 of Schedule 4 from the shareholders listed on Schedule 6, to vote in favour of the Company Resolutions;

          "Company Material Adverse Effect" means any Effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible) and liabilities taken together, operations or financial condition of the Company and its Subsidiaries, taken as a whole (including any adverse Effect resulting from the loss of employees); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a "Company Material Adverse Effect": (i) any adverse Effect to the extent primarily attributable to changes or conditions generally affecting the industry in which the Company operates to the extent such Effect does not have a disproportionately adverse effect upon the Company in comparison to other companies in the same industry in which the Company operates; (ii) any adverse Effect primarily resulting from compliance with the terms and conditions of, or the taking of any action required by this Agreement, including the public announcement of the execution of this Agreement; (iii) any adverse Effect arising directly or indirectly from or otherwise relating directly or indirectly to general economic, business, financial, market or political conditions to the extent such Effect does not have a disproportionately adverse effect upon the Company in comparison to other companies in the same industry in which the Company operates; (iv) any adverse Effect arising directly or indirectly from or otherwise relating directly or indirectly to fluctuations in the value of the U.S. Dollar or the Great British Pound Sterling; (v) any adverse Effect arising directly or indirectly from or otherwise relating directly or indirectly to any act of terrorism, war, calamity or any other similar event; (vi) any failure of the Company to meet internal expectations or financial projections (it being understood that any occurrence or state of facts that may have caused or contributed to such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred); or (vii) any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or the members of the Company Board relating to, arising out of or in any way connection to this Agreement, the Acquisition or the Scheme;

          "Company Meetings" means the Court Meetings and the General Meeting;

          "Company Options" means all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Shares (whether or not vested) held by any Person;

          "Company Resolutions" means the General Meeting Resolutions, including the resolution to amend the articles of association of the Company in the form set out in Schedule 10 and the resolutions of the Company's shareholders to be voted upon at the Court Meetings, in order to approve the Scheme and to approve other matters in relation to assisting the Scheme to become effective;

          "Company Unvested Shares" means any Shares issued and outstanding immediately prior to the Closing that are unvested or are subject to a repurchase option, risk of forfeiture or other similar condition under any applicable stock restriction agreement or other agreement with the Company;

          "Company Warrants" means all issued and outstanding warrants (including commitments to grant warrants) to purchase or otherwise acquire Shares (whether or not vested) held by any Person;

          "Confidentiality Agreement" means the Confidentiality Agreement between the Company and the Purchaser dated of February 27, 2009, as amended on March 29, 2010, July 16, 2010 and August 26, 2010;

          "Court" means the High Court of Justice in England and Wales;

          "Court Hearings" means the hearings by the Court to sanction the Scheme under Section 899 of the 2006 Act and to confirm the associated Reduction;

          "Court Meetings" means the separate meetings (including any adjournment thereof) of holders of the Ordinary Shares, the A Ordinary Shares, the Preferred A Shares, the Preferred B Shares and the Preferred C Shares convened pursuant to an order of the Court under Section 896 of the 2006 Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment);

          "Court Orders" means the orders of the Court sanctioning the Scheme under Section 899 of the 2006 Act and confirming the associated Reduction;

          "DGCL" means the Delaware General Corporation Law;

          "Effect" means any event, circumstance, change or effect;

          "Employee" means any current or former employee, officer, consultant or director of the Company or any ERISA Affiliate;

          "End Date" means August 31, 2011, unless extended by the mutual written agreement of the parties;

          "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity);

          "ERISA Affiliate" means each Subsidiary of the Company and any other Person currently or in the past under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder and as set out within sections 1161 and 1162 of the Act;

          "Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

          "General Meeting" means the extraordinary general meeting of the Company's shareholders to be convened in connection with the Scheme;

          "General Meeting Resolutions" means the resolutions to be proposed at the General Meeting for the purposes of approving the Reduction and adopting new Articles of Association of the Company and such other matters as may be agreed between the Company and the Purchaser as necessary or desirable for the purposes of implementing the Scheme and/or the Acquisition;

          "Governmental Entity" means any court, administrative agency or commission or other governmental authority, instrumentality, agency or commission;

          "Group" means, in relation to any Person, any Entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person or any subsidiary undertakings as defined in section 1162 of the Act;

          "ICTA" means the Income and Corporation Taxes Act 1988;

          "Initial Consideration" has the meaning set forth in the Scheme Terms and Conditions;

          "Intellectual Property" means all patents, copyrights, trademarks, service marks, trade names, prototypes, design rights, mask works, logos, rights in relation to databases, rights in relation to know-how, rights in domain names, rights protecting goodwill and reputation, rights in unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned whether registered or unregistered and including all registrations, pending registrations and applications for registration, relating to any such rights; all reversions, extensions and renewals of such rights; and all accrued rights of action in relation to such rights (including the right to sue for and recover damages for past infringement(s));

          "Legal Requirements" means laws, statutes, standard ordinances, codes, resolutions, promulgations, rules, regulations, orders, judgments, writs, injunctions, decrees, or any other similar legal requirements having the force or effect of law;

          "Lock-Up Agreements" means the Purchaser Lock-Up Agreement and the Seller Lock-Up Agreement;

          "Nasdaq" means the Nasdaq Stock Market;

          "Options Communications" means communications sent to holders of Company Options under the Plans in accordance with Schedule 8;

          "Ordinary Shares" means the ordinary shares of 0.1 pence each in the capital of the Company;

          "Permitted Bonuses" means the cash bonuses that are payable to employees of the Company participating in the Company's Share Incentive Plan ("SIP Participants") to cover the tax liability (grossed up for the Tax liability payable with respect to the bonus payment) of the SIP Participants that results from the cancellation of the Ordinary Shares currently held subject to the terms of the Share Incentive Plan ("SIP") following the Closing Date in consideration of the receipt by the SIP of its allocation of the Consideration under the Scheme;

          "Person" means a natural person or an Entity;

          "Plans" means the Astex Technology Share Option Plan for consultants adopted on 4 April 2000, the Astex Technology Limited Enterprise Management Incentive Scheme adopted on 27 March 2002 and the Astex Therapeutics Limited 2010, and "Plan" means any one of them, as the context determines or requires;

          "Preferred A Shares" means, the non-cumulative convertible preferred ordinary shares (Series A) of 0.1 pence each in the capital of the Company;

          "Preferred B Shares" means, the non-cumulative convertible preferred ordinary shares (Series B) of 0.1 pence each in the capital of the Company;

          "Preferred C Shares" means, the non-cumulative convertible preferred ordinary shares (Series C) of 0.1 pence each in the capital of the Company;

          "Press Announcement" means the draft press announcement to be issued by the Purchaser in relation to the Acquisition in the agreed form set out in Schedule 1;

          "Purchaser Board" means the board of directors of the Purchaser from time to time;

          "Purchaser Board Recommendation" means the recommendation of the Purchaser Board that the stockholders of the Purchaser vote in favour of the Purchaser Resolutions;

          "Purchaser Common Stock" means shares of common stock, par value $0.001 per share, of the Purchaser;

          "Purchaser Intellectual Property" means all Intellectual Property owned, controlled or exploited by the Purchaser or its Subsidiaries;

          "Purchaser Material Adverse Effect" means any Effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible) and liabilities taken together, operations or financial condition of the Purchaser and its Subsidiaries taken as a whole (including any adverse Effect resulting from the loss of employees); provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been a "Purchaser Material Adverse Effect": (i) any adverse Effect to the extent primarily attributable to changes or conditions generally affecting the industry in which the Purchaser operates to the extent such Effect does not have a disproportionately adverse effect upon the Purchaser in comparison to other companies in the same industry in which the Purchaser operates; (ii) any adverse Effect primarily resulting from compliance with the terms and conditions of, or the taking of any action required by this Agreement, including the public announcement of the execution of this Agreement; (iii) any failure by the Purchaser to meet any published securities analyst estimates of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing Date (provided that the underlying causes of any such failures may (subject to the other provisions of this Agreement) be taken into account in making a determination as to whether there has been a Purchaser Material Adverse Effect) and (iv) any decline in the price of the Purchaser Common Stock; (v) any adverse Effect arising directly or indirectly from or otherwise relating directly or indirectly to general economic, business, financial, market or political conditions to the extent such Effect does not have a disproportionately adverse effect upon the Purchaser in comparison to other companies in the same industry in which the Purchaser operates; (vi) any adverse Effect arising directly or indirectly from or otherwise relating directly or indirectly to fluctuations in the value of the U.S. Dollar or the Great British Pound Sterling; (vii) any adverse Effect arising directly or indirectly from or otherwise relating directly or indirectly to any act of terrorism, war, calamity or any other similar event; or (viii) any legal proceedings made or brought by any of the current or former stockholders of the Purchaser (on their own behalf or on behalf of the Purchaser) against the Purchaser or the members of the Purchaser Board relating to, arising out of or in any way connection to this Agreement, the Acquisition or the Scheme.

          "Purchaser Lock-Up Agreement" means the lock-up agreement in the form attached at Part 1 of Schedule 9;

          "Purchaser Resolutions" means the resolutions of the Purchaser's stockholders to be voted upon at the Purchaser Stockholder Meeting, in order to give the Requisite Purchaser Stockholder Approval;

          "Purchaser Restricted Shareholders" means the holders of the Preferred A Shares, the Preferred B Shares and the Preferred C Shares;

          "Purchaser Stockholder Meeting" means the special meeting of the Purchaser's stockholders to be convened in connection with the Acquisition to consider and, if thought fit, approve the Purchaser Resolutions;

          "Purchaser Support Agreements" means agreements in the form attached at Part 2 of Schedule 4 from the stockholders set forth on Schedule 7 to vote in favour of the Purchaser Resolutions;

          "Reduction" means the proposed reduction of the entire issued capital of the Company under section 645 of the Act provided for by the Scheme;

          "Registrar" means the Registrar of Companies for England and Wales;

          "Representatives" of a particular party to this Agreement means the directors, officers, employees, agents, advisers (including financial and legal advisers) and other representatives of such party and its Subsidiaries;

          "Requisite Company Shareholder Approval" means the passing of all the Company Resolutions;

          "Requisite Purchaser Stockholder Approval" means the approval of the issuance of Purchaser Common Stock as part of the Initial Consideration and the possible issuance of Purchaser Common Stock as part of the Deferred Consideration by a majority of the shares represented in person or by proxy at the Purchaser Stockholder Meeting;

          "Restricted Shareholders" means the Purchaser Restricted Shareholders and the Seller Restricted Shareholders;

          "Scheme" means the scheme of arrangement under Part 26 of the Act to be proposed by the Company to its shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company and the Purchaser pursuant to which the Acquisition is proposed to be implemented;

          "Scheme Document" means the document to be despatched to the Company's shareholders setting out the full terms of the Scheme and, where the context so admits, includes any form of proxy, election, notice or other document required to be despatched to Shareholders in connection with the Scheme reflecting and containing the Scheme Terms and Conditions, to be prepared in accordance with clause 4.2;

          "Scheme Terms and Conditions" means the agreed form terms and conditions to form part of the Scheme Document contained in Schedule 2.

          "Securities Act" means the United States Securities Act of 1933, as amended;

          "Seller Lock-Up Agreement" means the lock-up agreement substantially in the form attached at Part 2 of Schedule 9 (with such amendments as may be agreed by representatives of Abingworth, Apax and GIMV (acting by simple majority) at any time prior to the date of issue of the Part 8 claim form under clause 4.2(a) that are necessary or desirable in their reasonable opinion to mitigate the impact of the Securities Act and other applicable U.S. Legal Requirements on the

  Seller Restricted Shareholders) and the exhibit thereto, provided that if such representatives of Abingworth, Apax and GIMV are unable to agree on any such amendments, then any one of them shall be entitled to require by notice in writing to the others and to the Purchaser that the Seller Lock-Up Agreement not be executed and all references to the Seller Lock-Up Agreement shall be deemed to be deleted for all purposes if such notice is given;

          "Seller Restricted Shareholders" means the Persons referred to in the exhibit to the Seller Lock-Up Agreement;

          "Shares" means the Ordinary Shares, the A Ordinary Shares, the Preferred A Shares, the Preferred B Shares and the Preferred C Shares;

          "Subsidiary" or "Subsidiaries" means, individually or collectively, with respect to any Entity, any Entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Entity or subsidiary undertakings as defined in section 258 of the Act;

          "Superior Offer" means an Acquisition Proposal made by a Third Party subsequent to the date of this Agreement to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of, or more than 50% of the total outstanding voting securities of the Company or the Purchaser, as applicable, which (i) the Company Board or Purchaser Board, as applicable, has in good faith concluded (following consultation with its outside legal counsel), taking into account, among other things, the legal, financial, regulatory and other aspects of the offer and the Third Party making the offer, would, if timely consummated in accordance with its terms, be more favourable to the stockholders of the Company or Purchaser, as applicable, in their capacities as such, from a financial point of view than the Transactions contemplated by this Agreement and (ii) is not subject to financing contingencies (or, if financing is required, then such financing is fully committed to the Third Party making the offer);

          "Taxes" means any form of tax, levy, impost, duty, charge, contribution, deduction or withholding whenever imposed, collected or assessed by, or payable to, a Tax Authority including any tax on gross or net income profit or gains, corporation tax, capital gains tax, inheritance tax, wealth taxes, value added tax, customs duties, excise duties, stamp duty, stamp duty land tax, payments under the pay as you earn regime, national insurance and other similar contributions, any liability arising under section 419, section 601, section 703 or section 747 of ICTA and any penalty, charge, cost and interest included in or relating to any of the above or to any obligation in respect of any of the above and any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any taxation (in all cases, regardless of whether such taxes, duties, levies, charges, imposts, withholdings, penalties, charges, costs and interest are directly or primarily chargeable against, recoverable from or attributable to the Company or any other Person and regardless of whether the Company has, or may have, any right of reimbursement against any other Person);

          "Tax Authority" means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official in the United Kingdom or elsewhere with the responsibility

          "Termination Fee Amount" means the sum of $6,000,000 (six million United States Dollars);

          "Third Party" means any Person or Group, who is not a party to this Agreement;

          "Timetable" means the proposed indicative timetable in the agreed form for implementation of the Scheme set out in Schedule 3;

          "Transactions" means the transactions contemplated by this Agreement, including the Acquisition; and

          "Transaction Agreements" means the Scheme Document (including any exhibits, schedules and appendices thereto), this Agreement, the Irrevocable Voting Undertakings, the Purchaser Support Agreements and the Lock-Up Agreements.

2.  INTERPRETATION

2.1
References to clauses and schedules are to clauses of, and schedules to, this Agreement. The exhibits and schedules to this Agreement form a part of, and are incorporated into, this Agreement.

2.2
References to one gender include all genders and references to the singular include the plural and vice versa.

2.3
Any word or expression defined in the Act and not expressly defined in this Agreement or in the Scheme Document shall have the meaning given in the Act.

2.4
A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re- enacted.

2.5
Any reference to a time of day is a reference to the time in London, unless a contrary indication appears. Any reference to a "day" (including within the phrase "Business Day") means a period of 24 hours running from midnight to midnight.

2.6
A document "in the agreed form" means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each of the Company and the Purchaser.

2.7
A reference to any other document referred to in this Agreement is a reference to that other document as amended, revised, varied, novated or supplemented at any time.

2.8
Any reference to a party means any party to this Agreement and their successors in title.

2.9
The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

2.10
The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."

2.11
All references to "$," or "dollars" refer to the lawful currency of the United States. All references to "£," "pounds," "sterling," or "pounds sterling" refer to the lawful currency of the United Kingdom.

2.12
Headings are to be ignored in construing this Agreement.

3.  PRESS ANNOUNCEMENT

        The Purchaser shall release the Press Announcement at or before 8:00 am Eastern Standard Time, USA, on April [6] 2011 or such other time and date as may be agreed in writing by the parties.

4.  IMPLEMENTATION AND DOCUMENTATION

  Implementation of the Scheme

4.1
Save as set out in this Agreement, the parties undertake to implement the Scheme in accordance with, and subject to the Scheme Terms and Conditions and, so far as reasonably practicable, the Timetable, with the overall intention that the Scheme becomes effective on or before the End Date, but in any event, in as timely manner as reasonably practicable.

(a)
The parties agree to each work diligently with a view to finalising the Scheme Document and the Options Communications, with the Company and its advisers taking the lead in such preparation, as soon as reasonably practicable after the date of this Agreement. The Company shall not post the Scheme Document to its shareholders without the prior written consent of the Purchaser. The Company undertakes to the Purchaser that the Scheme Document will reflect and incorporate the Scheme Terms and Conditions.

4.2
The Company will, save as otherwise agreed in writing with the Purchaser, take or cause to be taken all such steps as are necessary to implement the Scheme in accordance with, so far as is reasonably practicable, the Timetable, and the Purchaser will, save as otherwise agreed in writing with the Company, take or cause to be taken all such steps as are requested by the Company and necessary to assist the Company in implementing the Scheme in accordance with, so far as is reasonably practicable, the Timetable. In particular, but without limitation:

(a)
the Company shall make all necessary applications to the Court in connection with the implementation of the Scheme promptly and in particular, will, in accordance with, in so far as reasonably practicable, the Timetable, issue a Part 8 claim form in order to seek the Court's permission to convene the Court Meetings and file such documents as may be necessary in connection therewith;

(b)
upon:

(i)
the necessary documents being settled with the Court and, where required, approved by the Purchaser; and

(ii)
the Court making the order necessary for the purpose of convening the Court Meetings,

    the Company shall, as promptly as practicable following the order being made, publish the requisite documents, including the Scheme Document and the Options Communications, and thereafter as promptly as practicable, publish and/or post such other documents and information as the Court may approve or require from time to time in connection with the proper implementation of the Scheme according to, so far as reasonably practicable, the Timetable;

  (c)
  the Company will convene the Court Meetings and the General Meeting to take place on the same date and promptly following the Court Meetings to consider and, if thought fit, approve the Scheme and General Meeting Resolutions and hold such meetings at the times and dates on which they are convened;

  (d)
  keep the Purchaser informed on a regular basis of the number of proxy votes received in respect of the Company Resolutions to be proposed at the Company Meetings and the identity of the relevant shareholders;

  (e)
  following the Court Meetings and the General Meeting, and assuming the Company Resolutions to be proposed at such meetings have been passed by the requisite majorities, the Company shall, following receipt of the Requisite Purchaser Stockholder Approval, forthwith seek the sanction of the Court to the Scheme and confirmation of the Reduction by the Court at the Court Hearings and take all other action necessary to make the Scheme effective;

  (f)
  subject to clause 4.4, as soon as practicable after the sanction by the Court of the Scheme and the confirmation of the Reduction at the Court Hearings, and in any event within one Business Day following the Court's confirmation of the Reduction, the Company shall cause an office copy of the Court Orders to be filed with the Registrar; and

  (g)
  notwithstanding anything to the contrary contained in this Agreement, but subject to the Company's right to terminate this Agreement pursuant to clause 9.1 of this Agreement, the obligation of the Company to call, give notice of, convene and hold the Company Meetings and to seek the Requisite Company Shareholder Approval shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by any change of the Company Board Recommendation.

4.3
The Company undertakes:

(a)
to procure the publication of the advertisements required by the Court;

(b)
prior to the Court Meetings and the General Meeting to keep the Purchaser informed in writing, on a weekly basis and daily on each of the five Business Days preceding each of the Court Meetings and the General Meeting (or adjournment of any of these Meetings), of the number of proxy votes received in respect of the Company Resolutions to be passed at the Court Meetings or the General Meeting as applicable;

(c)
promptly to provide the Purchaser with a copy of the Court Orders once obtained; and

(d)
to take all reasonable steps to preserve the availability of the exemption from registration provided by Section 3(a)(10) of the Securities Act, including:

(i)
conducting a hearing on the fairness of the Scheme to the Scheme Shareholders;

(ii)
advising the Court before the hearing on the fairness of the Scheme that, if the terms and conditions of the Scheme are approved, its sanctioning of the Scheme will constitute the basis for the Purchaser Common Stock offered pursuant to the Scheme to be issued without registration under the Securities Act in reliance on the exemption from registration provided by Section 3(a)(10); and

(iii)
providing adequate notice of the hearing and an opportunity to attend the hearing and be heard to all Persons to whom shares of Purchaser Common Stock are proposed to be issued pursuant to the Scheme.

4.4
The Company agrees that it shall only (i) seek the sanction of the Court to the Scheme at the Court Hearings and/or (ii) file the Court Orders with the Registrar if the Purchaser provides written confirmation that all of the Conditions, where capable of satisfaction, have been satisfied or, where permissible, waived by the Purchaser.

4.5
The Company shall not amend or seek to amend the Scheme or the General Meeting Resolutions after despatch of the Scheme Document or to adjourn the Court Meetings or the General Meeting without the prior written consent of the Purchaser.

4.6
The Purchaser will undertake to the Court to be bound by the terms of the Scheme, including as to the discharge of the consideration for the Acquisition, and shall cause the shares of Purchaser Common Stock to be issued in connection with the Acquisition to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event, prior to the Closing Date.

4.7
Save as may otherwise be agreed between them, the parties shall use all reasonable endeavours to ensure that the time period between the posting of the Scheme Document and the Closing Date is as short as reasonably possible.

  Recommendation and responsibility

4.8
Subject to the provisions of clause 8:

(a)
the Company agrees that (i) the Scheme Document shall incorporate an unqualified recommendation of the Company Board to shareholders of the Company to vote in favour of the Company Resolutions and (ii) such recommendation shall not be withdrawn or qualified save (in the case of both (i) and (ii)) to the extent that the Company Board has determined to change its recommendation in accordance with clause 8.4; and

(b)
the Purchaser agrees that (i) the Proxy Statement shall incorporate the recommendation of the Purchaser Board to stockholders of the Purchaser to vote in favour of the Purchaser Resolutions; and (ii) such recommendation shall not be withdrawn or qualified save (in the case of both (i) and (ii)) to the extent that the Purchaser Board has determined to change its recommendation in accordance with clause 8.8. Without limiting the provisions of clause 8.8, nothing in this clause 4.8 shall prohibit the Purchaser or the Purchaser Board from taking and disclosing to its stockholders a position, or any information, with respect to an Acquisition Proposal by a Third Party to the extent required under applicable law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act) or stock exchange regulation.

  Co-operation

4.9
Each party agrees to use all reasonable endeavours to, and to procure that its Group, its directors and its relevant professional advisers assist it to, prepare all such documents and take all such steps as are reasonably necessary or desirable in connection with the Scheme and the Acquisition.

4.10
Each party will co-operate with and provide the other with such information relating to it and its Group and such access to the officers, directors and senior management of the other as reasonably required during normal business hours in order to facilitate and assist with planning for the integration of the Company and the Purchaser. No information or knowledge known to the Purchaser or the Company or any of their Representatives (whether prior to or after the date of this Agreement) and no information or knowledge obtained in any investigation pursuant to this clause 4.10 (or otherwise) shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition in accordance with the provisions hereof.

4.11
Should any supplemental circular or announcement be required to be published or submitted to the Court in connection with the Acquisition (a "Supplemental Document") each party shall provide such co-operation and information (including such information as is necessary for the Supplemental Document to comply with all applicable legal and regulatory provisions) as the other may reasonably request and is reasonably necessary to finalise and publish promptly such Supplemental Document.

4.12
The Purchaser and the Company shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required, or which either party may reasonably request, in connection with the consummation of the Transactions. The Purchaser and the Company shall use commercially reasonable efforts to obtain all such authorizations, approvals and consents. Each of the Purchaser and the Company shall promptly inform the other of any material communication between the Company or the Purchaser, as applicable, and any Governmental Entity regarding the Acquisition or any other Transactions. If the Company or the Purchaser or any affiliate thereof shall receive any formal or informal request for information or documentary material from any Governmental Entity with respect to the Acquisition or any other Transactions, then the Company or the Purchaser (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and the Purchaser shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, neither the Purchaser nor the Company shall be required to agree to any divestiture by the Purchaser or the Company, as the case may be, or any of the Purchaser's or the Company's Subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of the Purchaser or the Company or any of the Purchaser's or the Company's Subsidiaries or affiliates or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock and the Company and its Subsidiaries shall not agree to take such actions without the prior written consent of the Purchaser.

  Proxy Statement; Regulation M-A

4.13
As promptly as practicable after the execution and delivery of this Agreement, the Purchaser shall prepare and shall file with the United States Securities and Exchange Commission (the "SEC") a proxy statement of the Purchaser for use in connection with the solicitation of proxies for the Requisite Purchaser Stockholder Approval and (B) such other matters as may be necessary or proper for consideration at the Purchaser Stockholder Meeting (the "Purchaser Voting Proposals") in connection with the Transactions (as may be amended or supplemented from time to time, the "Proxy Statement").

  The Purchaser shall provide the Company with a reasonable opportunity to review and comment on the Proxy Statement and all amendments and supplements thereto, and the Purchaser shall include all additions, deletions or changes thereto suggested by the Company and its legal counsel unless the Purchaser determines, in its good faith discretion, that such additions, deletions or changes are not appropriate. Each of the Purchaser and the Company shall use its reasonable best efforts to have the Proxy Statement cleared of SEC comments as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of the Company and the Purchaser shall, and shall cause its respective Representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Proxy Statement and shall furnish the other party hereto with all information concerning it and its affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement, and any amendments or supplements thereto. As promptly as practicable after the preliminary Proxy Statement is cleared of any and all SEC comments, as applicable, the Purchaser shall cause the Proxy Statement to be mailed to its stockholders.

4.14
From and after the date hereof, the Company shall deliver to the Purchaser the Specified GAAP Financials required under clause 4.18 of this Agreement in order to comply with the SEC rules and regulations for the Proxy Statement.

4.15
The Purchaser shall cause the Proxy Statement to comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the DGCL. Without limiting the generality of the foregoing, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a "Regulation M-A Filing") shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Closing, (i) the Company and the Purchaser shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, the Purchaser shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the stockholders of the Purchaser. The Company and the Purchaser shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Proxy Statement or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC or its staff with respect to any of the foregoing filings. The Purchaser shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement or any Regulation M-A Filing, and shall correct promptly any information or statements therein if and to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect.

  Purchaser Stockholder Meeting

4.16
Subject to the Purchaser's rights to terminate this Agreement in accordance with the terms of clause 9.1, as promptly as possible after the date on which the preliminary Proxy Statement is cleared of all SEC comments, the Purchaser shall duly call, give notice of, convene and hold the Purchaser Stockholder Meeting for the purpose of considering and voting upon the approval of the Purchaser Voting Proposals. Subject to the Purchaser's rights to terminate this Agreement in accordance with the terms of clause 9.1 and subject to clause 4.17, the Purchaser shall solicit from its stockholders proxies in favour of the Purchaser Voting Proposals, and shall use its reasonable best efforts to secure the Requisite Purchaser Stockholder Approval. The Purchaser shall solicit all proxies in connection with the Purchaser Stockholder Meeting in compliance with the DGCL, the rules of the Nasdaq, the Purchaser's certificate of incorporation and the Purchaser's bylaws and all other applicable Legal Requirements.

4.17
Notwithstanding anything to the contrary set forth in this Agreement, the Purchaser, after consultation with the Company, shall adjourn or postpone the Purchaser Stockholder Meeting (i) to the extent required by the SEC or the 1934 Act if any required supplement or amendment to the Proxy Statement shall have been provided to the Purchaser Stockholders, or (ii) if as of the time for which the Purchaser Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Purchaser Common Stock represented (either in person or by proxy) at the Purchaser Stockholder Meeting to constitute a quorum necessary to conduct the business of the Purchaser Stockholder Meeting.

  Financial Statements

4.18
As soon as practicable following the date of this Agreement, but in any event at least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser the Company's audited balance sheets, statements of income, statement of comprehensive income and statements of cash flows, prepared in accordance with IFRS, for the years ended December 31, 2009 and December 31, 2010 (which shall include pro-forma financial statements with a reconciliation to U.S. generally accepted auditing principles for the year ended December 31, 2010 (collectively, the "Specified IFRS Financials")). Additionally, the Company shall contact its auditors and require that such auditors agree to provide their consent for Purchaser to use in connection with including the Specified IFRS Financials with its SEC filings.

4.19
In addition, the Company shall prepare and deliver to the Purchaser (i) the Company's unaudited consolidated balance sheet (the "Closing Balance Sheet") dated as of not less than three (3) Business Days prior to the Closing Date (the "Closing Balance Sheet Date"), and the related unaudited consolidated statement of income, cash flow and shareholders' equity for the period beginning on January 1, 2011 and ending on the Closing Balance Sheet Date (the "Closing Date Financials" and together with the Specified GAAP Financials, the "Closing Financials"). The Company agrees that when delivered, the Closing Financials: (i) will have been prepared in accordance with IFRS (except that unaudited financial statements may not have notes thereto and other presentation items that may be required by IFRS and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis throughout the periods indicated and (ii) will fairly present in all material respects the financial condition and operating results of the Company as of the dates and for the periods indicated therein.

  Governance Matters

4.20
Prior to Closing, the Purchaser shall take such actions as are necessary to increase the size of the Purchaser Board from five (5) directors to nine (9) directors and immediately following the Closing, the Purchaser shall fill the four newly created directorships with four (4) representatives nominated by the Company. The selection of the Company-nominated directors is subject to (a) the determination by the Nominating and Governance Committee of the Purchaser Board (the "Governance Committee") that each of the nominated representatives meets the qualifications of the Purchaser for service on the Purchaser Board and (b) the Governance Committee's conclusion that the addition of such proposed Purchaser Board members would not cause fewer than a majority of the resulting Purchaser Board to qualify as "independent" under the rules and regulations of the SEC and Nasdaq. If the Governance Committee determines that any of the Company nominated representatives is not qualified to serve on the Purchaser Board (which determination must be made, if at all, at least ten (10) Business Days prior to the Closing, then the Governance Committee shall notify the Company providing the reasons for such conclusion and the Company shall have the right to nominate replacement representatives to serve on the Purchaser Board. As of the date of this Agreement, the Company has nominated Harren Jhoti, Peter Fellner, Ismail Kola and Tim Haines (or an alternative representative of Abingworth Management Limited to be designated prior to Closing) to be the Company nominees to serve on the Purchaser Board. The corporate governance structure to be put in place would be to the reasonable satisfaction of the nine-member Purchaser Board, and would include the appointment of Peter Fellner as the Vice Chairman and the appointment of Harren Jhoti as the President of the Purchaser. In addition, the Purchaser Board will reconstitute its committees as follows: (i) the Audit Committee will be made up of Charles Casamento (as Chairman), Thomas Girardi and Walter Lack; (ii) the Compensation Committee will be made up of Walter Lack (as Chairman), Thomas Girardi and Tim Haines (or an alternative representative of Abingworth Management Limited); and (iii) the Governance Committee will be made up of Charles Casamento, Peter Fellner, Thomas Girardi, Allan Goldberg, Tim Haines, Ismail Kola and Walter Lack (as Chairman). The current Pharmaceutical Committee of the Purchaser Board will be disbanded.

4.21
[Reserved]

  No Solicitation

4.22
Until the earlier of the Closing Date and the date of the valid termination of this Agreement pursuant to the provisions of clause 9.1 and subject to any scheduled exception to either clause 5.1(p) or clause 5.2(k), as the case may be, each party agrees that it shall not (nor will it permit any of its officers, directors, agents, representatives or affiliates (and, in the case of the Company, the shareholders set forth on Schedule 6) to), directly or indirectly (including, in the case of the Company, by acting through or encouraging actions by Company shareholders who are not bound by this clause), take any of the following actions with any Third Party other than the other party and its designees: (i) solicit, seek, knowingly encourage or initiate any inquiry, negotiations or discussions, or enter into any agreement, with respect to any Acquisition Proposal (ii) disclose any information not customarily disclosed to any Person concerning its (or any of its Subsidiary's) business, technologies or properties, or afford to any Person access to their respective properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any Third Party to make any Acquisition Proposal. Each party shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with the other party) that are the subject matter of clause (i), (ii) or (iii) of this clause 4.22 at the date of this Agreement. Each party agrees that in the event that it or any of its affiliates shall receive, prior to the Closing Date or the valid termination of this Agreement in accordance with clause 9.1, any offer, proposal, or request concerning an Acquisition Proposal, or any request for disclosure or access as referenced in clause (ii) above, it shall promptly notify the other party thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the other party may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this clause 4.22 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that a party shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this clause 4.22 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such party may be entitled at law or in equity.

  Notification of Certain Matters

4.23
Each of the Purchaser, on the one hand, and the Company, on the other hand, shall give prompt notice to the other party hereto of: (a) the occurrence or non occurrence of any event, the occurrence or non occurrence of which is likely to cause any representation or warranty of such party contained in Schedule 5 of this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, such that the Closing condition set forth in clause 6.2(a) (in the case of the Purchaser) or clause 6.3(a) (in the case of the Company) would not be satisfied; (b) any failure of such party to comply with, in any material respect, any covenant or agreement to be complied with by it hereunder, such that the Closing condition set forth in clause 6.2(b) (in the case of the Purchaser) or clause 6.3(b) (in the case of the Company) would not be satisfied; (c) any event involving the Purchaser or its Subsidiaries, on the one hand, or the Company and its Subsidiaries on the other hand, that has resulted in a Purchaser Material Adverse Effect or a Company Material Adverse Effect, as applicable and (d) the occurrence of any material adverse change in respect of any of the Partnered Projects (as defined in the Scheme Terms and Conditions), including the occurrence of any significant adverse event of which the Company is aware in any pending clinical trials and any decision of which the Company is aware by any of the partners in any of the Partnered Projects to terminate any of the projects that are the subject matter of the Partnered Projects; provided, however, that the delivery of any notice pursuant to this clause 4.23 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement or (iii) in the case of any notice under clause (d) be determinative of whether there has been a Company Material Adverse Effect. No disclosure pursuant to this clause 4.23, however, shall be deemed to amend or supplement any representation or warranty, or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

  Directors' and Officers' Indemnification and Insurance

4.24
For a period of six (6) years following the Closing Date, the Purchaser shall, and shall cause the Company and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect between the Company or any of its Subsidiaries and any Indemnified Person, and (ii) any indemnification, expense advancement and exculpation provision set forth in the organizational documents of the Company or any of its Subsidiaries as in effect on the date of this Agreement. In addition, for a period of six (6) years following the Closing Date, the organizational documents of the Company following completion of the Scheme shall contain reasonable and customary provisions with respect to indemnification, expense, advancement and exculpation from liability, and such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person.

4.25
Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Company may obtain a prepaid tail policy (the "Tail Policy") prior to the Closing Date, which provides the Indemnified Persons with directors' and officers' liability insurance for a period ending no earlier than the sixth anniversary of the Closing Date.

4.26
For purposes of this Agreement, each individual who is or was an officer or director of the Company or any of its Subsidiaries at or at or at any time prior to the Closing shall be deemed to be an "Indemnified Person." Notwithstanding anything to the contrary in this Agreement, the Indemnified Persons shall be third party beneficiaries of the provisions of clauses 4.24, 4.25 and 4.26 of this Agreement.

  Purchaser Name Change

4.27
Following the Closing, Purchaser shall use its commercially reasonable efforts to effect a name change from "SuperGen, Inc." to "Astex Pharmaceutical, Inc." through a short-form merger under Section 253 of the applicable Delaware law (the "Name Change Merger"). In connection with the Name Change Merger, the Purchaser shall be permitted to take all actions necessary to effect the Name Change Merger. Without limiting the foregoing, Purchaser shall be permitted to: (i) execute and deliver a certificate of ownership and merger or other appropriate transaction document to effect the Name Change Merger, and consummate the transactions contemplated therein, (ii) file and record all such other filings, authorizations declaration, registrations with, or notice to, or authorization, consent or approval of, any Governmental Entity as are necessary in connection with the Name Change Merger, and (iii) enter into other agreements and instruments, containing provisions that are appropriate or customary for public companies, including indemnification agreements for officers and directors. Prior to the Closing, the Company agrees to take all actions necessary to facilitate the proposed name change, including, without limitation, reserving the name "Astex Pharmaceuticals, Inc." in the states of Delaware and California, reserving the ticker symbol "ASTX" with Nasdaq and preparing for the transfer, as necessary, of such name and symbol.

  Section 16 Matters

4.28
Purchaser shall take all steps reasonably necessary to cause the acquisition of New SuperGen Shares or other equity securities (including stock options or other derivative securities) of the Purchaser in connection with the Acquisition by each director or officer of the Company functioning as a director or officer of the Purchaser following the Acquisition to be exempt pursuant to Rule 16b-3 under the Exchange Act.

  Post-Signing Irrevocable Voting Undertakings

4.29
Following the execution of this Agreement, the Company shall use commercially reasonable efforts to cause the holders of Preferred Stock (other than those set forth on Schedule 6 who shall have already executed Irrevocable Voting Undertakings) to execute and deliver to SuperGen copies of the Irrevocable Voting Undertakings in the form attached at Part 1 to Schedule 4 to this Agreement as soon as reasonably practicable after the posting of the Scheme Document.

  Post-Signing Permitted Bonuses

4.30
Following the Closing Date SuperGen shall cause the Company to pay the SIP Participants the Permitted Bonuses no later than two Business Days prior to the date on which SIP Participants are obliged to remit any tax payments arising from the cancellation of the Ordinary Shares currently held subject to the terms of the SIP.

  Delivery of Payment Schedule

4.31
As soon as reasonably practicable, but in any event no later than five (5) Business Days prior to the Closing, the Company will deliver to the Purchaser a draft Payment Schedule (as defined in Section 6.3(e)) setting forth an estimate of the consideration allocation among the Scheme Shareholders. The Payment Schedule shall set forth percentages of consideration applicable to each Scheme Shareholder and shall be in a format reasonably acceptable to the Purchaser. The parties agree to work in good faith to create a mutually acceptable format of Payment Schedule. The final Payment Schedule shall be delivered by the Company no later than one (1) Business Day prior to the Closing.

5.  CONDUCT OF BUSINESS

5.1
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall (save with the prior written consent of the Purchaser, such consent not to be unreasonably withheld): (a) carry on the Company's and its Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and (b) use commercially reasonable efforts to (i) pay its debts and Taxes when due (except for Taxes being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been made), and (ii) to the extent consistent with past practice and policies, preserve intact the Company's present business organisation, keep available the services of present officers and other key Employees (other than as contemplated in this Agreement) and preserve relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's and its Subsidiaries good will and ongoing businesses at the Closing Date. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Company and its Subsidiaries shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld):

(a)
issue, deliver, sell, allot, purchase, authorize or designate (including by certificate of designation or otherwise) or pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock, equity interests or other interests of the Company or any of its Subsidiaries or any securities convertible into shares of capital stock, equity or other interests of the Company or any of its Subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock, equity or other interests of the Company or any of its Subsidiaries or any securities convertible into shares of capital stock, equity or other interests of the Company or any of its Subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery or sale of shares of capital stock, equity or other interests of the Company pursuant to the exercise of Company Options outstanding as of the date of this Agreement, and (ii) as part of the usual annual performance review process for directors, employees and officers of the Company;

  (b)
  purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, equity or other interests of the Company or any of its Subsidiaries, or otherwise reduce its authorized or issued share capital or capitalize, repay or make any other form of distribution of any amount standing to the credit of any reserve or making any other re-organization of share capital except repurchases of Company Unvested Shares at or below cost in connection with the termination of the employment relationship with any Employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided, however, that no such repurchase shall be permitted in the event the per share repurchase price is greater than the amount of per share consideration payable for such share under the terms of this Agreement;

  (c)
  waive any stock repurchase rights, accelerate, amend or change the period of exercisability or vesting of any Company Options or other rights granted under any Plan or the vesting of the securities purchased or purchasable under such Company Options or other rights or the vesting schedule or repurchase rights applicable to any Company Unvested Shares;

  (d)
  amend or change any other terms of Company Options or Company Unvested Shares or other rights granted under any Plan;

  (e)
  declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any Shares or split, combine or reclassify any Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Shares;

  (f)
  transfer or license to any Third Party or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any Third Party future rights to the Company Intellectual Property, or transfer or license from any Third Party any Intellectual Property, other than (i) in the ordinary course of business consistent with past practice or (ii) pursuant to the provisions of any transfer or license entered into prior to the date of this Agreement;

  (g)
  enter into any contract outside the ordinary course of business (i) limiting the right of the Company to (A) engage in any line of business that is material from the standpoint of the Company's business, operations or financial condition or (B) compete with any Third Party in any such line of business, or (ii) providing for unlimited indemnification;

  (h)
  (i) sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition of property or assets not in excess of $100,000 individually or $1,000,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the business or prospects of the Company and its Subsidiaries taken as a whole, or (ii) enter into any agreement for the purchase or sale of any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, knowingly violate or terminate any of the material terms of any of the Company's leases;

  (i)
  (i) enter into or amend any contract pursuant to which any other party is granted exclusive rights or "most favored party" rights of any type or scope with respect to any of the Company products, Company Intellectual Property or its business, or containing any non-competition covenants or other material restrictions relating to its or the Purchaser's business activities or the effect of which would be to grant to a Third Party following the Closing Date the actual or potential right to license any Purchaser Intellectual Property (other than, with respect to Subsidiaries, the Company) or (ii) enter into, amend or terminate any other contract described in the representation included as Section 1.17 of the Company's representations and warranties in Schedule 5;

  (j)
  make any loan, advance (other than business expense advances to Employees in the ordinary course of business consistent with past practice) or capital contribution to, or investment in, any Third Party, incur any indebtedness or guarantee, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any "keep well" or other agreement to maintain any financial statement condition, forgive or discharge in whole or in part any outstanding loans for borrowed money, modify any loan for borrowed money previously granted, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates, or enter into any arrangement having the economic effect of any of the foregoing, in each case, other than in connection with the financing of ordinary course trade payables consistent with past practice;

  (k)
  grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for the granting or paying of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Employee except pursuant to written agreements, policies or plans outstanding on the date hereof, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock, other than as part of the usual annual performance review process for directors, employees and officers of the Company;

  (l)
  adopt, terminate or amend any Company Employee Plan or enter into any Company Employee Plan, or adopt or amend any compensation, bonus, commission, insurance coverage (except as contemplated by this Agreement), benefit, entitlement, grant or award provided or made under any Company Employee Plan; or enter into any collective bargaining agreement; pay any special bonus, commission or special remuneration to any Employee (cash, equity or otherwise); increase the salaries, bonuses, commissions or wage rates or fringe benefits (including rights to severance or indemnification) of its Employees except as part of the Company's usual and customary annual performance review process and consistent with past practices and except for the Permitted Bonuses; pay any benefit not provided for as of the date of this Agreement under any Company Employee Plan;

  (m)
  increase the size of the Company Board;

  (n)
  (i) hire any officers or employees (except for consultants and independent contractors retained for periods not greater than 6 months and without individual obligations of greater than $25,000 over such period) or enter into, or amend or extend the term of, any employment or consulting agreement with any Employee, or (ii) terminate any Employee (except for termination for cause), or take any action that would allow any Employee to claim a constructive termination or termination for "good reason";

  (o)
  commence or settle any threatened or pending litigation;

  (p)
  create, extend, grant or issue any mortgage, charge, debenture or other security or permit any lien to arise on any of its assets other than in the ordinary course of business;

  (q)
  acquire any other business (including by acquiring shares or other equity interests in or the assets of any other Person) or participate in any joint venture;

  (r)
  except as required by this Agreement or as otherwise deemed advisable by the Company Board to comply with any law, rule, regulation or similar requirement, cause or permit any amendments to the Articles of Association or other charter or similar documents of the Company or any of its Subsidiaries;

  (s)
  change any election in respect of Taxes, change any accounting method in respect of Taxes, settle or compromise any claim or assessment in respect of Taxes, or consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

  (t)
  permit any insurance policy of the Company or any of its Subsidiaries to expire without being renewed or replaced by another policy of insurance on terms no less favourable; or

  (u)
  agree in writing or otherwise to take any of the actions described in clause 5.1(a) through clause 5.1(t).

  The parties acknowledge and hereby agree that the restrictions set forth in clause 5.1 are not intended to give the Purchaser, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over their own business and operations.

5.2
During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Purchaser shall (save with the prior written consent of the Company, such consent not to be unreasonably withheld) (a) carry on the Purchaser's and its Subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement, (b) use commercially reasonable efforts to (i) pay its debts and taxes when due (except for taxes being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been made), and (ii) to the extent consistent with past practice and policies, preserve intact the Purchaser's present business organisation, keep available the services of present officers and other key employees (other than as contemplated in this Agreement) and preserve relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Purchaser's and its Subsidiaries good will and ongoing businesses at the Closing. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Purchaser and its Subsidiaries shall not, without the prior written consent of the Company (such consent not to be unreasonably withheld):

(a)
issue, deliver, sell, allot, purchase, authorize or designate any warrants or other similar securities (including debt securities), including agreements to do the same, that are in each case convertible following the Closing into shares of common stock of Purchaser, except (1) any securities that when issued prior to the Closing will be considered outstanding common stock of Purchaser as of the last trading day prior to the Closing under the Scheme Terms and Conditions and (2) options and other equity awards made by the Purchaser as part of its usual annual performance review process for directors, employees and officers of the Purchaser;

(b)
purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, equity or other interests of the Purchaser or any of its Subsidiaries, or otherwise reduce its authorized or issued share capital or capitalize, repay or make any other form of distribution of any amount standing to the credit of any reserve or making any other re-organization of share capital except repurchases of Purchaser unvested shares at or below cost in connection with the termination of the employment relationship with any Purchaser employee or consultant pursuant to stock option or purchase agreements in effect on the date of this Agreement;

  (c)
  declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Purchaser;

  (d)
  transfer or license to any Third Party or otherwise extend, amend or modify any rights to the Purchaser Intellectual Property, or enter into grants to transfer or license to any Third Party future rights to the Purchaser Intellectual Property, or transfer or license from any Third Party any Intellectual Property, other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to the provisions of any transfer or license entered into prior to the date of this Agreement; or (iii) such transfers or licenses which will not materially impede or delay its ability to consummate the Transactions;

  (e)
  enter into any contract outside the ordinary course of business (i) limiting the right of the Purchaser to (A) engage in any line of business that is material from the standpoint of the Purchaser's business, operations or financial condition or (B) compete with any Third Party in any such line of business, or (ii) providing for unlimited indemnification;

  (f)
  (i) sell, lease, license, encumber or otherwise dispose of any tangible properties or tangible assets except sales of inventory in the ordinary course of business consistent with past practice, and except for the sale, lease, licensing, encumbering or disposition of property or assets not in excess of $100,000 individually or $1,000,000 in the aggregate, provided such property or assets are not material, individually or in the aggregate, to the business or prospects of the Purchaser and its Subsidiaries taken as a whole, or (ii) enter into any agreement for the purchase or sale of any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, knowingly violate or terminate any of the material terms of any of the Purchaser's leases;

  (g)
  make any loan, advance (other than business expense advances to Purchaser employees in the ordinary course of business consistent with past practice) or capital contribution to, or investment in, any Third Party, forgive or discharge in whole or in part any outstanding loans for borrowed money, modify any loan for borrowed money previously granted, in each case, other than in connection with the financing of ordinary course trade payables consistent with past practice;

  (h)
  grant or pay, or enter into any agreement, arrangement or amendment to an existing agreement or arrangement providing for the granting or paying of, any severance or termination pay (whether in cash, stock, equity securities, or property) or the acceleration of vesting or other benefits to any Purchaser employee except pursuant to written agreements, policies or plans outstanding on the date hereof, or adopt any new severance or termination plan, program or arrangement, or amend or modify or alter in any manner any severance or termination plan, agreement or arrangement existing on the date hereof (including any retention, change of control or similar agreement), or grant any equity-based compensation, whether payable in cash or stock other than pursuant to any options outstanding at the date of this Agreement or as part of the usual annual performance review process for directors, employees and officers of the Purchaser;

  (i)
  (i) hire any officers or employees (except for consultants and independent contractors retained for periods not greater than 6 months and without individual obligations of greater than $25,000 over such period) or enter into, or amend or extend the term of, any employment or consulting agreement with any Employee, or (ii) terminate any Employee (except for termination for cause), or take any action that would allow any Employee to claim a constructive termination or termination for "good reason";

  (j)
  materially change the amount of any insurance coverage;

  (k)
  acquire any other business (including by acquiring shares or other equity interests in or the assets of any other Person) or participate in any joint venture;

  (l)
  except as required by this Agreement or as otherwise deemed advisable by the Purchaser Board to comply with any law, rule, regulation or similar requirement, cause or permit any amendments to its certificate of incorporation or other charter or similar documents of the Purchaser or any of its Subsidiaries;

  (m)
  permit any insurance policy of the Purchaser or any of its Subsidiaries to expire without being renewed or replaced by another policy of insurance on terms no less favourable; or

  (n)
  agree in writing or otherwise to take any of the actions described in clause 5.2(a) through clause 5.2(m).

  The parties acknowledge and hereby agree that the restrictions set forth in clause 5.2 are not intended to give the Company, directly or indirectly, the right to control or direct the business or operations of the Purchaser or its Subsidiaries at any time. Prior to the Closing, the Purchaser and its Subsidiaries shall exercise, consistent with the terms, conditions and restrictions of this Agreement, control and supervision over their own business and operations.

5.3
If the Company or any of its Subsidiaries, on the one hand, or the Purchaser and any of its Subsidiaries, on the other hand, desires to take an action that would be prohibited pursuant to clause 5.1 or clause 5.2, as applicable, then, prior to taking such action, as applicable, either the Company shall request written consent by sending an e-mail or facsimile to the following individuals at the Purchaser or the Purchaser shall request such written consent by sending an email or facsimile to the following individuals at the Company, and the Company or the Purchaser, as the case may be, may not take such action until such consent in writing has been received from the individuals listed below (it being understood that the Purchaser and the Company, as applicable, shall promptly evaluate and respond to any such requests and in each case such consent shall not be unreasonably withheld or delayed; provided, however, that the failure on the part of the Purchaser or the Company to promptly evaluate and respond shall under no circumstances constitute consent to such action):

    Purchaser Contact Individuals:
    Chief Financial Officer
    SuperGen Inc
    4140 Dublin Blvd, Suite 200
    Dublin, CA 94568
    United States
    Fax: 925-551-6482

    with a copy to (which copy shall not constitute proper notice):

    Wilson Sonsini Goodrich & Rosati, Professional Corporation
    650 Page Mill Road
    Palo Alto, CA 94304
    United States
    Attention: Page Mailliard
    Fax: 650-493-6811

    Company Contact Individuals:
    Chief Executive Officer
    Astex Therapeutics, Limited
    Milton Road
    Cambridge, CB40QA
    United Kingdom
    Fax: +44(0) 1223-226201

    with a copy to (which copy shall not constitute proper notice):

    Wragge & Co LLP.
    3 Waterhouse Square
    143 Holborn
    London EC1N 2SW
    United Kingdom
    Attention: Kevin Jones
    Fax: +44(0) 870-904-1099

    and

    Cooley LLP
    500 Boylston Street
    Boston, MA 02116
    United States
    Attention: Marc Recht
    Fax: 617-937-2400

6.  ACQUISITION CONDITIONS

6.1
Conditions to Each Party's Obligation to Effect the Acquisition.    The obligation of each party hereto to effect the Acquisition shall be subject to the fulfilment at or prior to the time immediately before the commencement of the Scheme Court Hearing (the "Cut-Off Time") of the following conditions:

(a)
Shareholder Approvals.    The Requisite Company Shareholder Approval and the Requisite Purchaser Stockholder Approval shall have been obtained.

(b)
No Injunctions or Restraints.    None of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its commercially reasonable efforts to have any such injunction lifted.

(c)
No Illegality.    No statute, rule, regulation or order shall be enacted, entered, enforced or deemed applicable to the Acquisition by a Governmental Entity of competent jurisdiction that makes the Acquisition or the Scheme illegal.

(d)
No Government Consents.    Other than the filing of the Court Orders with the Registrar, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Acquisition and the consummation of the Transactions, the failure of which to be filed, be obtained or occur is reasonably likely to have a Purchaser Material Adverse Effect or a Company Material Adverse Effect shall have been filed, been obtained or occurred on terms and conditions which could not reasonably be likely to have a Purchaser Material Adverse Effect or a Company Material Adverse Effect.

6.2
Conditions to Obligation of the Company to Effect the Acquisition.    The obligation of the Company to effect the Acquisition shall be subject to the fulfilment at or prior to the Cut-Off Time of the following conditions (any of which may be waived, in writing, by the Company in its sole discretion):

(a)
Representations and Warranties.

(i)
The representations and warranties of the Purchaser contained in Schedule 5 (other than the representations and warranties set forth in the first two sentences of Section 2.1, Section 2.2(a), the first sentence of Section 2.2(b), Section 2.4(a), Section 2.4(b) and Section 2.15 of Schedule 5) shall have been accurate as of the date of this Agreement and shall be accurate as of the Cut-Off Time as if made as of the Cut-Off Time, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been accurate as of such date; provided, however, that this clause 6.2(a) shall be deemed to be satisfied so long as any and all inaccuracies in such representations and warranties (i) taken together as of the date of this Agreement would not be material from the standpoint of the Purchaser's business, operations or financial condition and (ii) taken individually or together as of the Cut-Off Time would not have a Purchaser Material Adverse Effect (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Purchaser for purposes of clauses (i) and (ii), all "Purchaser Material Adverse Effect" qualifications and other qualifications based on the term "in all material respects" or any similar term contained in such representations and warranties shall be disregarded). The Company shall have received a certificate signed on behalf of the Purchaser by the chief executive officer and the chief financial officer of the Purchaser to such effect.

(ii)
The representations and warranties of the Purchaser set forth in the first two sentences of Section 2.1, Section 2.2(a), the first sentence of Section 2.2(b), Section 2.4(a), Section 2.4(b) and Section 2.15 of Schedule 5 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Cut-Off Time as if made as of the Cut-Off Time, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been accurate in all respects as of such date. The Company shall have received a certificate signed on behalf of the Purchaser by the chief executive officer and the chief financial officer of the Purchaser to such effect.

(b)
Agreements and Consents.    The Purchaser shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Cut-Off Time; and the Company shall have received a certificate signed on behalf of the Purchaser by the chief executive officer and the chief financial officer of the Purchaser to such effect.

(c)
No Purchaser Material Adverse Effect.    No Purchaser Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

(d)
Nasdaq Listing.    Prior to the Closing Date, the Purchaser Common Stock to be issued pursuant to the transactions contemplated by this Agreement shall be approved for listing on Nasdaq subject to official notice of issuance.

6.3
Conditions to Obligation of the Purchaser to Effect the Acquisition.    The obligation of the Purchaser to effect the Acquisition shall be subject to the fulfilment at or prior to the Cut-Off Time of the following conditions (any of which may be waived, in writing, by the Purchaser in its sole discretion):

(a)
Representations and Warranties.

    (i)
    The representations and warranties of the Company contained in Schedule 5 (other than the representations and warranties set forth in the first sentence of Section 1.1, Section 1.3(a), the first two sentences of Section 1.3(b), the first sentence of Section 1.3(c), the first sentence and third sentence of Section 1.5 and Section 1.21 of Schedule 5) shall have been accurate as of the date of this Agreement and shall be accurate as of the Cut-Off Time as if made as of the Cut-Off Time, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been accurate as of such date; provided, however, that this clause 6.3(a) shall be deemed to be satisfied so long as any and all inaccuracies in such representations and warranties (i) taken together as of the date of this Agreement would not be material from the standpoint of the Company's business, operations or financial condition and (ii) taken individually or together as of the Cut-Off Time would not have a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of the representations and warranties of the Company for purposes of clauses (i) and (ii), all "Company Material Adverse Effect" qualifications and other qualifications based on the term "in all material respects" or any similar term contained in such representations and warranties shall be disregarded). The Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

    (ii)
    The representations and warranties of the Company set forth in the first sentence of Section 1.1, Section 1.3(a), the first two sentences of Section 1.3(b), the first sentence of Section 1.3(c), the first sentence and third sentence of Section 1.5 and Section 1.21 of Schedule 5 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Cut-Off Time as if made as of the Cut-Off Time, except to the extent that such representations and warranties refer to a specific date, in which case such representations and warranties shall have been accurate in all respects as of such date. The Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (b)
  Agreements and Consents.    The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Cut-Off Time; and the Purchaser shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

  (c)
  No Company Material Adverse Effect.    No Company Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

  (d)
  Employees.    Each of the Employees set forth on Part 1 of a written schedule entitled "Key Employees Schedule" that was delivered by the Purchaser to the Company on the date of this Agreement and at least four (4) of the Employees set forth on Part 2 of the Key Employees Schedule shall remain as Employees of the Company as of the Cut-Off Time and shall not have taken any action to terminate, revoke or otherwise repudiate any employment arrangements he/she has with the Company.

  (e)
  Payment Schedule.    The Company shall have delivered to the Purchaser the consideration allocation schedule prepared by the Company (the "Payment Schedule"), together with a certificate of the Company signed on behalf of the Company by the chief executive officer and chief financial officer of the Company attesting to the accuracy of the Payment Schedule.

6.4
Each of the Company and the Purchaser confirms that it is not aware of and shall not and shall procure that no member of its Group shall deliberately conceal any matter which is reasonably likely to cause any of the conditions set forth in clause 6 not to be satisfied.

7.  TERMINATION PAYMENTS

7.1
The Company shall pay the Termination Fee Amount to the Purchaser if this Agreement is terminated:

(a)
by the Company pursuant to clause 9.1(d)(iv), in which case the Termination Fee Amount shall be paid at or prior to such termination by the Company, or

(b)
by either the Company or the Purchaser (i) pursuant to (A) clause 9.1(b)(i) provided that the Company has breached clause 4.22 prior to the time of such termination or (B) clause 9.1(b)(iv), (ii) in the case of either clause (A) or clause (B) above, within six (6) months following such termination of this Agreement, the Company enters into a definitive agreement or executes a letter of intent, memorandum of understanding, heads of terms or equivalent document with respect to an Acquisition Proposal (it being understood that in the case of clause (A), such Acquisition Proposal must be from the Third Party (or one of its affiliates) with respect to which the breach of clause 4.22 occurred) and (iii) the Company subsequently consummates the transaction contemplated by such Acquisition Proposal, in which case the Termination Fee Amount shall be paid within two Business Days following the consummation of such transaction (it being understood and agreed that for purposes of this clause, in the defined term "Acquisition Proposal" references to "15%" in such definition shall be references to "50%"); or

(c)
by the Purchaser pursuant to clause 9.1(c)(iii), in which case the Termination Fee Amount shall be paid within two Business Days of such termination.

7.2
The Purchaser shall pay the Termination Fee Amount to the Company if this Agreement is terminated:

(a)
by the Purchaser pursuant to clause 9.1(c)(iv), in which case the Termination Fee Amount shall be paid at or prior to such termination by the Purchaser.

(b)
by either the Company or the Purchaser (i) pursuant to (A) clause 9.1(b)(i) provided that the Purchaser has breached clause 4.22 prior to the time of such termination or (B) clause 9.1(b)(iii), (ii) in the case of either clause (A) or clause (B) above, within six (6) months following such termination of this Agreement, the Purchaser enters into a definitive agreement or executes a letter of intent, memorandum of understanding, heads of terms or equivalent document with respect to an Acquisition Proposal (it being understood that in the case of clause (A), such Acquisition Proposal must be from the Third Party (or one of its affiliates) with respect to which the breach of clause 4.22 occurred) and (iii) the Purchaser subsequently consummates the transaction contemplated by such Acquisition Proposal, in which case the Termination Fee Amount shall be paid within two Business Days following the consummation of such transaction (it being understood and agreed that for purposes of this clause, in the defined term "Acquisition Proposal" references to "15%" in such definition shall be references to "50%"); or

(c)
by the Company pursuant to clause 9.1(d)(iii), in which case the Termination Fee Amount shall be paid within two Business Days of such termination.

7.3
Amounts payable under clause 7.1 or clause 7.2 shall be payable to an account designated by the payee (without any set-off, deduction or withholding, save as required by law) by wire transfer of same day funds.

7.4
The parties acknowledge that the agreements contained in this clause 7 are an integral part of the Transactions and that, without such agreements, the parties would not enter into this Agreement. If either party fails to promptly pay to the other party the applicable termination fee if and when it becomes due hereunder, such breaching party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus five percent per annum, compounded quarterly, from the date such applicable termination fee was required to be paid.

8.  ACQUISITION PROPOSALS

8.1
As promptly as practicable (but in any event within one Business Day) after receipt of any Acquisition Proposal by the Company or its Representatives, or any material modification of or material amendment to any Acquisition Proposal or any request received by the Company or its Representatives for non-public information or inquiry which (in either case) could reasonably be expected to lead to an Acquisition Proposal, the Company shall provide the Purchaser with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Third Party making any such Acquisition Proposal, request or inquiry and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, request or inquiry. The Company shall keep the Purchaser informed in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one Business Day after receipt) provide the other party hereto a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

8.2
Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company receives an unsolicited Acquisition Proposal that the Company Board has in good faith concluded (following consultation with its outside legal counsel) is, or is reasonably likely to lead to, a Superior Offer, the Company may then take any or all of the following actions (but only (1) if the Company has not materially breached clause 4.22 in connection with such Acquisition Proposal, and (2) the Requisite Company Shareholder Approval has not yet been obtained):

(a)
furnish non-public information to the Third Party making such Acquisition Proposal, provided that (A) at least 48 hours prior to first furnishing any such non-public information to such party, it gives the Purchaser written notice of its intention to furnish such non-public information and the identity of the Third Party making any such Acquisition Proposal, (B) it receives from the Third Party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Third Party on the Company's behalf, the terms of which are at least as restrictive as to confidentiality as the terms contained in the Confidentiality Agreement, provided that such agreement shall not contain terms which prevent the Company from complying with its obligations under this paragraph (which confidentiality agreement can be negotiated during the 48 hour notice period under clause (A)), and (C) contemporaneously with furnishing any such non-public information to such Third Party, it furnishes such non-public information to the Purchaser (to the extent such non-public information has not been previously so furnished or made available); and

(b)
engage in negotiations with the Third Party with respect to the Acquisition Proposal, provided that at least 48 hours prior to entering into negotiations with such Third Party, it gives the Purchaser written notice of the Company's intention to enter into negotiations with such Third Party.

  The Company shall provide the Purchaser with one Business Day's prior notice (or such lesser prior notice as is provided to the members of the Company Board) of any meeting of the Company Board at which it is reasonably expected to consider any Acquisition Proposal.

8.3
In the event that prior to the Requisite Company Shareholder Approval having been obtained, the Company Board determines that an Acquisition Proposal received without violating clause 4.22 constitutes a Superior Offer, the Company shall (a) promptly deliver notice in writing to the Purchaser of that fact (the "Company Superior Offer Notice") which shall include the material terms and conditions of the Superior Offer and (b) at the written request of the Purchaser, negotiate in good faith with the Purchaser for a period of five (5) Business Days following the Purchaser's receipt of the Company Superior Offer Notice (the "Revised Offering Period"). Prior to the end of the Revised Offering Period, the Purchaser may, in its sole discretion, deliver a written revised offer to the Company that amends the terms of the Acquisition (the "Revised Offer"). If the Purchaser submits a Revised Offer during the Revised Offering Period, the Company Board shall then hold a meeting of the Company Board to consider the Revised Offer and invite representatives of the Purchaser to present to the Company Board the Revised Offer. Following such meeting, if the Company Board has in good faith concluded (following consultation with its outside legal counsel) that (x) the Acquisition Proposal that triggered the Revised Offering Period remains a Superior Offer when compared to the Revised Offer, and (y) taking such action is required in order for the Company Board to comply with its fiduciary duties to the shareholders of the Company under applicable Legal Requirements (the "Revised Superior Offer Determination"), the Company or the Company Board may then take any or all of the following actions following delivery of written notice to the Purchaser that the Company or the Company Board intends to take such action:

(a)
to the extent permitted pursuant to and in compliance with clause 9.1(d)(iv), enter into a binding written agreement concerning a transaction that constitutes a Superior Offer and terminate this Agreement; and

(b)
withdraw the Scheme or change the Company Board Recommendation.

8.4
Subject to the Company's compliance with the terms of clause 8.3, (a) the Company Board may withdraw, modify or amend adversely or qualify the Company Board Recommendation (a "Change in Company Recommendation") only if such Change in Company Recommendation is in response to an unsolicited Acquisition Proposal made to the Company which is a Superior Offer that has not been withdrawn, and (b) such Change in Company Recommendation may not be made until either (i) the Revised Offering Period lapses without the Purchaser making any Revised Offer or (ii) the Company Board has made the Revised Superior Offer Determination in accordance with clause 8.3, and the delivery of written notice to the Purchaser advising it of such fact.

8.5
As promptly as practicable (but in any event within one Business Day) after receipt of any Acquisition Proposal by the Purchaser or its Representatives, or any material modification of or material amendment to any Acquisition Proposal or any request received by the Purchaser or its Representatives for non-public information or inquiry which (in either case) could reasonably be expected to lead to an Acquisition Proposal, the Purchaser shall provide the Company with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Third Party making any such Acquisition Proposal, request or inquiry and a copy of all written and electronic materials provided in connection with such Acquisition Proposal, request or inquiry. The Purchaser shall keep the Company informed in all material respects of the status and details (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry and shall promptly (but in any event within one Business Day after receipt) provide the other party hereto a copy of all written and electronic materials subsequently provided in connection with such Acquisition Proposal, request or inquiry.

8.6
Notwithstanding anything to the contrary contained in this Agreement, in the event that the Purchaser receives an unsolicited Acquisition Proposal that the Purchaser Board has in good faith concluded (following consultation with its outside legal counsel) is, or is reasonably likely to lead to, a Superior Offer, the Purchaser may then take any or all of the following actions (but only (1) if the Purchaser has not materially breached clause 4.22 in connection with such Acquisition Proposal, and (2) the Requisite Purchaser Stockholder Approval has not yet been obtained:

(a)
furnish non-public information to the Third Party making such Acquisition Proposal, provided that (A) prior to first furnishing any such non-public information to such party, it gives the Company written notice of its intention to furnish such non-public information and the identity of the Third Party making any such Acquisition Proposal, (B) it receives from the Third Party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Third Party on the Purchaser's behalf, the terms of which are at least as restrictive as to confidentiality as the terms contained in the Confidentiality Agreement, provided that such agreement shall not contain terms which prevent the Purchaser from complying with its obligations under this paragraph, and (C) contemporaneously with furnishing any such non-public information to such Third Party, it furnishes such non-public information to the Company (to the extent such non-public information has not been previously so furnished or made available);

(b)
engage in negotiations with the Third Party with respect to the Acquisition Proposal, provided that prior to entering into negotiations with such Third Party, it gives the Company written notice of the Purchaser's intention to enter into negotiations with such Third Party; and

(c)
to the extent permitted pursuant to and in compliance with clause 9.1(c)(iv), and provided that the Purchaser Board has in good faith concluded (following consultation with its outside legal counsel) that taking such action is required in order for the Purchaser Board to comply with its fiduciary duties to the stockholders of the Purchaser under applicable Legal Requirements, enter into a binding written agreement concerning a transaction that constitutes a Superior Offer and terminate this Agreement.

  The Purchaser shall provide the Company with one Business Day's prior notice (or such lesser prior notice as is provided to the members of the Purchaser Board) of any meeting of the Purchaser Board at which it is reasonably expected to consider any Acquisition Proposal.

8.7
In the event that the Purchaser Board determines that an Acquisition Proposal received without violating clause 4.22 constitutes a Superior Offer, the Purchaser shall promptly notify the Company of that fact.

8.8
Notwithstanding anything to the contrary contained in this Agreement, (a) the Purchaser Board may withdraw, modify or amend adversely or qualify the Purchaser Board Recommendation (a "Change in Purchaser Recommendation") only if such Change in Purchaser Recommendation is in response to an unsolicited Acquisition Proposal made to the Purchaser which is a Superior Offer and which has not been withdrawn, and the Purchaser Board has in good faith concluded (following consultation with its outside legal counsel) that taking such action is required in order for the Purchaser Board to comply with its fiduciary duties to the stockholders of the Purchaser under applicable Legal Requirements, and (b) such Change in Purchaser Recommendation may not be made until the fifth Business Day following the Company's receipt of written notice from the Purchaser advising the Company that the Purchaser Board intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Offer that is the basis for the proposed action by the Purchaser Board.

9.  TERMINATION

9.1
This Agreement may be terminated and, subject to clause 9.2, all obligations of the parties hereunder shall cease forthwith as follows:

(a)
as agreed in writing between the Company and the Purchaser at any time prior to the Closing;

(b)
by either the Company or the Purchaser at any time prior to the Closing:

(i)
if the Closing shall not have occurred on or before the End Date for any reason; provided, however, (X) that the right of the Company to terminate this Agreement under this clause 9.1(b)(i) shall not be available if the Company's action or failure to act have been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement and (Y) that the right of the Purchaser to terminate this Agreement under this clause 9.1(b)(i) shall not be available if the Purchaser's action or failure to act have been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(ii)
whether or not the Requisite Purchaser Stockholder Approval or the Requisite Company Shareholder Approval has been obtained, if a Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and non-appealable;

(iii)
if the Purchaser shall have failed to obtain the Requisite Purchaser Stockholder Approval at the Purchaser Stockholder Meeting (or any postponement or adjournment thereof) at which a vote was taken on the Purchaser Resolutions; or

(iv)
if the Company shall have failed to obtain the Requisite Company Shareholder Approval at the Company Meetings at which a vote was taken on the Company Resolutions;

(c)
by the Purchaser at any time prior to the Closing:

(i)
whether or not the Requisite Purchaser Stockholder Approval has been obtained, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company set forth in this Agreement (including in Schedule 5) shall be or shall have become inaccurate, in either case such that the conditions set forth in clause 6.3(a) or clause 6.3(b) would not be satisfied, provided, however, that if such breach or inaccuracy is curable by the Company through the exercise of its commercially reasonable efforts, then the Purchaser may not terminate this Agreement under this clause 9.1(c)(i) for 10 days after delivery of written notice from the Purchaser to the Company of such breach or inaccuracy, provided the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Purchaser may not terminate this Agreement pursuant to this clause 9.1(c)(i) if such breach or inaccuracy by the Company is cured during such 10-day period); provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

(ii)
whether or not the Requisite Purchaser Stockholder Approval has been obtained, if a Company Material Adverse Effect shall have occurred since the date hereof and be continuing;

(iii)
if a Company Triggering Event (as defined below) shall have occurred since the date hereof and be continuing; or

    (iv)
    in the event that following conditions have been satisfied: (x) the Purchaser shall have received an unsolicited Acquisition Proposal which is a Superior Offer, (y) the Purchaser has fully complied with all provisions of clause 4.22 and clauses 8.5 through 8.8 and (z) concurrently with the termination of this Agreement pursuant to this clause 9.1(c)(iv) (and as a condition to the effectiveness of such termination), the Purchaser shall pay to the Company a fee equal to the Termination Fee Amount pursuant to clause 7.2(a);

  (d)
  by the Company at any time prior to the Closing:

  (i)
  whether or not the Requisite Company Shareholder Approval has been obtained, upon a breach of any covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser set forth in this Agreement (including in Schedule 5) shall be or shall have become inaccurate, in either case such that the conditions set forth in clause 6.2(a) or clause 6.2(b) would not be satisfied; provided, however, that if such breach or inaccuracy is curable by the Purchaser through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this clause 9.1(d)(i) for 10 days after delivery of written notice from the Company to the Purchaser of such breach or inaccuracy, provided the Purchaser continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this clause 9.1(d)(i) if such breach or inaccuracy by the Purchaser is cured during such 10-day period); provided, however, that no cure period shall be required for a breach or inaccuracy which by its nature cannot be cured;

  (ii)
  whether or not the Requisite Company Shareholder Approval has been obtained, if a Purchaser Material Adverse Effect shall have occurred since the date hereof and be continuing;

  (iii)
  if a Purchaser Triggering Event shall have occurred since the date hereof and be continuing; or

  (iv)
  in the event that following conditions have been satisfied: (x) the Company shall have received an unsolicited Acquisition Proposal which is a Superior Offer, (y) the Purchaser has complied with all provisions of clause 4.22 and clauses 8.1 through 8.4 and (z) concurrently with the termination of this Agreement pursuant to this clause 9.1(d)(iv) (and as a condition to the effectiveness of such termination), the Company shall pay to the Purchaser a fee equal to the Termination Fee Amount pursuant to clause 7.1(a).

  For purposes of this Agreement, a "Company Triggering Event" shall be deemed to have occurred if: (1) there is a Change in Company Recommendation; (2) if the Company Board shall have approved, endorsed, recommended or authorized the Company to enter into a definitive agreement with respect to a Superior Offer or the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; or (3) the Company Board shall have passed a resolution to do any of the foregoing. For purposes of this Agreement, a "Purchaser Triggering Event" shall be deemed to have occurred if: (1) there is a Change in Purchaser Recommendation; (2) if the Purchaser Board shall have approved, endorsed, recommended or authorized the Purchaser to enter into a definitive agreement with respect to a Superior Offer or the Purchaser shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer; or (3) the Purchaser Board shall have passed a resolution to do any of the foregoing.

9.2
Any termination of this Agreement under and in accordance with clause 9.1 will be (but will only be) effective immediately upon (or, if the termination is pursuant to clause 9.1(c)(i) or clause 9.1(d)(i) and the proviso therein is applicable, 10 days after) the delivery of written notice of the Company or the Purchaser, as applicable, to the other. In the event of the termination of this Agreement as provided in clause 9.1, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with this Agreement or the Acquisition, except (i) as set forth in this clause 9.2 (which shall survive termination of this Agreement), (ii) as set forth in clause 7 (which shall survive termination of this Agreement). Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any intentional or wilful breach of, or any intentional misrepresentation made in, this Agreement or the other Transaction Agreements. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

10.  APPROVALS AND PROCUREMENT

10.1
The parties hereto confirm to each other that they have obtained all necessary and appropriate internal authorisations for the purposes of entering into this Agreement.

10.2
Each party to this Agreement shall use all its reasonable endeavours to procure that its Representatives shall do all such acts as reasonably necessary to give effect to the terms of this Agreement, the Scheme and the Acquisition.

11.  COSTS

  Without prejudice to its other rights pursuant to this Agreement (or in relation to a breach by either party of the terms of this Agreement) each party shall pay its own costs and expenses incidental to the Acquisition.

12.  ANNOUNCEMENTS

12.1
Subject to clauses 12.2 and 12.3, prior to satisfaction or waiver (as the case may be) of the Conditions, no announcement or statement shall be made regarding the Acquisition except on a joint basis or on terms agreed in advance by the parties.

12.2
The restriction in clause 12.1 shall not apply to any announcement or statement required by applicable law, regulation, court order, the SEC or the rules of any stock exchange.

13.  MISCELLANEOUS

13.1
Notices under this Agreement shall be given in writing by personal delivery (including express overnight delivery service) or recorded delivery mail or by facsimile transmission, with a confirmation copy despatched by personal delivery or recorded delivery mail, and shall be effective when received. Notices shall be given as follows:

(a)
if to the Purchaser:

    Chief Financial Officer
    SuperGen Inc
    4140 Dublin Blvd, Suite 200
    Dublin, CA 94568
    United States
    Fax: 925 551-6482

    with a copy to (which copy shall not constitute proper notice):

    Wilson Sonsini Goodrich & Rosati, Professional Corporation
    650 Page Mill Road
    Palo Alto, CA 94304
    United States
    Attention: Page Mailliard
    Fax: 650-493-6811

  (b)
  if to the Company:

    Chief Executive Officer
    Astex Therapeutics, Limited
    Milton Road
    Cambridge, CB40QA
    United Kingdom
    Fax: +44(0) 1223-226201

    with a copy to (which copy shall not constitute proper notice):

    Wragge & Co LLP
    3 Waterhouse Square
    143 Holborn
    London EC1N 2SW
    United Kingdom
    Attention: Kevin Jones
    Fax: +44(0) 870-904-1099

    and

    Cooley LLP
    500 Boylston Street
    Boston, MA 02116
    United States
    Attention: Marc Recht
    Fax: 617-937-2400

13.2
The parties acknowledge and agree that damages may not be an adequate remedy for any breach or threatened breach by it or its Representatives of this Agreement and that the party who is not in breach (the "Non-Breaching Party") shall be entitled without proof of special damage to injunctive relief and other equitable remedy (including specific performance).

13.3
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that no two parties need sign the same counterpart.

13.4
This Agreement, the other Transaction Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein and therein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) shall not be assigned by the Company by operation of law or otherwise unless otherwise specifically provided herein and (c) shall not be assigned by the Purchaser to any Third Party except that the Purchaser may assign the benefit of this Agreement to any Subsidiary of the Purchaser (which assignment shall not release the Purchaser from any of its obligations hereunder). This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Closing; provided, however, that (x) after the Requisite Company Shareholder Approval has been obtained, no amendment may be made which by law requires further approval by the shareholders of the Company without such further approval, and (y) after the Requisite Purchaser Stockholder Approval has been obtained, no amendment may be made which by law requires further approval by the stockholders of the Purchaser without such further approval. No modification, variation or amendment of this Agreement shall be effective unless such modification, variation or amendment is in writing and has been signed by the Company and the Purchaser.

13.5
No waiver of any breach or default under this Agreement or any of its terms shall be effective unless such waiver is in writing and has been signed by the party against which it is asserted. Unless otherwise specifically set forth herein, no delay by any party in exercising, or failure to exercise, any right, power or remedy under this Agreement or otherwise shall constitute a waiver of the right, power or remedy, and no single or partial exercise of any right, power or remedy under this Agreement or otherwise shall prevent any further exercise of the right, power or remedy or the exercise of any other right, power or remedy.

13.6
Subject to clause 4.26, the terms of this Agreement are intended solely for the benefit of the parties hereto and are not intended to inure, and will not inure, to the benefit of any other Person.

13.7
If any provision of this Agreement or the other Transaction Agreements or portion of this Agreement or the other Transaction Agreements is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.

13.8
The rights and remedies conferred on the parties in this Agreement are cumulative and in addition to all other rights and remedies available to the parties (whether hereunder or pursuant to law or equity) and the exercise by a party of one remedy will not preclude the exercise of any other remedy.

13.9
If any claim or dispute arises out of or is related to this Agreement or the other Transaction Agreements, or the interpretation, making, performance, breach or termination hereof or thereof, the parties agree that the Purchaser and the Company shall attempt in good faith to resolve such dispute within twenty (20) days of written notification of such dispute by one party to the other. If such dispute is not so resolved within such twenty (20) day period, such claim or dispute, shall be finally adjudicated in accordance with clause 13.10.

13.10
Subject to and without limiting the fact that the approval of the Scheme by the shareholders is subject to the laws of England and Wales, this Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, i.e., without regard to choice of law principles. The parties agree that (i) any action involving this Agreement shall be brought and maintained solely in the Court of Chancery of the State of Delaware, (ii) each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process and (iii) each party agrees not to commence any legal proceedings related hereto except in such courts.

13.11
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

13.12
None of the representations and warranties of the Company or the Purchaser set forth in Schedule 5 or contained in this Agreement shall survive the Closing. Notwithstanding the foregoing, nothing herein shall relieve any party from liability for any intentional or wilful breach of, or any intentional misrepresentation made in, this Agreement or the other Transaction Agreements

SCHEDULE 1

Agreed Form Press Announcement

FOR IMMEDIATE RELEASE

SUPERGEN AND ASTEX THERAPEUTICS ENTER DEFINITIVE MERGER AGREEMENT

Creating a Financially Strong, International Oncology Company

        DUBLIN, California and CAMBRIDGE, U.K., April 6, 2011—SuperGen, Inc. (NASDAQ: SUPG), a U.S.-based pharmaceutical company dedicated to the discovery and development of novel cancer therapies, and Astex Therapeutics Limited, a privately held, U.K.-based biotechnology company developing targeted therapies for oncology and virology, jointly announce today that they have entered into a definitive agreement to merge the two companies, subject to customary closing conditions, including regulatory and shareholder approvals.

        The combined entity, to be named Astex Pharmaceuticals, Inc., is expected to create a global leader in innovative oncology drug discovery, development and commercialization with $120 million in cash and cash equivalents forecasted post deal closure. The company plans to leverage a revenue stream from its product Dacogen®, marketed in North America by Eisai and in the rest of the world by Johnson & Johnson. The combined company's clinical pipeline will include seven drugs in development—four of which are currently in or entering into Phase II clinical trials and three of which are currently partnered with large pharmaceutical companies.

        The combined company, which is expected to be listed on NASDAQ under the symbol ASTX, expects to have:

  •
  Top-tier partnerships including current partnerships with GlaxoSmithKline, Eisai, Johnson & Johnson, Novartis and AstraZeneca

  •
  Nearly $2 billion in potential future milestone revenues, plus royalties

  •
  An industry leading drug discovery platform to sustain future value creation

  •
  Integrated operations based in two of the world's leading biotech clusters, in the United States and the United Kingdom.

        Pursuant to the terms of the agreements, SuperGen plans to purchase Astex Therapeutics Limited, paying Astex shareholders $25 million in cash, plus shares in SuperGen common stock representing 35 percent of the total post closing shares outstanding. Subsequently, SuperGen plans to pay deferred consideration in the amount of $30 million, to be paid in stock or cash at the discretion of the combined entity, over a period of 30 months. The combined entity will assume all outstanding incentive stock options of Astex Therapeutics Limited. Completion of the transaction will be subject to approval by the shareholders of each company, customary closing conditions, and U.S. and U.K. regulatory review and clearance. The proposed transaction is expected to close in July 2011.

        Under the new management structure, James S.J. Manuso, chairman, president and chief executive officer of SuperGen Inc., would become chairman and chief executive officer of Astex Pharmaceuticals, Inc., and Harren Jhoti, chief executive officer of Astex Therapeutics Limited, would become president and a member of the Board of Directors of the combined entity. The Board of

Directors of the combined entity would also include Peter Fellner as vice chairman, Walter Lack, Charles Casamento, Thomas Girardi, Allan Goldberg, Tim Haines and Ismail Kola.

        "We believe the combination of SuperGen and Astex accelerates SuperGen's business model and brings together the people, partnerships, clinical assets, discovery platforms, infrastructures and capital resources to generate significant shareholder value in the years ahead," said SuperGen's Manuso. "The outstanding pipeline and highly regarded drug discovery platform of Astex, coupled with the product candidates, development expertise and capital resources of SuperGen, are expected to give rise to a powerful new entity capable of delivering valuable cancer therapies targeting critical medical needs."

        "We believe this merger creates a world class oncology company with a rare profile," said Astex's Jhoti. "Astex Pharmaceuticals, Inc. will emerge with an industry leading drug discovery platform that we believe will continue to generate a vibrant and growing R&D pipeline, backed by an established revenue stream and a strong capital foundation. We are very pleased about the synergies of purpose and talents that Astex and SuperGen are bringing together to create what we expect to be one of the world's foremost oncology discovery and development companies."

        Management from SuperGen and Astex will host a conference call to discuss the proposed merger tomorrow, April 7th at 8:00 am EST / 1:00 pm BST. A live webcast of the conference call and presentation materials are accessible on a new website http://www.astex-supergen.com, or in the investor relations section of the SuperGen or Astex Therapeutics websites at http://www.supergen.com and http://www.astex-therapeutics.com. A webcast replay of the conference call will be available for 90 days.

        On April 12th SuperGen and Astex will discuss in depth their respective pipelines and discovery operations at a joint Investor and Analyst Day in New York. Information about the live and archived webcast of these presentations will be available through the above mentioned websites.

# # #

 About SuperGen

        SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapeutics in epigenetic and cell signaling modulation. SuperGen develops products through biochemical and clinical proof of concept to partner for further development and commercialization.

        In addition to internal discovery programs, SuperGen has two drugs advancing in the clinic and a discovery collaboration with GlaxoSmithKline focused on epigenetic targets.

        For more information about SuperGen, please visit http://www.supergen.com.

About Astex Therapeutics

        Astex is a U.K.-based biotechnology company that discovers and develops novel small molecule therapeutics. Using its pioneering fragment-based drug discovery platform, Pyramid™, Astex has built a pipeline of molecularly-targeted oncology drugs, of which three are currently being tested in clinical trials with others in discovery and pre-clinical development.

        In addition to its proprietary research programs, Astex's productivity in lead discovery has been endorsed through numerous partnerships with major pharmaceutical companies, including AstraZeneca, GlaxoSmithKline, Johnson & Johnson and Novartis.

        For further information on Astex, please visit the company's website at www.astex-therapeutics.com.

SuperGen, Inc. Timothy Enns, SVP Corporate Communication and Business Development Tel: +1 (925) 560-2810 Email: tim.enns@supergen.com	Astex Therapeutics Ltd Jeremy Carmichael, Director of Business Development Tel: +44(0)1223 226200 Email: info@astex-therapeutics.com
Media Enquires Fleishman-Hillard Michael Ares Tel: +1 (404) 739-0133 Email: michael.ares@fleishman.com	Media Enquiries College Hill (Europe) Melanie Toyne Sewell Tel: +44 (0) 20 7866 7866 Email: astex@collegehill.com
Investor Relations The Trout Group Alan Roemer Tel: +1 (646) 378-2945 Email: aroemer@troutgroup.com	Media Enquires College Hill (US) Rebecca Skye Dietrich Tel: +1 (857) 241-0795 Email: astex@collegehill.com

Note on Forward-Looking Statements

        This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the combined entity's cash projections, ability to meet drug development milestones, have successful research and development capabilities, maintain strong partnerships with large pharmaceutical companies, maintain revenue streams from Dacogen, successfully integrate the development, research and financial operations of two organizations in two overseas locations, and the expected closing of the proposed Transaction. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed Transaction, satisfaction of closing conditions precedent to the consummation of the proposed Transaction, and such other risks as identified in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and the Company's most recent Quarterly Reports on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statement contained in this press release.

Important Additional Information

        SuperGen is not asking for your vote or soliciting a proxy in connection with the transaction at this time. This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to purchase, shares of common stock of SuperGen. This press release is not a substitute for the proxy statement that SuperGen will file with the Securities and Exchange Commission in connection with the transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, INVESTORS AND STOCKHOLDERS OF SUPERGEN ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The final proxy statement will be mailed to SuperGen stockholders. The proxy statement and other relevant materials (when they become available), and any other documents filed by SuperGen with the SEC, may be obtained free of charge at the SEC's website at www.sec.gov; by contacting SuperGen's Investor Relations Department by phone at (925) 560-0100 or by mail at 4140 Dublin Blvd., Suite 200, Dublin, CA 94568 USA.

Participants in the Solicitation

        SuperGen and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SuperGen's directors and executive officers is available in SuperGen proxy statement for its 2010 annual meeting of stockholders and Annual Report on Form 10-K for the year ended December 31, 2010, which were filed with the SEC on April 30, 2010 and March 9, 2011, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

SCHEDULE 2

SCHEME TERMS AND CONDITIONS

Part A: Terms of the Acquisition

1.     Acquisition Structure

1.1
The Acquisition will be implemented by means of a scheme of arrangement between Astex and Scheme Shareholders under part 26 of the Act (involving a reduction of capital under Section 641 of the Act). Full details of the Scheme will be set out in the Scheme Circular save that this sentence will not be replicated in the Terms and Conditions of this Scheme Circular.

1.2
If the Scheme becomes effective, it will be binding on all Scheme Shareholders irrespective of whether or not they attended or voted in favour of the resolutions at the Court Meetings or the Astex General Meeting.

2.     Conditions

        The Scheme is conditional on satisfaction of the Conditions set out in Part B of this Appendix.

3.     Initial Consideration

3.1
Definitions.

        In this Paragraph 3:

  (a)
  "Initial Cash Amount" means the aggregate amount of cash to be paid as part of the Initial Consideration to Scheme Shareholders pursuant to the Scheme, which shall be equal to Twenty-Five Million U.S. Dollars ($25,000,000) as converted into U.K. Sterling at the Exchange Rate on the Business Day immediately prior to the Closing Date;

  (b)
  "Initial Share Amount" means the aggregate number of New SuperGen Shares to be issued as part of the Initial Consideration to Scheme Shareholders pursuant to the Scheme, calculated in accordance with the following formula:

    X = (Y/Z) - Y,

    Where X is the Initial Share Amount,

    Y = the number of SuperGen Outstanding Shares, and

    Z = 0.65;

  (c)
  "SuperGen Outstanding Shares" means the number of Existing SuperGen Shares issued and outstanding as of the last Trading Day immediately prior to the Closing Date.

3.2
Payment of Initial Consideration.    If the Scheme becomes effective, within one (1) Business Day after the Closing Date, SuperGen will (x) provide all necessary written instructions to its transfer agent for the issuance of the Initial Share Amount, (y) pay the Initial Cash Amount to the Paying Agent, and (z) cause the Paying Agent to distribute the Initial Share Amount and the Initial Cash Amount to the Scheme Shareholders on the register of members of Astex at the Scheme Record Time in accordance with the Payment Schedule.

  Fractions of New SuperGen Shares will not be allotted or issued pursuant to the Scheme and fractional entitlements will be rounded down to the nearest whole number of New SuperGen Shares. Each Astex Shareholder who would otherwise have been entitled to receive a fractional entitlement shall receive, in lieu, an amount converted into U.K. Sterling at the Exchange Rate on the Business Day immediately prior to the Closing Date equal to such fractional entitlement at the closing price per share of one SuperGen Share on the last Trading Day immediately prior to the Closing Date.

  Payment to each Scheme Shareholder eligible to receive a portion of the Initial Consideration is contingent upon the Paying Agent's receipt of a properly completed and executed original Form W-9 for U.S. residents or Form W-8 BEN for non-U.S. residents (it being understood that the name on each such tax form must exactly match the name set forth on the Payment Schedule). Each Scheme Shareholder eligible to receive a portion of the Initial Consideration will receive his/her/its New SuperGen Shares in book-entry form and his/her/its portion of the Initial Cash Amount in the form of a check payable to such Scheme Shareholder.

  All distributions to Scheme Shareholders shall be based upon the allocations and formulae set forth in the Payment Schedule. Provided that SuperGen causes the Paying Agent to make distributions of the Initial Consideration in conformity with the Payment Schedule, neither SuperGen nor Astex shall have any responsibility for any errors in distributions caused by either the allocations or formulae set forth in the Payment Schedule.

  Any portion of the Initial Consideration that would have been paid to holders of Preferred C Shares arising from the exercise of Warrants had they been exercised prior to the Closing Date shall be withheld from the Initial Consideration and retained for distribution to holders of Warrants in the event that such Warrants are exercised after the Closing Date. Any portion of such retained Initial Consideration associated with Warrants that expire without exercise shall be deemed forever forfeited to SuperGen.

3.3
Withholding Taxes.    Astex and SuperGen shall be entitled to deduct and withhold from any Initial Consideration or Deferred Consideration payable pursuant to this Part A to any Scheme Shareholder such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the person to whom such amounts would otherwise have been paid.

3.4
Additional Adjustments to Aggregate Consideration.    The New SuperGen Shares payable to Scheme Shareholders under the Scheme (including as part of the Deferred Consideration) shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into SuperGen Shares), reorganization, recapitalization, reclassification or other like change with respect to SuperGen Shares occurring or having a record date on or after the date hereof (it being understood and agreed that the foregoing adjustments to New SuperGen Shares shall include adjustments or changes of SuperGen Shares into other shares of securities of another entity as a result of a merger, consolidation, combination, share exchange or similar transaction involving SuperGen).

3.5
Tax Consequences.    SuperGen makes no representations or warranties to Astex or to any Scheme Shareholder regarding the tax treatment of the Scheme, or any of the tax consequences to Astex or any Scheme Shareholder of the Scheme or any of the other transactions or agreements contemplated hereby. Astex acknowledges that Astex and the Scheme Shareholders are relying, and will continue to rely, solely on their own respective tax advisors in connection with the Scheme and the other transactions and agreements contemplated hereby. Astex undertakes to ensure that the substance of this Paragraph 3.5 will be communicated to the Scheme Shareholders. SuperGen shall have no responsibility for tax liabilities of Scheme Shareholders that may be incurred or arise in connection with the Scheme.

4.     Restrictions attaching to New SuperGen Shares that are Part of Initial Consideration and/or the Deferred Consideration

4.1
US Securities Law.    All New SuperGen Shares shall be issued without registration under the Securities Act in reliance on an exemption from registration provided by Section 3(a)(10) of the Securities Act and shall be freely tradable under the Securities Act, subject only to any lock-up agreements and any restrictions under Rule 144 or Rule 145 under the Securities Act that are applicable to any Scheme Shareholders who become affiliates of SuperGen following the Acquisition.

4.2
Execution of Lock-Up Agreements.    The Sellers' Representative will be authorized and directed to enter into the Lock-Up Agreements on behalf of each Restricted Shareholder under power of attorney conferred by operation of the Scheme and in the event that the Sellers' Representative is unable to (or for any reason does not) execute a Purchaser Lock-Up Agreement, then an authorized officer of the Purchaser will be authorized thereunder to enter into such Purchaser Lock-Up Agreement on behalf of each Purchaser Restricted Shareholder.

4.3
Legend.    Each certificate representing New SuperGen Shares issued as part of the Initial Consideration (and any New SuperGen Shares, if any, issued as part of the Deferred Consideration during the term of the Purchaser Lock-up Agreement) to the Restricted Shareholders will be stamped with the following legend, or a legend substantially equivalent thereto:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A LOCK-UP ARRANGEMENT BINDING THE ORIGINAL HOLDER OF THESE SHARES AND ANY SUCCESSOR HOLDER, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.

5.     Rights attaching to New SuperGen Shares

5.1
The New SuperGen Shares issued pursuant to the Scheme, when issued, will have been duly authorised by SuperGen, and shall be validly issued, fully paid and non-assessable.

  The New SuperGen Shares will be issued on identical terms to and will rank pari passu with the Existing SuperGen Shares, including the right to vote and to receive and retain all dividends and other distributions declared, paid or made on SuperGen Shares after the Closing Date. The New SuperGen Shares will not carry any right to participate in any dividends or other distributions declared or paid by SuperGen by reference to a record date prior to the Closing Date.

6.     Deferred Consideration

6.1
Definitions.

        In this Paragraph 6:

  (a)
  "Deferred Consideration Period" means the Stub Period and the 30-month period commencing on the Closing Date;

  (b)
  "Milestone Payments" means gross payments actually received by Astex, SuperGen or any other member of the Combined Group in respect of the achievement of performance milestones under Partnered Projects during the Deferred Consideration Period;

  (c)
  "Milestone Payment Statements" means statements of Milestone Payments, as prepared by SuperGen in accordance with Paragraph 6.2;

  (d)
  "Partnered Projects" means those contractual arrangements of Astex in effect as of January 1, 2011, each as set forth on Exhibit A and as such may be amended from time to time following the Closing Date, but solely with respect to the subject matter of the Milestone Payments;

  (e)
  "Payment Date" means (i) with respect to any Deferred Consideration set forth in a Milestone Payment Statement, the date falling ten (10) Business Days after the last day of the applicable Payment Period and (ii) with respect to any Dispute Consideration not set forth in a Milestone Payment Statement and that was the subject of a Dispute Notice, the date falling ten (10) Business Days after the earlier of (X) the Determination Date (as defined below in Paragraph 6.2(e)) or (Y) the date on which the Purchaser and the Sellers' Representative otherwise agree in writing on the amount of such Deferred Consideration;

  (f)
  "Payment Period" means a period of six months, the first such period commencing on the Closing Date, each successive period commencing on the day after the end of the previous period and the last such period ending on the date which is the last day of the Deferred Consideration Period;

  (g)
  "Sellers' Representative" means Abingworth Management Limited or such other Person as may be appointed as Sellers' Representative by Scheme Shareholders from time to time in accordance with Paragraph 6.4;

  (h)
  "Share Cap" means the maximum number of New SuperGen Shares issuable, which number shall not exceed 52,500,000 SuperGen Shares (as such number of shares may be adjusted in accordance with Paragraph 3.4); and

  (i)
  "Stub Period" means the period of time commencing on 1 January 2011 and ending on (and including) the day immediately preceding the Closing Date.

6.2
Deferred Consideration Procedures.

(a)
Delivery of Milestone Payment Statement.    Within ten (10) Business Days after the end of each Payment Period, SuperGen shall deliver to the Sellers' Representative a Milestone Payment Statement in respect of the Milestone Payments received during the last-ended Payment Period (which, in respect of the first Payment Period, shall be deemed to include all Milestone Payments received during the Stub Period). Each Milestone Payment Statement shall set out the Partnered Projects in respect of which Milestone Payments have been paid, the amount of Milestone Payments received and the dates on which such Milestone Payments were received. In the case of the third and fifth Payment Periods, each corresponding Milestone Payment Statement shall also set forth the amount of any "true-up" payments required pursuant to Paragraph 6.3(b) or Paragraph 6.3(c), as applicable. Where SuperGen intends to pay the Deferred Consideration otherwise than in cash (with such decision to be made in accordance with the provisions of Paragraph 6.3(f) below), the Milestone Payment Statement will also indicate whether SuperGen intends to make payments of Deferred Consideration in New SuperGen Shares or a combination of cash and New SuperGen Shares, and the proposed amount(s) of each such proposed payment in accordance with the allocations specified in Payment Schedule. If the Milestone Payment consists of a mix of both cash and New SuperGen Shares, the ratio of cash to New SuperGen Shares is intended to and shall apply pro rata to all Scheme Shareholders, subject only to rounding.

(b)
Confirmation Notice.    The Sellers' Representative shall review each such Milestone Payment Statement and shall within ten (10) Business Days of receipt (the "Statement Response Period") either (i) deliver to SuperGen a written acknowledgment confirming the Milestone Payment Statement as final (the "Confirmation Notice") or (ii) initiate expedited dispute resolution under Paragraph 6.2(d) of this document. If the Sellers' Representative does not deliver a Confirmation Notice or initiate expedited dispute resolution under Paragraph 6.2(d) within the

    Statement Response Period, then without limiting the Purchaser's payment obligations with respect to subsequent Payment Periods, the Deferred Consideration for the applicable Payment Period shall be an amount equal to the Milestone Payment shown in the Milestone Payment Statement and it shall be deemed final and non-appealable by any means. In the event that some or all of the Deferred Consideration is to be paid in New SuperGen Shares, SuperGen shall pay the cash and provide the requisite instructions as to the gross number of New SuperGen Shares to be delivered to the Scheme Shareholders by the Paying Agent and, following delivery of such cash and such written instructions, the Paying Agent shall allocate the cash and New SuperGen Shares among the Scheme Shareholders in accordance with the Payment Schedule. To the extent that any expedited dispute resolution under Paragraph 6.2(d) of this document relates to part only of any Milestone Payment Statement, SuperGen shall promptly (and not later than the applicable Payment Date) pay to the Paying Agent (and cause the Paying Agent to pay to the Scheme Shareholders in accordance with the terms and conditions hereof) an amount of Deferred Consideration equal to all Milestone Payments referred to in that Milestone Payment Statement that are not subject to such dispute.

  (c)
  Access.    For the purposes of reviewing the Milestone Payment Statements, SuperGen will ensure that the Sellers' Representative and its accountants and any expert nominated and, in each case, approved by SuperGen under Paragraph 6.2(d) are given reasonable access at reasonable times to records, working papers and staff who have been engaged in the preparation of Milestone Payment Statements and that such staff answer all reasonable questions put to them.

  (d)
  Expedited Dispute Resolution.    If the Sellers' Representative disagrees with any aspect of the Milestone Payment Statement prior to the end of the Statement Response Period, it may provide notice (a "Dispute Notice") to SuperGen that it is referring the dispute to a firm of chartered accountants nominated jointly by the parties or (failing nomination within ten (10) Business Days after request by either party) nominated at the request of either party by the president of the Institute of Chartered Accountants in England and Wales (the "Expert") for the purpose of resolving the dispute. Such notice must contain a written statement of any and all matters in dispute, including a reasonably detailed description of the matters in dispute and any calculations in support of the Sellers' Representative's position.

  (e)
  Chartered Accountant.    The Expert so nominated shall:

  (i)
  be instructed to determine as soon as practicable the matters in dispute specified in the Dispute Notice;

  (ii)
  for the purpose of making its determination, have jurisdiction to determine any matter and its terms of reference thereto;

  (iii)
  adopt such procedures to assist with the conduct of the determination as it reasonably considers appropriate including instructing professional advisers to assist it in reaching its determination; and

  (iv)
  act as an expert and not as an arbitrator;

    and its decision will be final, binding and non-appealable on SuperGen, the Sellers' Representative and the Scheme Shareholders except in the case of manifest error (the date of the Expert's decision shall be referred to as the "Determination Date"). The costs of the Expert's determination shall be borne by SuperGen; provided that if the determination of the Expert is that the Scheme Shareholders are entitled to less than 50% of the amount that is the subject of the Dispute Notice, the costs of the Expert's determination shall be deducted from any Deferred Consideration.

6.3
Payment of Deferred Consideration.

(a)
Payment of Deferred Consideration on Receipt of Milestone Payments.    Subject to the limitations set forth in Paragraph 6.3(d) below and the conditions set forth in Paragraph 6.3(e), Scheme Shareholders shall be entitled to Deferred Consideration in an amount equal to one hundred percent (100%) of the Milestone Payments (if any) actually received by Astex, SuperGen or any other member of the Combined Group in the relevant Payment Period; provided, however, that after an amount of Deferred Consideration equal to £5 million has been paid out by SuperGen (whether in cash or by the issuance of New SuperGen Shares), the amount thereafter payable with respect to each U.K. Sterling or U.S. Dollar of subsequent Milestone Payments (whether in the same or subsequent Payment Periods) shall be reduced to an amount equal to fifty percent (50%) of such Milestone Payments; and provided, further, that any funds that have been, prior to the Closing, (i) actually paid out as dividends or otherwise distributed to Astex Shareholders (in their respective capacities as such), (ii) actually expended by Astex between the execution date of the Implementation Agreement and the Closing in violation of the negative covenants set forth in clause 5.1(a) through clause 5.1(t) of the Implementation Agreement or (iii) actually expended by Astex between January 1, 2011 and the date of the execution of the Implementation Agreement if such payments would have been in violation of the negative covenants set forth in clause 5.1(a) through clause 5.1(t) of the Implementation Agreement had such expenditures occurred between the execution date of the Implementation Agreement and the Closing, shall result in a dollar-for-dollar (or Pound-for-Pound, as the case may be) reduction of the Maximum Deferred Consideration. For the purposes of this Paragraph 6.3(a) only, Milestone Payments shall be converted from U.K. Sterling into U.S. Dollars using the Exchange Rate on the last Business Day immediately prior to the date of this Agreement.

(b)
18-Month True Up.    Notwithstanding anything in this Agreement to the contrary, in no event shall the amount of Deferred Consideration paid by the Purchaser with respect to the third Payment Period be less than an amount equal to X minus Y, where X is equal to $15 million (less any reductions to the Maximum Deferred Consideration as described above), and Y is the aggregate amount of the Deferred Consideration paid by SuperGen with respect to the first two Payment Periods.

(c)
30-Month True-Up.    Notwithstanding anything in this Agreement to the contrary, in no event shall the amount of Deferred Consideration paid by the Purchaser with respect to the fifth Payment Period be less than an amount equal to X minus Y, where X is equal to $30 million (less any reductions to the Maximum Deferred Consideration as described above), and Y is the aggregate amount of the Deferred Consideration paid by SuperGen with respect to the first four Payment Periods (including any amounts actually paid pursuant to Paragraph 6.3(b) above).

(d)
Limitations.    Scheme Shareholders shall not be entitled to receive more than a maximum aggregate of $30 million by way of Deferred Consideration (the "Maximum Deferred Consideration") (it being understood and agreed that each payment of Deferred Consideration shall count towards and reduce the balance of the Maximum Deferred Consideration only at the value at which such payment was calculated at the time it was made; and no subsequent increase or decrease in the value of SuperGen Shares issued in a prior Payment Period shall increase or decrease the balance of the amount of Maximum Deferred Consideration still owed by SuperGen). By way of example and for the avoidance of doubt, in the event SuperGen owes $4,000,000 on the first Payment Period and pays the Milestone Payment for the first Payment Period in the form of $2,000,000 in cash and 1,000,000 SuperGen Shares (with the closing price per share of SuperGen common stock being $2.00 on the last Trading Day of the first Payment Period), then SuperGen will still owe $26,000,000 in subsequent

    Payment Periods regardless of whether or not the 1,000,000 SuperGen Shares issued in the first Payment Period go up or down in value over time as a result of increases or decreases in the trading price of SuperGen common stock. Additionally, a portion of the Deferred Consideration otherwise payable to applicable Scheme Shareholders in respect of Deferred Consideration payments will be deducted on a pro rata basis from each applicable Scheme Shareholder's share of the Deferred Consideration and paid to the Sellers' Representative for the Sellers' Representative Expense Reimbursement Amount in accordance with Paragraph 6.3(g).

  (e)
  Payment.    On each Payment Date following the end of each Payment Period, SuperGen shall cause the Paying Agent to distribute cash and, if applicable, a gross number of SuperGen Shares equal to the aggregate Deferred Consideration then due to the relevant Scheme Shareholders and the Sellers' Representative in accordance with the Payment Schedule, in aggregate amounts as determined pursuant to Paragraphs 6.3(a)-(d). Payment to each Scheme Shareholder eligible to receive a portion of the Deferred Consideration is contingent upon the Paying Agent's receipt of a properly completed and executed original Form W-9 for U.S. residents or Form W-8 BEN for non-U.S. residents (it being understood that the name on each such tax form must exactly match the name set forth on Payment Schedule). Each Scheme Shareholder eligible to receive a portion of the Deferred Consideration and the Sellers' Representative will receive his/her/its New SuperGen Shares in book-entry form and his/her/its portion of the cash payment in the form of a check payable to such Scheme Shareholder.

    All distributions to Scheme Shareholders and the Sellers' Representative shall be based upon the allocations and formulae set forth in the Payment Schedule. Provided that SuperGen causes the Paying Agent to make distributions of the Deferred Consideration in conformity with the Payment Schedule, neither SuperGen nor Astex shall have any responsibility for any errors in distributions caused by either the allocations or formulae set forth in the Payment Schedule.

    Any portion of Deferred Consideration that would have been paid to holders of Preferred C Shares arising from the exercise of Warrants had they been exercised prior to the Closing Date shall be withheld from the Deferred Consideration and retained for distribution to holders of Warrants in the event that such Warrants are exercised after the Closing Date. Any portion of such retained Deferred Consideration associated with Warrants that expire without exercise shall be deemed forever forfeited to SuperGen.

  (f)
  SuperGen Election on Form of Payment.    Deferred Consideration shall be paid by SuperGen in the form of either cash or the issuance of New SuperGen Shares (or a combination of cash and New SuperGen Shares), such allocation to be made with respect to each Payment Period in the sole and exclusive discretion, using reasonable business judgment, of the audit committee of SuperGen from time to time, with the number of New SuperGen Shares issuable with respect to a particular Payment Period computed by dividing (i) the then due but unpaid Deferred Consideration that SuperGen's audit committee from time to time has elected to pay in the form of New SuperGen Shares by (ii) the closing price of a share of SuperGen common stock on the last Trading Day of the applicable Payment Period. The audit committee shall make its determination regarding the allocation between cash and New SuperGen Shares with respect to a particular Payment Period by no later than the last day of such Payment Period (it being understood and agreed that, if the audit committee does not make such determination prior to the last day of such Payment Period, then all Deferred Consideration payable with respect to such Payment Period shall be paid in cash). Notwithstanding anything to the contrary herein, in no event shall SuperGen issue or be required to issue New SuperGen Shares in excess of the Share Cap (it being understood and agreed that if SuperGen has issued New SuperGen Shares equal to the Share Cap, the balance of any Deferred Consideration shall be paid in cash). Fractions of New SuperGen Shares that would otherwise be issued as part of the Deferred Consideration will not be allotted or issued and fractional entitlements will be rounded down to the nearest whole number of New SuperGen Shares. Each Astex Shareholder who would otherwise have been entitled to receive a fractional entitlement shall receive, in lieu, an amount converted into U.K. Sterling at the Exchange Rate on the Business Day immediately prior to the date of this Agreement equal to such fractional entitlement at the closing price per share of one share of SuperGen common stock on the last Trading Day immediately prior to the applicable Payment Date.

  (g)
  Sellers' Representative Expense Reimbursement Amount.    In accordance with the Payment Schedule, SuperGen shall cause the Paying Agent to pay out of the first amounts of Deferred Consideration otherwise payable to Scheme Shareholders an amount in cash equal to One Hundred Thousand U.S. Dollars ($100,000) (the "Sellers' Representative Expense Reimbursement Amount") to the Sellers' Representative to be held by the Sellers' Representative in trust for the benefit of the Scheme Shareholders, to be used by the Sellers' Representative solely for the payment of out-of-pocket expenses incurred by the Sellers' Representative in connection with the performance of the Sellers' Representative's duties and obligations hereunder. The Sellers' Representative Expense Reimbursement Amount shall be deducted on a pro rata basis from each applicable Scheme Shareholder's portion of the Deferred Consideration otherwise payable. No later than ten (10) Business Days following the last Payment Date in Paragraph 6, the Seller's Representative shall distribute the balance of any funds held by it in respect of the Sellers' Representative Expense Reimbursement Amount to the applicable Scheme Shareholders on a pro rata basis consistent with the original deductions of such amounts from the applicable Scheme Shareholders.

6.4
Sellers' Representative

(a)
The first Sellers' Representative shall be Abingworth Management Limited.

(b)
The Scheme Shareholders will each indemnify and hold Abingworth Management Limited and its directors, officers, agents and employees ("Abingworth") harmless against any losses, claims, damages or liabilities to any person arising out of or in connection with Abingworth's role as Sellers' Representative (including without limitation any legal or accounting fees and expenses), except to the extent that any such loss, claim, damage or liability results from Abingworth's gross negligence or bad faith.

(c)
The Scheme Shareholders shall be entitled to replace Abingworth or any other Person being Sellers' Representative from time to time and appoint another Person in their place upon not less than 10 calendar days' written notice to the Sellers' Representative and to SuperGen, signed by Scheme Shareholders who held 75% or more of the Scheme Shares at the Closing Date. Any Person appointed as replacement Sellers' Representative shall as a condition to appointment have confirmed in writing to SuperGen that he, she or it has agreed to act in that capacity and that he, she or it is not entitled to any compensation from SuperGen.

(d)
The provisions of Paragraph 6.4(b) shall apply equally to any Person appointed as replacement Sellers' Representative.

6.5
Any notice or communication given or received by, and any decision, action, failure to act, agreement, consent, settlement, resolution or instruction of, the Sellers' Representative shall constitute a notice or communication to or by, or a decision, action, failure to act, agreement, consent, settlement, resolution or instruction of all Scheme Shareholders and shall be final, binding and conclusive upon each such Scheme Shareholder and SuperGen shall be entitled to rely upon all such actions or inactions of the Sellers' Representative as the actions or inactions of the Scheme Shareholders.

7.     Allocation of Consideration

7.1
Solely for the purpose of the Company's determination of the operation of the Articles in relation to the Acquisition (which is deemed by the Company to be a "Sale" for the purposes of the Articles), and specifically for the Company's determination of the allocations of Consideration to Scheme Shareholders pursuant to the Scheme, any part of the Consideration payable in:

(a)
cash shall be deemed to have been converted from U.S. Dollars into U.K. Sterling using the 30-day moving average Exchange Rate for the period immediately prior to the date of the Implementation Agreement; and

(b)
New SuperGen Shares shall be deemed to have been valued based on the 30-day moving average stock price for Existing SuperGen Shares for the period immediately prior to the date of the Implementation Agreement, such value then being converted into U.K. Sterling in accordance with Paragraph 7.1(a)(i), in each such case, as determined by the Company in its absolute discretion. Notwithstanding the foregoing, for the purposes of Article 2(b)(ii) of the Articles, the Company's allocation of Consideration shall be applied to satisfy the entitlements under subparagraphs (A) through (D) in order of priority and no Scheme Shareholder shall be entitled to any part of the Consideration unless and until each of the entitlements having priority under that Article has been satisfied in full. If any instalment of Consideration comprises cash and New SuperGen Shares, such cash and shares shall be allocated by the Company to Scheme Shareholders in the same proportions that the two elements bear to one another when paid (as cash) or instructed for issuance (as shares) to the Paying Agent by SuperGen, and, for the avoidance of doubt, shall not be applied in any way which requires either to be applied first before the application of the other in satisfaction of the entitlements of Scheme Shareholders to the Consideration under the Articles.

7.2
The Consideration shall be allocated among Scheme Shareholders in accordance with their entitlements under the Articles as modified by this Paragraph 7, and it shall be the sole responsibility of the Sellers' Representative to ensure that the Payment Schedule reflects the allocation principles set out in this Paragraph 7 as well as the pro rata deduction for the Sellers' Representative Expense Reimbursement Amount.

7.3
For the avoidance of doubt, nothing in this Paragraph 7 shall have the effect of increasing or decreasing any amounts payable or issuable by SuperGen pursuant to Paragraphs 3.2 and 6.3 (which specify the maximum amount of consideration payable by SuperGen). SuperGen shall have no liability or responsibility whatsoever for the allocation of the Consideration to Scheme Shareholders provided it has fulfilled its obligations pursuant to Paragraphs 3.2 and 6.3 and no Scheme Shareholder shall have any claim against SuperGen on any basis whatsoever arising as a result of the application of this Paragraph 7.

7.4
In circumstances where Paragraph 3.4 applies as a result of replacement shares or securities being issued as a consequence of any merger, consolidation, combination, share exchange or similar transaction involving SuperGen, then the Sellers' Representative shall have sole discretion as to how such replacement shares or securities are valued for the purposes of determining the operation of the Articles in relation to the Acquisition and specifically in determining the allocations of Consideration to Scheme Shareholders pursuant to the Scheme.

8.     Post-Signing Permitted Bonuses

        Following the Closing Date, SuperGen shall cause the Company to pay the SIP Participants the Permitted Bonuses no later than two Business Days prior to the date on which SIP Participants are obliged to remit any tax payments arising from the cancellation of the Ordinary Shares currently held subject to the terms of the SIP.

 Part B: Conditions of the Acquisition

        The Acquisition is conditional upon the Scheme becoming unconditional and becoming effective by not later than August 31, 2011, or such later date (if any) as Astex and SuperGen may agree and (if required) the Court may allow.

1.     Conditions to the Scheme:

1.1
The Scheme is conditional upon:

(a)
the approval of the Scheme by a majority in number of each class of Scheme Shareholders, who are on the register of members of Astex at the Voting Record Time, present and voting either in person or by proxy, at the Court Meetings (or at any adjournment of such meetings) representing seventy-five percent (75%) or more in value of the Scheme Shares of that class voted by those Scheme Shareholders;

(b)
the resolution(s) required to implement the Scheme and set out in the notice of the Astex General Meeting being duly passed by the requisite majority at the Astex General Meeting (or at any adjournment of such meeting); and

(c)
the sanction (with or without modification, any such modification being on terms reasonably acceptable to Astex and SuperGen) of the Scheme and the confirmation of the Reduction of Capital by the Court being obtained and office copies of the Court Orders being delivered to the Registrar of Companies.

1.2
In addition, the Acquisition is conditional upon the following matters, and accordingly the necessary actions to make the Scheme effective will not be taken unless such Conditions have been satisfied (where capable of satisfaction), or waived, prior to the Scheme being sanctioned by the Court in accordance with Paragraph 1 above:

(a)
the passing at the SuperGen Special Stockholders Meeting (or any adjournment thereof) of the SuperGen Proposal; and

(b)
the Implementation Agreement not having terminated or having been terminated in accordance with its terms prior to the Scheme Court Hearing; and

(c)
the conditions in Section 6 of the Implementation Agreement having been satisfied or waived by the applicable party prior to the Scheme Court Hearing.

 DEFINED TERMS

$ or U.S. Dollars	the lawful currency of the United States of America;
£ or U.K. Sterling	the lawful currency of the United Kingdom;
Acquisition

the proposed recommended acquisition by SuperGen of the entire issued and to be issued share capital of Astex which is to be effected by means of the Scheme subject to the Conditions set out in this document and any subsequent revision, variation, extension or renewal thereof;

Act	the Companies Act 2006 (as amended);
Articles	the articles of association of Astex;
Astex or the Company	Astex Therapeutics Limited registered in England and Wales (registered number 03751674);
Astex General Meeting

the extraordinary general meeting of Astex Shareholders convened in connection with the Scheme including any adjournment thereof, notice of which is to be set out in an appendix to the Scheme Circular;

Astex Resolution

the resolution(s) to be proposed at the Astex General Meeting for the purposes of approving the Reduction and adopting new Articles and such other matters as may be agreed between Astex and SuperGen as necessary or desirable for the purposes of implementing the Scheme and/or the Acquisition;

Astex Shareholders	holders of Astex Shares;
Astex Shares	the Ordinary Shares, A Ordinary Shares, Preferred A Shares, Preferred B Shares and Preferred C Shares;
A Ordinary Shares	the A ordinary shares of 0.1 pence each in the capital of the Company;
Business Day

a day (excluding Saturdays and Sundays and public holidays in England and Wales or the United States) on which banks generally are open for business in London and New York for the transaction of normal banking business;

Closing	the date that is the later of (A) the date Astex files the Court Orders with the Registrar or (B) such other date as the parties mutually agree following the satisfaction or waiver of all Conditions;
Closing Date	the date on which the Closing occurs;
Combined Group	Astex, SuperGen and any member of SuperGen's Group from time to time;
Conditions	the conditions to the implementation of the Acquisition (including the Scheme), which are set out in Part B of this document;
Consideration	the Initial Consideration and the Deferred Consideration;

Court	the High Court of Justice in England and Wales;
Court Meetings

the separate meetings (including any adjournment thereof) of holders of the Ordinary Shares, the A Ordinary Shares, the Preferred A Shares, the Preferred B Shares and the Preferred C Shares convened pursuant to an order of the Court under Section 896 of the 2006 Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment);

Court Orders	the orders of the Court sanctioning the Scheme under Section 899 of the Act and confirming the associated Reduction;
Deferred Consideration	the sum of $30 million payable pursuant to Paragraph 6 of Part A;
Exchange Rate

with respect to a particular Business Day, the spot rate of exchange for the purchase of U.K. Sterling in exchange for U.S. Dollars shown in the London edition of the Financial Times on such Business Day (save in the case of manifest error) or if no such rate is published on any day the last such published rate, or if foreign exchange rates cease to be published by the Financial Times the spot rate of exchange for U.K. Sterling on such Business Day as determined from such publicly available source as SuperGen may reasonably select;

Existing SuperGen Shares	the SuperGen Shares outstanding prior to the Closing;
Group

in relation to any body corporate, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such body corporate or any subsidiary undertakings as defined in Section 1162 of the Act;

Initial Consideration	the Initial Cash Amount and the Initial Share Amount payable pursuant to Paragraph 3 of Part A and as set forth on Schedule 1 of the Payment Schedule;
Implementation Agreement	the implementation agreement between SuperGen and Astex dated April 6, 2011;
Lock-Up Agreements	the Purchaser Lock-Up Agreement and the Seller Lock-Up Agreement;
NASDAQ	the Nasdaq Stock Market;
New SuperGen Shares	the SuperGen Shares issued to Scheme Shareholders pursuant to the Scheme as either a portion of the Initial Consideration or Deferred Consideration;
Ordinary Shares	the ordinary shares of 0.1 pence each in the capital of the Company;
Paying Agent	BNY Mellon Shareholder Services;

Payment Schedule	the consideration allocation schedule to be delivered by Astex to SuperGen pursuant to Section 6.3(e) of the Implementation Agreement;
Permitted Bonuses

the cash bonuses that are payable to employees of the Company participating in the Company's Share Incentive Plan ("SIP Participants") to cover the tax liability (grossed up for the tax liability payable with respect to the bonus payment) of the SIP Participants that results from the cancellation of the Ordinary Shares currently held subject to the terms of the Share Incentive Plan ("SIP") following the Closing Date in consideration of the receipt by the SIP of its allocation of Consideration under the Scheme;

Preferred A Shares	the non-cumulative convertible preferred ordinary shares (Series A) of 0.1 pence each in the capital of the Company;
Preferred B Shares	the non-cumulative convertible preferred ordinary shares (Series B) of 0.1 pence each in the capital of the Company;
Preferred C Shares	the non-cumulative convertible preferred ordinary shares (Series C) of 0.1 pence each in the capital of the Company;
Purchaser Lock-Up Agreement	the lock-up agreement in the form contained in Part 1 of Schedule 9 to the Implementation Agreement;
Purchaser Restricted Shareholders	the holders of the Preferred A Shares, Preferred B Shares and Preferred C Shares;
Reduction	the proposed reduction of the entire issued capital of Astex under Section 641 of the Act associated with the Scheme;
Reduction Court Hearing	the Court Hearings at which the Reduction Court Order will be sought;
Reduction Court Order	the order of the Court sanctioning the Reduction under Section 648 of the Act;
Reduction Record Time	6.00 p.m. (U.K. time) on the Business Day immediately prior to the date of the Reduction Court Hearing;
Registrar of Companies	the Registrar of Companies for England and Wales;
Restricted Shareholders	means, in relation to the Purchaser Lock-Up Agreement the Purchaser Restricted Shareholders and, in relation to the Seller Lock-Up Agreement, the Seller Restricted Shareholders;
Scheme

the scheme of arrangement under part 26 of the Act to be proposed by Astex to its shareholders, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Astex and SuperGen;

Scheme Court Hearing	the Court Hearing at which the Scheme Court Order will be sought;
Scheme Court Order	the order of the Court sanctioning the Scheme under Section 899 of the Act;

Scheme Record Time	6.00 p.m. (U.K. time) on the Business Day immediately prior to the date of the Scheme Court Hearing;
Scheme Shareholders	holders of Scheme Shares;
Scheme Shares

the Astex Shares:

(i)    in issue at the date of this document;

(ii)   issued after the date of this document and on or before the Voting Record Time in respect of the Court Meetings; and

(iii)  issued after the Voting Record Time in respect of the Court Meetings but on or before the Reduction Record Time either on terms that the original or subsequent holders thereof shall be bound by the Scheme or in respect of which the holder thereof shall have agreed in writing to be bound by the Scheme;

Seller Lock-Up Agreement	the lock-up agreement in the form contained in Part 2 of Schedule 9 to the Implementation Agreement and the exhibit thereto;
Seller Restricted Shareholders	the Persons referred to in the exhibit to the Seller Lock-Up Agreement;
SuperGen	SuperGen Inc., a Delaware corporation with registered office at 4140 Dublin Blvd, Suite 200, Dublin CA 94568, United States of America;
SuperGen Directors	the members of the board of directors of SuperGen;
SuperGen Proposal

the proposals to be submitted to the stockholders of SuperGen for approval at the SuperGen Special Stockholders Meeting for the purposes of, inter alia, approving the issuance of the New SuperGen Shares to be issued hereunder, including any that may be issued as Deferred Consideration;

SuperGen Shares	shares of common stock of $0.001 par value each in the capital of SuperGen (including, if the context so requires, the New SuperGen Shares);
SuperGen Special Stockholders Meeting	a special meeting of the stockholders of SuperGen to be convened to approve the issuance of New SuperGen Shares as part of the Acquisition, including any adjournment thereof;
Trading Day

a day (excluding Saturdays and Sundays or public holidays in the United States) on which (i) NASDAQ is open for business for the transaction of trading in listed securities; and (ii) SuperGen Shares are capable of being traded on NASDAQ;

Voting Record Time

6.00 p.m. (U.K. time) on the day which is two days before the date of the Court Meetings and the Astex General Meeting or, if the Court Meetings or Astex General Meeting are adjourned, 6.00 p.m. on the day which is two Business Days before the date of such adjourned meeting(s); and

Warrants

warrants over 42,790 Preferred C Shares issued to GE Leveraged Loans Limited pursuant to a warrant instrument of Astex dated 27 October 2007 and warrants over 42,790 Preferred C Shares issued to Oxford Finance Corporation pursuant to a warrant instrument of Astex dated 27 October 2007.

 EXHIBIT A

ASTEX PARTNERED PROJECTS

1.
AstraZeneca AB—Research Collaboration & License Agreement (BACE) (21 February 2003) & Amendments

2.
Institute of Cancer Research, Cancer Research Technology Limited, The Wellcome Trust Limited—Research Collaboration & Intellectual Property Management Agreement (BRAF) (16 February 2004) & Amendments

3.
AstraZeneca—Collaboration & License Agreement (PKB) (8 July 2005) & Amendments

4.
Novartis International Pharmaceutical Ltd—Collaboration & Licence Agreement (CDK) (2 December 2005) & Amendments

5.
Janssen Pharmaceutical NV—Collaboration & Licence Agreement (FGFR & other targets) (6 June 2008) & Amendments

6.
The Wellcome Trust Limited—Deed of Subscription, Deed of Adherence & Collaboration Agreement (Seeding Drug Discovery—HCV protease inhibitors) (4 February 2009) & Amendments

7.
Multiple Myeloma Research Foundation—Research Agreement (AT7519 Phase II) (24 February 2009)

8.
GlaxoSmithKline LLC & Glaxo Group Limited—Research & Development Collaboration & License Agreement (Multiple targets) (12 November 2009)

SCHEDULE 3

Transaction Timetable

Date	Action/Event
Within 15 Business Days after execution	File preliminary proxy statement with SEC
19 May 2011	Issue Part 8 claim form to Court
26 May 2011	Hearing of Part 8 claim form
31 May 2011	Post Scheme Document and Options Communications
Following SEC clearance	Mail Definitive Proxy Statement to Purchaser stockholders
12 noon on 21 June 2011	Latest time for lodging forms of proxy for Court Meetings
12 noon on 21 June 2011	Latest time for lodging forms of proxy for General Meeting
6:00 pm on 22 June 2011	Voting Record Time
12 noon on 23 June 2011	Court Meeting for Ordinary Shareholders
12:30 pm on 23 June 2011	Court Meeting for A Ordinary Shareholders
1:00 pm on 23 June 2011	Court Meeting for Preferred A Shareholders
1:30 pm on 23 June 2011	Court Meeting for Preferred B Shareholders
2:00 pm on 23 June 2011	Court Meeting for Preferred C Shareholders
2:30 pm on 23 June 2011	General Meeting
24 June 2011	Purchaser Stockholder Meeting
24 June 2011	• Report of Meetings to the Court
• Present petition to Court and issue application for directions for Reduction (together with draft order)
• Sign and file witness statement in support of petition
• File special resolutions passed at General Meeting
1 July 2011	Court hearing of application for directions held
3 July 2011	Advertisement notifying public of Court Hearing for Scheme appears in designated newspaper
6:00 pm on 18 July 2011	Scheme Record Time
19 July 2011	• Hearing of petition in respect of Scheme and Reduction held.
• Orders confirming Scheme and Reduction sealed by the Court.
19 July 2011	File Scheme order and Reduction order with Registrar—Scheme Effective Date.
20 July 2011	Last date for payment/issuance of Initial Consideration by Purchaser to the Paying Agent.

SCHEDULE 4

Part 1

See Appendix C to Proxy Statement

 SCHEDULE 4

Part 2

See Appendix B to Proxy Statement

SCHEDULE 5

Representations and Warranties

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure schedule delivered by the Company to the Purchaser on the date of this Agreement (the "Company Disclosure Schedule"), the Company hereby represents and warrants to the Purchaser (in the knowledge that the Purchaser is entering into this Agreement in reliance on the accuracy of the representations and warranties) for the benefit of the Purchaser, as set forth below. For purposes of this section, capitalized terms not otherwise defined shall have the definitions set forth in Section 1.27 below.

        1.1    Organization of the Company.    The Company is a corporation duly organized, validly existing and (where such concept is recognized by the applicable jurisdiction) in good standing under the Legal Requirements of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and as currently contemplated to be conducted (the "Company Business"). The Company is duly qualified or licensed to do business and (where such concept is recognized by the applicable jurisdiction) in good standing as a foreign corporation in each jurisdiction where the operation of the Company Business by the Company requires such qualification, except where the failure to have such qualification would, individually or in the aggregate, not be material to the Company. The Company has made available to the Purchaser a true and correct copy of the Company's Certificate of Incorporation and each certificate of incorporation on a change of name (having embodied in it or annexed to it a copy of each resolution or agreement referred to in section 29 of the Act) (the "Certificate of Incorporation") and its Memorandum and Articles of Association, as amended through the date of this Agreement, each in full force and effect on the date hereof (collectively, the "Company Charter Documents"). The Company is not in violation of any of the provisions of the Company Charter Documents and such documents set forth the rights and restrictions attached to the share capital of the Company. Section 1.1(i) of the Company Disclosure Schedule lists the directors and officers of the Company as of the date hereof. The operations being conducted by the Company as of the date of this Agreement are not now and have never been conducted by the Company under any other name. Section 1.1(ii) of the Company Disclosure Schedule also lists every state or foreign jurisdiction in which the Company has Employees or facilities.

        1.2    Books and Register.

          (a)   The register of members and statutory books of the Company contain accurate records of the members of the Company and all the other information which they are required to contain under the Act. All returns, particulars, resolutions and other documents required to be delivered by the Company to the Register of Companies have been duly delivered and no fines or penalties are outstanding.

          (b)   The Company has not received any notice of any application, nor does the Company have Knowledge of any intended application, for the rectification of its register of members.

        1.3    Company Capital Structure and Constitution; Ownership of Shares.

          (a)   The authorized capital stock of the Company consists of Ordinary Shares ("Ordinary Shares"), A Ordinary Shares ("A Ordinary Shares"), Preferred A Shares ("Preferred A Shares"), Preferred B Shares ("Preferred B Shares") and Preferred C Shares ("Preferred C Shares"). As of the date of this Agreement, (i) 5,126,794 Ordinary Shares are issued and are fully paid or credited as fully paid, (ii) Nil A Ordinary Shares are in issue, (iii) 7,122,841 Preferred A Shares are issued and are fully paid or credited as fully paid, (iv) 6,478,873 Preferred B Shares are issued and are fully paid or credited as fully paid and (v) 6,116,233 Preferred C Shares are issued and are fully paid or credited as fully paid. As of the date of this Agreement, the Shares are held by the Shareholders as set forth in Section 1.3(a) of the Company Disclosure Schedule with the domicile addresses (as reflected on the Company's register of members) and in the amounts set forth in Section 1.3(a)(i) of the Company Disclosure Schedule. To the Knowledge of the Company, each such Shareholder (other than the SIP Trustee) is the sole legal and beneficial owner of the Shares registered in such Shareholder's name and identified on Exhibit A attached hereto. To the Knowledge of the Company, no Shares are subject to any Liens or rights of first refusal of any kind, and to the Knowledge of the Company no shareholder has granted any rights to purchase such Shares to any other Person. The Shares held by the Shareholders constitute in the aggregate the entire issued share capital of the Company, no other capital stock of the Company is authorized and other than the Shares held by the Shareholders (as set forth on Exhibit A) there are no outstanding shares of capital stock. All outstanding Shares are duly authorized, validly issued and allotted (for cash consideration), fully paid and non-assessable and, to the Knowledge of the Company, not subject to preemptive rights or any other rights which would prevent the transfer of the Shares to the Purchaser other than those created by the Company Charter Documents. Except as set forth in Section 1.3(a)(iii) of the Company Disclosure Schedule, there are no declared or accrued but unpaid dividends with respect to any Shares. Except as set forth in Section 1.3(a)(iv) of the Company Disclosure Schedule, there are no Company Unvested Shares. To the Knowledge of the Company, each Shareholder (other than the SIP Trustee) has the sole right to transfer the Shares registered in such Shareholder's name to the Purchaser.

          (b)   Except for the Plans, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for the issuance of equity or cash compensation based on equity (including as compensation) to any Person. The Company has reserved 1,796,846 shares of Company Common Stock for issuance to Employees and directors of the Company upon the issuance of stock or the exercise of options granted under the Plans or any other plan, agreement or arrangement (whether written or oral, formal or informal), of which 1,724,746 shares were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock, immediately prior to the date hereof, upon the exercise of outstanding, unexercised options granted under the Plans; provided, however, that as of the Closing, no options or other rights to purchase Company Common Stock shall be outstanding save for options to subscribe for a total of 146,146 shares of Company Common Stock (the "Consultant Options") granted by the Company under The Astex Technology Share Option Plan for Consultants (adopted 4 April 2000) and provided further, assuming the resolutions proposed at Schedule 10 of the Implementation Agreement are passed at the General Meeting to amend the Company's articles of association and that the provisions of the amended articles are complied with in full, any Company Common Stock issuable upon the exercise of the Consultant Options will be immediately exchanged for consideration under the Scheme and any such Company Common Stock will be immediately transferred to the Purchaser or its designee or successor. Section 1.3(b)(i) of the Company Disclosure Schedule sets forth for each outstanding Company Option as of the date of this Agreement, the name of the holder of such Company Option, the type of entity of such holder, if not an individual, the number of Shares issuable upon the exercise of such Company Option, the date on which such Company Option was granted, the exercise price per Share of such Company Option, the applicable vesting schedule whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement (indicating the extent of any such acceleration), and whether such option is an enterprise management option within Schedule 5 ITEPA 2003 or an unapproved option or an approved option within Schedule 4. Except as set forth in Sections 1.3(b)(i) and 1.3(b)(ii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or

  Company Unvested Shares as a result of the Transactions or upon termination of employment or service with the Company following the Scheme or otherwise. The SIP Participants as of the date of this Agreement are listed in Section 1.3(b)(iii) of the Company Disclosure Schedule.

          (c)   Except for the Company Options set forth in Section 1.3(c)(i) of the Company Disclosure Schedule and any Company Options issued after the date of the Implementation Agreement as permitted by the Implementation Agreement, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, allot, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding debt securities of the Company. Except as set forth in Section 1.3(c)(ii) of the Company Disclosure Schedule, there are no securities or instruments other than the Company Charter Documents containing anti-dilution or similar provisions by which the Company is bound. Except as set forth in Section 1.3(c)(iii) of the Company Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as contemplated hereby or as set forth in Section 1.3(c)(iv) of the Company Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or voting by a director of the Company. Except as set forth in Section 1.3(c)(v) of the Company Disclosure Schedule, to the Knowledge of the Company there are no agreements relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any shares in the share capital of the Company other than the Company Charter Documents.

          (d)   True, correct and complete copies of the Plans (including the trust deed in relation to the SIP), the standard form of all agreements and instruments relating to or issued under the Plans or Company Options or any agreement that differs in any material respect from such standard form agreements, have been made available to the Purchaser and such agreements and instruments have not been amended, modified or supplemented since being made available to the Purchaser, and, except as contemplated by this Agreement, there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those made available to the Purchaser and copies of all HMRC EMI notification forms, Section 431 elections and agreements of market value with HMRC, any approval letters relating to the Plans issued by HMRC have been made available to the Purchaser.

          (e)   The only directors of the Company as of the date of this Agreement are the Persons whose names are listed in Section 1.3(e) of the Company Disclosure Schedule.

          (f)    The Company has not provided any unlawful financial assistance as defined in section 152(1) of the Companies Act 1985 or section 677 of the Act directly or indirectly for the purpose of acquiring its own shares or those of any of its holding companies or reducing or discharging any liability so incurred.

          (g)   The Company has no outstanding obligations to redeem or purchase any of its share capital or passed any resolutions authorizing any such redemption or purchase or entered into or agreed to enter into any contingent purchase contract or passed any resolutions approving any such contract or made any capitalization of reserves.

        1.4    Subsidiaries.    The Company does not have and has never had any Subsidiaries or affiliated companies or branches, agencies, places of business or any other permanent establishment outside the U.K. and does not otherwise own or control and has never otherwise owned or controlled any shares of capital stock or any interest in, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity.

        1.5    Authority.    The Company has all requisite corporate power and authority to enter into this Agreement, the other Transaction Agreements and, subject to the receipt of the Requisite Company Shareholder Approval and Court approval to consummate the Scheme, the Requisite Company Shareholder Approval is the only vote of the holders of any Shares necessary under the Act and any other applicable Legal Requirements to approve the Scheme and the other transactions contemplated by this Agreement. The Board of Directors of the Company has unanimously (i) approved this Agreement and the other Transaction Agreements in accordance with the provisions of the Act and other applicable Legal Requirements, (ii) directed that this Agreement and the Scheme Document be submitted to the Shareholders in order to obtain the Requisite Company Shareholder Approval pursuant to the Scheme, and (iii) resolved to recommend that the Shareholders vote in favor of the approval of the Scheme. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Legal Requirements affecting or relating to creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. The execution and delivery of this Agreement and the other Transaction Agreements by the Company do not, and the consummation of the transactions contemplated hereby and thereby will not, result in any Conflict (as defined below) with any provision of the organizational documents of the Company. No consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        1.6    No Conflict.    Except for the necessary consents, waivers or approvals of third parties set forth in Section 1.6 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements, and the consummation of the Scheme and other transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any Lien (other than any Permitted Lien) under or impair the Company's rights or alter the rights or obligations of a third party (any such event, a "Conflict") under (i) any provision of the Company Charter Documents (ii) any Company Material Contract, or (iii) any judgment, injunction, order, decree or Legal Requirement applicable to the Company or any of the properties (whether tangible or intangible) or assets of the Company, except in the case of clauses (ii) and (iii) where such Conflict would not reasonably be expected to result in a Company Material Adverse Effect. Section 1.6 of the Company Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Company Material Contracts that are required by the terms thereof in connection with the Scheme. As of immediately following the Closing, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing obligations, fees, royalties or payments which the Company would otherwise be required to satisfy, perform or pay pursuant to the terms of such Contracts had the Transactions contemplated by this Agreement not occurred; provided, however, that no representation or warranty is made with respect to the effect on any of the Contracts (or the Company's rights thereunder) of any action or decision on the part of the Purchaser (or the Company following the Closing), fact, circumstance or other matter involving or relating to the Purchaser.

        1.7    Consents.    No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any other Transaction Agreement to which the Company is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made would, individually or in the aggregate, result in liabilities of less than U.S. $50,000; and (iii) any other filings contemplated by the Implementation Agreement.

        1.8    Company Financial Statements.    Section 1.8 of the Company Disclosure Schedule sets forth the Company's (i) audited balance sheets and statements of income, changes in shareholders' equity and cash flows of the Company as of and for each of the two fiscal years ended on December 31, 2010 (the "Balance Sheet Date"), including the directors' report and notes thereto (such financial statements as of and for the year ended December 31, 2010, the "Audited Financial Statements"); and (ii) the unaudited balance sheet and statements of income, changes in shareholders' equity and cash flows as of and for the two months ended as of February 28, 2011 (the "Unaudited Financial Statements"). Such financial statements (collectively, the "Financial Statements") fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company in all material respects. The Financial Statements have been prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby (except that the Unaudited Financial Statements do not contain footnotes and other presentation items that may be required by IFRS). The Financial Statements present fairly the financial condition, operating results and cash flows as of the dates and during the periods indicated therein of the Company, subject in the case of the Unaudited Financial Statements to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company's unaudited balance sheet contained in the Unaudited Financial Statements is referred to hereinafter as the "Current Balance Sheet." At the date of the Current Balance Sheet, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 ("Statement No. 5") issued by the Financial Accounting Standards Board in March 1975) that were not adequately provided for in the Current Balance Sheet, as required by Statement No. 5. The Company has not had any dispute with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company have been and are being maintained in all material respects in accordance with applicable Legal Requirements.

        1.9    Internal Controls.    The Company maintains a system of internal accounting controls sufficient to comply in all material respects with the Company's obligations under the Act. The accounts, books and ledgers and financial and other records of the Company (including all invoices) have been kept in all material respects in accordance with sections 221 and 222 of the Companies Act 1985 in respect of financial years beginning before 6 April 2008 and sections 386 to 389 of the Act in respect of subsequent financial years where relevant. Except as set forth in Section 1.9 of the Company Disclosure Schedule, the Company is in material compliance with its system of internal accounting controls.

        1.10    No Undisclosed Liabilities.    The Company does not have any Indebtedness other than as set forth in Section 1.10 of the Company Disclosure Schedule. The Company does not, except for obligations of future performance arising (a) under the Contracts that have been made available to the Purchaser or (b) otherwise in the ordinary course of business and not exceeding U.S. $25,000 in the aggregate, have any liability, obligation, expense, claim, deficiency or endorsement of the type required to be reflected in financial statements in accordance with IFRS)).

        1.11    Bank Accounts.    A list of all of the Company's bank, building society, investment and deposit accounts and of the credit or debit balances on them at the Business Day before the date of this Agreement is set forth in Section 1.11 of the Company Disclosure Schedule.

        1.12    No Changes.    Except as expressly contemplated by this Agreement and other than as set forth in Section 1.12 of the Company Disclosure Schedule, since the Balance Sheet Date, there has not been, occurred or arisen any:

          (a)   transaction by the Company except in the ordinary course of business consistent with past practice;

          (b)   amendment or change to the Company Charter Documents;

          (c)   change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by IFRS;

          (d)   adoption by the Company of or change by the Company in any election in respect of Taxes (as defined below), adoption of or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (e)   revaluation by the Company of any assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

          (f)    declaration, setting aside or payment by the Company of a dividend or other distribution (within the meaning of that expression as contained in section 209 or 210 or 418 of the Income and Taxes Act 1988 or Section 1000 of the Corporation Tax Act 2010) (whether in cash, stock or property) in respect of any Shares, or any split, combination or reclassification in respect of any Shares, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Shares, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any Shares (or options, warrants or other rights convertible into, exercisable or exchangeable therefor);

          (g)   incurring by the Company of any Indebtedness (except in the ordinary course of business consistent with past practice), amendment by the Company of the terms of any outstanding loan agreement, guaranteeing by the Company of any Indebtedness, issuance or sale by the Company of any debt securities or guarantee by the Company of any debt securities of others, except for advances to Employees for travel and business expenses in the ordinary course of business consistent with past practice;

          (h)   event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

          (i)    agreement by the Company to do any of the things described in the preceding clauses (a) through (h) of this Section 1.12 (other than negotiations with the Purchaser and its representatives regarding the Transactions).

        1.13    Tax Matters.

          (a)   "Tax" or, collectively "Taxes", shall mean any U.S. federal, state and local, U.K. or other foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), PAYE, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          (b)   Reserve for Taxes in the Accounts.    The Audited Financial Statements reserve or provide in full for all Taxes for which the Company was liable as of the Balance Sheet Date in accordance with IFRS. Proper provision has been made and shown in the Audited Financial Statements for deferred Taxes in accordance with IFRS.

          (c)   Returns, Records and Payment of Taxes.

              (i)  All Tax returns, notices, accounts, statements, computations, information, assessments, and registrations ("Returns") which should have been filed by or on behalf of the Company for any Tax purpose have been filed within applicable time limits and on a proper basis and were at the time of filing accurate.

             (ii)  All Tax for which the Company is liable or for which the Company have been liable to account has been duly paid and the Company has not incurred, and there are no circumstances by reason of which it is likely to incur, any liability to interest or penalties in respect of such Taxes.

            (iii)  The Company has duly and timely deducted, withheld, or collected for payment (as appropriate) all Tax which it has become liable or entitled to deduct, withhold or collect for payment and has, to the extent required to do so, duly accounted for all such Tax to the relevant Tax Authority.

          (d)   The Company is not liable to pay, reimburse or indemnify any person (including a Tax Authority) an amount in respect of a Tax liability, which is the primary liability of any other person and which arose as a result of a transaction, event, act, or omission occurring or deemed to arise or occur (whether wholly or partly) prior to Completion.

          (e)   International.

              (i)  The Company has been resident at all times since its incorporation solely in the jurisdiction of its incorporation and is not and has never been treated for any Tax purpose as resident (or dual-resident) in any other jurisdiction(s).

             (ii)  The Company has not at any time since incorporation had a branch, agency or permanent establishment outside the jurisdiction of its incorporation.

            (iii)  Neither the Company nor any Subsidiary is or has been a "Passive Foreign Investment Company" within the meaning of Section 1297(a) of the Code or a "Controlled Foreign Corporation" within the meaning of Section 957 of the Code.

          (f)    Tax avoidance.    The Company has not been a party to, or been involved in, any schemes or arrangements designed wholly or partly for the purposes of avoiding any Tax liability, or in relation to which any disclosure has been, or will be, required to be made to any Tax Authority.

        1.14    Restrictions on Business Activities.    Except as set forth in Section 1.14 of the Company Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or which is otherwise binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or materially restricting any current business activities of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company as currently conducted, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any Person.

        1.15    Title to Properties; Absence of Liens and Encumbrances.

          (a)   The Company has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Permitted Liens.

          (b)   Section 1.15 of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. Complete copies of all material real property leases, licenses or other occupancy agreements to which the Company is a party (collectively, the "Company Real Property Leases") have been delivered to or made available to the Purchaser. Section 1.15 of the Company Disclosure Schedule lists all Company Real Property Leases.

          (c)   As of the date of this Agreement, (i) all Company Real Property Leases are in full force and effect (except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Legal Requirements affecting or relating to creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law), (ii) there is no existing material default by the Company under any of the Company Real Property Leases, except such defaults as have been waived in writing, (iii) no event has occurred with respect to the Company which, with notice or lapse of time or both, would constitute a default of any of the Company Real Property Leases, and (iv) to the Company's Knowledge, there are no defaults of any material obligations of any party other than the Company under any Company Real Property Lease.

        1.16    Legal and Regulatory Compliance.

          (a)   Definitions.

              (i)  "Clinical Trial" shall mean any investigation in humans intended to discover or verify the clinical, pharmacological, chemical, toxicological and/or other pharmacodynamic or pharmacokinetic effects of one or more investigational medicinal product(s), and/or to identify any adverse reactions to one or more investigational medicinal product(s) and/or to study dosing, absorption, distribution, metabolism or excretion of one or more investigational medicinal product(s) with the object of ascertaining its or their safety or efficacy.

             (ii)  Company Products" shall mean the following product candidates AT13387 for treatment of solid tumors, AT7519 for treatment of solid tumors, leukemia and lymphoma and AT9283 for the treatment of leukemia, solid tumors and pediatric tumors

            (iii)  "Marketing Authorization" shall mean any current authorizations to the Company by the relevant Regulatory Authority to study, import, export, store, promote, market, distribute, offer for sale, sell and/or supply one or more Company Products including, without limitation, pricing and reimbursement approvals.

            (iv)  "Partner" shall mean any third party who is a party to a Partnering Agreement with the Company.

             (v)  "Partnering Agreement" shall mean any agreement between the Company and any third party pursuant to which the Company has licensed Company Intellectual Property and/or provided Company Products to the other party or its designee for the purposes of drug discovery or development by or on behalf of that other party.

            (vi)  "Regulatory Authority" shall mean any government authority or agency charged with issuing approvals, clearances, licenses, registrations or authorizations necessary for the manufacture, use, storage, study, import, transport, marketing, promotion, selling, and placing on the market of pharmaceutical products, or for the preparation for, and carrying out of, Clinical Trials of any pharmaceutical products, including without limitation the U.K. Medicines and Healthcare Products Regulatory Agency (the "MHRA"), the European Medicines Agency (the "EMA") and the US Food and Drug Administration (the "FDA").

          (b)   Licenses and Consents.

              (i)  The Company possesses all licenses, consents, authorizations, orders, warrants, confirmations, permissions, certificates, approvals, clearances, registrations and authorities (including, without limitation, Clinical Trials authorizations and approvals) necessary for the conduct of the Company Business as currently conducted ("Approvals"). The Company has no Knowledge of any reason why any of the Approvals should be suspended, modified or revoked.

             (ii)  Complete copies of all Approvals held by or on behalf of the Company as of the date of this Agreement are set forth on Section 1.16(b)(ii) of the Company Disclosure Schedule.

            (iii)  The Company is not a party to any agreement pursuant to which it will be required to assign or surrender any Approval held by it as a result of the consummation of the Scheme.

            (iv)  Section 1.16(b)(iv) of the Company Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the Company Products that are, or in the past six (6) years have been, the subject of any Clinical Trial by or on behalf of the Company or any of its Partners.

             (v)  There are no circumstances necessitating, or that would reasonably be expected to necessitate, the suspension or termination of any Clinical Trial of any Company Product, and there have been no such suspensions or terminations of any Clinical Trial of any Product.

            (vi)  In relation to any Company Product which is, or in the three (3) years ending December 31, 2010 has been, under study, no results have been obtained by the Company or any of its Partners in any Clinical Trial which the Company believes in good faith would reasonably be expected to materially prejudice any application for marketing or manufacturing approval of such Company Product under study.

           (vii)  Nothing has been done or omitted to be done by the Company whereby any Person or Regulatory Authority would reasonably be expected to seek the cancellation, rectification or any other modification of any Approval, and the Company has not received notice from a Regulatory Authority concerning any such proposed cancellation, rectification or other modification.

          (viii)  Details of any serious adverse events and/or suspected serious adverse events, relating to any Company Product which have been reported to the Company, any Partner or in each case their agents, of which the Company has Knowledge, in the last three (3) years are set out in Section 1.16(b)(viii) of the Company Disclosure Schedule. All such serious and suspected serious adverse events have been timely reported by or on behalf of the Company (or, as applicable, the relevant Partner) to all applicable Governmental Entities and Regulatory Authorities in accordance with all applicable laws and all applicable guidance from relevant Regulatory Authorities.

            (ix)  In the six (6) years prior to the Closing Date, no product liability claim relating to any Company Product has been made or threatened against the Company or, so far as the Company has Knowledge, any Partner.

             (x)  In relation to each Clinical Trial conducted by or on behalf of the Company that includes or will include the dosing of Company Products in humans:

      (1)
      a clinical trial agreement with the site conducting the Clinical Trial is in full force and effect and was executed prior to commencement of the Clinical Trial;

      (2)
      all studies are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign laws, rules and regulations, including applicable requirements of Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices;

      (3)
      no notification has been received by the Company from a Governmental Entity or Regulatory Authority rejecting data from any clinical trial conducted by, or on behalf of the Company which data was submitted to a Governmental Entity or Regulatory Authority and which was necessary to obtain regulatory approval of a study or Company Product;

      (4)
      all documentation, correspondence, reports, data, analyses and notices required to be filed with, maintained for or furnished to a Governmental Entity or Regulatory Authority by the Company, or any Partner or agent of the Company, have been so filed, maintained or furnished by the Company and, so far as the Company has Knowledge, Partner or agent, as the case may be; and

      (5)
      all documentation, correspondence, reports, data, analyses and notices relating to or regarding any Clinical Trial filed or delivered, by or on behalf of the Company, or so far as the Company has Knowledge, any Partner or agent of the Company to any Governmental Entity or Regulatory Authority were true and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing).

            (xi)  The Company holds no Marketing Authorizations.

          (c)   Compliance with Laws.

              (i)  The Company has no Knowledge of any investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any Governmental Entity or Regulatory Authority outstanding against the Company which would reasonably be expected to have a Company Material Adverse Effect.

             (ii)  In relation to any Company Product that is the subject of a Partnering Agreement, to the Company's Knowledge, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or Regulatory Authority outstanding against the relevant Partner, which would reasonably be expected to have a Company Material Adverse Effect.

            (iii)  In the six (6) years up to and including Closing, the Company has conducted its business in all material respects in accordance with all applicable legal, administrative and regulatory requirements in the jurisdictions in which the Company has operated (whether itself or through a third party).

            (iv)  Neither the Company nor (to the Knowledge of the Company) any Partner or agent is the subject of any pending or, to the Knowledge of the Company, Partner or agent, threatened investigation in respect of any Company Product, by (i) the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth at 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or (ii) any other Governmental Entity or Regulatory Authority that has a similar policy and has jurisdiction over the Company, Partner or agent.

             (v)  To the Knowledge of the Company, neither the Company nor any current officer, Employee, Partner or agent has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 43 U.S.C. Section 1320a-7 or any similar law or regulation or debarred or disqualified by the FDA or other Governmental Entity or Regulatory Authority.

        1.17    Agreements, Material Contracts and Commitments.    Except as set forth in Section 1.17 of the Company Disclosure Schedule, as of the date of this Agreement the Company is not a party to, or is bound by:

  •
  any employment or consulting agreement, contract or binding commitment with an Employee or individual consultant or salesperson or other benefits not disclosed in Section 1.22(b) of the Company Disclosure Schedule, any agreement, contract or commitment to grant any severance or termination pay or bonus (in cash or otherwise) to any Employee, or any consulting or sales agreement, contract, or commitment with a firm or other organization;

  •
  any fidelity or surety bond or completion bond;

  •
  any lease of personal property having a value in excess of U.S. $50,000 individually or U.S. $200,000 in the aggregate;

  •
  any lease of real property other than as set forth in Section 1.15 of the Company Disclosure Schedule;

  •
  any agreement of indemnification or guaranty by the Company in favor of any other Person;

  •
  any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of U.S.$25,000 individually or U.S.$100,000 in the aggregate;

  •
  any agreement, contract or commitment relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the Company's business;

  •
  any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments providing for the borrowing of money or extension of credit;

  •
  any purchase order or contract for the purchase of materials involving payments in excess of U.S.$20,000 individually or $100,000 in the aggregate;

  •
  any partnership, dealer, distribution, agency, joint marketing, joint venture, strategic alliance, affiliate, development agreement or similar agreement or any agreement which is or contains a power of attorney given by the Company;

  •
  any Contract prohibiting or materially restricting in any respect the right of the Company to engage or participate, or compete with any Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting any other Person most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights or terms to any Person, or any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any Company Product or to obtain any services;

  •
  any Contract with any Governmental Entity or any material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity that is required for the operation in all material respects of the Company's business;

  •
  any agreement or arrangement to which the following provisions of the Act apply; section 190 (Substantial property transactions: requirement of members' approval), section 197 (Loans to directors: requirement of members' approval) and/or section 203 (Related arrangements: requirement of members' approval;

  •
  any settlement or litigation "standstill" agreement; or

  •
  other than customer purchase orders arising in the ordinary course of business to the extent that the purchase or sale provided for therein has been performed in full on or prior to the date of this Agreement, any other agreement, contract or commitment that involves payments in excess of U.S.$25,000 individually or U.S.$100,000 in the aggregate or more and is not cancelable without penalty within 30 days.

          (b)   True and complete copies of each Contract set forth in Section 1.17 of the Company Disclosure Schedule or required to be set forth on Section 1.17 of the Company Disclosure Schedule, each a "Company Material Contract" and collectively, the "Company Material Contracts") have been made available to the Purchaser. Each Company Material Contract to which the Company is a party is a valid and binding agreement of the Company, enforceable against the Company and each other party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Legal Requirements affecting or relating to creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law, and is in full force and effect with respect to the Company. The Company is in compliance in all material respects with and has not in the last six (6) years breached, violated or defaulted under, or to the Knowledge of the Company received written notice or notice via electronic mail that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Company Material Contract in a manner which would reasonably be expected to give rise to a Company Material Adverse Effect. To the Knowledge of the Company, no party obligated to the Company pursuant to any such Company Material Contract is in material breach as of the date of this Agreement of such Company Material Contract.

        1.18    Interested Party Transactions.    To the Knowledge of the Company, no director, officer, Employee, consultant or affiliate of the Company: (a) has any cause of action or other claim whatsoever against, or owes any amounts to, the Company except for claims in the ordinary course of business, such as for accrued vacation pay or for accrued benefits under an Employee benefit plan maintained by the Company or for benefits under an employment or indemnification agreement with the Company disclosed in the Company Disclosure Schedule; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which the Company is using and which is necessary for the business of the Company; or (c) owns any direct or indirect interest of any kind in (other than publicly traded securities in an amount less than 3% of the voting securities of such entity), or is an affiliate or Employee of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person that is (i) a competitor, supplier, lessor, tenant or creditor of the Company, (ii) a party to any contract with the Company, or (iii) engaged in any transaction with the Company.

        1.19    Litigation.    There is no action, suit, investigation or proceeding of any nature pending or (to the Knowledge of the Company) threatened against the Company or its property (tangible or intangible) or any of its officers or directors.

        1.20    Environmental Matters.

          (a)   The following terms shall be defined as follows:

              (i)  "Environmental Law" shall mean any law or regulation applicable to the Company that regulates the protection of the environment, exposure of any individual to Hazardous

    Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials.

             (ii)  "Hazardous Materials" shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant" or "contaminant."

          (b)   (i) The Company has complied at all times in all material respects with all applicable Environmental Laws, to the Knowledge of the Company holds all environmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals material to the conduct of the business of the Company and is in compliance in all material respects with respect thereto; (ii) to the Knowledge of the Company, none of the assets currently owned, leased or operated by the Company (including soils, groundwater, surface water, buildings or other structures) are contaminated with any Hazardous Materials as a result of the Company's use or occupation of such assets in a manner that would be reasonably likely to result in material liability to, or a corrective action obligation on the part of, the Company; (iii) the Company is not subject to material liability for any Hazardous Materials disposal or contamination by the Company on any third party property; (iv) the Company has not received any written notice alleging that the Company may be in violation of or subject to material liability under any applicable Environmental Law; (v) the Company is not a party to, or named in, any order, decree, injunction or other agreement with any Governmental Entity relating to material liability of the Company under any Environmental Law or relating to Hazardous Materials; and (vi) the Company has made available to the Purchaser copies of all written environmental reports, studies and sampling data in its possession relating to the Company or any assets of the Company.

        1.21    Brokers' and Finders' Fees; Third Party Expenses.    Except as set forth in Section 1.21 of the Company Disclosure Schedule, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement, the other Transaction Agreements or any transaction contemplated thereby.

        1.22    Employee Benefit Plan and Compensation.

          (a)   Definitions.    For all purposes of this Agreement, the following terms shall have the following respective meanings:

            "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, commission, bonus, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, and each employment benefit plan applicable to Employees in the United Kingdom which is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Employee, or with respect to which the Company has or would reasonably be expected to have any liability or obligation.

            "Employee" shall mean any current employee, officer or consultant of the Company.

            "Employee Agreement" shall mean each management, employment, severance, change of control, consulting or other agreement providing for compensation or benefits) between the Company and any Employee.

            "Stakeholder Scheme" shall mean the Company's designated stakeholder pension scheme within the meaning of Part 1 of the Welfare Reform and Pensions Act 1999.

          (b)   Schedule.    Section 1.22(b)(i) of the Company Disclosure Schedule contains a list as of the date of this Agreement of each Company Employee Plan and each Employee Agreement. Section 1.22(b)(ii) of the Company Disclosure Schedule sets forth a table setting forth the name, job title, date of commencement, notice period salary or fee and other benefits of each Employee, director and consultant of the Company as of the date hereof. To the Knowledge of the Company as of the date of this Agreement, no Employee listed on Section 1.22(b)(ii) of the Company Disclosure Schedule has informed the Company that such Employee intends to terminate his or her employment or engagement for any reason (including retirement). There are as of the date of this Agreement no outstanding offers of employment or engagement made to any Person by the Company. No current Employee is on sick leave, maternity, paternity or parental leave as of the date of this Agreement.

          (c)   Documents.    The Company has made available to the Purchaser (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement listed on Section 1.22(b)(i) of the Company Disclosure Schedule, including, without limitation, all amendments thereto and all related trust documents, (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description for each Company Employee Plan, and (v) all material written agreements and contracts as of the date of this Agreement relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts.

          (d)   Employee Plan Compliance.    The Company has performed in all material respects all obligations required to be performed by the Company under, is not in material default or violation of, and has no Knowledge of any default or violation by any other party to any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms in all material respects and in material compliance with all applicable Legal Requirements. To the Knowledge of the Company, there are no material actions, suits or claims pending or, threatened other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

          (e)   Pension or Welfare Plans.    Save for the Stakeholder Scheme, there is no scheme, agreement, arrangement or practice (in each case whether formal or informal) in relation to which the Company has incurred any liability or responsibility (including, without limitation, any liability for contributions or expenses or for any shortfall in funding, or any liability as trustee or responsibility in respect of any discretionary power) for or in relation to the provision of:

              (i)  any pension, lump sum, gratuity or other like benefit payable on retirement, death or withdrawal from service for, in respect of or by reference to any present or former director, officer, employee of or Person who has at any time agreed to provide services to the Company; or

             (ii)  any benefits to be given by reason of disability or sickness for, in respect of or by reference to any Person within paragraph 1.22(a).

          (f)    To the Company's Knowledge there are no circumstances which would reasonably be expected to result in any penalty for failure to comply with Part 1 of the Welfare Reform and Pensions Act 1999 or the Stakeholder Pension Schemes Regulations 2000 becoming payable by the Company.

          (g)   There are no circumstances under which the Company has since 19 December 1996, contributed towards, participated in or had employees who participated in, an occupational pension scheme to which section 75 of the Pensions Act 1995 has applied.

          (h)   Since 27 April 2004, no act or omission has taken place which would or would reasonably be expected to expose the Company to any liabilities arising under sections 38 to 42 (inclusive) of the Pensions Act 2004 and no circumstances exist which would or would reasonably be expected to result in the issue of a financial support direction under sections 43 to 51 (inclusive) of the Pensions Act 2004 in respect of the Company.

          (i)    Since 30 August 1993 no Employee or former Employee of the Company has been employed by the Company as a result of a transfer of an undertaking or part of an undertaking to which the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 have applied.

          (j)    There are no members of the Stakeholder Scheme and nor have there ever been any members of it.

          (k)   The Company is not obliged to pay any contributions to the Stakeholder Scheme.

          (l)    No Post-Employment Obligations.    No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any Person for any reason and the Company has not represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

          (m)  Effect of Transaction.    Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) result in any payment (including severance, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) result in any forgiveness of Indebtedness, (iii) materially increase any benefits otherwise payable by the Company or (iv) entitle any director or Employee to give notice of termination or treat himself as being released from any obligation.

          (n)   Employment Matters.    The Company is in compliance with in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries, fees and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay (including payment in lieu of accrued holiday on termination of employment) or any taxes (including PAYE) or National Insurance contributions or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), (iv) is not liable for breach of any contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal, for any claim in respect of an accident or injury or failure to comply with any order for the reinstatement or re-engagement of any employee or consultant. The Company is not currently paying compensation or making any other payment to any former Employee or director. No gratuitous payments have been made or promised in respect of the actual or proposed termination, suspension or variation of any Employment Agreement. To the Knowledge of the Company, there are no pending, threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker's compensation policy or long-term disability policy. To the Knowledge of the Company, no grievance or complaint of discrimination has been raised by any current or former Employee that is outstanding as of the date of this Agreement. All Employees who require a work permit have such a permit in force as of the date of this Agreement. No Person has been employed by the Company who does not have leave to enter or remain in the United Kingdom or otherwise in breach of section 8 of the Asylum and Immigration Act 1996.

          (o)   Labor.    No work stoppage or labor strike against the Company is pending or (to the Knowledge of the Company) threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no and there have not been in the past three years any actions, suits, claims, labor disputes or grievances pending or (to the Knowledge of the Company) threatened relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company is not, nor has it been in the past, a party to, or bound by, any union membership, security of employment, redundancy, recognition or other collective bargaining agreement (whether legally binding or not) or union contract with respect to Employees with a trade union, associate of trade unions, works council, staff association or other organization and no collective bargaining agreement is being negotiated by the Company. The Company has not received an application for recognition nor has it done any act which may be construed as recognition nor does it have a works council.

          (p)   Loans.    The Company has not made any loans to or entered into any credit transaction (as so defined) with any of its directors or Employees.

          (q)   Transfer of Undertakings.    Within the period of one year preceding the date of this Agreement, the Company has not been a party to any "relevant transfer" (which bears the meaning set out in the Transfer of Undertakings (Protection of Employment) Regulations 2006) nor has the Company failed to comply with any duty to inform and consult any appropriate representatives under the Regulations.

          (r)   Redundancy within the period of one year preceding the date of this Agreement.    The Company has not given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour (Consolidation) Act 1992, nor has the Company failed to comply with any obligation under that statute.

        1.23    Compliance with Laws.    The Company has in the past six (6) years complied in all material respects with and, to the Knowledge of the Company, have not received any written notices of violation with respect to, any applicable Legal Requirement.

        1.24    Foreign Corrupt Practices Act.    The Company (including any of its officers, directors, employees and others acting on behalf of the Company) has not taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

        1.25    Intellectual Property.

          (a)   The Company has taken all steps reasonably necessary or desirable for the fullest protection of all Intellectual Property which is material or reasonably necessary to the business and activities of the Company and the Company has not itself granted, nor authorized any other party to grant, any rights to third parties in relation to any of such Intellectual Property except as set forth in Section 1.25 of the Company Disclosure Schedule.

          (b)   Short particulars of all licenses (other than shrink-wrap software) entered into by the Company in relation to Intellectual Property, and in respect of which the Company is a or the licensor or licensee or otherwise a party, are set forth in Section 1.25 of the Company Disclosure Schedule.

          (c)   To the Knowledge of the Company, no Intellectual Property in which the Company has any interest and which is, or is likely to be, material to, or reasonably necessary for the conduct of, the business of the Company is:

              (i)  being (or has been) infringed, misappropriated or used without permission of the Company by any other Person; or

             (ii)  subject to any license (other than licenses in respect of shrink-wrapped computer software), estoppel or authority or similar right in favour of any other Person, except as set out in the agreements set forth in Section 1.25(c)(ii) of the Company Disclosure Schedule; or

            (iii)  subject to any other legally binding contract, agreement or other arrangement that materially restricts the Company's use, transfer, delivery or licensing of such Intellectual Property except as set out in Section 1.25(c)(iii) of the Company Disclosure Schedule;

  and the Company is not aware of any facts or circumstances which may give rise to any such events.

          (d)   The Company has no outstanding obligations to pay any material amounts or provide other material consideration to any other Person in consideration for the Company's practice of any Intellectual Property which is material or reasonably necessary to the business and activities of the Company, except as set forth in Section 1.25 of the Company Disclosure Schedule.

          (e)   To the Knowledge of the Company, (i) the Company's conduct of activities material to its business does not infringe or constitute unlawful use of the Intellectual Property of any other party, and (ii) the Company has not received any notice in the five (5) years prior to the date of this Agreement from any third party challenging or threatening to challenge (x) the right, title or interest of the Company in, to or under the Intellectual Property which is material to, or otherwise used by the Company with respect to, the business and activities of the Company, or (y) the validity, enforceability or claim construction of any material Intellectual Property owned or licensed to the Company.

          (f)    All Intellectual Property which is registered in the name of the Company, or in respect of which the Company has made application for registration ("Registered IP"), is:

              (i)  listed and briefly set forth in Section 1.25(f)(i) of the Company Disclosure Schedule;

             (ii)  legally and beneficially vested in the Company; and

            (iii)  to the Knowledge of the Company, valid and enforceable.

          (g)   All registrations in respect of Registered IP have been maintained and all renewal fees in respect of the Registered IP have been duly paid on time.

          (h)   Except as set forth in Section 1.25 of the Company Disclosure Schedule, the Company is the sole owner of, free from all encumbrances (other than Permitted Liens), or has a valid and subsisting license in place in respect of, all Intellectual Property which is material to the conduct of the business and activities of the Company. The Company has a valid, enforceable and subsisting license in place in respect of all third party patents which are used by it in the course of its business as now conducted, which such agreements are set forth and identified in Section 1.25 of the Company Disclosure Schedule.

          (i)    All current and former employees, consultants and independent contractors of the Company, who are or were involved in, or who have contributed to, the creation or development of any Intellectual Property in relation to the Company have executed and delivered to the Company a written assignment to the Company of any such Intellectual Property arising from services performed by such Persons or the Company has the right to call for such an assignment pursuant to appropriate contractual terms. To the Knowledge of the Company, no current or former employees, consultants or independent contractors of the Company is in material violation of any term of any such agreement, including any patent disclosure agreement or other employment or services contract or any other contract or agreement relating to the relationship of any such Person with the Company.

          (j)    To the Company's Knowledge, it does not use any processes or business methods, and is not engaged in any activities, which involve the misuse or alleged misuse of any confidential information belonging to any third party.

          (k)   Except as set forth in Section 1.25 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Company's right, title or interest in, to or under any Intellectual Property which is material or reasonably necessary to the business and activities of the Company.

          (l)    Data protection.

              (i)  The Company has at all material times complied with applicable Legal Requirements relating to data protection in all material respects.

             (ii)  The Company has not received any notice or complaint from any individual or regulatory authority alleging non-compliance with applicable Legal Requirements relating to data protection (including any prohibition or restriction on the transfer of data to a place outside the United Kingdom) or claiming compensation for or an injunction in respect of non-compliance with applicable Legal Requirements relating to data protection.

        1.26    Complete Copies of Materials.    All documents (including all Company Material Contracts) that the Company has delivered or made available to the Purchaser or counsel are true, correct and complete copies of such documents.

        1.27    Definitions.    For all purposes of this Agreement, the following terms shall have the following respective meanings:

          (a)   "Contract" or "Contracts" with respect to any Person, shall mean any mortgage, indenture, lease, contract, covenant or other agreement, instrument commitment, permit, concession, franchise or license whether written or oral, including term sheets, letters of intent and similar documents to which such Person is a party or by which such Person is bound.

          (b)   "EMI" shall mean Enterprise Management Incentives options granted under Income Tax (Earnings and Pension) Act 2003 of the United Kingdom.

          (c)   "Good Clinical Practices" shall mean requirements contained in U.S. 21 CFR Parts 312, 50, 54, 56, and 11 and all applicable guidelines or comparable requirements under applicable law.

          (d)   "Good Laboratory Practices" shall mean Good Laboratory Practice requirements contained in U.S. 21 CFR Part 58 or other comparable requirements under applicable law.

          (e)   "Good Manufacturing Practices" shall mean the FDA's recommended current Good Manufacturing Practices continuum for drug and biological products, as set forth in U.S. 21 CFR Parts 210 and 211 or comparable requirements under applicable law.

          (f)    "HMRC" shall mean HM Revenue & Customs.

          (g)   "IFRS" shall mean International Financial Reporting Standards.

          (h)   "Indebtedness" of any Person shall mean (i) all obligations of such Person for borrowed money or with respect to cash deposits or advances of any kind other than customer pre-payments made pursuant to such Person's Contracts in the ordinary course of business, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, other than trade payables in the ordinary course of business paid consistent with past practice, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) all net obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

          (i)    "Intellectual Property" shall mean all patents, copyrights, trademarks, service marks, trade names, prototypes, design rights, mask works, logos, rights in relation to databases, rights in relation to know-how, rights in domain names, rights protecting goodwill and reputation, rights in unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned whether registered or unregistered and including all registrations, pending registrations and applications for registration, relating to any such rights; all reversions, extensions and renewals of such rights; and all accrued rights of action in relation to such rights (including the right to sue for and recover damages for past infringement(s)).

          (j)    "Knowledge" or "Known" (or words of similar import) shall mean, with respect to the Company, the knowledge of the Harren Jhoti, Martin Buckland, Lyn Leaper, Neil Thompson, David Rees, Chris Murray, Jeff Yon, John Lyons, Glyn Williams and Neil Jones and with respect to the Purchaser, the knowledge of James Manuso, Mohammad Azab, Michael Molkentin, Gavin Choy, Timothy Enns, Shu Lee, Michael McCullar, Sanjeev Redkar and David Smith.

          (k)   "Liens" shall mean all liens, mortgages, charges, pledges, rights of pre-emption, covenants, restrictions, leases, trusts, orders, decrees, claims, options, encumbrances, equities, proxies, or other defects of title or security interest or conflicting claim of ownership or right to use or any other third party right or any other rights of a similar nature.

          (l)    "PAYE" shall mean pay as you earn tax and other similar tax under applicable U.S. federal, state and local, U.K. and other foreign law.

          (m)  "Permitted Liens" shall mean (a) Liens for Taxes not yet due and payable, (b) Liens relating to liabilities reflected in the Financial Statements (including any related notes), and (c) Liens that do not materially impair the use or operation of the property or assets subject thereto.

          (n)   "Shareholder" and "Shareholders" shall mean the holders of shares of the share capital of the Company.

          (o)   "SIP" shall mean the Company's Share Incentive Plan.

          (p)   "SIP Participant" shall mean an employee of the Company participating in the SIP.

          (q)   "SIP Trustee" shall mean Yorkshire Building Society in its capacity the trustee of the SIP.

          (r)   "Tax Authority" shall mean any Governmental Entity having jurisdiction over Taxes.

          (s)   "U.S. GAAP" shall mean United States generally accepted accounting principles consistently applied.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        Except (i) as set forth in the disclosure schedule delivered by the Purchaser to the Company on the date of this Agreement (the "Purchaser Disclosure Schedule") or (ii) as set forth in any filing made by the Purchaser with the SEC prior to the date hereof (other than in any "risk factor" disclosure or forward looking statements or any other disclosures that constitute general cautionary or predictive statements), the Purchaser hereby represents and warrants to Company (in the knowledge that the Company is entering into this Agreement in reliance on the accuracy of such representations and warranties) as set forth below.

        2.1    Organization.    The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Delaware. The Purchaser has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now being conducted (the "Purchaser Business"). The Purchaser possesses all licenses, franchises, rights, and privileges necessary to the conduct of its business. The Purchaser is duly qualified or licensed to do business and (where such concept is recognized by the applicable jurisdiction) in good standing as a foreign corporation in each jurisdiction where the operation of its business by the Purchaser requires such qualification, except where the failure to have such qualification would, individually or in the aggregate, not be material to the Purchaser. The Purchaser is not in violation of any provision of its respective organizational documents and such documents set forth the rights and restrictions attached to the share capital of the Purchaser.

        2.2    Purchaser Capital Structure and Constitution.

          (a)   The authorized capital stock of the Purchaser consists of 150,000,000 shares of Purchaser Common Stock, of which 60,367,997 shares are issued and outstanding as of the Business Day before the date of this Agreement, and 2,000,000 shares of preferred stock, none of which are issued and outstanding as of the Business Day before the date of this Agreement.

          (b)   Except for the Purchaser options granted under Purchaser's 2003 Stock Plan and 2008 Employee Stock Purchase Plan, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Purchaser is a party or by which the Purchaser is bound obligating the Purchaser to issue, allot, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Purchaser or obligating the Purchaser to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. As of the date of this Agreement, there are no outstanding debt securities of the Purchaser. Except as set forth in Section 2.2(b)(i) of the Purchaser Disclosure Schedule, there are no securities or instruments containing anti-dilution or similar provisions by which Purchaser is or may become bound. Except as set forth in Section 2.2(b)(ii) of the Purchaser Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Purchaser. To the Knowledge of the Purchaser, except as contemplated hereby or as set forth in Section 2.2(b)(iii) of the Purchaser Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Purchaser or voting by a director of the Purchaser. Except as set forth in Section 2.2(b)(iv) of the Purchaser Disclosure Schedule, there are no agreements to which the Purchaser is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights) of any shares.

          (c)   The only directors of the Purchaser are the Persons whose names are listed in Section 2.2(c) of the Purchaser Disclosure Schedule and the Purchaser does not have any alternate, de facto or shadow directors nor any observer or other Person entitled or accustomed to attend at or receive notice board meetings or have any say or right to vote at board meetings.

          (d)   As of the date of this Agreement, the Purchaser has not redeemed or purchased or agreed to redeem or purchase any of its shares or passed any resolutions authorizing any such redemption. As of the date of this Agreement, the Purchaser has no outstanding obligations to redeem or purchase any of its share capital or passed any resolutions authorizing any such redemption or purchase or entered into or agreed to enter into any contingent purchase contract or passed any resolutions approving any such contract or made any capitalization of reserves.

        2.3    Subsidiaries.    The Purchaser's subsidiaries are as set forth on the Purchaser SEC Documents (as defined below).

        2.4    Corporate Power; Authority.

          (a)   The Purchaser has all requisite legal and corporate power and authority to enter into this Agreement and the other Transaction Agreements, as applicable, and to carry out and perform its respective obligations under the terms of this Agreement and the other Transaction Agreements, as applicable. All corporate action on the part of the Purchaser, its directors, and its stockholders necessary for the authorization, execution, delivery, and performance of this Agreement and the other Transaction Agreements, as applicable, has been (or prior to such action, will be) taken. The Requisite Purchaser Stockholder Approval is the only vote of the holders of any shares of capital stock of the Purchaser necessary under applicable Legal Requirements and the Purchaser's organizational documents to approve the issuance of the shares of Purchaser common stock to be issued under this Agreement and the other transactions contemplated by this Agreement.

          (b)   This Agreement and the other Transaction Agreements, as applicable, have been duly executed and delivered by the Purchaser. This Agreement and the other Transaction Agreements to which the Purchaser is a party constitute valid and binding obligations of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Legal Requirements affecting or relating to creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (c)   The execution and delivery of this Agreement and the other Transaction Agreements by the Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any Conflict with any provision of the organizational documents of the Purchaser. No consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

        2.5    No Conflict.    Except for the necessary consents, waivers or approvals of third parties set forth in Section 2.5 of the Purchaser Disclosure Schedule, the execution, delivery and performance by the Purchaser of this Agreement and any Transaction Agreement to which the Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby, will not contravene, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, result in the creation or imposition of any Lien under or impair the Purchaser's rights or alter the rights or obligations of a third party under (any such event, a "Conflict") (i) any provision of its organizational documents, (ii) any Purchaser Material Contract (as defined below), or (iii) any judgment, injunction, order, decree or Legal Requirement applicable to the Purchaser or any of the properties (whether tangible or intangible) or assets of the Purchaser. Section 2.5 of the Purchaser Disclosure Schedule sets forth all necessary consents, waivers and approvals of parties to any Purchaser Material Contracts as are required thereunder in connection with the acquisition of Shares contemplated under this Agreement, or for any such Purchaser Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date so as to preserve all rights of, and benefits to, the Purchaser, under such Purchaser Material Contracts from and after the Closing Date.

        2.6    Consents.    No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by, or with respect to, the Purchaser in connection with the execution and delivery of this Agreement and any Transaction Agreement to which the Purchaser is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made would, individually or in the aggregate, result in liabilities of less than U.S. $50,000.

        2.7    SEC Documents; Purchaser Financial Statements.    A true and complete copy of each quarterly, annual and other report and registration statement filed by the Purchaser with the SEC since January 1, 2009 (the "Purchaser SEC Documents") is available on the website maintained by the SEC at www.sec.gov. As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently Purchaser SEC Document filed prior to the date of this Agreement. The financial statements of the Purchaser included in the Purchaser SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of the Purchaser's operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments, which are not material in amount or significance in any individual case or in the aggregate). The audited balance sheet of the Purchaser as of December 31, 2010 contained in the Purchaser SEC Documents is hereinafter referred to as the "Purchaser Balance Sheet."

        2.8    Internal Controls.    The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Purchaser are executed in accordance with management's general or specific authorizations; (ii) transactions of the Purchaser are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets of the Purchaser is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets of the Purchaser is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Purchaser has not in relation to its records, systems, controls, data or information, recorded, stored, maintained, operated or that it is otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which (including all means of access) are not under the exclusive ownership or direct control of the Purchaser. As set forth in the Purchaser SEC Documents, Purchaser is in material compliance with its system of internal accounting controls.

        2.9    No Changes.    Except as expressly contemplated by this Agreement and other than as set forth in Section 2.9 of the Purchaser Disclosure Schedule, since the Purchaser Balance Sheet, there has not been, occurred or arisen any:

          (a)   transaction by the Purchaser except in the ordinary course of business as conducted on that date and consistent with past practice;

          (b)   amendment or change to the organizational documents;

          (c)   change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Purchaser other than as required by U.S. GAAP;

          (d)   adoption of or change in any election in respect of Taxes, adoption of or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (e)   declaration, setting aside or payment of a dividend;

          (f)    incurring by the Purchaser of any Indebtedness, amendment of the terms of any outstanding loan agreement, Guaranteeing by the Purchaser of any Indebtedness, issuance or sale of any debt securities of the Purchaser or Guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practice;

          (g)   event, occurrence, development, state of circumstances, facts, or condition of any character that has had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and

          (h)   agreement by the Purchaser to do any of the things described in the preceding clauses (a) through (g) of this Section 2.9 (other than negotiations with the Purchaser and its representatives regarding the Transactions).

        2.10    Tax Matters.

          (a)   The Purchaser has filed all material Returns required to be filed by it and has paid, or has adequately reserved (in accordance with U.S. GAAP) for the payment of, all material Taxes required to be paid, and the Purchaser Balance Sheet reflects an adequate reserve (in accordance with U.S. GAAP) for all material Taxes payable by the Purchaser through the date of such financial statements. No material deficiencies for any Taxes have been asserted or assessed, or to the Knowledge of the Purchaser, proposed, against the Purchaser that are not subject to adequate reserves (in accordance with U.S. GAAP), nor has the Purchaser executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax, which waiver or extension is still in effect.

          (b)   The Purchaser has timely paid or withheld with respect to its employees (and paid over any amounts withheld to the appropriate Taxing authority) all material federal and state income taxes, Federal Insurance Contribution Act, Federal Unemployment Tax Act and other similar Taxes required to be paid or withheld.

          (c)   No audit or other examination of any material Tax Return of the Purchaser is presently in progress, nor has the Purchaser been notified in writing of any request for such an audit or other examination.

          (d)   The Purchaser is, nor has been at any time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code.

          (e)   The Purchaser has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the Scheme.

          (f)    The Purchaser has not engaged in a "reportable transaction," as set forth in Treas. Reg. § 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a "listed transaction," as set forth in Treas. Reg. § 1.6011-4(b)(2).

        2.11    Restrictions on Business Activities.    Except as set forth in Section 2.11 of the Purchaser Disclosure Schedule, there is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Purchaser is a party or which is otherwise binding upon the Purchaser which has or may reasonably be expected to have the effect of prohibiting or restricting any business activities of the Purchaser, any acquisition of property (tangible or intangible) by the Purchaser, the conduct of business by the Purchaser, or otherwise limiting the freedom of the Purchaser to engage in any line of business or to compete with any Person.

        2.12    Legal and Regulatory Compliance.

          (a)    Definitions.

              (i)  Purchaser Products" shall mean Dacogen, amuvatinib (MP 470) and SGI-110.

             (ii)  "Purchaser Marketing Authorization" shall mean any current authorizations to the Purchaser by the relevant Regulatory Authority to study, import, export, store, promote, market, distribute, offer for sale, sell and/or supply one or more Purchaser Products including, without limitation, pricing and reimbursement approvals.

            (iii)  "Partner" shall mean any third party who is a party to Partnering Agreement with the Purchaser.

            (iv)  "Purchaser Partnering Agreement" shall mean any agreement between the Purchaser and any third party pursuant to which the Purchaser has licensed Purchaser Intellectual Property and/or provided Purchaser Products to the other party or its designee for the purposes of drug discovery or development by or on behalf of that other party.

          (b)    Licenses and Consents.

              (i)  The Purchaser possesses all licenses, consents, authorizations, orders, warrants, confirmations, permissions, certificates, approvals, clearances, registrations and authorities (including, without limitation, Clinical Trials authorizations and approvals) necessary for the conduct of the Purchaser Business as currently conducted ("Purchaser Approvals"). The Purchaser has no Knowledge of any reason why any of the Purchaser Approvals should be suspended, modified or revoked.

             (ii)  Complete copies of all Purchaser Approvals held by or on behalf of the Purchaser as of the date of this Agreement are set forth on Section 2.12(b)(ii) of the Purchaser Disclosure Schedule.

            (iii)  The Purchaser is not a party to any agreement pursuant to which it will be required to assign or surrender any Purchaser Approval held by it as a result of the consummation of the transactions contemplated by this Agreement, including the Acquisition.

            (iv)  Section 2.12(b)(iv) of the Purchaser Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the Purchaser Products that are, or in the past six (6) years have been, the subject of any Clinical Trial by or on behalf of the Purchaser or any of its Partners.

             (v)  There are no circumstances necessitating, or that would reasonably be expected to necessitate, the suspension or termination of any Clinical Trial of any Purchaser Product, and there have been no such suspensions or terminations of any Clinical Trial of any Purchaser Product.

            (vi)  In relation to any Purchaser Product which is, or in the three (3) years ending December 31, 2010 has been, under study, no results have been obtained by the Purchaser or any of its Purchaser Partners in any Clinical Trial which the Purchaser believes in good faith would reasonably be expected to materially prejudice any application for marketing or manufacturing approval of such Purchaser Product under study.

           (vii)  Nothing has been done or omitted to be done by the Purchaser whereby any Person or Regulatory Authority would reasonably be expected to seek the cancellation, rectification or any other modification of any Purchaser Approval, and the Purchaser has not received notice from a Regulatory Authority concerning any such proposed cancellation, rectification or other modification.

          (viii)  Details of any serious adverse events and/or suspected serious adverse events, relating to any Purchaser Product which have been reported to the Purchaser, any Purchaser Partner or in each case their agents, of which the Purchaser has Knowledge, in the last three (3) years are set out in Section 2.12(b)(viii) of the Purchaser Disclosure Schedule. All such serious and suspected serious adverse events have been timely reported by or on behalf of the Purchaser (or, as applicable, the relevant Partner) to all applicable Governmental Entities and Regulatory Authorities in accordance with all applicable laws and all applicable guidance from relevant Regulatory Authorities.

            (ix)  In the six (6) years prior to the Closing Date, no product liability claim relating to any Purchaser Product has been made or threatened against the Purchaser or, so far as the Purchaser has Knowledge, any Purchaser Partner.

             (x)  In relation to each Clinical Trial conducted by or on behalf of the Purchaser that includes or will include the dosing of Purchaser Products in humans:

              (1)   a clinical trial agreement with the site conducting the Clinical Trial is in full force and effect and was executed prior to commencement of the Clinical Trial;

              (2)   all studies are being or have been conducted in compliance in all material respects with the required experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state, federal and foreign laws, rules and regulations, including applicable requirements of Good Laboratory Practices, Good Clinical Practices and Good Manufacturing Practices;

              (3)   no notification has been received by the Purchaser from a Governmental Entity or Regulatory Authority rejecting data from any Clinical Trial conducted by, or on behalf of the Purchaser which data was submitted to a Governmental Entity or Regulatory Authority and which was necessary to obtain regulatory approval of a study or Purchaser Product;

              (4)   all documentation, correspondence, reports, data, analyses and notices required to be filed with, maintained for or furnished to a Governmental Entity or Regulatory Authority by the Purchaser, or any Purchaser Partner or agent of the Purchaser, have been so filed, maintained or furnished by the Purchaser and, so far as the Purchaser has Knowledge, Purchaser Partner or agent, as the case may be; and

              (5)   all documentation, correspondence, reports, data, analyses and notices relating to or regarding any Clinical Trial filed or delivered, by or on behalf of the Purchaser, or so far as the Purchaser has Knowledge, any Purchaser Partner or agent of the Purchaser to any Governmental Entity or Regulatory Authority were true and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing).

            (xi)  The Purchaser holds no Purchaser Marketing Authorizations.

          (c)    Compliance with Laws.

              (i)  The Purchaser has no Knowledge of any investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any Governmental Entity or Regulatory Authority outstanding against the Purchaser which would reasonably be expected to have a Purchaser Material Adverse Effect.

             (ii)  In relation to any Purchaser Product that is the subject of a Partnering Agreement, to the Purchaser's Knowledge, there is no investigation, disciplinary proceeding or enquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or Regulatory Authority outstanding against the relevant Purchaser Partner, which would reasonably be expected to have a Purchaser Material Adverse Effect.

            (iii)  In the six (6) years up to and including Closing, the Purchaser has conducted its business in all material respects in accordance with all applicable legal, administrative and regulatory requirements in the jurisdictions in which the Purchaser has operated (whether itself or through a third party).

            (iv)  Neither the Purchaser nor (to the Knowledge of the Purchaser) any Purchaser Partner or agent is the subject of any pending or, to the Knowledge of the Purchaser, Purchaser Partner or agent, threatened investigation in respect of any Purchaser Product, by (i) the FDA pursuant to its "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" Final Policy set forth at 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or (ii) any other Governmental Entity or Regulatory Authority that has a similar policy and has jurisdiction over the Purchaser, Purchaser Partner or agent.

             (v)  To the Knowledge of the Purchaser, neither the Purchaser nor any current officer, Employee, Purchaser Partner or agent has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 43 U.S.C. Section 1320a-7 or any similar law or regulation or debarred or disqualified by the FDA or other Governmental Entity or Regulatory Authority.

        2.13    Material Contracts.    As of the date of this Agreement, the Purchaser has filed as exhibits to the Purchaser SEC documents all material agreements required to be filed under the rules and regulations of the SEC (the "Purchaser Material Contracts"), and (i) to the Knowledge of the Purchaser, all Purchaser Material Contracts are valid, binding and in full force and effect and enforceable against the Purchaser as of the date of this Agreement, (ii) the Purchaser is in all material respects in compliance with and has in all material respects performed all obligations required to be performed by it through the date of this Agreement under each Purchaser Material Contract; and (iii) as of the date of this Agreement, the Purchaser does not know of, and has not received written notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any other party under any Purchaser Material Contract. The Purchaser is in compliance in all material respects with and has not in the last six (6) years breached, violated or defaulted under, or to the Knowledge of the Purchaser received written notice or notice via electronic mail that it has materially breached, violated or defaulted under, any of the terms or conditions of any such Purchaser Material Contract in a manner which would reasonably be expected to give rise to a Purchaser Material Adverse Effect. To the Knowledge of the Purchaser, no party obligated to the Purchaser pursuant to any such Purchaser Material Contract is in material breach as of the date of this Agreement of such Purchaser Material Contract.

        2.14    Environmental Matters.

          (a)   The following terms shall be defined as follows:

              (i)  "Environmental Laws" shall mean any federal, state or local Applicable Laws (including common law) applicable to the Company that regulate the protection of the environment, exposure of any individual to Hazardous Materials, or that regulate the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal, re-use or recycling of Hazardous Materials, including the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as amended, and the federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.

             (ii)  "Hazardous Materials" shall mean any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a "hazardous constituent," "hazardous substance," "hazardous material," "acutely hazardous material," "extremely hazardous material," "hazardous waste," "hazardous waste constituent," "acutely hazardous waste," "extremely hazardous waste," "infectious waste," "medical waste," "biomedical waste," "pollutant," "toxic pollutant" or "contaminant."

          (b)   (i) The Purchaser has complied at all times in all material respects with all applicable Environmental Laws, to the Knowledge of the Purchaser holds all environmental permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals material to the conduct of the business of the Purchaser and is in compliance in all material respects with respect thereto; (ii) to the Knowledge of the Purchaser, none of the assets currently owned, leased or operated by the Purchaser (including soils, groundwater, surface water, buildings or other structures) are contaminated with any Hazardous Materials as a result of the Purchaser's use or occupation of such assets in a manner that would be reasonably likely to result in material liability to, or a corrective action obligation on the part of, the Purchaser; (iii) the Purchaser is not subject to material liability for any Hazardous Materials disposal or contamination by the Purchaser on any third party property; (iv) the Purchaser has not received any written notice alleging that the Purchaser may be in violation of or subject to material liability under any applicable Environmental Law; (v) the Purchaser is not a party to, or named in, any order, decree, injunction or other agreement with any Governmental Entity relating to material liability of the Purchaser under any Environmental Law or relating to Hazardous Materials; and (vi) the Purchaser has made available to the Company copies of all written environmental reports, studies and sampling data in its possession relating to the Purchaser or any assets of the Purchaser.

        2.15    Brokers' and Finders' Fees; Third Party Expenses.    Except as set forth in Section 2.15 of the Purchaser Disclosure Schedule, the Purchaser has not incurred, nor will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.16    Insurance.    Section 2.16 of the Purchaser Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Purchaser including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Purchaser pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid, (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Purchaser is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since three years prior to the date of this Agreement and remain in full force and effect. Except as set forth in Section 2.16 of the Purchaser Disclosure Schedule, the Purchaser has no Knowledge or reasonably anticipates threatened termination of, or premium increase with respect to, any of such policies. Except as set forth in Section 2.16 of the Purchaser Disclosure Schedule, the Purchaser has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

        2.17    Reserved.

        2.18    Issuance of Purchaser Common Stock.    The Purchaser Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

        2.19    Intellectual Property.

          (a)   The Purchaser has taken all steps reasonably necessary or desirable for the fullest protection of all Intellectual Property which is material or reasonably necessary to the business and activities of the Purchaser and the Purchaser has not itself granted, nor authorized any other party to grant, any rights to third parties in relation to any of such Intellectual Property except as set forth in Section 2.19(a) of the Purchaser Disclosure Schedule.

          (b)   To the Knowledge of the Purchaser, no Intellectual Property in which the Purchaser has any interest and which is, or is likely to be, material to, or reasonably necessary for the conduct of, the business of the Purchaser is:

              (i)  being (or has been) infringed, misappropriated or used without permission of the Purchaser by any other Person; or

             (ii)  subject to any other legally binding contract, agreement or other arrangement that materially restricts the Purchaser's use, transfer, delivery or licensing of such Intellectual Property except as set out in Section 2.19(b)(ii) of the Purchaser Disclosure Schedule;

  and the Purchaser is not aware of any facts or circumstances which may give rise to any such events.

          (c)   To the Knowledge of the Purchaser, (i) the Purchaser's conduct of its business does not infringe or constitute unlawful use of the Intellectual Property of any other party, and (ii) the Purchaser has not received any notice in the five (5) years prior to the date of this Agreement from any third party challenging or threatening to challenge (x) the right, title or interest of the Purchaser in, to or under the Intellectual Property which is material to, or otherwise used by the Purchaser with respect to, the business and activities of the Purchaser, or (y) the validity, enforceability or claim construction of any material Intellectual Property owned or licensed to the Purchaser.

          (d)   All Intellectual Property which is registered in the name of the Purchaser, or in respect of which the Purchaser has made application for registration ("Purchaser Registered IP"), is:

              (i)  listed and briefly set forth in Section 2.19(d)(i) of the Purchaser Disclosure Schedule;

             (ii)  legally and beneficially vested in the Purchaser; and

            (iii)  to the Knowledge of the Purchaser, valid and enforceable, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar applicable Legal Requirements affecting or relating to creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (e)   All registrations in respect of Purchaser Registered IP have been maintained and all renewal fees in respect of the Purchaser Registered IP have been duly paid on time.

          (f)    All current and former employees, consultants and independent contractors of the Purchaser, who are or were involved in, or who have contributed to, the creation or development of any Intellectual Property in relation to the Purchaser have executed and delivered to the Purchaser a written assignment to the Purchaser of any such Intellectual Property arising from services performed by such Persons or the Purchaser has the right to call for such an assignment pursuant to appropriate contractual terms. To the Knowledge of the Purchaser, no current or former employees, consultants or independent contractors of the Purchaser is in material violation of any term of any such agreement, including any patent disclosure agreement or other employment or services contract or any other contract or agreement relating to the relationship of any such Person with the Purchaser.

          (g)   To the Purchaser's Knowledge, it does not use any processes or business methods, and is not engaged in any activities, which involve the misuse or alleged misuse of any confidential information belonging to any third party.

          (h)   Except as set forth in Section 2.19 of the Purchaser Disclosure Schedule, the Purchaser is the sole owner of, free from all encumbrances (other than Permitted Liens), or has a valid and subsisting license in place in respect of, all Intellectual Property which is material to the conduct of the business and activities of the Purchaser.

          (i)    Except as set forth in Section 2.19 of the Purchaser Disclosure Schedule, neither the execution, delivery or performance of this Agreement by the Purchaser nor the consummation by the Purchaser of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Purchaser's right, title or interest in, to or under any Intellectual Property which is material or reasonably necessary to the business and activities of the Purchaser.

          (j)    Data protection.

              (i)  The Purchaser has at all material times complied with applicable Legal Requirements relating to data protection in all material respects.

             (ii)  The Purchaser has not received any notice or complaint from any individual or regulatory authority alleging non-compliance with applicable Legal Requirements relating to data protection (including any prohibition or restriction on the transfer of data to a place outside the United Kingdom) or claiming compensation for or an injunction in respect of non-compliance with applicable Legal Requirements relating to data protection.

        2.20    Foreign Corrupt Practices Act.    The Purchaser (including any of its officers, directors, employees and others acting on behalf of the Purchaser) has not taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

        2.21    Purchaser Employee Benefits Plans.

          (a)   Section 2.21(a) of the Purchaser Disclosure Schedule lists: (i) all employee benefit plans (as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other contracts to which the Purchaser or any trade or business that is required to be aggregated with the Purchaser under Sections 414(b),(c), (m) or (i) of the Internal Revenue Code of 1986, as amended (an "ERISA Affiliate") is a party (except for (A) offer letters for employees hired and based in the United States that provide for at-will employment and can be terminated without material cost or liability to the Purchaser and (B) offer letters for employees hired and based in locations outside of the United States that can be terminated without material cost or liability to the Purchaser), with respect to which the Purchaser has or could have any obligation or that are maintained, contributed to or sponsored by the Purchaser for the benefit of any current employee, officer or director of the Purchaser; (ii) each employee benefit plan for which the Purchaser could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated; (iii) any plan in respect of which the Purchaser could incur liability under Section 4212(c) of ERISA; and (iv) any individual consulting contracts, arrangements or understandings between the Purchaser and any employee, director or consultant of the Purchaser, including any contracts, arrangements or understandings relating in any way to a sale of the Purchaser (except for agreements that can be terminated without material cost or liability to the Purchaser)(collectively, the "Purchaser Plans" and all Plans, excluding Plans not subject to U.S. Law, the "US Purchaser Plans")

          (b)   The Purchaser has made available to the Company correct and complete copies of each Purchaser Plan and (i) a copy of each trust or other funding arrangement, (ii) each most recent summary plan description and summary of material modifications, (iii) all annual reports on IRS Form 5500 filed within the past three (3) years, (iv) the most recently received IRS determination letter for each such Purchaser Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Purchaser Plan.

          (c)   None of the Purchaser Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Purchaser Plan"), a "multiple employer plan" (within the meaning of Section 413(c) of the Code) (a "Multiple Employer Purchaser Plan"), a plan that is subject to Title IV of ERISA or Section 412 of the Code or a "funded welfare plan" within the meaning of Section 419 of the Code. None of the Purchaser Plans (i) provides for the payment of material separation, severance, termination or similar type benefits to any Person,

  (ii) obligates the Purchaser to pay separation, severance, termination or similar-type benefits solely or partially as a result the transaction contemplated by this Agreement, or (iii) obligates the Purchaser to make any payment or provide any benefit in connection with a "change in ownership or effective control," within the meaning of such term under Section 280G of the Code, or in connection with an event directly or indirectly related to such a change. There is no written or unwritten contract, plan, arrangement or other contract by which the Purchaser is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. None of the Purchaser Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Purchaser, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state law

          (d)   Each Purchaser Plan has been established and maintained in accordance with its terms and the requirements of all applicable Legal Requirements including ERISA and the Code, except as would not, individually or in the aggregate, result in material liability to the Purchaser. The Purchaser has performed in all material respects all obligations required to be performed by it under and is not in default under or in violation of, and to the Knowledge of the Purchaser, there is no default or violation by any party to, any Purchaser Plan, except for any such non-performance, default or violation that would not, individually or in the aggregate, result in material liability to the Purchaser. To the Knowledge of the Purchaser there are no material actions pending or, to the Knowledge of the Purchaser, threatened with respect to any Purchaser Plan (other than routine claims for benefits in the ordinary course of business).

          (e)   Each US Purchaser Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such US Purchaser Plan for which determination letters are currently available that such US Purchaser Plan is so qualified, has a remaining period of time under applicable rules and regulations prescribed or issued pursuant to the Code or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype or volume submitter plan, and no event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such US Purchaser Plan.

          (f)    Except as would not, individually or in the aggregate, result in material liability to the Purchaser, neither the Purchaser nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course of business), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Purchaser Plan or Multiple Employer Purchaser Plan, and, to the Knowledge of the Purchaser, no fact or event exists that could give rise to any such liability.

        2.22    Required Vote.    The approval of the issuance of Purchaser Common Stock as part of the Initial Consideration and the possible issuance of Purchaser Common Stock as part of the Deferred Consideration by a majority of the shares represented in person or by proxy at the Purchaser Stockholder Meeting is the only vote of the equityholders of the Purchaser required in connection with the Acquisition.

        2.23    Litigation.    There is no action, suit, investigation or proceeding of any nature pending or (to the Knowledge of the Purchaser) threatened against the Purchaser or its property (tangible or intangible).

        2.24    Fairness Opinion.    Prior to the execution of this Agreement, the Board of Directors of the Purchaser received a written opinion (the "Opinion") from a nationally recognized provider of such opinions (the "Financial Advisor") dated April 6, 2011 as to the fairness, from a financial point of view, of the consideration to be paid by the Purchaser, taken in the aggregate, for all of the outstanding share capital of the Company in the transactions contemplated by this Agreement. Provided that the Company executes and delivers a non-reliance letter provided by the Financial Advisor, the Purchaser will furnish a complete and correct copy of the Opinion to the Company after receipt thereof by the Purchaser for informational purposes only.

        2.25    Complete Copies of Materials.    All documents (including all Purchaser Material Contracts) that the Purchaser has delivered or made available to the Company or counsel are true, correct and complete copies of such documents.

SCHEDULE 6

LIST OF COMPANY SHAREHOLDERS TO SIGN IRREVOCABLE UNDERTAKINGS

Abingworth Bioventures II SICAV
Abingworth Bioventures IIA L.P.
Abingworth Bioventures III A LP
Abingworth Bioventures III B LP
Abingworth Bioventures III C LP
Abingworth Bioventures III Executives LP

Apax WW Nominees Ltd AES (as nominee for Apax Eurpore V—B, L.P., Apax Europe V, C GmbH & Co KG, Apax Europe V—D, L.P., Apax Europe V—E, L.P., Apax Europe V—G, C.V., Apax Europe V—1, L.P. and Apax Europe V—2, L.P, and Apax Europe V—A, L.P.)
APV GmbH & Co KG
GIMV NV
Adviesbeheer GIMV Life Sciences 2004 NV
Oxford Bioscience Partners (Adjunct) III LP
Oxford Bioscience Partners (Bermuda) (III) LP
Oxford Bioscience Partners Adjunct (II) LP
Oxford Bioscience Partners Bermuda (II) LP
Oxford Bioscience Partners GS Adjunct (II) LP
Oxford Bioscience Partners (Annex) II LP
Oxford Bioscience Partners II LP
Oxford Bioscience Partners III LP
MRNA Fund LP
B L Sibanda (Sir Thomas Blundell's wife)
K Hilyard (Dr Harren Jhoti's wife)
Sir Thomas Blundell (Director)
Dr. Robert Buckland (Director)
Dr. Stephen Bunting (Director)
Dr. Peter Fellner (Director)
Dr. Harren Jhoti (Director)(1)
Dr. Ismail Kola (Director)(1)
Dr. Peter Ringrose (Director)(1)

(1)
As of the date of this Agreement, this individual does not hold any shares in the Company. However, the Irrevocable Undertaking executed by this individual will apply to any shares of the Company acquired after the date of this Agreement.

SCHEDULE 7

LIST OF PURCHASER STOCKHOLDERS TO SIGN SUPPORT AGREEMENTS

Charles J. Casamento (Director)(1)
Thomas V. Girardi (Director)
Allan R. Goldberg (Director)(1)
Walter J. Lack (Director)
James S.J. Manuso (Director)
Michael D. Young (Director)(1)

(1)
As of the date of this Agreement, this individual does not hold any shares in the Purchaser. However, the Support Agreement executed by this individual will apply to any shares of the Purchaser acquired after the date of this Agreement.

SCHEDULE 8

Employee and Consultant Share Options

1      Introduction

1.1
The Company has granted options to subscribe for Ordinary Shares pursuant to the following schemes, plans or arrangements:

(a)
The Astex Technology Share Option Plan for Consultants adopted 4 April 2000 (the "Consultant's Plan");

(b)
The Astex Technology Limited Enterprise Management ("EMI") Incentive Scheme adopted 27 March 2002 (the "2002 EMI Scheme"); and

(c)
The Astex Therapeutics Limited 2010 Share Option Scheme adopted 11 May 2010 (the "2010 Scheme"),

    (together the "Plans").

1.2
This Schedule 8 sets out the basis on which the Purchaser and the Company have agreed to treat the holders of Company Options under the Plans.

1.3
In this Schedule 8:

(a)
"Option Holders" means the holders of Company Options; and

(b)
"Business Day", "Closing Date", "Exchange Rate", and "Initial Share Amount" are as defined in the Terms and Conditions in Schedule 2 of this Agreement.

2      Proposals to Option Holders

2.1
The Company undertakes to make the proposals set out in paragraph 2.2 below to the Option Holders the same time or as soon as reasonably practicable after the Scheme Document is posted to the Company's Shareholders. The Purchaser authorizes the Company to make the proposals and agrees to be bound by the acceptances received from the Option Holders contingent upon the Scheme becoming effective.

2.2
Each Option Holder will be offered the opportunity to exchange his or her existing Company Option(s) (an "existing option") for an option granted under the Consultant's Plan, the 2002 EMI Scheme or 2010 Scheme, as applicable, to subscribe, contingent upon the Scheme becoming effective, for Purchaser Common Stock (a "replacement option") on the following basis:

(a)
each replacement option will be, contingent upon the Scheme becoming effective, over a number of Purchaser Common Stock (rounded up or down, as appropriate, to the nearest number of shares) calculated in accordance with the following formula:

      A = B × (C ÷ D)

      WHERE:

      A = the maximum number of Purchaser Common Stock issuable on exercise of the replacement option

      B = the maximum number of Ordinary Shares issuable on exercise of the existing option

      C = the Initial Share Amount

      D = the total number of shares in the Company (including preferred shares) cancelled pursuant to the Scheme

  (b)
  the aggregate exercise price in respect of each replacement option will be substantially the same as the aggregate exercise price payable under the existing option, save that it will be converted into and expressed in US $ at the Exchange Rate on the Business Day immediately prior to the Closing Date, and the exercise price per Purchaser Common Stock will be rounded up to the nearest cent (i.e. two decimal places);

  (c)
  subject to the above, each replacement option will be on the same terms as the existing option it replaces, save that for the purposes of determining when the replacement options vest, each replacement option will be deemed to have been granted on the date of grant of the existing option it replaces; and

  (d)
  the exchange of options will be effected by way of a cancellation of the existing options in consideration for which the replacement options will be granted, which will take place immediately after, and conditional upon, the Scheme becoming effective.

2.3
The parties acknowledge that the replacement options granted to holders of options under the 2002 EMI Scheme and the 2010 Scheme will not enjoy favourable tax treatment in the U.K. as "qualifying options" under Chapter 9 of Part 7 of, and Schedule 5 to, the Income Tax (Earnings and Pensions) Act 2003.

2.4
In relation to the 2002 EMI Scheme and the 2010 Scheme, the Company undertakes to make a notification to the Option Holders under the 2002 EMI Scheme and the 2010 Scheme to inform such Option Holders that their Options are exercisable immediately before and conditional upon the court sanction of the Scheme and the Options will lapse (if not exercised or replaced) immediately upon the Scheme becoming effective.

2.5
The Company undertakes that it will notify the Option Holders under the Consultant's Plan that they may exercise immediately before and conditional upon the court sanction of the Scheme. The Company agrees that it will propose a special resolution at the General Meeting to amend the articles of association of the Company to include an article that provides that if any Ordinary Shares are allotted, issued or transferred pursuant to the Consultant's Plan after 6.00 pm on the day before the date of the Court Hearings to confirm the capital reduction provided for in the Scheme, such shares will (subject to the right to make a prior transfer to a spouse or civil partner) immediately be transferred to the Purchaser for the same consideration per share as is payable to holders of Ordinary Shares pursuant to the Scheme.

3      Worked Example

        For the purposes of illustration only, this paragraph 3 contains a worked example of how paragraph 2 is intended to be applied by the Purchaser and the Company.

3.1   In this example:

  (a)
  On 22 June 2009 an employee was granted an EMI option under the 2002 EMI Scheme to subscribe for 6,000 ordinary shares in the Company at an exercise price of 64p per share;

  (b)
  On 1 May 2011 the Scheme becomes effective. At that point:

  (i)
  a total of 25 million preferred and ordinary shares in the Company are cancelled under the Scheme; and

  (ii)
  the Purchaser issues a total of 32 million Purchaser Common Stock to the Company's shareholders pursuant to the terms of the Scheme;

  (c)
  The exchange rate at close of business on 30 April 2011 is £1 = US $1.61313.

3.2   The proposals in paragraph 2.2 above will operate as follows:

  (a)
  In accordance with the formula in paragraph 2.2(a) above, the number of Purchaser Common Stock issuable under the replacement option is:

    6,000 × (32,000,000 ÷ 25,000,000) = 7,680

  (b)
  The exercise price, per Purchaser Common Stock, payable on exercise of the replacement option, is calculated as follows:

  (i)
  Aggregate exercise price in GB £ = 6,000 × 0.64 = £3,840

  (ii)
  This is converted into US $ at the rate of £1 = $1.61313 = $6,194.42

The exercise price per Purchaser Common Stock, in US $, is $0.80 (i.e. $6,194.42 divided by 7,680 and then rounded up to the nearest whole cent).

SCHEDULE 9

LOCK-UP AGREEMENTS

Part 1

See Appendix D to Proxy Statement

 SCHEDULE 9

LOCK-UP AGREEMENTS

Part 2

Seller Lock-Up Agreement

COORDINATED SELLING AGREEMENT

        This COORDINATED SELLING AGREEMENT (this "Agreement") is made and entered into as of [                                    , 2011], by and between certain affiliate shareholders of Astex Therapeutics Limited whose registered office is at 436 Cambridge Science Park, Milton Road, Cambridge, CB4 0QA, United Kingdom (the "Company") set forth on Exhibit A to this Agreement (each, a "Significant Shareholder" and, collectively, the "Significant Shareholders").

BACKGROUND

A.
This Agreement is entered into in connection with the Implementation Agreement dated as of [                                    , 2011] (the "Implementation Agreement") by and between SuperGen, Inc., a Delaware corporation (the "Purchaser") and the and the Company, pursuant to which the Purchaser intends to acquire the entire share capital of the Company (the "Acquisition"), to be implemented by way of, and the Company has agreed to implement, a Scheme on the terms and subject to the conditions set out in the Implementation Agreement, together with the Terms & Conditions ("Ts&Cs") thereto and other exhibits and schedules thereto.

B.
Pursuant to the terms of the Implementation Agreement and as part of the consideration to be distributed to the Scheme Shareholders by the Paying Agent on behalf of the Purchaser in connection with the Acquisition, (i) a portion of the Initial Consideration will be issued as New SuperGen Shares and (ii) if elected by the audit committee of the Board of Directors of the Purchaser, some or all of the first payment of the Deferred Consideration may be issued as New SuperGen Shares (collectively, the "Purchaser Shares").

C.
The execution and delivery of this Agreement is a material inducement to each of the Significant Shareholders to enter into the Implementation Agreement in order to ensure an equal opportunity for each Significant Shareholder to sell its Purchaser Shares in a coordinated manner.

AGREEMENT

        NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Interpretation.    In this Agreement the following words and expressions shall have the meanings set out below unless the context otherwise requires. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Implementation Agreement or the Ts&Cs.

    "Astex Articles" means the articles of association of the Company at the date of this Agreement;

    "Bank" means such investment bank or other finance institution as may be nominated from time to time by a Significant Shareholder Majority to act for the purposes of executing Coordinated Sales approved pursuant to the terms of this Agreement;

    "Business Day" means any day during the week on which the Bank and the stock exchange(s) on which Restricted Shares are listed are open for business;

    "Closing Date" shall have the same meaning given to that term in the Implementation Agreement;

    "Coordinated Sale" means a transfer of Restricted Shares carried out in accordance with section 4;

    "Coordinated Sale Notice" has the meaning given to it in section 4(b);

    "Coordinated Sale Participant" means, in relation to a Coordinated Sale, any Significant Shareholder that has confirmed that it wishes to participate in that Coordinated Sale;

    "Investment Fund" shall have the meaning given in the Astex Articles;

    "Lock Up Restrictions" means the lock up restrictions set out in the Implementation Agreement;

    "Restricted Period" means the period of 12 months commencing on the Closing Date;

    "Restricted Shares" means all Purchaser Shares issued to the Significant Shareholders pursuant to the terms of the Scheme, including without limitation any shares of Purchaser Stock issued in satisfaction of the Deferred Consideration (as defined in the Implementation Agreement);

    "Scheme" shall have the meaning given to that term in the Implementation Agreement;

    "Significant Shareholder Majority" means Significant Shareholders holding 66% or more of the Restricted Shares held from time to time by the Significant Shareholders and excluding for the purposes of constituting a Significant Shareholder Majority the Restricted Shares held by any person who fails to vote on a Significant Shareholder Resolution within the requisite time period;

    "Significant Shareholder Resolution" has the meaning given to it in section 4(a);

    "transfer" means when used with respect to a Restricted Share, to sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant (whether by way of warrant, convertible or exchangeable security or otherwise) any option to subscribe for or purchase such Restricted Share or otherwise transfer or dispose of such Restricted Share or enter into any swap or any other transaction, of whatever kind, which directly or indirectly leads to a total or partial transfer, on or off a stock exchange or regulated market, to one or more third parties of any interest in such Restricted Share, legal or economic, or which in any way whatsoever fixes, limits or transfers any risk arising from the possibility of price movement, up or down, in respect of such Restricted Share, whether any such swap or transaction described above is to be settled by delivery of shares or other securities, in cash or otherwise, or to agree to do or announce any of the aforementioned things (and "transferred" and other cognitive terms shall be construed accordingly).

        2.    Effective Time.    The parties hereto acknowledge and agree that this Agreement shall become effective only upon the Closing Date, and if such Closing Date shall not occur prior to the termination of the Implementation Agreement in accordance with its terms, this Agreement shall be deemed void ab initio and have no further force or effect upon such termination of the Implementation Agreement.

        3.    Resale of Purchaser Shares.    It is agreed that:

          (a)   except as otherwise set forth herein, during the Restricted Period, the Restricted Shares may not be transferred otherwise than as part of a Coordinated Sale in accordance with this Agreement;

          (b)   section 3(a) shall not apply to restrict the transfer of Restricted Shares:

              (i)  to the legal successor of the holder of Restricted Shares pursuant to (x) the death of such holder (in the event the holder is a natural person) or (y) the merger, liquidation, or de-merger of such holder (in the event the holder is legal person), provided that in the event referred to in (y) the legal successor adheres to this Agreement and assumes all rights and obligations of the relevant Significant Shareholder under this Agreement;

             (ii)  pursuant to a takeover offer for the Purchaser;

            (iii)  which is required by or pursuant to any agreement or composition between the Purchaser and its creditors or any class of them;

            (iv)  pursuant to any share buy-back by the Purchaser which is available to all holders of Purchaser Shares of the same class as the Restricted Shares;

             (v)  pursuant to any distribution by a Significant Shareholder of Restricted Shares to its shareholders or limited partners in the framework of a liquidation or winding-up of such Significant Shareholder, provided that the shareholders or limited partners who would receive Restricted Shares have acceded to this Agreement prior to any such distribution being effected;

            (vi)  which, if it were a transfer of shares in the share capital of Astex by an Investment Fund, would have been permitted under the terms of the Astex Articles;

           (vii)  pursuant to any private transaction, provided that the transferee of such Restricted Shares shall have acceded to this Agreement prior to any such transfer; or

          (viii)  which is required by law or applicable regulation.

          (c)   Ownership, Voting Rights, Duties.    This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of any Significant Shareholder with respect to the Purchaser Shares, except as specifically provided herein.

        4.    Coordinated Sale Provisions.    Subject always to the Lock Up Restrictions, Restricted Shares may be transferred during the Restricted Period as part of a Coordinated Sale in accordance with the following procedure:

          (a)   During the Restricted Period, any Significant Shareholder that wishes to transfer any of their Restricted Shares not permitted under section 3(b) may circulate a resolution in writing (a "Significant Shareholder Resolution") to all Significant Shareholders proposing that a Coordinated Sale should take place, setting out the maximum number of Restricted Shares they wish to sell and the following procedure shall apply in such circumstances:

              (i)  the other Significant Shareholders shall have up to five Business Days (excluding the date of circulation of the Significant Shareholder Resolution) to respond to such Significant Shareholder Resolution by notice in writing to the Significant Shareholder who circulated the Significant Shareholder Resolution setting out whether or not they approve the Coordinated Sale and, only if they approve the Coordinated Sale, the number of Restricted Shares they wish to transfer (if any, and for the avoidance of doubt a Significant Shareholder may approve a Significant Shareholder Resolution without seeking to sell any of its Restricted Shares); and

             (ii)  the Restricted Shares held by any Significant Shareholder that does not respond to the Significant Shareholder Resolution shall be ignored for the purposes of calculating whether the approval of a Significant Shareholder Majority has been given to the Significant Shareholder Resolution and such Significant Shareholder shall be deemed not to wish to participate in the Coordinated Sale.

          (b)   If the approval of a Significant Shareholder Majority has been given to a Coordinated Sale (and the Significant Shareholder who circulated the Significant Shareholder Resolution shall promptly notify all of the Significant Shareholders the result of the process set out in section 4(a), whether positive or negative and including setting out the amount of Restricted Shares that each relevant Significant Shareholder wishes to sell), any Significant Shareholder may notify the Bank (and if none shall have been nominated when the Significant Shareholder Resolution has been issued, the Significant Shareholder Resolution shall also specify the identity of the Bank and key terms of its appointment including its fee) of the collective desire of the Coordinated Sale Participants to do so (a "Coordinated Sale Notice").

          (c)   Promptly following the notification made to the Bank, the Coordinated Sale Participants shall co-ordinate and agree with each other as to timing, structuring and pricing in such Coordinated Sale, and as to the number of Restricted Shares to be sold by each of the Coordinated Sale Participants (such shares being the "Sale Shares"). Any such structured sale must be conducted by the Bank against competitive brokerage terms and conditions. If the Coordinated Sale Participants are not able to agree unanimously on such matters within five Business Days after the notification made to the Bank in section 4(b), the Coordinated Sale Participants that hold 66% of all Restricted Shares of the Coordinated Sale Participants at that time shall be able to take a decision which will also bind the other Coordinated Sale Participants, provided that any such dissenting Coordinated Sale Participants may withdraw from the process by notice in writing to the Bank and all of the Significant Shareholders.

              (i)  The timing, structuring and pricing agreed or determined pursuant to section 3(b)(i) shall be communicated by any Coordinated Sale Participant to the Bank within one Business Day after the date of agreement or determination.

             (ii)  If the Bank determines that, on the basis of the instructions (including without limitation as to price) provided pursuant to section 4(c)(i), there is insufficient demand for the sale of all of the Sale Shares, it shall decrease the number of Sale Shares allocated for sale by each Coordinated Sale Participant in proportion to the number that such Coordinated Sale Participant's Sale Shares bears to the total number of Sale Shares such that after reduction each Coordinated Sale Participant's pro rata sale allocation of Sale Shares shall remain as unchanged as possible.

            (iii)  The parties confirm that it is not their intention to allow a second sale process to commence before one which has already been initiated has been completed or aborted.

          (d)   Each Significant Shareholder agrees that it shall use commercially reasonable efforts to take all necessary action to permit and assist with the preparation and submission of all required reports and filings, as may be required by applicable rule or regulation relating to the beneficial ownership of Purchaser Shares, including Section 13 of the Securities Exchange Act of 1934, as amended (the "Act").

              (i)  Each Significant Shareholder shall be individually responsible for the preparation and filing of any reports required under Section 16 of the Act. The Significant Shareholders agree that they shall jointly engage a single U.S. securities counsel ("Securities Counsel") to assist with the preparation and filing of all required reports, if any, under Sections 13 and 16 of the Act. All costs for Securities Counsel shall be borne equally by each Significant Shareholder.

             (ii)  Immediately following (and in no case later than 24 hours following) completion of each sale of Sale Shares, each Coordinated Sale Participant agrees to cause all sale-related information, including pre- and post-sale beneficial ownership data, to be transmitted to Securities Counsel for purposes of preparing all required filings.

        5.    Miscellaneous

          (a)   Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) [or email] to the Significant Shareholder, to the address for such Significant Shareholder as set forth in Exhibit A; provided, however, that notices sent by mail will not be deemed given until received.

          (b)   Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective as of the date hereof.

          (c)   Entire Agreement.    This Agreement and the Implementation Agreement, and the documents and instruments and other agreements among the parties referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

          (d)   No Third Party Beneficiaries.    This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

          (e)   Assignment.    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party without the consent of the other party. Subject to the restrictions on transfer described herein, this Agreement shall be binding upon each Significant Shareholder and each such Significant Shareholder's heirs, executors, administrators, successors and assigns.

          (f)    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

          (g)   Other Remedies.    Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (h)   Governing Law.    This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, i.e., without regard to choice of law principles.

          (i)    Consent to Jurisdiction.    Each of the parties hereto agrees that (i) any action involving this Agreement shall be brought and maintained solely in the Court of Chancery of the State of Delaware, (ii) each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process and (iii) each party agrees not to commence any legal proceedings related hereto except in such courts.

          (j)    Good Faith.    Each of the parties hereto undertakes to each other party that it shall act in good faith in giving effect to the provisions of this agreement.

          (k)   Amendments.    This Agreement may be modified only by a written instrument duly executed by each party hereto.

          (l)    WAIVER OF JURY TRIAL    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

        IN WITNESS WHEREOF, the Significant Shareholders have caused this Coordinated Selling Agreement to be duly executed as of the day and year first above written.

By:
Name:
Title:

SCHEDULE 10

RESOLUTION TO AMEND THE ARTICLES OF ASSOCIATION OF THE COMPANY

        With effect from the passing of this resolution, the Articles of Association of the Company be amended as follows:

1.
By the adoption and inclusion of the following definitions in Article 1.2(a):

"Scheme"	means the scheme of arrangement dated 2011 between the Company and the holders of Scheme Shares (as defined in the Scheme) under Part 26 of Companies Act 2006 in its original form or with or subject to any modification, addition or condition approved or imposed by the Court and agreed by the Company and SuperGen Inc
"Scheme Circular"	means the circular relating to the Scheme dated 2011.
"SuperGen"	means SuperGen Inc
2.
By the adoption and inclusion of the following new Article 17:

17.   Scheme of Arrangement

17.1
Expressions defined in the Scheme Circular shall have the same meanings in this Article 17 (save as expressly defined in these Articles).

17.2
Notwithstanding any other provision of these Articles, if, pursuant to the exercise of any warrants over Preferred C Shares, the Company issues any Preferred C Shares (other than to SuperGen or its nominee(s)) after the adoption of this Article and before the Scheme Record Time, such shares shall be issued subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the holders of such shares shall be bound by the Scheme accordingly.

17.3
Subject to the implementation of the Scheme, if, pursuant to the exercise of any warrants to subscribe for Preferred C Shares, any Preferred C Shares are issued to any person or his nominee (a "New Member") (other than under the Scheme or to SuperGen or its nominee(s)) after the Scheme Record Time (the "Post-Scheme Shares"), they shall be immediately transferred to SuperGen (or as SuperGen may direct, or to SuperGen's successor) in consideration of the payment by SuperGen (or its designee or successor) of an amount in cash for each Post-Scheme Share and/ or the allotment and issue by SuperGen (or its designee or successor) to the New Member of a number of SuperGen Shares (or, in the event of any merger, consolidation, recapitalisation, combination, share exchange or similar transaction involving SuperGen resulting in a change of SuperGen Shares into securities of a new entity, the issuance by the new entity of its securities) (the "Consideration Shares") for each Post-Scheme Share as that New Member would have been entitled to under the Scheme for those Post-Scheme Shares had they been Scheme Shares as determined by the terms and conditions of the Scheme Circular. For the avoidance of doubt, this article 17.3 shall not oblige SuperGen (or its designee or successor) to pay any cash or issue any Consideration Shares in excess of the aggregate Initial Consideration and Deferred Consideration.

17.4
To give effect to any transfer of Post-Scheme Shares, the Company may appoint any person as attorney for the New Member to transfer the Post-Scheme Shares to SuperGen and/or its nominee(s) or successor and do all such other things and execute and deliver all such documents as may in the opinion of the attorney be necessary or desirable to vest the Post-Scheme Shares in SuperGen or its nominee(s) or successor and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares as SuperGen or its successor may direct. If an attorney is so appointed, the New Member shall not thereafter (except to the extent that the attorney fails to act in accordance with the directions of SuperGen or its successor) be entitled to exercise any rights attaching to the Post-Scheme Shares unless so agreed by SuperGen or its successor. The attorney shall be empowered to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Member (or any subsequent holder) in favour of SuperGen or its successor, and the Company may give a good receipt for the consideration for the Post-Scheme Shares and may register SuperGen or its successor as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the New Member for the Post-Scheme Shares.

17.5
Notwithstanding any other provision of these Articles, if, pursuant to the exercise of any options over Ordinary Shares under the Consultant's Plan, the Company issues any Ordinary Shares (other than to SuperGen or its nominee(s)) after the adoption of this Article and before the Scheme Record Time, such shares shall be issued subject to the terms of the Scheme (and shall be Scheme Shares for the purposes thereof) and the holders of such shares shall be bound by the Scheme accordingly.

17.6
Subject to the implementation of the Scheme, if, pursuant to the exercise of any options over Ordinary Shares under the Consultant's Plan, any Ordinary Shares are issued to any person or his nominee (an "Ordinary New Member") (other than under the Scheme or to SuperGen or its nominee(s)) after the Scheme Record Time (the "Ordinary Post-Scheme Shares"), they shall be immediately transferred to SuperGen (or as SuperGen may direct, or to SuperGen's successor) in consideration of the payment by SuperGen (or its designee or successor) of an amount in cash for each Ordinary Post-Scheme Share and/ or the allotment and issue by SuperGen (or its designee or successor) to the Ordinary New Member of a number of SuperGen Shares (or, in the event of any merger, consolidation, recapitalisation, combination, share exchange or similar transaction involving SuperGen resulting in a change of SuperGen Shares into securities of a new entity, the issuance by the new entity of its securities) (the "Ordinary Consideration Shares") for each Ordinary Post-Scheme Share as that Ordinary New Member would have been entitled to under the Scheme for those Ordinary Post-Scheme Shares had they been Scheme Shares as determined by the terms and conditions of the Scheme Circular. For the avoidance of doubt, this article 17.6 shall not oblige SuperGen (or its designee or successor) to pay any cash or issue any Ordinary Consideration Shares in excess of the aggregate Initial Consideration and Deferred Consideration.

17.7
To give effect to any transfer of Ordinary Post-Scheme Shares, the Company may appoint any person as attorney for the Ordinary New Member to transfer the Ordinary Post-Scheme Shares to SuperGen and/or its nominee(s) or successor and do all such other things and execute and deliver all such documents as may in the opinion of the attorney be necessary or desirable to vest the Ordinary Post-Scheme Shares in SuperGen or its nominee(s) or successor and pending such vesting to exercise all such rights attaching to the Ordinary Post-Scheme Shares as SuperGen or its successor may direct. If an attorney is so appointed, the Ordinary New Member shall not thereafter (except to the extent that the attorney fails to act in accordance with the directions of SuperGen or its successor) be entitled to exercise any rights attaching to the Ordinary Post-Scheme Shares unless so agreed by SuperGen or its successor. The attorney shall be empowered to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the Ordinary New Member (or any subsequent holder) in favour of SuperGen or its successor, and the Company may give a good receipt for the consideration for the Ordinary Post-Scheme Shares and may register SuperGen or its successor as holder thereof and issue to it certificates for the same. The Company shall not be obliged to issue a certificate to the Ordinary New Member for the Ordinary Post-Scheme Shares.

        IN WITNESS of which the parties have executed this deed on the date set out above.

EXECUTED as a DEED	)
by SUPERGEN INC	)
acting by:	)
In the presence of:
Signature:
Name:
Occupation:
Address:
/s/ JAMES S.J. MANUSO James S.J. Manuso President and Chief Executive Officer

EXECUTED as a DEED	)
by ASTEX THERAPEUTICS LIMITED	)
acting by:	)
In the presence of:
Signature:
Name:
Occupation:
Address:
/s/ HARREN JHOTI Harren Jhoti Founder and Chief Executive Officer

Signature Page to Implementation Agreement

Appendix B

Purchaser Support Agreements

DATED	April 6, 2011

SuperGen, Inc.

 STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT

To:	Astex Therapeutics Limited 436 Cambridge Science Park Milton Road Cambridge CB4 0QA
and:	SuperGen, Inc.

April 6, 2011

        This STOCKHOLDER SUPPORT AGREEMENT (this "Agreement") dated as of April 6, 2011 (the "Effective Date"), is entered into among Astex Therapeutics Limited, a limited liability company organized under the laws of the United Kingdom ("Astex" or the "Company"), SuperGen,Inc, a Delaware Corporation ("SuperGen" or the "Purchaser") and [                ], a stockholder (the "Stockholder") of Purchaser.

1.  Support Agreement

1.1
Astex and SuperGen entered into an Implementation Agreement dated as of April 6, 2011 (the "Implementation Agreement"), with capitalized terms not otherwise defined herein having the meanings given to such terms in the Implementation Agreement which provides (subject to the conditions set forth therein) for the acquisition of Astex by SuperGen (the "Acquisition") by way of a scheme of arrangement under section 895 of the Companies Act 2006 (the "Scheme").

1.2
In consideration of Astex agreeing to the consummation of the Acquisition with SuperGen, substantially on the terms and subject to the conditions as set out in the Proxy Statement distributed in connection with the Acquisition (the "Proxy Statement"), the undersigned, hereby irrevocably and unconditionally (save as specified below) warrants with respect to paragraph (a) and undertakes with respect to paragraphs (b) through (e) and confirms and agrees with Astex that:

(a)
Stockholder is the beneficial owner (and unless otherwise specified in the schedule to this Agreement is also the record holder and to the extent that the Stockholder is not the record holder, the Stockholder will (so far as the Stockholder is able) procure compliance by such record holder(s) with the terms of this Agreement), of the number of shares in the capital of SuperGen (the "Shares") specified in paragraph 1 of the schedule to this Agreement (the "Committed Shares") (which expression shall include any other Shares acquired or purchased by the undersigned after the date of this Agreement or any other Shares derived from such Committed Shares);

(b)
prior to the Expiration Date, the Stockholder shall exercise, or (so far as it is able) procure the exercise of, all voting rights attaching to the Committed Shares to vote in favor of all proposals to approve the Acquisition, and any related matters, proposed at any meeting of the stockholders of SuperGen, and at any adjournment or postponement thereof, called to seek the Stockholder Approval or in any other circumstances upon which a vote, consent or other approval with respect to the Implementation Agreement, the Acquisition or any other transaction contemplated by the Implementation Agreement is sought;

(c)
Upon the written request of Astex the Stockholder shall execute, or (so far as it is able) procure the execution of, any forms of proxy in respect of the Committed Shares required by Astex appointing any person nominated by Astex to attend and vote at any meeting of the stockholders of SuperGen in respect of the proposals to approve the Acquisition, and any related matters, and following such request shall ensure that any such executed forms of proxy are received by SuperGen not later than 3.00 p.m. on the fifth business day (being any day which is not a Saturday, Sunday, a bank holiday or a public holiday in the United States (a "Business Day")) prior to the Purchaser Stockholder Meeting;

  (d)
  the Stockholder shall not revoke, or procure the revocation of, the terms of any proxy submitted in accordance with sub-paragraph 1.1(c), other than by attendance at any meeting of the stockholders of SuperGen or otherwise where the Stockholder votes in favour of the proposals to approve the Acquisition, and any related matters; and

  (e)
  the Stockholder has been granted SuperGen options as specified in paragraph 2 of the schedule to this Agreement (the "Options") and confirms that the Options are still subsisting and that the Stockholder is beneficially entitled to the Options and, in respect of those Options, the Stockholder agrees that if the Stockholder exercises such Options prior to the Closing Date, the Stockholder shall vote in favor of all proposals to approve the Acquisition in accordance with paragraph 1.1(c) above in respect of all of the Shares that the Stockholder receives upon exercise of such Option.

1.3
In the event the Stockholder does acquire or purchase any Shares after the execution of this undertaking such Shares shall be deemed to be included in the definition of "Committed Shares".

2.  Non-dealing / Covenants

        Unless and until the Implementation Agreement lapses or is withdrawn, or the Implementation Agreement is otherwise terminated, the Stockholder will not and the Stockholder will (so far as it is able) procure that any registered holder of the Committed Shares will not, directly or indirectly:

  (a)
  except pursuant to the Acquisition, sell, transfer, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, charging, encumbering or granting of any option over or other disposal of, all or any of the Committed Shares or of any interest therein provided, however, that this clause (a) shall not prohibit a sale or transfer of Committed Shares by the undersigned (i) to any member of the undersigned's immediate family, or to a trust for the benefit of the undersigned or any member of the undersigned's immediate family, or (ii) upon the death of the undersigned; provided, however, that a sale or transfer referred to in this sentence shall be permitted only if, as a precondition to such sale or transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to SuperGen and Astex, to be bound by all of the terms of this undertaking; nor

  (b)
  without limiting the proviso to clause (a) above accept, encourage or agree to accept any other offer (whether made or yet to be made at the date of such agreement) in respect of all or any of the Committed Shares or any other shares in the capital of SuperGen whether conditional or unconditional (by whatever means the same is to be implemented); nor

  (c)
  without the written consent of Astex, purchase or otherwise acquire (other than by exercise of existing Options), directly or indirectly, any shares or other securities in SuperGen or any interest therein; nor

  (d)
  convene any meeting of the stockholders of SuperGen in any capacity as a stockholder, nor exercise or permit the exercise of the voting rights attaching to the Committed Shares in any manner which the Stockholder knows would be likely to frustrate the Acquisition or prevent the Implementation Agreement becoming effective; nor

  (e)
  (other than pursuant to the Acquisition) enter into any agreement, arrangement or obligation or permit any agreement, arrangement or obligation to be entered into in relation to the Committed Shares with any person whether conditional or unconditional to do all or any of the acts referred to in this paragraph 2 .

3.  Confirmations

        The Stockholder hereby irrevocably and unconditionally undertakes, represents and warrants to and confirms and agrees with Astex that:

  (a)
  the details of all the Stockholder's interests in SuperGen and Astex at the date hereof contained in the schedule to this Agreement are true and accurate and that the Stockholder's interests are correctly described and the record holder(s) of the Shares to which they relate as set out in the schedule are true and accurate in all respects;

  (b)
  the execution and delivery of this Agreement by Stockholder do not and the performance of the obligations under this Agreement will not (i) conflict with or violate any legal requirement or order applicable to Stockholder or by which Stockholder or any of its properties is or may be bound or affected; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder's affiliates or properties is or may be bound or affected, other than any such breach, default, termination, amendment, acceleration or cancellation that would not, individually or in the aggregate, have an adverse effect on Stockholder's ability to comply with the terms of or to fulfill Stockholder's obligations under, this Agreement; or (iii) result (with or without notice or lapse of time) in the creation of any encumbrance on any of the Committed Shares pursuant to any contract to which Stockholder is a party or by which Stockholder or any of Stockholder's affiliates or properties is or may be bound or affected;

  (c)
  the Stockholder will as soon as reasonably practicable notify Astex in writing if for any reason the details contained in the schedule to this Agreement cease to be true and complete; and

  (d)
  the Stockholder has full power and authority to enter into this Agreement and to perform all its obligations hereunder in accordance with their terms and this Agreement has been duly executed and delivery by Stockholder and constitutes a legal, valid and binding obligation of Stockholder.

4.  Duration

        The undertakings set out herein and the appointment set out in paragraph 6 below shall terminate on the earliest of (a) the Closing Date of the Acquisition, (b) the date (if any) on which the Scheme lapses or is withdrawn, and (c) the date (if any) on which the Implementation Agreement terminates or is terminated (the "Expiration Date") and upon and following any such termination this Agreement shall be deemed void and have no further force or effect save in relation to those rights which shall have accrued following any breaches of the undertakings set out herein which occurred prior to such date.

5.  General

5.1
In this Agreement, references to the "Acquisition" means the acquisition by SuperGen of all the issued share capital of Astex other than that already owned by SuperGen by way of a scheme of arrangement in relation to Astex under section 895 of the Companies Act 2006 (including any new, renewed or revised scheme of arrangement), provided that the terms of such Acquisition are in the good faith opinion of SuperGen no less favorable overall including from a financial point of view to the holders of Shares than the terms set out in the Proxy Statement. References to the Acquisition lapsing or being withdrawn shall, for the avoidance of doubt, include, without limitation, circumstances where the proposals required to implement the Acquisition are not passed at the relevant Purchaser Stockholder Meeting (or at any adjournments thereof), or such meeting is adjourned indefinitely).

5.2
The Stockholder understands that the information provided to the Stockholder in relation to the Acquisition is given in confidence and must be kept confidential and not disclosed to any third party (other than a professional adviser) until the information becomes generally available, save that disclosure may be made (i) to the extent required by law or any other legal or regulatory requirement or (ii) where the relevant information was in the Stockholder's knowledge or possession prior it being disclosed to the Stockholder by either Astex or SuperGen in connection with the Acquisition or (iii) was developed independently and without reference to the confidential information of Astex or SuperGen as evidenced with contemporaneous written records or (iv) was public knowledge or has become public knowledge other than through fault on the part of the Stockholder or (v) was properly provided to the Stockholder by an independent third party who has no obligation of secrecy to Astex or SuperGen.

5.3
The Stockholder recognizes and acknowledges that if the Stockholder should fail to comply with its obligations and undertakings hereunder, money damages may not be an adequate remedy and further agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Astex shall be entitled (in addition to any other remedy that may be available to it) to seek to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Astex nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.3, and Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.4
Any time, date or period mentioned in this Agreement may be extended by mutual agreement between Astex and the Stockholder or otherwise as provided herein but as regards any time, date or period originally fixed or extended as aforesaid time shall be of the essence.

5.5
With regard to any of the Committed Shares which are not registered in the Stockholder's name, the undertakings, agreements and obligations of whatsoever nature contained in this Agreement are given by the Stockholder on behalf of the record holder(s) of such Committed Shares and the Stockholder undertakes (so far as he is able) to procure the compliance by the registered holder(s) of such Committed Shares with the undertakings, agreements and obligations of whatsoever nature contained in this Agreement.

5.6
If any provision or part of any provision of this Agreement, or the application of any such provision or part thereof to any person or set of circumstances, shall be determined to be invalid or unenforceable in any jurisdiction to any extent, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable legal requirements so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances or in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement. Each provision of this Agreement is separable from every other provision of this Agreement, and each part of each provision of this Agreement is separable from every other part of such provision.

5.7
This Agreement, the Implementation Agreement and any other documents delivered by the parties in connection herewith and therewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.8
This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Astex and Stockholder.

5.9
Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder, may be assigned or delegated by Stockholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his/her heirs, estate, executors and personal representatives and Stockholder's successors and assigns, and shall inure to the benefit of Astex and its successors and assigns. Without limiting any of the restrictions set forth in this Agreement, this Agreement shall be binding upon any person to whom any Committed Securities are transferred. Nothing in this Agreement is intended to confer on any person (other than Astex and its successors and assigns) any rights or remedies of any nature.

5.10
The rights and remedies of Astex under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.11
This Agreement may be executed in separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

5.12
No failure on the part of Astex to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Astex in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Astex shall not be deemed to have waived any claim available to Astex arising out of this Agreement, or any power, right, privilege or remedy of Astex under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Astex; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.13
Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder from acting, if applicable, in the Stockholder's capacity as a director or officer of SuperGen (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder's capacity as a stockholder of SuperGen) or voting in the Stockholder's sole discretion on any matter other than those matters referenced in Section 2 above.

6.  Power of attorney

        The Stockholder hereby irrevocably and by way of security for its obligations hereunder appoints, severally, Astex and any director of Astex as its attorney to execute and deliver all such documents and do all such acts and things as may be necessary for, or incidental to, the voting of the Committed Shares and/or the performance of its obligations under this Agreement on its behalf in the event of its failure to comply with any provision of this Agreement within the specified period and the Stockholder irrevocably undertakes to ratify such act if called upon to do so.

7.  Notices

7.1
Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows:

(a)
if delivered by hand, when delivered;

(b)
if sent on a Business Day by facsimile transmission before 5:00 p.m., California time, on the day sent by facsimile and receipt is confirmed, when transmitted;

(c)
if sent by facsimile transmission on a day other than a Business Day and receipt is confirmed, or if sent by facsimile transmission after 5:00 p.m., California time, on the day sent by facsimile and receipt is confirmed, on the Business Day following the date which receipt is confirmed;

(d)
if sent by registered, certified or first class mail, the third Business Day after being sent; and

(e)
if sent by overnight delivery via a national courier service, two Business Days after being delivered to such courier, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto) if personally delivered, upon delivery at the address of the relevant party;

In the case of the Stockholder to:
Fax No:	[•]
Attention:	[•]
In the case of Astex to:
Fax No:	+44(0) 1223-226201
Attention:	CEO
7.2
A party may notify the other party to this deed of a change to its name, relevant addressee, address or fax number for the purposes of paragraph 7.1 provided that such notification shall only be effective on:

(a)
the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

8.  Governing law and submission to jurisdiction

8.1
This undertaking and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by Delaware law.

8.2
The parties irrevocably agree that the Delaware courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this Agreement, its subject matter or formation.

(Signature Page Follows)

        IN WITNESS WHEREOF, the undersigned have caused this Support Agreement to be executed as of the date first written above.

ASTEX THERAPEUTICS LIMITED
By:

Address:	436 Cambridge Science Park Milton Road Cambridge CB4 0QA

STOCKHOLDER
By:
Name:
Title:	Director

Address:

SUPERGEN, INC.
By:	James S.J. Manuso President and Chief Executive Officer

Address:	4140 Dublin Boulevard Suite 200 Dublin, CA 94568 CB4 0QA

THE SCHEDULE

Interests in relevant securities of SuperGen

1.     Shares Held of Record

Number and class of shares	Name of beneficial owner(s)	Names of registered holder(s)

2.     Options Held of Record

Number and class of shares	Name of beneficial owner(s)	Names of registered holder(s)

3

Appendix C

Company Irrevocable Voting Undertakings

DATED	2011

ASTEX THERAPEUTICS LIMITED

 IRREVOCABLE UNDERTAKING

IRREVOCABLE UNDERTAKING

To:	SuperGen, Inc 4140 Dublin Blvd Suite 200 Dublin CA 94568 USA
and:	Astex Therapeutics Limited

                        2011

Dear Sirs

        Acquisition by SuperGen, Inc. ("SuperGen") of Astex Therapeutics Limited ("Astex" or the "Company")

1.  Undertakings

1.1
In consideration of SuperGen agreeing to acquire the entire issued and to be issued share capital of the Company (the "Acquisition") by way of a scheme of arrangement under section 895 of the Companies Act 2006 (the "Scheme"), on the terms and subject to the conditions of a scheme circular (the "Scheme Circular") to be produced in connection with the Acquisition containing terms and conditions set out at Appendix 2 of the Implementation Agreement dated as of                        2011 between SuperGen and the Company (the "Implementation Agreement", with capitalized terms not otherwise defined herein having the meanings given to such terms in the Implementation Agreement), I, the undersigned, hereby irrevocably and unconditionally (save as specified below) undertake, represent and warrant to and confirm and agree with SuperGen, with effect from the date of this undertaking, that:

(a)
I am the beneficial owner (and unless otherwise specified in the schedule to this undertaking am also the registered holder and to the extent that I am not the registered holder I will (so far as I am able) procure compliance by such registered holder(s) with the terms of this undertaking), of the number of shares in the capital of the Company (the "Shares") specified in paragraph 1 of the schedule to this undertaking (the "Committed Shares") (which expression shall include any other Shares acquired or purchased by the undersigned after the date of this undertaking or any other shares or interests attributable to or derived from such Committed Shares);

b)
I shall exercise, or (so far as I am able in relation to shares of which I am the beneficial owner but not the registered owner ("Beneficial Owned Shares")) procure the exercise of, all voting rights attaching to the Committed Shares to vote in favour of all resolutions to approve the Scheme, and any related matters proposed at any general or class meeting (the "General Meeting") and the Court convened meetings (the "Court Meetings") of the Company to be convened and held in connection with the Scheme, or at any adjournment of any such meeting;

(b)
I shall execute, or (so far as I am able in relation to Beneficial Owned Shares) procure the execution of, any forms of proxy in respect of the Committed Shares required by SuperGen appointing any person nominated by SuperGen to attend and vote at any General Meeting or Court Meeting in respect of the resolutions to approve the Scheme, and any related matters, and shall ensure that any such executed forms of proxy are received by Astex not later than 3.00 p.m. on the fifth business day (being any day which is not a Saturday, Sunday, a bank holiday or a public holiday in England and Wales (a "Business Day")) after receipt by me of the formal document setting out the terms and conditions of the Scheme (the "Scheme Document");

  (c)
  I shall not revoke, or procure the revocation of, the terms of any proxy submitted in accordance with sub-paragraph 1.1(c), other than by attendance at any General Meeting or Court Meeting where I vote in favour of the Scheme in accordance with this undertaking;

  (d)
  I have been granted share options under the share schemes (the "Share Schemes") over the number of shares as specified in paragraph 2 of the schedule to this undertaking (the "Options") and confirm that the Options are still subsisting as of the date of this undertaking and that I am beneficially entitled to the Options and, in respect of those Options, I undertake that following the making of the proposals to the holders of options under the Share Schemes as are set out in the Implementation Agreement, in respect of such of the Options which become exercisable in accordance with the rules of the Share Schemes as a result of the Acquisition, I shall either:

  (i)
  accept such proposals made in respect of such Options; or

  (ii)
  exercise in full the relevant Option; and

  (iii)
  vote in favour of all resolutions to approve the Scheme in accordance with paragraph 1.1(c) above in respect of all of the Shares that I receive where the exercise price per Share of such Option is less than the offer price per Share under the terms of the Acquisition.

1.2
In the event I do acquire or purchase any Shares after the execution of this undertaking, such Shares shall be deemed to be included in the definition of "Committed Shares".

2.  Non-dealing / covenants

        Unless and until the Scheme lapses or is withdrawn, or the Implementation Agreement is otherwise terminated, I will not and I will (so far as I am able in relation to Beneficial Owned Shares) procure that any registered holder of the Committed Shares will not, directly or indirectly:

  (a)
  except pursuant to the Acquisition, sell, transfer, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, charging, encumbering or granting of any option over or other disposal of, all or any of the Committed Shares or of any interest therein; provided, however, that this clause (a) shall not prohibit a sale or transfer of Committed Shares by the undersigned (a) to any member of the undersigned's immediate family, or to a trust for the benefit of the undersigned or any member of the undersigned's immediate family, or (b) upon the death of the undersigned; provided, however, that a sale or transfer referred to in this sentence shall be permitted only if, as a precondition to such sale or transfer, the transferee agrees in writing, satisfactory in form and substance to SuperGen, to be bound by all of the terms of this undertaking; nor

  (b)
  without limiting the proviso to clause (a) above, accept, encourage or agree to accept any other offer (whether made or yet to be made at the date of such agreement) in respect of all or any of the Committed Shares or any other shares in the capital of the Company whether conditional or unconditional (by whatever means the same is to be implemented); nor

  (c)
  vote in favour of any of the following to the extent that Astex is prohibited from taking any such action by the Implementation Agreement:

  (i)
  any resolution to approve any scheme of arrangement in relation to Astex which is proposed in competition with the Acquisition;

    (ii)
    any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of Astex;

    (iii)
    any reorganization, recapitalization, dissolution or liquidation of Astex;

    (iv)
    save as may be required in connection with the Scheme any amendment to the Astex articles of association;

    (v)
    save as may be required in connection with the Scheme any material change in the capitalization of Astex or in Astex's corporate structure; or

    (vi)
    any other action which is intended, or would reasonably be expected to impede, interfere with, materially delay or adversely affect the Acquisition or any of the other transactions contemplated by the Implementation Agreement; nor

  (d)
  without the written consent of SuperGen, purchase or otherwise acquire (other than by exercise of existing Options) directly or indirectly any shares or other securities in the Company or any interest therein; nor

  (e)
  convene any meeting of the members of the Company in any capacity as a shareholder, nor exercise or permit the exercise of the voting rights attaching to the Committed Shares in any manner which I know would be likely to frustrate the Acquisition or prevent the Scheme becoming effective; nor

  (f)
  (other than pursuant to the Acquisition) enter into any agreement, arrangement or obligation or permit any agreement, arrangement or obligation to be entered into in relation to the Committed Shares with any person whether conditional or unconditional to do all or any of the acts referred to in this paragraph 2; nor

  (g)
  During the pre-closing period, take any action that the Company is prohibited from taking pursuant to section 4.23 of the Implementation Agreement;

  provided, however, that notwithstanding anything to the contrary contained in this undertaking, nothing in this undertaking limits or affects, or gives rise to any liability or obligation of the undersigned by virtue of, any actions taken by the undersigned in his or her capacity as an officer or director of the Company, as applicable, in proper discharge of my fiduciary duties as a director of the Company or in respect of obligations that would otherwise be imposed by this undertaking that are inconsistent with the proper discharge of my fiduciary duties as a director of the Company, in each case including any actions taken in connection with the exercise of the rights of the Company or its board of directors (or any committee thereof) under the Implementation Agreement.

3.  Confirmations

        I hereby irrevocably and unconditionally undertake, represent and warrant to and confirm and agree with SuperGen that:

  (a)
  the details of all my interests in the Company and SuperGen at the date hereof contained in the schedule to this undertaking are true and accurate and that my interests are correctly described and the registered holder(s) of the Shares to which they relate as set out in the schedule are true and accurate in all respects;

  (b)
  the execution and delivery of this undertaking by me will not and the performance by me of the obligations under this undertaking will not: (i) conflict with or violate any legal requirement or order applicable to me or by which I or any of my properties are or may be bound or affected; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, any contract to which I am a party or by which I or any of my properties is or may be bound or affected, other than any such breach, default, termination, amendment, acceleration or cancellation that would not, individually or in the aggregate, have an adverse effect on my ability to comply with the terms of or to fulfill my obligations under, this undertaking; or (iii) result (with or without notice or lapse of time) in the creation of any encumbrance on any of the Committed Shares pursuant to any contract to which I am is a party or by which I or any of my properties is or may be bound or affected;

  (c)
  I will within one Business Day notify SuperGen in writing if for any reason the details contained in the schedule to this undertaking cease to be true and complete;

  (d)
  I have full individual, corporate or other entity power and authority to enter into this undertaking and to perform all my obligations hereunder in accordance with their terms and this undertaking has been duly executed and delivery by me and constitutes my legal, valid and binding obligations, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.  Director's undertaking

4.1
Subject to paragraph 4.2 below (and save where (i) I am required not to do so by virtue of my fiduciary duties as a director (having regard to written legal advice) or (ii) the Implementation Agreement terminates or is terminated), as a director of the Company, I further hereby irrevocably and unconditionally (save as specified below) undertake, represent and warrant to SuperGen and agree with SuperGen that:

(a)
I will recommend to all the shareholders of the Company that: they should vote in favour of all resolutions to approve the Scheme;

(b)
I will join in the making of a recommendation to be contained in the Scheme Circular recommending them to vote in favour of all resolutions to approve the Scheme;

(c)
so far as it is within my power, I will, upon the Scheme becoming effective in all respects and so far as is not inconsistent with English law, join the other members of the board of the Company in appointing any persons nominated by SuperGen to the board of the Company and its subsidiaries and transfer to or procure the transfer to and procure the registration of SuperGen or its nominee(s) as the holder of any shares in the subsidiaries of the Company of which I am or any nominee of the Company or another subsidiary of the Company is the holder;

(e)
upon the Scheme becoming effective and so far as is not inconsistent with English law, I will procure, so far as I am reasonably able, and at the expense of SuperGen, the registration of SuperGen or its nominee(s) as the holder(s) of the Committed Shares and all other shares the subject of the Scheme;

4.2
Each of the undertakings set out in this paragraph 4 shall be subject always to any relevant law or regulation and my fiduciary duties and statutory duties and obligations as a director of the Company and nothing that I may do by reason of my fiduciary duties and statutory duties and obligations to the Company or pursuant to any relevant law or regulation shall constitute a breach of this paragraph 4.

4.3
So far as I am aware the proposed conditions of the Scheme can currently be satisfied and I am not aware of any circumstances that currently exist whereby such conditions would become incapable of being satisfied before the Scheme becomes effective and I undertake to notify SuperGen promptly if I become aware of any such circumstances during such time provided that I accept no legal liability to SuperGen if any such condition is not satisfied.

4.4
If requested by SuperGen I further undertake to deliver a letter to the Company on closing of the Acquisition or at such other time as requested in writing by SuperGen following closing of the Acquisition pursuant to which I shall:

(a)
resign as a director of the Company with effect from the close of the meeting of the directors of the Company at which the letter is presented;

(b)
confirm and agree that I have no claim or right of action of any kind outstanding against the Company (whether arising in contract, in tort, by statute or otherwise) in respect of compensation for loss of office; and

(c)
to the extent that any such claim exists or may exist, irrevocably waive such claim and release the Company, its officers and employees from any liability in respect thereof.

5.  Duration

        The undertakings set out herein and the appointment set out in paragraph 7 below shall terminate on the earliest of (a) the closing of the Acquisition, (b) the date (if any) on which the Scheme lapses or is withdrawn and (c) the date (if any) on which the Implementation Agreement terminates or is terminated, and upon and following any such termination, this undertaking shall be deemed void and have no further force or effect save in relation to those rights which shall have accrued following any breaches of the undertakings set out herein which occurred prior to such date.

6.  General

6.1
In this undertaking, references to the "Scheme" mean any scheme of arrangement in relation to Astex under section 895 of the Companies Act 2006 (including any new, renewed or revised scheme of arrangement) for the acquisition by SuperGen of all the issued share capital of Astex other than that already owned by SuperGen provided that the terms of such Scheme are in the good faith opinion of the Company no less favourable overall including from a financial point of view to the holders of Shares than the terms and conditions of the Scheme as set out in the Implementation Agreement. References to the Scheme lapsing or being withdrawn shall, for the avoidance of doubt, include, without limitation, circumstances where the resolutions required to implement the Scheme are not passed at the relevant Court Meetings and General Meetings (or at any adjournments thereof), such meetings are adjourned indefinitely and/or the Court does not sanction the Scheme (or any associated reduction of capital).

6.2
I understand that the information provided to me in relation to the Scheme is given in confidence and must be kept confidential and not disclosed to any third party (other than a professional adviser) until the Press Announcement is released or the information has otherwise become generally available, save that disclosure may be made (i) to the extent required by law or any other legal or regulatory requirement or (ii) where the relevant information was in my knowledge or possession prior it being disclosed to me by either Astex or SuperGen in connection with the Scheme or (iii) was developed independently and without reference to the confidential information of Astex or SuperGen as evidenced with contemporaneous written records or (iv) was public knowledge or has become public knowledge other than through fault on my part or (v) was properly provided to me by an independent third party who has no obligation of secrecy to Astex or SuperGen.

6.3
I recognise and acknowledge that if I should fail to comply with my obligations and undertakings hereunder, money damages may not be an adequate remedy and I further agree that, in the event of any breach or threatened breach by me of any covenant or obligation contained in this undertaking, SuperGen shall be entitled (in addition to any other remedy that may be available to it) to seek to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. I further agrees that neither SuperGen nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 6.3, and I irrevocably waive any right I may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

6.4
Any time, date or period mentioned in this undertaking may be extended by mutual agreement between SuperGen and me or otherwise as provided herein but as regards any time, date or period originally fixed or extended as aforesaid time shall be of the essence.

6.5
With regard to any of the Committed Shares which are not registered in my name, the undertakings, agreements and obligations of whatsoever nature contained in this undertaken are given by me subject to the conditions set out in paragraph 5 above but otherwise on behalf of the registered holder(s) of such Committed Shares and I undertake (so far as I am able in relation to Beneficial Owned Shares) to procure the compliance by the registered holder(s) of such Committed Shares with the undertakings, agreements and obligations of whatsoever nature contained in this undertaking.

6.6
If any provision or part of any provision of this undertaking, or the application of any such provision or part thereof to any person or set of circumstances, shall be determined to be invalid or unenforceable in any jurisdiction to any extent, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable legal requirements so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances or in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this undertaking. Each provision of this undertaking is separable from every other provision of this undertaking, and each part of each provision of this undertaking is separable from every other part of such provision.

6.7
This undertaking, the Implementation Agreement and any other documents delivered by the parties in connection herewith and therewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

6.8
This undertaking may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of SuperGen and me.

6.9
Except as provided herein, neither this undertaking nor any of the interests or obligations hereunder may be assigned or delegated by me, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this undertaking shall be binding upon me and my heirs, estate, executors and personal representatives and my successors and assigns, and shall inure to the benefit of SuperGen and its successors and assigns. Without limiting any of the restrictions set forth in this undertaking, this undertaking shall be binding upon any person to whom any Committed Shares are transferred. Nothing in this undertaking is intended to confer on any person (other than SuperGen and its successors and assigns) any rights or remedies of any nature.

6.10
The rights and remedies of SuperGen under this undertaking are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

6.11
This undertaking may be executed in separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed undertaking (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this undertaking.

6.12
No failure on the part of SuperGen to exercise any power, right, privilege or remedy under this undertaking, and no delay on the part of SuperGen in exercising any power, right, privilege or remedy under this undertaking, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. SuperGen shall not be deemed to have waived any claim available to SuperGen arising out of this undertaking, or any power, right, privilege or remedy of SuperGen under this undertaking, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of SuperGen; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.  Power of attorney

        Subject to paragraph 5 above, I hereby irrevocably and by way of security for my obligations hereunder appoint, severally, SuperGen and any director of SuperGen as my attorney to execute and deliver all documents and do all such other acts and things as may be necessary for, or incidental to, the voting of the Committed Shares and/or the performance of my obligations under this undertaking on my behalf in the event of my failure to comply with any provision of this undertaking within the specified period and I irrevocably undertake to ratify such act if called upon to do so.

8.  Notices

8.1
Any notice, demand or other communication given or made under or in connection with the matters contemplated by this undertaking shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of me to:
Fax No:	[•]
Attention:	[•]
In the case of SuperGen to:
Fax No:	925-560-0101
Attention:	Michael Molkentin

  and shall be deemed to have been duly given or made as follows:

  (a)
  if personally delivered, upon delivery at the address of the relevant party;

  (b)
  if sent by first class post, within the United Kingdom, two Business Days after the date of posting;

  (c)
  if sent by air mail, three Business Days after the date of posting; and

  (d)
  if sent by fax, when despatched,

  provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

8.2
A party may notify the other party to this undertaking of a change to its name, relevant addressee, address or fax number for the purposes of paragraph 8.1 provided that such notification shall only be effective on:

(a)
the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

9.  Governing law and submission to jurisdiction

9.1
This undertaking and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by English law.

9.2
The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this undertaking, its subject matter or formation.

        IN WITNESS this undertaking has been executed as a deed and delivered on the date appearing at the head of page 1.

THE SCHEDULE

Interests in relevant securities of the Company

1.     Shares

        The relevant securities of Company in which I have an interest are as follows:

  Interests in shares

Number and class of shares	Name of beneficial owner(s)	Names of registered holder(s)

2.     Options

        The relevant securities of Company in which I have an interest (or a right to subscribe) are as follows:

  Interests in options

Number and class of shares	Name of beneficial owner(s)	Names of registered holder(s)

3.     Definitions

        For the purposes of this schedule:

  (a)
  "interests" in relevant securities shall be interpreted in accordance with the definition of "interests in relevant securities" as such term is defined in the U.K. City Code on Takeovers and Mergers, as follows:

    "A person who has long economic exposure, whether absolute or conditional, to changes in the price of securities will be treated as interested in those securities. A person who only has a short position in securities will not be treated as interested in those securities.

    In particular, a person will be treated as having an interest in securities if:

    (i)
    he owns them;

    (ii)
    he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

    (iii)
    by virtue of any agreement to purchase, option or derivative he: (a) has the right or option to acquire them or call for their delivery; or (b) is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

    (iv)
    he is party to any derivative: (a) whose value is determined by reference to their price; and (b) which results, or may result, in his having a long position in them ...".

EXECUTED as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1))
by	)
in the presence of:	)
Director
Signature of witness:
Name:
Address:
Occupation:
EXECUTED as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1))
by SUPERGEN, INC.	)
acting by, a director	)
in the presence of:	)
Director
Signature of witness:
Name:
Address:
Occupation:
EXECUTED as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1))
by ASTEX THERAPEUTICS LIMITED	)
acting by, a director	)
in the presence of:	)
Director
Signature of witness:
Name:
Address:
Occupation:

DATED	2011

ASTEX THERAPEUTICS LIMITED

 IRREVOCABLE UNDERTAKING

IRREVOCABLE UNDERTAKING

To:	SuperGen, Inc 4140 Dublin Blvd Suit 200 Dublin CA 94568 USA
and:	Astex Therapeutics Limited

                        2011

Dear Sirs

        Acquisition by SuperGen, Inc. ("SuperGen") of Astex Therapeutics Limited ("Astex" or the "Company")

1.  Undertakings

1.1
In consideration of SuperGen agreeing to acquire the entire issued and to be issued share capital of the Company (the "Acquisition") by way of a scheme of arrangement under section 895 of the Companies Act 2006 (the "Scheme"), on the terms and subject to the conditions of a scheme circular to be produced in connection with the Acquisition containing terms and conditions set out at Appendix 2 of the implementation agreement dated                        2011 between SuperGen and the Company (the "Implementation Agreement"), with capitalized terms not otherwise defined herein having the meanings given to such terms in the Implementation Agreement we, the undersigned, hereby irrevocably and unconditionally (save as specified below) warrant with respect to paragraph (a) and undertake with respect to paragraphs (b) to (d) below to and confirm and agree with SuperGen, with effect from the date of this undertaking, that:

(a)
[                        ] (the "Shareholder") is the beneficial owner (and unless otherwise specified in the schedule to this undertaking is also the registered holder and to the extent that the Shareholder is not the registered holder the Shareholder will (so far as the Shareholder is able) procure compliance by such registered holder(s) with the terms of this undertaking), of the number of shares in the capital of the Company (the "Shares") specified in paragraph 1 of the schedule to this undertaking (the "Committed Shares") (which expression shall include any other Shares acquired or purchased by the undersigned after the date of this undertaking or any other shares or interests attributable to or derived from such Committed Shares);

(b)
the Shareholder shall exercise, or (so far as it is able in relation to shares of which it is the beneficial owner but not the registered owner ("Beneficial Owned Shares")) procure the exercise of, all voting rights attaching to the Committed Shares to vote in favour of all resolutions to approve the Scheme, and any related matters, proposed at any general or class meeting (the "General Meeting") and the Court convened meetings (the "Court Meetings") of the Company to be convened and held in connection with the Scheme, or at any adjournment of any such meeting;

(c)
the Shareholder shall execute, or (so far as it is able in relation to Beneficial Owned Shares) procure the execution of, any forms of proxy in respect of the Committed Shares required by SuperGen appointing any person nominated by SuperGen to attend and vote at any General Meeting or Court Meeting in respect of the resolutions to approve the Scheme, and any related matters, and shall ensure that any such executed forms of proxy are received by Astex not later than 3.00 p.m. on the fifth business day (being any day which is not a Saturday, Sunday, a bank holiday or a public holiday in England and Wales (a "Business Day")) after receipt by the Shareholder of the formal document setting out the terms and conditions of the Scheme (the "Scheme Document");

  (d)
  the Shareholder shall not revoke, or procure the revocation of, the terms of any proxy submitted in accordance with sub-paragraph 1.1(c), other than by attendance at any General Meeting or Court Meeting where the Shareholder votes in favour of the Scheme in accordance with this undertaking;

1.2
In the event the Shareholder does acquire or purchase any Shares, after the execution of this undertaking such Shares, shall be deemed to be included in the definition of "Committed Shares".

2.  Non-dealing / covenants

        Unless and until the Scheme lapses or is withdrawn, or the Implementation Agreement terminates or is otherwise terminated, the Shareholder will not and the Shareholder will (so far as it is able in relation to Beneficial Owned Shares) procure that any registered holder of the Committed Shares will not, directly or indirectly:

  (a)
  except pursuant to the Acquisition, sell, transfer, charge, encumber, grant any options over or otherwise dispose of, or permit the sale, transfer, charging, encumbering or granting of any option over or other disposal of, all or any of the Committed Shares or of any interest therein provided, however, that this clause (a) shall not prohibit a sale or transfer of Committed Shares by the undersigned to any Permitted Transferee as such term is defined in article 4(f) of the articles of association of the Company provided, however, that a sale or transfer referred to in this sub-paragraph shall be permitted only if, as a precondition to such sale or transfer, the transferee agrees in writing, satisfactory in form and substance to SuperGen, to be bound by all of the terms of this undertaking; nor

  (b)
  without limiting the proviso to clause (a) above accept, encourage or agree to accept any other offer (whether made or yet to be made at the date of such agreement) in respect of all or any of the Committed Shares or any other shares in the capital of the Company whether conditional or unconditional (by whatever means the same is to be implemented); nor

  (c)
  vote in favour of any of the following to the extent that Astex is prohibited from taking any such action by the Implementation Agreement:

  (i)
  any resolution to approve any scheme of arrangement in relation to Astex which is proposed in competition with the Acquisition;

  (ii)
  any sale, lease, sublease, license, sublicense or transfer of a material portion of the rights or other assets of Astex;

  (iii)
  any reorganization, recapitalization, dissolution or liquidation of Astex;

  (iv)
  save as may be required in connection with the Scheme any amendment to the Astex articles of association;

  (v)
  save as may be required in connection with the Scheme any material change in the capitalization of Astex or in Astex's corporate structure; or

  (vi)
  any other action which is intended, or would reasonably be expected to impede, interfere with, materially delay or adversely affect the Acquisition or any of the other transactions contemplated by the Implementation Agreement; nor

  (d)
  convene any meeting of the members of the Company in any capacity as a shareholder, nor exercise or permit the exercise of the voting rights attaching to the Committed Shares in any manner which the Shareholder knows would be likely to frustrate the Acquisition or prevent the Scheme becoming effective; nor

  (e)
  (other than pursuant to the Acquisition) enter into any agreement, arrangement or obligation or permit any agreement, arrangement or obligation to be entered into in relation to the Committed Shares with any person whether conditional or unconditional to do all or any of the acts referred to in this paragraph 2; nor

  (f)
  during the pre-closing period, take any action that the Company is prohibited from taking pursuant to section 4.23 of the Implementation Agreement; provided, however, that notwithstanding anything to the contrary contained in this undertaking, nothing in this undertaking obligates the undersigned to exercise any option, warrant or other right to acquire any Shares.

3.  Confirmations

        The Shareholder, hereby irrevocably and unconditionally undertakes, represents and warrants to and confirms and agrees with SuperGen that:

  (a)
  the details of all the Shareholder's interests in the Company and SuperGen at the date hereof contained in the schedule to this undertaking are true and accurate and that the Shareholder's interests are correctly described and the registered holder(s) of the Shares to which they relate as set out in the schedule are true and accurate in all respects;

  (b)
  the execution and delivery of this undertaking by Shareholder do not and the performance of the obligations under this undertaking will not (i) conflict with or violate any legal requirement or order applicable to Shareholder or by which Shareholder or any of its properties is or may be bound or affected; (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, any contract to which Shareholder is a party or by which Shareholder or any of Shareholder's affiliates or properties is or may be bound or affected, other than any such breach, default, termination, amendment, acceleration or cancellation that would not, individually or in the aggregate, have an adverse effect on Shareholder's ability to comply with the terms of or to fulfill Shareholder's obligations under, this undertaking; or (iii) result (with or without notice or lapse of time) in the creation of any encumbrance on any of the Committed Shares pursuant to any contract to which Shareholder is a party or by which Shareholder or any of Shareholder's affiliates or properties is or may be bound or affected;

  (c)
  the Shareholder will within one Business Day notify SuperGen in writing if for any reason the details contained in the schedule to this undertaking cease to be true and complete; and

  (d)
  the Shareholder has full power and authority to enter into this undertaking and to perform all its obligations hereunder in accordance with their terms and this undertaking has been duly executed and delivery by Shareholder and constitutes a legal, valid and binding obligation of Shareholder, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.; (ii) if Shareholder is a corporation, then Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, except where the failure to be in good standing would not have an adverse effect on Shareholder's ability to comply with the terms of or to fulfill Shareholder's obligations under, this undertaking; (iii) if Shareholder is a general or limited partnership, then Shareholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, except where the failure to be in good standing would not have an adverse effect on Shareholder's ability to comply with the terms of or to fulfill Shareholder's obligations under, this Agreement; and (iv) if Shareholder is a limited liability company, then Shareholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, except where the failure to be in good standing would not have an adverse effect on Shareholder's ability to comply with the terms of or to fulfill Shareholder's obligations under, this Agreement.

4.  Duration

        The undertakings set out herein and the appointment set out in paragraph 6 below shall terminate on the earliest of (a) the closing of the Acquisition; (b) the date (if any) on which the Scheme lapses or is withdrawn; (c) the date (If any) on which the Implementation Agreement terminates or is terminated and (d) such change being made without the consent of the Shareholder to the commercial terms and conditions of the Scheme as set out in the Implementation Agreement and upon and following any such termination, this undertaking shall be deemed void and have no further force or effect save in relation to those rights which shall have accrued following any breaches of the undertakings set out herein which occurred prior to such date.

5.  General

5.1
In this undertaking, references to the "Scheme" mean any scheme of arrangement in relation to Astex under section 895 of the Companies Act 2006 (including any new, renewed or revised scheme of arrangement), for the acquisition by SuperGen of all the issued share capital of Astex other than that already owned by SuperGen provided that the terms of such Scheme are in the good faith opinion of the Company no less favourable overall including from a financial point of view to the holders of Shares than the terms and conditions of the Scheme as set out in the Implementation Agreement. References to the Scheme lapsing or being withdrawn shall, for the avoidance of doubt, include, without limitation, circumstances where the resolutions required to implement the Scheme are not passed at the relevant Court Meetings and General Meeting (or at any adjournments thereof), such meetings are adjourned indefinitely and/or the Court does not sanction the Scheme (or any associated reduction of capital).

5.2
The Shareholder understands that the information provided to the Shareholder in relation to the Scheme is given in confidence and must be kept confidential and not disclosed to any third party (other than a professional adviser) until the Press Announcement is released or the information becomes generally available, save that disclosure may be made (i) to the extent required by law or any other legal or regulatory requirement or (ii) where the relevant information was in the knowledge or possession of the Sahreholder prior it being disclosed to the Shareholder by either Astex or SuperGen in connection with the Scheme or (iii) was developed independently by the Shareholder and without reference to the confidential information of Astex or SuperGen as evidenced with contemporaneous written records or (iv) was public knowledge or has become public knowledge other than through fault on the part of the Shareholder or (v) was properly provided to me by an independent third party who has no obligation of secrecy to Astex or SuperGen.

5.3
The Shareholder recognises and acknowledges that if the Shareholder should fail to comply with its obligations and undertakings hereunder, money damages may not be an adequate remedy and further agrees that, in the event of any breach or threatened breach by Shareholder of any covenant or obligation contained in this undertaking, SuperGen shall be entitled (in addition to any other remedy that may be available to it) to seek to obtain: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Shareholder further agrees that neither SuperGen nor any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph 5.3, and Shareholder irrevocably waive any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.4
Any time, date or period mentioned in this undertaking may be extended by mutual agreement between SuperGen and the Shareholder or otherwise as provided herein but as regards any time, date or period originally fixed or extended as aforesaid time shall be of the essence.

5.5
With regard to any of the Committed Shares which are not registered in the Shareholder's name, the undertakings, agreements and obligations of whatsoever nature contained in this undertaking are given by the Shareholder subject to the conditions set out in paragraph 4 above but otherwise on behalf of the registered holder(s) of such Committed Shares and the Shareholder undertakes (so far as it is able in relation to Beneficial Owned Shares) to procure the compliance by the registered holder(s) of such Committed Shares with the undertakings, agreements and obligations of whatsoever nature contained in this undertaking.

5.6
If any provision or part of any provision of this undertaking, or the application of any such provision or part thereof to any person or set of circumstances, shall be determined to be invalid or unenforceable in any jurisdiction to any extent, then: (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable legal requirements so as to be valid and enforceable to the fullest possible extent; (b) the invalidity or unenforceability of such provision or part thereof under such circumstances or in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this undertaking. Each provision of this undertaking is separable from every other provision of this undertaking, and each part of each provision of this undertaking is separable from every other part of such provision.

5.7
This undertaking, the Implementation Agreement and any other documents delivered by the parties in connection herewith and therewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto.

5.8
This undertaking may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of SuperGen and Shareholder.

5.9
Except as provided herein, neither this undertaking nor any of the interests or obligations hereunder may be assigned or delegated by Shareholder, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void. Subject to the preceding sentence, this undertaking shall be binding upon Shareholder and his/her/its heirs, estate, executors and personal representatives and Shareholder's successors and assigns, and shall inure to the benefit of SuperGen and its successors and assigns. Without limiting any of the restrictions set forth in this undertaking, this undertaking shall be binding upon any person to whom any Committed Shares are transferred. Nothing in this undertaking is intended to confer on any person (other than SuperGen and its successors and assigns) any rights or remedies of any nature.

5.10
The rights and remedies of SuperGen under this undertaking are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

5.11
This undertaking may be executed in separate counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed undertaking (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this undertaking.

5.12
No failure on the part of SuperGen to exercise any power, right, privilege or remedy under this undertaking, and no delay on the part of SuperGen in exercising any power, right, privilege or remedy under this undertaking, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. SuperGen shall not be deemed to have waived any claim available to SuperGen arising out of this undertaking, or any power, right, privilege or remedy of SuperGen under this undertaking, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of SuperGen; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.13
Notwithstanding the terms of this undertaking, to the extent that any other shareholder of the Company (other than directors or officers of the Company) executes an undertaking in connection with the Scheme, the Shareholder shall have the benefit of any relaxation of obligations or additional rights granted under such undertaking to the extent the terms are not equivalent to the terms of this undertaking.

6.  Power of attorney

        The Shareholder hereby irrevocably and by way of security for its obligations hereunder appoints, severally, SuperGen and any director of SuperGen as its attorney to execute and deliver all documents and do all such acts and things as may be necessary for, or incidental to, the voting of the Committed Shares and/or the performance of its obligations under this undertaking on its behalf in the event of its failure to comply with any provision of this undertaking within the specified period and the Shareholder irrevocably undertakes to ratify such act if called upon to do so.

7.  Notices

7.1
Any notice, demand or other communication given or made under or in connection with the matters contemplated by this undertaking shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

In the case of the Shareholder to:
Fax No:	[•]
Attention:	[•]
In the case of SuperGen to:
Fax No:	925-560-0101
Attention:	Michael Molkentin

  and shall be deemed to have been duly given or made as follows:

  (a)
  if personally delivered, upon delivery at the address of the relevant party;

  (b)
  if sent by first class post, within the United Kingdom, two Business Days after the date of posting;

  (c)
  if sent by air mail, three Business Days after the date of posting; and

  (d)
  if sent by fax, when despatched,

  provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a Business Day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Business Day.

7.2
A party may notify the other party to this undertaking of a change to its name, relevant addressee, address or fax number for the purposes of paragraph 7.1 provided that such notification shall only be effective on:

(a)
the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five Business Days after the date on which notice is given, the date falling five Business Days after notice of any such change has been given.

8.  Governing law and submission to jurisdiction

8.1
This undertaking and any dispute, claim or obligation (whether contractual or non-contractual) arising out of or in connection with it, its subject matter or formation shall be governed by English law.

8.2
The parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute or claim (whether contractual or non-contractual) arising out of or in connection with this undertaking, its subject matter or formation.

        IN WITNESS this undertaking has been executed as a deed and delivered on the date appearing at the head of page 1.

THE SCHEDULE

Interests in relevant securities of the Company

1.     Shares

        The relevant securities of Company in which the Shareholder has an interest are as follows:

  Interests in shares

Number and class of shares	Name of beneficial owner(s)	Names of registered holder(s)

2.     Definitions

        For the purposes of this schedule:

  (a)
  "interests" in relevant securities shall be interpreted in accordance with the definition of "interests in relevant securities" as such term is defined in the U.K. City Code on Takeovers and Mergers, as follows:

    "A person who has long economic exposure, whether absolute or conditional, to changes in the price of securities will be treated as interested in those securities. A person who only has a short position in securities will not be treated as interested in those securities.

    In particular, a person will be treated as having an interest in securities if:

    (i)
    he owns them;

    (ii)
    he has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to them or has general control of them;

    (iii)
    by virtue of any agreement to purchase, option or derivative he: (a) has the right or option to acquire them or call for their delivery; or (b) is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

    (iv)
    he is party to any derivative: (a) whose value is determined by reference to their price; and (b) which results, or may result, in his having a long position in them ...".

EXECUTED as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1))
by	)
[acting by a director]	)
in the presence of:	)
Director
Signature of witness:
Name:
Address:
Occupation:
EXECUTED as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1))
by SUPERGEN, INC.	)
acting by a director	)
in the presence of:	)
Director
Signature of witness:
Name:
Address:
Occupation:
EXECUTED as a Deed	)
(but not delivered until the date	)
appearing at the head of page 1))
by ASTEX THERAPEUTICS LIMITED	)
acting by a director	)
in the presence of:	)
Director
Signature of witness:
Name:
Address:
Occupation:

Appendix D

PURCHASER LOCK-UP AGREEMENT

        This LOCK-UP AGREEMENT (this "Agreement") is made and entered into as of [                    , 2011], by and between SuperGen, Inc., a Delaware corporation (the "Purchaser") and                    (the "Shareholder"), a shareholder of Astex Therapeutics Limited whose registered office is at 436 Cambridge Science Park, Milton Road, Cambridge, CB4 0QA, United Kingdom (the "Company").

BACKGROUND

        A.    This Agreement is entered into in connection with the Implementation Agreement dated as of April 6, 2011 (the "Implementation Agreement") by and between the Purchaser and the Company, pursuant to which the Purchaser intends to acquire the entire share capital of the Company (the "Acquisition"), to be implemented by way of, and the Company has agreed to implement, a Scheme on the terms and subject to the conditions set out in the Implementation Agreement, together with the Terms & Conditions ("Ts&Cs") thereto and other exhibits and schedules thereto. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Implementation Agreement or the Ts&Cs.

        B.    Pursuant to the terms of the Implementation Agreement and as part of the consideration distributed to the shareholders of the Company in connection with the Acquisition, (i) a portion of the Initial Consideration will be issued as New SuperGen Shares and (ii) if elected by the audit committee of Purchaser, the first payment of the Deferred Consideration may be issued as New SuperGen Shares, by the Purchaser at the Closing and delivered by the Purchaser to the Paying Agent at the Closing for distribution to the Shareholder (collectively, the "Purchaser Shares").

        C.    The execution and delivery of this Agreement is a material inducement to the Purchaser to enter into the Implementation Agreement and a condition to the Closing of the Acquisition.

AGREEMENT

        NOW THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Effective Time.    The parties hereto acknowledge and agree that this Agreement shall become effective only upon the Closing Date, and if such Closing Date shall not occur prior to the termination of the Implementation Agreement in accordance with its terms, this Agreement shall be deemed void ab initio and have no further force or effect upon such termination of the Implementation Agreement.

        2.    Resale of Purchaser Shares.

          (a)    Restriction on Resale of Purchaser Shares.    During the period beginning at the Closing Date and ending on the eight-month anniversary of the Closing Date, except as otherwise permitted by this Agreement, the Shareholder will not, without the prior written consent of the Purchaser, (i) sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any Purchaser Shares pursuant to the Ts&Cs and the Implementation Agreement, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Purchaser Common Stock, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, any Purchaser Common Stock, whether any such transaction is to be settled by delivery of Purchaser Common Stock or such other securities, in cash or otherwise or (iii) publicly announce an intention to effect any transaction specified in clause (i) or clause (ii) (the restrictions in clauses (i), (ii) and (iii), the "Lock-Up"). Notwithstanding the foregoing, twenty-five percent (25%)

  of the total number of Purchaser Shares shall be released from the Lock-Up on the two (2) month anniversary of the Closing Date and an additional twenty-five percent (25%) of the total number of Purchaser Shares shall be released from the Lock-Up on each of the four-month, six-month and eight-month anniversaries of the Closing Date until all such Purchaser Shares are released from the Lock-Up on the eight-month anniversary of the Closing Date. This resale restriction shall be in addition to any transfer restrictions imposed by applicable state and federal securities laws.

          (b)    Ownership, Voting Rights, Duties.    This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of the Shareholder with respect to the Purchaser Shares, except as specifically provided herein.

          (c)    Legend.    The Shareholder understands and agrees that the Purchaser shall cause the legend set forth below or a legend substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Purchaser Shares, together with any other legends that may be required by the Purchaser or by state or federal securities laws:

    THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A LOCK-UP AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.

          (d)    Stop-Transfer Notices.    The Shareholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Purchaser may issue appropriate "stop transfer" instructions to its transfer agent.

          (e)    Refusal to Transfer.    The Purchaser shall not be required (i) to transfer on its books any Purchaser Shares that have been sold or otherwise transferred in violation of Section 2(a) of this Agreement or (ii) to treat as owner of such Purchaser Shares or to accord the right to vote or pay dividends to any transferee to whom such Purchaser Shares shall have been transferred in violation of Section 2(a) of this Agreement.

          (f)    Certain Permitted Transactions.    Notwithstanding anything to the contrary in this Agreement, nothing herein shall prohibit or limit in any way the Shareholder's right to assign, pledge, mortgage, hypothecate, give, sell or otherwise dispose of or encumber (each such act, a "Transfer") any Purchaser Shares (i) to any member of the undersigned's immediate family, or to a trust for the benefit of the undersigned or any member of the undersigned's immediate family, (ii) upon the death of the undersigned, (iii) in the case of a Shareholder which is a fund, to (a) any trustee, nominee or custodian for such fund and vice versa, (b) any unitholder, shareholder, partner, participant, manager or adviser or an employee of such manager or adviser in any such fund as part of a pro rata distribution of assets, (c) any other fund, or its trustee, nominee or custodian, which is managed or advised by the same manager or adviser as any such fund, (d) any other fund which is a successor fund (pursuant to a bona fide scheme of reconstruction) to the Shareholder, or (e) a trustee, nominee, custodian or affiliate of any of the persons and/or entities referred to in these sub-sections (iii)(a), (iii)(b), (iii)(c), or (iii)(d) of this Section 2(f), or (iv) in a private transaction in which Purchaser Shares are transferred to no more than three (3) transferees; provided, however, that any such Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Purchaser, to be bound by all of the terms of this Agreement. For purposes of this clause, "immediate family" shall mean the undersigned and the spouse, any lineal descendent, father, mother, brother or sister of the undersigned.

          (g)    Transactions Approved by Board; Tender or Exchange Offer.    Notwithstanding anything to the contrary in this Agreement, nothing herein shall prohibit or limit in any way the Shareholder's right to sell or otherwise dispose of any Purchaser Shares pursuant to (i) the terms of definitive agreements approved by the Board of Directors of Purchaser relating to an acquisition, merger, or reorganization of the Purchaser, or (ii) any tender or exchange offer or similar proposal made by any third party for all of the issued and outstanding shares of capital stock of the Purchaser in respect of which a definitive transaction agreement has been entered into by the Purchaser, or (iii) a share buy-back offer to all holders of capital stock of the Purchaser which is approved by the Board of Directors of Purchaser, or (iv) a transaction which is required by or takes advantage of any arrangement between the Purchaser and its creditors in an insolvency situation.

          (h)    Similar Agreements.    Notwithstanding the terms of this Agreement, to the extent that any other shareholder of the Company (other than directors or officers of the Company) executes a lock-up agreement in connection with the Acquisition, the Shareholder shall have the benefit of any relaxation of obligations or additional rights granted under such lock-up agreement to the extent the terms are not equivalent to the terms of this lock-up agreement.

          (i)    Additional Shares.    For the avoidance of doubt, the terms and conditions of this Agreement are not intended, and do not, apply to shares of Purchaser Common Stock, if any, distributed to the Shareholder as part of the Deferred Consideration in the Acquisition.

        3.    Miscellaneous.

          (a)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email); provided, however, that notices sent by mail will not be deemed given until received:

    (i)
    If to the Purchaser, to:

      SuperGen, Inc.
      4140 Dublin Boulevard, Suite 200
      Dublin, California 94568
      Attention: Chief Financial Officer
      Facsimile No.: (925) 551-6483

      with a copy to:

      Wilson Sonsini Goodrich & Rosati
      Professional Corporation
      650 Page Mill Road
      Palo Alto, California 94304
      Attention: Page Mailliard, Esq.
      Facsimile No.: (650) 493-6811

    (ii)
    If to the Shareholder, to such address for the Shareholder as set forth on the signature page hereto.

          (b)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective as of the date hereof.

          (c)    Entire Agreement.    This Agreement and the Implementation Agreement, and the documents and instruments and other agreements among the parties referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

          (d)    No Third Party Beneficiaries.    This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder.

          (e)    Assignment.    Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party without the consent of the other party; provided, however, that the Purchaser may assign its rights hereunder, without the consent of the Shareholder, to any entity that acquires or succeeds to all or substantially all of its business. Subject to the restrictions on transfer described herein, this Agreement shall be binding upon the Shareholder and the Shareholder's heirs, executors, administrators, successors and assigns.

          (f)    Severability.    In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

          (g)    Other Remedies.    Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (h)    Governing Law.    This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, i.e., without regard to choice of law principles.

          (i)    Consent to Jurisdiction.    Each of the parties hereto agrees that (i) any action involving this Agreement shall be brought and maintained solely in the Court of Chancery of the State of Delaware, (ii) each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process and (iii) each party agrees not to commence any legal proceedings related hereto except in such courts.

          (j)    Amendments.    This Agreement may be modified only by a written instrument duly executed by each party hereto.

          (k)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(signature page follows)

        IN WITNESS WHEREOF, the Purchaser and the Shareholder have caused this Lock-Up Agreement to be duly executed as of the day and year first above written.

SUPERGEN, INC.
By:
Name:
Title:
SHAREHOLDER

Name:
Address:

Facsimile No.

Appendix E

April 6, 2011

SuperGen, Inc.
4140 Dublin Blvd., Suite 200
Dublin, CA 94568
Attn: Members of the Board of Directors

Dear Members of the Board of Directors:

        We understand that SuperGen, Inc. (the "Purchaser") and Astex Therapeutics Limited (the "Company") propose to enter into the Implementation Agreement (defined below) pursuant to which, among other things, the Purchaser will acquire the entire share capital of the Company from the shareholders of the Company by way of a scheme of arrangement and the shareholders of the Company shall receive consideration consisting of 35 percent of the post transaction shares of Astex Pharmaceuticals, Inc. ("NewCo"), $25 million in cash (the "Initial Consideration"), and $30 million in deferred stock ("Newco Common Stock") or cash payments, at the discretion of NewCo to be paid over thirty months (the "Deferred Consideration", and together with the Initial Consideration, the "Consideration"). Such transaction is referred to herein as the "Transaction."

        You have requested that Houlihan Lokey Financial Advisors, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") as to whether, as of the date hereof, the Consideration to be paid by the Purchaser, taken in the aggregate, for all of the outstanding share capital of the Company in the Transaction pursuant to the Implementation Agreement is fair to the Purchaser from a financial point of view.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed the draft dated March 30, 2011 of the implementation agreement by and between the Purchaser and the Company (the "Implementation Agreement");

  2.
  reviewed certain publicly available business and financial information relating to the Company, the Purchaser and certain of the Purchaser's drugs, in each case that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Purchaser;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company and the Purchaser made available to us by the Company and the Purchaser, including (a) financial projections prepared by or discussed with the management of the Purchaser relating to the Purchaser for the fiscal years ending 2011 through 2015, and (b) financial projections prepared by or discussed with the management of the Purchaser relating to the Company for the fiscal years ending 2011 through 2018;

  4.
  spoken with certain members of the managements of the Company and the Purchaser and certain representatives and advisors of the Purchaser regarding the respective businesses, operations, financial condition and prospects of the Company and the Purchaser, the Transaction and related matters;

  5.
  compared the financial and operating performance of the Company and the Purchaser with that of other public companies that we deemed to be relevant;

  6.
  considered the publicly available financial terms of certain transactions that we deemed to be relevant;

  7.
  reviewed the current and historical market prices and trading volume for certain of the Purchaser's publicly traded securities, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

  8.
  compared the relative contributions of the Company and the Purchaser to certain financial statistics of the combined company on a pro forma basis;

  9.
  reviewed a certificate addressed to us from senior management of the Purchaser which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company and the Purchaser; and

  10.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, the management of the Purchaser has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith, reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the Purchaser, and we express no opinion with respect to such projections or the assumptions on which they are based. With respect to the publicly available research analyst estimates for the Purchaser referred to above, we have reviewed and discussed such estimates with the management of the Purchaser and such management has advised us, and we have assumed, that such estimates represent reasonable estimates and judgments of the future financial results and condition of the Purchaser, and we express no opinion with respect to such estimates or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or the Purchaser since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We also have relied upon, without independent verification, the assessment of the management of the Purchaser of: (i) the existing technology platform and products of the Company and the Purchaser; and (ii) the validity of, and risks associated with, the existing and future technology platforms, products and intellectual property of the Company and the Purchaser. We have relied, at the direction of the Purchaser, on the assessments of the management of the Purchaser as to the products and product candidates of each of the Company and the Purchaser, respectively, including, without limitation, the probability of successful testing and development, and approval by appropriate governmental authorities, of such products and product candidates.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Implementation Agreement identified in item 1 above and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Implementation Agreement and other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Implementation Agreement and other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of the Company or the Purchaser, or otherwise have an effect on the Company or the Purchaser or any expected benefits of the Transaction that would be material to our analyses or this Opinion. We have also assumed, at the direction of the Purchaser, that the Deferred Consideration will be paid in cash and not in Newco Common Stock. In addition, we have relied upon and assumed, without independent verification, that the final form of the Implementation Agreement will not differ in any respect from the draft of the Implementation Agreement identified above.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company, the Purchaser or any other party, nor were we provided with any such appraisal or evaluation. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Purchaser is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Purchaser is or may be a party or is or may be subject.

        We have not been requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the Board of Directors of the Purchaser (the "Board") or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to what the value of the Newco Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Purchaser's common stock or the Newco Common Stock may be purchased or sold at any time. We have assumed that the Newco Common Stock to be issued in the Transaction to the shareholders of the Company will be listed on the NASDAQ Global Select Market.

        This Opinion is furnished for the use of the Board (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey's part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

        In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Purchaser, or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

        Houlihan Lokey has in the past provided certain financial advisory services to the Purchaser regarding the Company, for which Houlihan Lokey has received compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Purchaser, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation.

        Houlihan Lokey will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Purchaser has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Purchaser, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Purchaser, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company, the Purchaser or any other party or the effect of any other transaction in which the Company, the Purchaser or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Purchaser's or any other party's security holders vis-à-vis any other class or group of the Purchaser's or such other party's security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, the Purchaser, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Purchaser or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise, or (ix) NewCo's determination that the Deferred Consideration will be paid in cash and not in Newco Common Stock. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Purchaser, on the assessments by the Company, the Purchaser and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Purchaser and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be paid by the Purchaser, taken in the aggregate, for all of the outstanding shares of Company Common Stock in the Transaction pursuant to the Implementation Agreement is fair to the Purchaser from a financial point of view.

Very truly yours,
/s/ HOULIHAN LOKEY FINANCIAL ADVISORS, INC.
HOULIHAN LOKEY FINANCIAL ADVISORS, INC.

Appendix F

SUPERGEN, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

(as amended March 17, 2011)

        1.    Purpose.    The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the Company's intention to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a manner consistent with the requirements of Section 423 of the Code.

        2.    Definitions

                (a)   "Administrator" means the Board or any committee appointed by the Board.

                (b)   "Board" means the Board of Directors of the Company.

                (c)   "Code" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

                (d)   "Common Stock" means the common stock of the Company.

                (e)   "Company" means SuperGen, Inc., a Delaware corporation, and any Designated Subsidiary of the Company.

                (f)    "Compensation" means all base straight time gross earnings, bonuses and commissions, exclusive of payments for overtime, shift premium and other compensation.

                (g)   "Designated Subsidiary" means any Subsidiary which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

                (h)   "Employee" means any individual who is an Employee of the Company for tax purposes whose customary employment with the Company is at least twenty (20) hours per week and more than five (5) months in any calendar year. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

                (i)    "Enrollment Date" means the first day of each Offering Period.

                (j)    "Exercise Date" means the last Trading Day of each Offering Period.

                (k)   "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

                        (i)    If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                        (ii)   If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of such determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

                        (iii)  In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

                (l)    "Offering Period" means a period of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, commencing on the first Trading Day on or after May 15 and terminating on the last Trading Day in the period ending the following November 14, or commencing on the first Trading Day on or after November 15 and terminating on the last Trading Day in the period ending the following May 14. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

                (m)  "Plan" means this SuperGen, Inc. 2008 Employee Stock Purchase Plan.

                (n)   "Purchase Price" means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower.

                (o)   "Reserves" means the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

                (p)   "Subsidiary" means a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

                (q)   "Trading Day" means a day on which the national stock exchanges and the NASDAQ System are open for trading.

        3.    Eligibility

                (a)   Any Employee who is employed by the Company on a given Enrollment Date will be eligible to participate in the Plan.

                (b)   Any provisions of the Plan to the contrary notwithstanding, no Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and any Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.

        4.    Offering Periods.    The Plan will be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 15 and November 15 of each year, or on such other date as the Administrator will determine, and continuing thereafter until terminated in accordance with Section 20 hereof. The Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

        5.    Participation

                (a)   An eligible Employee may participate in the Plan by i completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the

Company's payroll office prior to the applicable Enrollment Date or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

                (b)   Payroll deductions for a participant will commence on the first payroll following the Enrollment Date and will end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

        6.    Payroll Deductions

                (a)   At the time a participant files his or her subscription agreement, he or she will elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding twenty percent (20%) of the Compensation which he or she receives on each pay day during the Offering Period.

                (b)   A participant may not make any additional payments into such account.

                (c)   A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the Offering Period by completing and submitting to the Company's payroll office a new subscription agreement authorizing a change in payroll deduction rate. The Administrator may, in its sole discretion, limit the number of participation rate changes during any Offering Period. The change in rate will be effective with the first full payroll period following five (5) business days after the Company's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

                (d)   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.

                (e)   At the time the option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the participant must make adequate provision for the Company's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. At any time, the Company may, but will not be obligated to, withhold from the participant's compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Employee.

        7.    Grant of Option.    On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period will be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Common Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Employee be permitted to purchase during each Offering Period more than 1,500 shares (subject to any adjustment pursuant to Section 19 hereof), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 12 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its sole discretion, the maximum number of shares of Common Stock that an Employee may purchase during each Offering Period. Exercise of the option will occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The option will expire on the last day of the Offering Period.

        8.    Exercise of Option.    Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to option will be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share will be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other monies left over in a participant's account after the Exercise Date will be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

        9.    Delivery.    As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion). No participant will have any voting, dividend or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the participant as provided in this Section 9.

        10.    Withdrawal

                (a)   A participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) giving written notice to the Company's payroll office in the form of Exhibit B to this Plan or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant's payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

                (b)   A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

        11.    Termination of Employment.    Upon a participant's ceasing to be an Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and such participant's option will be automatically terminated. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment will be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

        12.    Interest.    No interest will accrue on the payroll deductions of a participant in the Plan.

        13.    Stock

                (a)   The maximum number of shares of the Company's Common Stock which will be made available for sale under the Plan will be five hundred thousand (500,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company will make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as is reasonably practicable and as it determines to be equitable.

                (b)   Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will have only the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.

                (c)   Shares of Common Stock to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

        14.    Administration.    The Plan will be administered by the Board or a committee appointed by the Board. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties.

        15.    Designation of Beneficiary

                (a)   A participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective.

                (b)   Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        16.    Transferability.    Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

        17.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such payroll deductions. Until shares of Common Stock are issued, participants will only have the rights of an unsecured creditor with respect to such shares.

        18.    Reports.    Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

        19.    Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale

                (a)   Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised will be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company will not be deemed to have been "effected without receipt of consideration." Such adjustment will be made by the Administrator, whose determination in that respect will be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of shares of Common Stock subject to an option.

                (b)   Dissolution or Liquidation.    In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress will be shortened by setting a new Exercise Date (the "New Exercise Date"), and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company's proposed dissolution or liquidation. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

                (c)   Merger or Asset Sale.    In the event of a proposed sale of all or substantially all of the assets of the Company, or the Merger of the Company with or into another corporation, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress will be shortened by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date will be before the date of the Company's proposed sale or Merger. The Administrator will notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option will be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

        20.    Amendment or Termination

                (a)   The Administrator may at any time and for any reason terminate, suspend or amend the Plan. Except as provided in Section 19 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 19 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company will obtain stockholder approval in such a manner and to such a degree as required.

                (b)   Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected" as described in Section 20(a), the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

              In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

                      amending the Plan to conform with the safe harbor definition under Statement of Financial Accounting Standards 123(R), including with respect to an Offering Period underway at the time;

                      altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

                      shortening any Offering Period by setting a New Exercise Date, including an Offering Period underway at the time of the Administrator action;

                      reducing the maximum percentage of Compensation a participant may elect to set aside as payroll deductions; and

                      reducing the maximum number of Shares a participant may purchase during any Offering Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

        21.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        22.    Conditions Upon Issuance of Shares.    Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

        23.    Term of Plan.    The Plan will become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect for a term of ten (10) years unless sooner terminated under Section 20 hereof.

        24.    Stockholder Approval.    The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable laws.

EXHIBIT A

SUPERGEN, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

SUBSCRIPTION AGREEMENT

Name:
Original Application (Complete Line 2)	Enrollment Date:
Change in Payroll Deduction Rate (Complete Line 3)
Change of Beneficiary(ies)
1.
                                 hereby elects to participate in the SuperGen, Inc. 2008 Employee Stock Purchase Plan (the "Plan") and subscribes to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Plan.

2.
I hereby authorize payroll deductions from each paycheck in the amount of $            or        % of my Compensation on each payday (from 1% to 20%) during the Offering Period in accordance with the Plan.

3.
I hereby authorize a change in payroll deductions from each paycheck to the amount of $            or        % of my Compensation on each payday (from 0% to 20%) during the Offering Period in accordance with the Plan.

4.
I understand that said payroll deductions will be accumulated for the purchase of shares of Common Stock at the applicable Purchase Price determined in accordance with the Plan. I understand that if I do not withdraw from an Offering Period, any accumulated payroll deductions will be used to automatically exercise my option.

5.
I have received a copy of the complete Plan. I understand that my participation in the Plan is in all respects subject to the terms of the Plan. I understand that my ability to exercise the option under this Subscription Agreement is subject to stockholder approval of the Plan.

6.
Shares purchased for me under the Plan should be issued in the name(s) of (Employee or Employee and Spouse only) :                                    .

7.
I understand that if I dispose of any shares received by me pursuant to the Plan within two (2) years after the Enrollment Date (the first day of the Offering Period during which I purchased such shares), I will be treated for federal income tax purposes as having received ordinary income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were purchased by me over the price which I paid for the shares. I hereby agree to notify the Company in writing within thirty (30) days after the date of any disposition of shares and I will make adequate provision for Federal, state or other tax withholding obligations, if any, which arise upon the disposition of the Common Stock. The Company may, but will not be obligated to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by me. If I dispose of such shares at any time after the expiration of the two (2)-year holding period, I understand that I will be treated for federal income tax purposes as having received income only at the time of such disposition, and that such income will be taxed as ordinary income only to the extent of an amount equal to the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the purchase price which I paid for the shares, or (ii) fifteen percent (15%) of the fair market value of the shares on the first day of the Offering Period. The remainder of the gain, if any, recognized on such disposition will be taxed as capital gain.

8.
I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.

9.
In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due me under the Plan:

NAME: (Please print)	(First) (Middle) (Last)

Relationship
(Address)
Employee's Social Security Number:
Employee's Address:

        I UNDERSTAND THAT THIS SUBSCRIPTION AGREEMENT WILL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS TERMINATED BY ME.

Dated:
Signature of Employee
Spouse's Signature (If beneficiary other than spouse)

EXHIBIT B

SUPERGEN, INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

NOTICE OF WITHDRAWAL

        The undersigned participant in the Offering Period of the SuperGen, Inc. 2008 Employee Stock Purchase Plan which began on                         20    (the "Enrollment Date") hereby notifies the Company that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with respect to such Offering Period. The undersigned understands and agrees that his or her option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of shares in the current Offering Period and the undersigned will be eligible to participate in succeeding Offering Periods only by delivering to the Company a new Subscription Agreement.

Name and Address of Participant:

Signature:

Date:

SUPERGEN, INC. Annual Meeting of Stockholders JUNE 16, 2011 2:00 PM This proxy is solicited on behalf of the Board of Directors The undersigned stockholder of SuperGen, Inc., a Delaware corporation, hereby appoints James S.J. Manuso and Michael Molkentin, and each of them individually, its proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of SuperGen, Inc. to be held on June 16, 2011, at 2:00 local time, at 4140 Dublin Boulevard, Dublin, California 94568, and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof. This proxy will be voted as directed, or if no contrary direction is indicated, will be voted "for" the election of the specified nominees as directors; "for" proposals one, two, four, five, and six; "three years" for proposal seven; and as said proxies deem advisable on such matters as may properly come before the meeting. Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 10-K Wrap are available at www.proxyvote.com. M36023-P10404

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SUPERGEN, INC. M36022-P10404 SUPERGEN, INC. 4140 DUBLIN BOULEVARD STE. 200 DUBLIN, CA 94568 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain 1. To approve the issuance of (a) a number of shares of SuperGen common stock to certain former security holders of Astex in connection with the Transaction equal to 35% of the outstanding stock of SuperGen after giving effect to the share issuance, plus an additional number of shares of SuperGen common stock potentially issuable in payment of some or all of the $30 million in deferred consideration, but in no event more than a total of 52.5 million shares of SuperGen common stock, and (b) a number of additional shares of SuperGen common stock potentially issuable upon exercise of certain options to be assumed by SuperGen in connection with the Transaction. 5. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2011. 2. To adjourn the meeting to solicit additional proxies to approve the share issuance in connection with the Transaction. 4. To approve an amendment to the Company's 2008 Employee Stock Purchase Plan (ESPP), increasing the number of shares of common stock authorized for issuance by 250,000 shares for a total of 500,000 shares reserved under the ESPP. 6. To approve, by non-binding vote, the compensation of our named executive officers. The Board of Directors recommends you vote 3 years on the following proposal: 7. To recommend, by non-binding vote, the frequency of the advisory vote on compensation of our named executive officers. For All Withhold All For All Except 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 01) Charles J. Casamento 02) Thomas V. Girardi 03) Allan R. Goldberg 3. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. 1 Year 2 Years 3 Years Abstain The Board of Directors recommends you vote FOR the following proposals: 04) Walter J. Lack 05) James S.J. Manuso 06) Michael D. Young